As filed with the Securities and Exchange Commission on January 20, 2023

Registration No. 333-268587

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Selina Hospitality PLC

(Exact name of registrant as specified in its charter)

England and Wales	7011	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6th Floor, 2 London Wall Place

Barbican, London EC2Y 5AU

England

Telephone: +44-1612369500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Selina US Real Estate LLC

437 SW 2nd St.

Miami, FL 33130

Telephone: 786-652-7666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tomasz Wozniak

Benjamin Stein

Morgan, Lewis & Bockius UK LLP

Condor House,

5-10 St. Paul’s Churchyard

London EC4M 8AL

England

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2023

PRELIMINARY PROSPECTUS

Selina Hospitality PLC

UP TO 18,516,595 ORDINARY SHARES UPON EXERCISE OF WARRANTS

UP TO 118,703,922 ORDINARY SHARES AND 10,849,929 WARRANTS TO PURCHASE ORDINARY SHARES OFFERED BY THE SELLING SECURITY HOLDERS

This prospectus relates to the issuance by Selina Hospitality PLC (“we,” “us,” the “Company” or “Selina”) of up to 18,516,595 ordinary shares of $0.005064 (to six decimal places) each in the capital of the Company (the “Ordinary Shares”), including (i) 7,666,666 Ordinary Shares issuable upon the exercise of publicly traded warrants (the “Public Warrants”) to purchase Ordinary Shares at an exercise price of $11.50 per share, which were initially issued by BOA Acquisition Corp. (“BOA”) in its initial public offering, and subsequently assigned to, and assumed by, us on October 27, 2022 (the “Closing Date”) in connection with our business combination with BOA; (ii) 6,575,000 Ordinary Shares issuable upon the exercise of warrants (the “Private Placement Warrants”) to purchase Ordinary Shares at an exercise price of $11.50 per share, which were originally issued by BOA to Bet on America LLC (the “Sponsor”) in a private placement concurrent with the initial public offering of BOA, and subsequently assigned to, and assumed by, us on the Closing Date; and (iii) 4,274,929 Ordinary Shares issuable upon the exercise of warrants (the “Convertible Note Warrants” and, together with the Public Warrants and Private Placement Warrants, the “Warrants”) to purchase Ordinary Shares at an exercise price of $11.50 per share, which were issued on the Closing Date to certain investors (the “Convertible Note Investors”) in connection with the issuance by us to the Convertible Note Investors of $147.5 million aggregate principal amount of unsecured convertible notes (the “Convertible Notes”) for an aggregate purchase price of $118.0 million (the “Convertible Note Financing”).

This prospectus also relates to the potential offer and sale from time to time by the selling securityholders named in this prospectus, or their limited partners, members, donees, pledgees, transferees or other successors-in-interest selling Ordinary Shares or Warrants, or interests in Ordinary Shares or Warrants received after the date of this prospectus from such selling securityholder as a gift, pledge, partnership or other distribution or transfer (collectively, the “Selling Securityholders”) of up to (A) 118,703,922 Ordinary Shares comprised of: (i) an aggregate of 82,261,678 Ordinary Shares beneficially owned by those Selling Securityholders that owned securities of the Company prior to the Closing Date (the “Legacy Shares”); (ii) 5,445,000 Ordinary Shares issued to certain accredited investors (the “PIPE Investors”) at the Closing pursuant to a series of subscription agreements (collectively, the “Subscription Agreements”), which provided for the purchase of such shares by the PIPE Investors at the Closing for an aggregate purchase price $54.45 million (the “PIPE Subscription Shares”); (iii) 1,230,000 Ordinary Shares (the “Prepayment Shares”) to certain PIPE Investors to satisfy an aggregate amount of 12.3 million in pre-funding fees owed to such PIPE Investors; (iv) 450,000 Ordinary Shares issued to BTIG, LLC (the “Underwriter”) in lieu of a $4.5 million cash payment in respect of its services in connection with the initial public offering of BOA (the “BTIG Shares” and, together with the Prepayment Shares and the PIPE Subscription Shares, the “PIPE Shares”); (v) up to 13,595,652 Ordinary Shares issuable upon conversion of the Convertible Notes at a conversion price of $11.50 per share, which Convertible Notes were issued to the Convertible Note Investors in connection with the Convertible Note Financing; (vi) 375,000 Ordinary Shares issued to HG Vora Special Opportunities Master Fund, Ltd. (“HG Vora”) upon the exercise of warrants on the Closing Date that were issued to HG Vora in connection with the execution of a $25.0 million bridge loan facility to us (the “HG Vora Shares”); (vii) 4,496,663 Ordinary Shares issued or issuable to certain of the Company’s third-party services providers and joint venture partners in lieu of cash payment due (the “Service Provider Shares”); (viii) the 6,575,000 Private Placement Warrants; and (ix) the 4,274,929 Convertible Note Warrants; and (B) 10,849,929 Warrants, comprised of: (i) 6,575,000 Private Placement Warrants; and (ii) 4,274,929 Convertible Note Warrants.

The Selling Securityholders may offer, sell or distribute all or a portion of these securities from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See the section titled “Plan of Distribution” for details. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.”

Our Ordinary Shares and Public Warrants are traded on The Nasdaq Global Market (“Nasdaq”) under the symbols “SLNA” and “SLNAW,” respectively. On January 12, 2023, the closing price of our Ordinary Shares was $3.22 per share, and the closing price of our Public Warrants was $0.0760 per Public Warrant.

The securities registered herein are identified in this prospectus as the Registered Securities. After giving effect to the effectiveness of this Registration Statement, 21.9% of our issued and outstanding Ordinary Shares will be eligible for resale. Additionally, subject to certain events, effective as of April 27, 2023 and October 27, 2023, the sixth month- and one year- anniversary of the Closings, lock-ups in respect of an additional 21.4% and 56.7 percent of our issued and outstanding Ordinary Shares will expire, and all of our currently issued and outstanding shares will be eligible for resale. The sales of a substantial number of Registered Securities could result in a significant decline in the public trading price of our securities and could impair our ability to raise capital through the sale or issuance of additional equity securities. We expect that the effect that such sales may have on the prevailing market price of our securities will be negative. Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the Registered Securities due to the lower price that they purchased the Registered Securities compared to other public investors and may be incentivized to sell our Ordinary Shares or Warrants. See Risk Factors—Risks Related to Ownership of Securities—Sales of our Ordinary and/or Warrants or the perception of such sales, by the Selling Securityholders pursuant to this prospectus, in the public market or otherwise, could cause the market price for our securities to decline, even though the Selling Securityholders would still realize a profit on sales at lower prices. Resales of the securities offered by this prospectus may cause the market price of such securities to drop significantly, even if our business is doing well. For example, based on the closing price of our Ordinary Shares as of January 12, 2023, entities beneficially owned by our founders, Mr. Rafeal Museri and Mr. Daniel Rudasavsk, would experience a potential profit of approximately $1.79 per share, based on a weighted average price per security beneficially owned by our founders. While our Selling Securityholders beneficially owned by our founders and some of our other Selling Securityholders may experience a positive rate of return based on the trading price of our Ordinary Shares, others will not. For example, those Selling Securityholders who participated in the PIPE acquired our Ordinary Shares at an original purchase price per share of $10.00, or approximately $6.78 greater than the closing price of our Ordinary Shares as of January 12, 2023. Similarly, the public holders of our securities may not experience a positive rate of return on the securities they purchase due to differences in the applicable purchase price and trading price. For information about the price paid by each Selling Securityholder to acquire our Ordinary Shares, Warrants and Convertible Notes, as applicable, please see “Selling Securityholders” and “Risk Factors—Risks Related to Ownership of Securities—Certain existing shareholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in our Company may not experience a similar rate of return.”

We will not receive any proceeds from the sale of the Registered Securities by the Selling Securityholders pursuant to this prospectus. We also will not receive any proceeds from the sale of securities by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. We could receive up to an aggregate of approximately $212.9 million in cash proceeds if all of the Warrants registered for resale by the Selling Securityholders are exercised for cash. However, we will only receive such proceeds if and when the warrant holders exercise the Warrants. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the trading price of our Ordinary Shares and the spread between the exercise price of the Warrant and the trading price of our Ordinary Shares at the time of exercise. The exercise price of our Warrants is $11.50 per share and the closing price of our Common Stock as of January 12, 2023, was $3.22. Accordingly, we believe that it is currently unlikely that Warrant holders will exercise their Warrants. See “Summary of the Prospectus,” “Risk Factors—Risks Related to the Post-Business Combination and Integration of Business—The Public Warrants may never be in the money and may expire worthless” for further details. The likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the trading price for our Ordinary Shares remains less than $11.50 per share, we believe our Warrant holders will be unlikely to exercise their Warrants. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease, or we may not receive any cash proceeds at all. We do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on our primary sources of cash discussed elsewhere in this prospectus to continue to support our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus     , 2023

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 18,516,595 Ordinary Shares. We are also registering the resale by the Selling Securityholders of up to 118,703,922 Ordinary Shares and 10,849,929 Warrants to purchase Ordinary Shares from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Ordinary Shares being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We and our subsidiaries own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our businesses. In addition, our names, logos and website names and addresses are our trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

Effective October 27, 2022, we and our wholly owned subsidiary, Samba Merger Sub, Inc. (“Merger Sub”), completed the previously announced business combination (the “Business Combination”) with BOA and the transactions ancillary thereto. In connection with the completion of the Business Combination, Merger Sub merged with and into BOA, with BOA surviving the Business Combination as our wholly owned subsidiary. Prior to the completion of the Business Combination, holders of approximately 95.8% of the BOA Class A Common Stock issued and outstanding as of such time elected to redeem such shares in accordance with BOA’s amended and restated certificate of incorporation. Following the completion of the Business Combination, the securityholders of BOA immediately prior to such completion became securityholders of Selina, pursuant to the terms of that certain Business Combination Agreement, dated December 2, 2021, by and among BOA, Selina and Merger Sub.

In connection with the completion of the Business Combination, we (i) issued and sold to certain accredited investors the PIPE Shares for an aggregate purchase price of $54.45 million, and (ii) issued and sold to the Convertible Note Investor the Convertible Notes for an aggregate purchase price equal to $118.0 million. As additional consideration for the purchase price, the Convertible Note Investors received, in addition to other securities, the 4,274,929 Convertible Note Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” or “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements regarding [our possible or anticipated future performance, financial condition, results of operations, liquidity, business plans, strategies and objectives, as well as expectations with respect to anticipated financial impacts of the Business Combination, the outlook of our business, productivity, plans, strategies and objectives of management for future operations, future market conditions or economic performance and expected future financial performance.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	our actual results may differ materially from our forecasts and projections;

•	our results could be negatively affected by a decline or disruption in the travel and hospitality industries or economic downturn;

•

we may be unable to negotiate satisfactory leases or other arrangements to operate new properties, onboard new properties in a timely manner, or renew or replace existing properties on satisfactory terms or at all;

•	delays in real estate development and construction projects related to our leases could adversely affect our ability to generate revenue from such leased buildings;

•	newly leased properties may generate revenue later than we estimated, and may be more difficult or expensive to integrate into our operations than expected;

•	our limited operating history and evolving business make it difficult to evaluate its future prospects and challenges;

•	we may not be able to manage its expected growth, which could adversely affect our results of operations;

•	our growth depends, in part, on our ability to increase revenues generated by its existing hotels;

•	we have a history of losses and may be unable to achieve profitability for the foreseeable future;

•	costs relating to the opening, operation and maintenance of its leased properties could be higher than expected;

•	we depend on landlords to deliver properties in a suitable condition and to manage and maintain our properties;

•	under certain circumstances, our leases may be subject to termination prior to the scheduled expiration of the term, which can be disruptive and costly;

•	we operate in the highly competitive lodging industry;

•	we use third-party distribution channels to market our units, and these channels have historically accounted for a substantial percentage of our bookings;

•	our long-term success depends, in part, on our ability to expand internationally, and our business is susceptible to risks associated with international operations;

•

our business depends on our reputation and the strength of our brand, and any deterioration of our current brand standards could adversely impact our market share, revenues, business, financial condition, or results of operations;

•

adverse incidents at, or adverse publicity concerning, our properties or brands could harm our reputation and the reputation of its brands, as well as adversely affect our market share, business, financial condition, or results of operations;

•	we are subject to claims and liabilities associated with potential health and safety issues and hazardous substances at properties;

•	we must attract and retain sufficient, highly skilled personnel and are subject to risks associated with the employment of hospitality personnel, including unionized labor;

•

information technology system failures, delays in the operation of our information technology systems, or system enhancement failures could reduce our revenues and profits and harm the reputation of its brands and business;

•

cyber risk and the failure to maintain the integrity of customer, colleague, or company data could adversely affect Selina’s business, harm Selina’s reputation, and/or subject Selina to costs, fines, penalties, investigations, enforcement actions, or lawsuits;

•

our business is highly regulated across multiple jurisdictions, which may cause increased costs, reduced profits, limited growth, disruption in business or exposure it to increasingly complex, onerous or uncertain tax obligations;

•	our ability to continue to meet Nasdaq listing standards;

•	the risk that the Business Combination disrupts current plans and operations Selina as a result of the consummation of the Business Combination;

•

our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees;

•	costs related to the Business Combination;

•	the impact of the COVID-19 pandemic on our business; and

•	the other matters described in the section titled “Risk Factors” beginning on page 11.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of future performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

v

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents referred to in this prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. The definition of some of the terms used in this prospectus are set forth under the section “Certain Definitions.” For additional information, see the section of this prospectus entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this prospectus on which that subject is discussed in more detail.

Selina Hospitality PLC

We are one of the world’s largest hospitality brands built to address the needs of Millennial and Gen Z travelers, blending beautifully designed accommodations with co-working, recreation, wellness, and local experiences. Custom-built for today’s nomadic traveler, we provide guests with a global infrastructure to seamlessly travel and work abroad. Founded in 2014, each of our properties is designed in partnership with local artists, creators, and tastemakers, breathing new life into existing buildings in interesting locations around the world – from urban cities to remote beaches and jungles. Our portfolio includes 163 destinations opened or secured in 25 countries across 6 continents. The mailing address of our principal executive office is 6th Floor, 2 London Wall Place, Barbican, London EC2Y 5AU England, and our telephone number is +44 1612369500. Our corporate website address is https://www.selina.com/. The information on, or that can be accessed through, our website is not part of this prospectus. The website address is included as an inactive textual reference only. On February 22, 2022, we converted our corporate form from a UK Societas (the post-Brexit form of European companies registered in England and Wales) to a public limited company (a standard form of English company), and in doing so we changed our name from Selina Holding Company, UK Societas to Selina Hospitality PLC.

We have incurred net losses since our inception, including losses of $95.5 million and $89.0 million in the six months ended June 30, 2022 and June 30, 2021, respectively, and $185.7 million and $139.3 million for the years ended December 31, 2021 and December 31, 2020, respectively. In addition, we had an accumulated deficit of $613.8 million and $519.0 million as of June 30, 2022 and December 31, 2021, respectively. Our revenue in the six months ended June 30, 2022 and June 30 2021 was $86.5 million and $35.8 million, respectively, and $92.7 million and $35.2 million for the years ended December 31, 2021 and December 31, 2020, respectively. Please see the section titled “Risk Factors—Risks Related to Selina and our Business following the Business Combination—We have a history of losses and may be unable to achieve profitability for the foreseeable future” for additional information.

Recent Developments

Effective October 27, 2022, we and our wholly owned subsidiary, Merger Sub, completed the previously announced Business Combination with BOA and the transactions ancillary thereto. In connection with the completion of the Business Combination, Merger Sub merged with and into BOA, with BOA surviving the Business Combination as our wholly owned subsidiary. Prior to the completion of the Business Combination, holders of approximately 95.8% of the BOA Class A Common Stock issued and outstanding as of such time elected to redeem such shares in accordance with BOA’s amended and restated certificate of incorporation. Following the completion of the Business Combination, the securityholders of BOA immediately prior to such completion became securityholders of Selina, pursuant to the terms of the Business Combination Agreement.

In connection with the completion of the Business Combination, we (i) issued 5.45 million Ordinary Shares to the PIPE Investors at a price per share of $10.00, and (ii) issued and sold $147.5 million aggregate principal amount of Convertible Notes to the Convertible Note Investors for an aggregate purchase price equal to $118.0 million. As additional consideration for the purchase price, the Convertible Note Investor received, in addition to other securities, 4,274,929 newly issued Convertible Note Warrants.

Risk Factor Summary

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our ordinary shares. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

Risks Related to Us and Our Business

Operational, Business and Financial Risks

•

The obligations under our commercial arrangements and debt instruments are collateralized by security interests in substantially all of our assets. If we defaults on those obligations, the secured parties could foreclose on such assets.

•	The COVID-19 pandemic has materially and adversely impacted our business, financial condition, results of operations, liquidity and cash flows.

•	Our growth depends, in part, on our ability to increase revenues generated by our existing hotels.

•

We may seek to expand our business through acquisitions of and investments in other businesses and properties, or through alliances, and these activities may be unsuccessful or divert management’s attention.

•

Timing, budgeting, and other risks could result in delays or cancellations of our efforts to develop, redevelop, convert or renovate the properties that we own or lease, or make these activities more expensive, which could reduce our profits or impair our ability to compete effectively.

•

We are exposed to the risks resulting from significant investments in owned and leased real estate, which could increase our costs, reduce our profits, limit our ability to respond to market conditions, or restrict our growth strategy.

•	The fixed cost nature of our leases may limit our operating flexibility and could adversely affect our liquidity.

•

Our legal rights to use certain leased hotels could be challenged by property owners or other third parties, which could prevent us from operating the affected hotels or increase the costs associated with operating such hotels.

•

Because we derive a significant portion of our revenues from operations outside the United States, the risks of doing business internationally, or in a particular country or region, could lower our revenues, increase our costs, reduce our profits, disrupt our business or expose us to increasingly complex, onerous or uncertain tax obligations.

•	If we are not able to maintain our current brand standards or are not able to develop new initiatives, including new brands, successfully, our business and profitability could be harmed.

•

Adverse incidents at, or adverse publicity concerning, us or our properties or brands could harm our reputation and the reputation of our brands, as well as adversely affect our market share, business, financial condition, or results of operations.

•	We have a history of losses and may be unable to achieve profitability for the foreseeable future.

•

We have identified material weaknesses in connection with our internal controls over financial reporting. Although we are taking steps to remediate these material weaknesses, there is no assurance we will be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.

•

If our existing material weaknesses persist or we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operation, which may adversely affect investor confidence in us and, as a result, the value of our Ordinary Shares and our overall business.

•	We may focus on rapid innovation, expansion and growth, over short-term financial results.

Technology and Information Systems Risks

•

Cyber risk and the failure to maintain the integrity of customer, colleague, or company data could adversely affect our business, harm our reputation, and/or subject us to costs, fines, penalties, investigations, enforcement actions, or lawsuits.

•

Information technology system failures, delays in the operation of our information technology systems, or system enhancement failures could reduce our revenues and profits and harm the reputation of our brands and business.

•

As a “foreign private issuer” we follow certain home country corporate governance practices, and our Shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq governance requirements.

General Risks Related to the Operation of the Business

•

We depend on our key personnel and other highly skilled personnel, and if we fail to attract, retain, motivate or integrate our personnel, our business, financial condition and results of operations could be adversely affected.

•

We are subject to payment network rules and any material modification of our payment card acceptance privileges could have a material adverse effect on our business, results of operations, and financial condition.

Risks Related to the Hospitality Industry

•

Any further and continued decline or disruption in the travel and hospitality industries or economic downturn would materially adversely affect our business, results of operations, and financial condition.

•	We operate in a highly competitive industry.

•

Price increases for commercial airline service for our target customers or major changes or reduction in commercial airline service and/or availability could adversely impact the demand for travel and undermine our ability to provide lodging and other services to our target customers.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of October 27, 2022, the date on which we closed the Business Combination, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.

THE REGISTERED SECURITIES

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.

We are registering the issuance by us of up to 18,516,595 Ordinary Shares that may be issued upon exercise of Warrants at an exercise price of $11.50 per share.

We are also registering the resale by the Selling Securityholders of up to 114,207,259 Ordinary Shares and 10,849,929 Warrants to purchase Ordinary Shares.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 11 of this prospectus.

Issuance of Ordinary Shares

Ordinary Shares issuable upon the exercise of all Warrants	18,516,595, comprised of (i) 7,666,666 Ordinary Shares underlying the Public Warrants; (ii) 6,575,000 Ordinary Shares underlying the Private Warrants; and (iii) 4,274,929 Ordinary Shares issuable upon the conversion of the Convertible Note Warrants.

Ordinary Shares issuable upon the conversion of all Convertible Notes	Up to 13,595,652 Ordinary Shares, including up to 769,565 Ordinary Shares that may be issuable in connection with the Interest Make-Whole Amount in our Indenture.

Use of Proceeds

We will not receive any proceeds from the sale of the Registered Securities by the Selling Securityholders pursuant to this prospectus. We also will not receive any proceeds from the sale of securities by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. We could receive up to an aggregate of approximately $212.9 million in cash proceeds if all of the Warrants registered for resale by the Selling Securityholders are exercised for cash. However, we will only receive such proceeds if and when the warrant holders exercise the Warrants. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the trading price of our Ordinary Shares and the spread between the exercise price of the Warrant and the trading price of our Ordinary Shares at the time of exercise. The exercise price of our Warrants is $11.50 per share and the closing price of our Common Stock as of January 12, 2023, was $3.22. Accordingly, we believe that it is currently unlikely that Warrant holders will exercise their Warrants. See “Summary of the Prospectus,” “Risk Factors—The exercise price for our public warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the public warrants are more likely to expire worthless” for further details. The likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the trading price for our Ordinary Shares remains less than $11.50 per share, we believe our Warrant holders will be unlikely to exercise their Warrants. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease, or we may not receive any cash proceeds at all. We do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on our primary sources of cash discussed elsewhere in this prospectus to continue to support our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Resale of Ordinary Shares and Warrants

Ordinary Shares Offered by the Selling Securityholders	Up to 118,703,922 Ordinary Shares comprised of:

•	82,261,678 Legacy Shares;

•	7,125,000 PIPE Shares;

•	13,595,652 Convertible Note Shares;

•	375,000 HG Vora Shares;

•	4,496,663 Service Provider Shares;

•	6,575,000 Ordinary Shares underlying the exercise of Private Placement Warrants; and

•	4,274,929 Ordinary Shares underlying Convertible Note Warrants.

Warrants offered by the Selling Securityholders	Up to 10,849,929 Warrants comprised of:

•	6,575,000 Private Placement Warrants; and

•	4,274,929 Convertible Note Warrants.

Terms of Warrants	Each Warrant entitles the holder to purchase one Ordinary Share at a price of $11.50 per share. Our Warrants expire on October 27, 2027 at 5:00 p.m., New York City time.

Offering prices	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Use of proceeds	All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales

Market for our Ordinary Shares and Warrants	Our Ordinary Shares and Public Warrants are listed on Nasdaq under the trading symbols “SLNA” and “SLNAW,” respectively.

Risk factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

Risk Factor Summary

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our ordinary shares. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

Risks Related to Us and Our Business

Operational, Business and Financial Risks

•

The obligations under our commercial arrangements and debt instruments are collateralized by security interests in substantially all of our assets. If we default on those obligations, the secured parties could foreclose on such assets.

•	The COVID-19 pandemic has materially and adversely impacted our business, financial condition, results of operations, liquidity and cash flows.

•	Our growth depends, in part, on our ability to increase revenues generated by our existing hotels.

•

We may seek to expand our business through acquisitions of and investments in other businesses and properties, or through alliances, and these activities may be unsuccessful or divert management’s attention.

•

Timing, budgeting, and other risks could result in delays or cancellations of our efforts to develop, redevelop, convert or renovate the properties that we own or lease, or make these activities more expensive, which could reduce our profits or impair our ability to compete effectively.

•

We are exposed to the risks resulting from significant investments in owned and leased real estate, which could increase our costs, reduce our profits, limit our ability to respond to market conditions, or restrict our growth strategy.

•	The fixed cost nature of our leases may limit our operating flexibility and could adversely affect our liquidity.

•

Our legal rights to use certain leased hotels could be challenged by property owners or other third parties, which could prevent us from operating the affected hotels or increase the costs associated with operating such hotels.

•

Because we derive a significant portion of our revenues from operations outside the United States, the risks of doing business internationally, or in a particular country or region, could lower our revenues, increase our costs, reduce our profits, disrupt our business or expose us to increasingly complex, onerous or uncertain tax obligations.

•	If we are not able to maintain our current brand standards or are not able to develop new initiatives, including new brands, successfully, our business and profitability could be harmed.

•

Adverse incidents at, or adverse publicity concerning, us or our properties or brands could harm our reputation and the reputation of our brands, as well as adversely affect our market share, business, financial condition, or results of operations.

•	We have a history of losses and may be unable to achieve profitability for the foreseeable future.

•

We have identified material weaknesses in connection with our internal controls over financial reporting. Although we are taking steps to remediate these material weaknesses, there is no assurance we will be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.

•

If our existing material weaknesses persist or we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operation, which may adversely affect investor confidence in us and, as a result, the value of our Ordinary Shares and our overall business.

•	We may focus on rapid innovation, expansion and growth, over short-term financial results.

Technology and Information Systems Risks

•

Cyber risk and the failure to maintain the integrity of customer, colleague, or company data could adversely affect our business, harm our reputation, and/or subject us to costs, fines, penalties, investigations, enforcement actions, or lawsuits.

•

Information technology system failures, delays in the operation of our information technology systems, or system enhancement failures could reduce our revenues and profits and harm the reputation of our brands and business.

•

As a “foreign private issuer” we follow certain home country corporate governance practices, and our Shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq governance requirements.

General Risks Related to the Operation of the Business

•

We depend on our key personnel and other highly skilled personnel, and if we fail to attract, retain, motivate or integrate our personnel, our business, financial condition and results of operations could be adversely affected.

•

We are subject to payment network rules and any material modification of our payment card acceptance privileges could have a material adverse effect on our business, results of operations, and financial condition.

Risks Related to the Hospitality Industry

•

Any further and continued decline or disruption in the travel and hospitality industries or economic downturn would materially adversely affect our business, results of operations, and financial condition.

•	We operate in a highly competitive industry.

•

Price increases for commercial airline service for our target customers or major changes or reduction in commercial airline service and/or availability could adversely impact the demand for travel and undermine our ability to provide lodging and other services to our target customers.

Risks Related to the Post-Business Combination and Integration of Businesses

Risks Related to the Post-Business Combination

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The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or what our actual financial position or results of operations will be in the future.

•	We may issue additional Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Ordinary Shares.

•	When Warrants become exercisable for Ordinary Shares, this will increase the number of shares eligible for future resale in the public market and result in dilution to BOA Stockholders.

•

The Public Warrants may never be in the money, and they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment.

•	Transfers of Ordinary Shares are ordinarily subject to U.K. stamp duty or stamp duty reserve tax, which would increase the cost of dealing in those shares.

•	The IRS may not agree that we should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Risks Related to Our Securities

•	Our share price may be volatile, and you may lose all or part of your investment.

•	An active trading market for our Ordinary Shares may not be sustained to provide adequate liquidity.

•	The market price of our Ordinary Shares could be negatively affected by future issuances or sales of our ordinary shares.

•	We do not expect to pay any dividends in the foreseeable future.

•

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

•	Our indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Convertible Notes.

•	Our obligation to offer to redeem the Convertible Notes upon the occurrence of a fundamental change will be triggered only by certain specified transactions

•	We may not be able to generate sufficient cash to service all of our indebtedness, including the Convertible Notes.

•

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations

•	There is no existing public trading market for the Convertible Notes, and holders’ ability to sell the Convertible Notes will be limited.

•	A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

RISK FACTORS

We operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond our control. Shareholders should carefully consider the following risk factors, together with all of the other information included in this prospectus before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Risks Related to Us and Our Business

Operational, Business and Financial Risks

The obligations under our commercial arrangements and debt instruments are collateralized by security interests in substantially all of our assets. If we default on those obligations, the secured parties could foreclose on such assets.

The obligations of our subsidiaries under local strategic development arrangements and/or credit facilities (“Development Facilities”) are secured by property leases and certain of our other assets and our subsidiaries, such as their bank accounts, and the majority of those arrangements are guaranteed by us. As such, a substantial portion of our assets are collateralized. Additionally, some of the Development Facilities contain cross-default provisions whereby a default under one instrument can trigger a default under other instruments. As a result, if we or our subsidiary were to default under one contractual obligation, then in addition to the foreclosure of assets under such contract, such default may allow other secured parties to foreclose on their respective security interests and liquidate additional assets of ours or our subsidiaries. This would adversely impact our business, financial condition and results of operations and could require us to reduce or cease operations in certain locations. In addition, the collateralization of these assets and other restrictions may limit our flexibility in raising additional capital or in selling or disposing of assets to raise capital.

The COVID-19 pandemic has materially and adversely impacted our business, financial condition, results of operations, liquidity and cash flows.

In response to the outbreak of the novel strain of the coronavirus, COVID-19 (the “COVID-19 pandemic”) in March 2020, as well as subsequent outbreaks driven by new variants of COVID-19, many jurisdictions around the world in which we operate have implemented, and continue to implement, a variety of measures to reduce the spread of COVID-19, including restrictions on travel, “stay at home” rules, limitations on the sizes and types of gatherings, restrictions on types of business that may continue to operate, and/or restrictions on the types of construction projects that may continue among others. As a result, the COVID-19 pandemic has negatively impacted almost every industry directly or indirectly and has had an outsized impact on the global travel and hospitality industries. Many of our hotels operated at lower occupancy rates in 2020 and 2021 relative to occupancy rates for periods prior to March 2020.

For these reasons, the COVID-19 pandemic resulted in a sharp decline in revenues at our hotels as compared to periods prior to March 2020 and significantly adversely affected our ability to successfully operate our hotels, and had a significant adverse effect on our business, financial condition, results of operations, liquidity and cash flows due to, among other factors:

•

a sharp decline in group, business and leisure travel resulting from (i) restrictions on travel imposed by governmental entities, public institutions and employers, (ii) the postponement or cancellation of conventions and conferences, music and arts festivals, sporting events and other large public gatherings, and (iii) the closure or limits on occupancy for tourist attractions;

•	negative public perceptions of travel and public gatherings in light of the perceived risks associated with COVID-19; and

•	increased operating costs from implementing enhanced cleaning protocols and other COVID-19 mitigation practices as well as employee severance and furlough costs.

In response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on our business, we implemented cost reduction measures to mitigate the adverse impacts of COVID-19 during 2020 and 2021, which included lower discretionary and overhead spending, including reduced salaries in many cases, as well as an internal reorganization that reduced the size of our workforce, resulting in the elimination of approximately 180 corporate positions, the temporary closure or partial closure of approximately 85% of our hotels in 2020, and the furlough of certain employees. This reduction in workforce impacted most departments and resulted in the loss of institutional knowledge, relationships and expertise with respect to certain key roles, diverted attention from operating our business and had an adverse effect on our ability to further grow or develop certain areas of our business. While operations have normalized relative to pre-COVID-19 levels, should new COVID-19 variants result in additional significant travel restrictions, we may need to implement similar cost reduction measures in the future, which may have an adverse impact on our business.

The ongoing impact of the COVID-19 pandemic on the global economy over the longer term remains highly uncertain and dependent on future developments that cannot be predicted with confidence at this time, such as the severity and transmission rate of COVID-19, the introduction and spread of new variants of the virus that may be resistant to currently approved vaccines, the continuation of existing or implementation of new government travel restrictions, the extent and effectiveness of containment measures taken, including mobility restrictions, the timing, availability, and effectiveness of vaccines, and the impact of these and other factors on future lodging demand in general, and on our business in particular. Our financial results for all of 2020 and 2021 were materially adversely affected by the COVID-19 pandemic, and the pandemic may continue to materially adversely impact our business, financial condition, results of operations, liquidity and cash flows in the near term and possibly longer. The effects of the COVID-19 pandemic also may have the effect of heightening our other risk factors disclosed in this section.

Our growth depends, in part, on our ability to increase revenues generated by our existing hotels.

While sales growth will depend in part on our plans for new hotel openings, deeper penetration into existing and new geographic markets and increased sales at our existing hotels will also affect our sales growth and will continue to be critical factors affecting our revenue and profit. Our ability to increase the revenues generated by our hotels depends in part on our ability to successfully implement our growth strategy and related initiatives. Our ability to penetrate further into the existing geographic markets where we already have a presence depends in part on our ability to successfully market ourselves and to maintain and increase sales to our existing customers, and attract more customers to our hotels. We may not be able to achieve our targeted sales growth at our existing hotels, and sales at existing hotels could decrease. In addition, we may not be able to achieve our targeted level of expansion within existing and new geographic markets. The occurrence of any of such events may have a material adverse effect on our business, financial condition and results of operations.

Our growth depends, in part, on our ability to grow the number of hotels in operation.

Our growth depends, in part, on our ability to open and profitably operate new hotels. In 2018, 2019, 2020 and 2021, and for the six months ended June 30, 2022, we opened 24, 24, 17, 19 and 26 hotels, respectively, and we plan to increase the number of hotels in the future. We may not be successful in identifying and leasing additional hotel properties at desirable locations and on commercially reasonable terms or at all. In more developed cities, it may be difficult to increase the number of hotels because we or our competitors may already have operations in such cities. In less developed cities, demand for our hotels may not increase as rapidly as we expect. We also may incur substantial costs in connection with evaluating hotel properties and negotiating with property owners, including with regard to deals that subsequently may not get signed.

The growth in the number of hotels is subject to numerous risks, many of which are beyond our control. Among other risks, the following factors affect our ability to open and operate additional hotels profitably and achieve growth in the overall number of hotels:

•	the availability and cost of suitable hotel locations;

•	the availability and cost of capital to fund construction or conversion;

•

cost-effective and timely conversion of hotels (which construction can be delayed due to, among other reasons, labor and materials availability, labor disputes, local zoning and licensing matters, and weather conditions);

•	the ability to secure required governmental permits;

•	the availability of qualified hotel management staff and other personnel;

•	competition for new hotel locations;

•	our ability to effectively and efficiently implement our development plan; and

•	our ability to introduce our brands into new markets, any failure of which may adversely impact potential property owners’ acceptance of and confidence in us.

We may not be able to manage our expected growth, which could adversely affect our results of operations.

We have experienced substantial growth since our inception. We have increased the number of our total hotels in operation globally from 16 as of December 31, 2017 to 100 as of December 31, 2021 (with an additional 38 secured locations as of December 31, 2021), and we intend to focus on developing additional hotels in different geographic locations internationally, as well as growing through mergers, acquisitions and strategic alliances. This expansion has placed, and will continue to place, substantial demands on our managerial, operational, technological, financial and other resources. There can be no assurance that we will be able to effectively manage our growth. If our growth initiatives fail, and if we fail to integrate new alliances, merged entities or acquired targets into our network, our businesses and prospects may be materially and adversely affected.

Our planned expansion will also require us to maintain the consistency of our brands and the quality of our services to ensure that our brands do not suffer as a result of any deviations, whether actual or perceived. In order to manage and support our growth, we must improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain qualified hotel managerial personnel as well as other administrative and sales and marketing personnel, particularly as it expands into new markets.

We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified personnel and integrate new hotels into our operations, whether they are organically developed or strategically acquired. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse effect on our business, financial condition and results of operations.

Our brand, sales and marketing strategies may not result in expected customer acquisition and revenue growth or may be difficult to scale.

As a non-traditional hospitality company, our brand, sales and marketing strategies, which target “digital nomads” and remote workers, may be subject to changing travel trends that could adversely impact our revenues and profits. For instance, if workers continue returning to offices following the easing of COVID-19 restrictions around the world, workers may be less willing or able to work remotely. This, in turn, could reduce demand for our subscription-based sales model.

In addition, our properties provide local, experiential hospitality services. As we add more properties to our portfolio, we may be more challenging for us and our respective hotels to deliver our brand experience and offer these types of services at scale or in a consistent manner across our portfolio of hotels, which could negatively impact the perception and performance of our brand.

Some of our existing development pipeline may not be developed into new hotels or may not open on the anticipated timeline, which could materially adversely affect our growth prospects.

As of December 31, 2021, our development pipeline, for which leases had been signed, consisted of approximately 38 hotels (representing 12,127 bedspaces). The commitments of landlords and developers with whom we have agreements are subject to numerous conditions, and the eventual development and conversion of our pipeline is subject to numerous risks, including, in certain cases, obtaining governmental and regulatory approvals and adequate financing. As a result, we cannot assure you that our entire development pipeline will be completed and developed into new hotels or that those hotels will open when anticipated, which may impact our growth. We also cannot assure you that consumer demand will meet the new supply as hotels open. The COVID-19 pandemic has resulted in, and could continue to result in, difficulties for us and our development and funding partners in obtaining commercially viable financing, which may negatively impact our future development pipeline.

We may seek to expand our business through acquisitions of and investments in other businesses and properties, or through alliances, and these activities may be unsuccessful or divert management’s attention.

We consider strategic and complementary acquisitions of and investments in other businesses, properties, brands, or other assets as part of our growth strategy. We may also pursue opportunities in alliance with existing or prospective owners of managed properties. In many cases, we will be competing for these opportunities with third parties that may have substantially greater financial resources than us. Acquisitions of or investments in hospitality companies, businesses, properties, brands, or assets, as well as these alliances, are subject to risks that could affect our business, including risks related to:

•	spending cash and incurring debt;

•	assuming contingent liabilities;

•	contributing properties or related assets to hospitality ventures that could result in recognition of losses;

•	creating additional transactional and operating expenses; or

•	issuing shares of stock that could dilute the interests of our existing Shareholders.

We cannot assure you that we will be able to identify opportunities or complete transactions on commercially reasonable terms or at all, or that we will realize any anticipated benefits from such acquisitions, investments, or alliances. There may be high barriers to entry in many key markets and scarcity of available development and investment opportunities in desirable locations. Similarly, we cannot assure you that we will be able to obtain financing for acquisitions or investments on attractive terms or at all.

The success of any such acquisitions or investments will also depend, in part, on our ability to integrate the acquisition or investment with our existing operations. Inability to integrate completed acquisitions in an efficient and timely manner could result in reputational harm or have an adverse impact on our results of operations. Integration efforts may also take longer than we anticipate and involve unexpected costs. If we are unable to successfully integrate an acquired business, we may not realize the benefits that were expected at the time of acquisition. We may experience difficulty with integrating acquired businesses, properties, or other assets, including difficulties relating to:

•	coordinating sales, distribution, and marketing functions;

•	effectively and efficiently integrating information technology and other systems;

•	issues not discovered as part of the transactional due diligence process and/or unanticipated liabilities or contingencies of acquired businesses; and

•	preserving the important licensing, distribution, marketing, owner, customer, labor, and other relationships of the acquired assets.

In addition, as a result of any acquisition activity, we may assume management, lease or other agreements with terms that are not as favorable as other agreements within our portfolio and may result in loss of business over time. Any such acquisitions, investments, or alliances could also demand significant attention from our management team that would otherwise be available for our regular business operations, which could harm our business.

Timing, budgeting, and other risks could result in delays or cancellations of our efforts to develop, redevelop, convert or renovate the properties that we own or lease, or make these activities more expensive, which could reduce our profits or impair our ability to compete effectively.

We must maintain and renovate the properties that we own and lease in order to remain competitive, maintain the value and brand standards of our properties, and comply with applicable laws and regulations. We also selectively undertake ground-up construction of properties together with hospitality venture partners in an effort to expand our brand presence. These efforts are subject to a number of risks, including:

•	construction delays or cost overruns (including labor and materials) that may increase project costs;

•	obtaining zoning, occupancy, and other required permits or authorizations;

•	changes in economic conditions that may result in weakened or lack of demand or negative project returns;

•	governmental restrictions on the size or kind of development;

•	multi-year urban redevelopment projects, including temporary hotel closures, that may significantly disrupt hotel profits;

•	force majeure events, including earthquakes, tornadoes, hurricanes, floods, wildfires, tsunamis, or pandemics; and

•	design defects that could increase costs.

Additionally, developing new properties could involve lengthy development periods during which significant amounts of capital must be funded before the properties begin to operate and generate revenue. If the cost of funding new development exceeds budgeted amounts, and/or the time period for development is longer than initially anticipated, our profits could be reduced. Further, due to the time it takes to develop or convert properties to meet our standards, intervening adverse economic conditions may alter or impede our development plans, thereby resulting in incremental costs to us or potential impairment charges. Moreover, during the early stages of operations, charges related to interest expense and depreciation may substantially detract from, or even outweigh, the profitability of certain new property investments.

Similarly, the cost of funding renovations and capital improvements may exceed budgeted amounts. Additionally, the timing of renovations and capital improvements can affect, and historically has affected, property performance, including occupancy, particularly if we need to close a significant number of rooms or other facilities. Moreover, the investments that we make may fail to improve the performance of the properties in the manner that we expect.

We are exposed to the risks resulting from significant investments in owned and leased real estate, which could increase our costs, reduce our profits, limit our ability to respond to market conditions, or restrict our growth strategy.

Real estate ownership and leasing are subject to risks not applicable to managed or franchised properties and these risks could adversely affect our results of operations, cash flow, business, and overall financial condition, including:

•	governmental regulations relating to real estate ownership and leases;

•	real estate, insurance, zoning, tax, environmental, and eminent domain laws;

•	the ongoing need for owner or long-term lessee funded capital improvements and expenditures to maintain or upgrade properties;

•	risks associated with mortgage debt, including the possibility of default, fluctuating interest rate levels, and the availability of replacement financing;

•

risks associated with the possibility that cost and/or rent increases will outpace revenue increases and that in the event of an economic slowdown, the high proportion of fixed costs and/or rental payments will make it difficult to reduce costs to the extent required to offset declining revenues;

•	fluctuations in real estate values or potential impairments in the value of our assets; and

•	the relative illiquidity of real estate compared to some other assets.

We have received several notices of default from landlords for alleged breaches of leases, and we may receive additional notices in the future. If we are deemed to have breached a lease with a landlord, we will be subject to various default provisions under the applicable lease, including eviction. Several evictions could cause a material adverse effect on our business, results of operations and financial condition.

We may be unable to onboard new properties in a timely and cost-effective manner, negotiate satisfactory leases or other arrangements to operate new properties, or renew or replace existing properties on satisfactory terms or at all.

Our business model relies, in part, on our ability to convert new hotels faster and more cheaply than on typical market terms, with a majority of conversion cost typically being funded by our partners or third-party funders. The unit economics (including matters such as occupancy, and revenue per bed) for each new hotel improve as properties mature post-conversion. Properties leased by us typically do not, prior to their conversion, generate profitable revenues. If we are not able to consistently execute the conversion of new hotels on similar terms as we have historically achieved, both as to timing and cost borne by us, this would impact our ability to grow our revenues.

We currently lease real estate for the majority of our properties. If we are unable to negotiate our leases and other arrangements on satisfactory terms, we may not be able to expand our portfolio of locations. In addition, our ability to negotiate favorable terms to extend an expiring lease or to secure an alternate location will depend on then-prevailing conditions in the real estate market, such as overall rental cost increases, competition from other would-be tenants for desirable leased spaces and our relationships with current and prospective building owners and landlords, and may depend on other factors that are not within our control. If we are not able to renew or replace an expiring lease, we will incur significant costs related to vacating that space and redeveloping whatever alternative space it is able to find, if any. In addition, if we are forced to vacate a space, we could lose customers who have historically based their travel decisions on the design, location or other attributes of that particular hotel and may not be interested in the other hotels that we offer.

Our hotels are subject to a number of operational risks.

A significant portion of our operating costs, including rent, is fixed. Accordingly, a decrease in revenues could result in a disproportionately larger decrease in earnings because the operating costs and expenses are unlikely to decrease proportionately. For example, expenses may not vary in proportion to changes in occupancy rates and revenues resulting from market seasonality and changes in demand. Our need to continue to pay rent and salaries, make regular repairs, perform maintenance and renovations and invest in other capital improvements for our hotels throughout the year to maintain their attractiveness. Therefore, a hotel’s operating costs and expenses may remain constant or increase even if our revenues decline. The operation of each hotel goes through the stages of development or conversion, ramp-up and mature operation. Our involvement in the development of such properties presents a number of risks, including construction delays or cost overruns, which may result in increased project costs or forgone revenue. During the development stage, significant pre-opening expenses will be incurred, and at the ramp-up stage, which could range from six to 12 months, when the occupancy rate increases gradually, revenues generated by these hotels may be insufficient to cover their operating costs, which are relatively fixed in nature. As a result, most newly opened hotels under our brand may not achieve profitability until they reach mature operations. We also may be unable to recover development costs incurred for projects that are not completed. Any expansion of a hotel portfolio would incur significant pre-opening expenses during the development stage and relatively low revenues during the ramp-up stage of such newly opened hotels, of which expenses may have a significant negative impact on our results of operations. Properties that we develop could become less attractive due to market saturation, oversupply or changes in market demand, with the result that we may not be able to recover development costs as expected, or at all.

We have, and may continue to, acquire a fee or freehold interest in or develop hotels on a limited, case-by-case basis to seize unusually attractive business opportunities. Any such owned hotels will be subject to risks similar to those of our leased hotels. Such owned hotels will also be subject to depreciation in the value paid by us for the underlying hotel property, which usually is influenced by macroeconomic and local political and economic factors.

The fixed cost nature of our leases may limit our operating flexibility and could adversely affect our liquidity.

We currently lease a significant majority of our properties under long-term leases with an average term of approximately 20 years, and often the leases have an option that allow us to extend such term. Our leases generally provide for a portion of the rental payments being fixed monthly payments that are not tied to the performance of our hotels.

As a result, if our bookings decrease for a particular hotel or if we are unable to attract customers to book beds and actively utilize our services, our lease expenses may exceed our net revenue. In areas where retail cost for real estate is decreasing, we may not be able to lower our fixed monthly payments under our leases to rates commensurate with prevailing market rates and we would be forced to incur expenses in the event that we decide to terminate a lease in accordance with our terms.

If we experience a prolonged reduction in net revenue at a particular hotel, our results of operations in respect of that hotel will be adversely affected unless and until either the lease expires, we terminate such lease and pay the corresponding termination fee, we are able to assign the lease or sublease the space to a third party, or we default under the lease and cease operations at the hotel. Our ability to terminate a lease early, if available, is subject to numerous expenses, often including early-termination fees, and our ability to assign a lease or sublease the space to a third party may be constrained by provisions in the lease that restrict these transfers without the prior consent of the landlord or the commercial viability of the remaining term of the lease.

In addition, we could incur significant costs if we decide to assign or sublease unprofitable leases, as we may incur transaction costs associated with finding and negotiating with potential transferees, and the ultimate transferee may require upfront payments or other inducements. A default under a lease could expose us to breach of contract and other claims which could result in direct and indirect costs to us, and could result in operational disruptions that could harm our reputation and brand.

Our legal rights to use certain leased hotels could be challenged by property owners or other third parties, which could prevent us from operating the affected hotels or increase the costs associated with operating such hotels.

For all but three of our hotels, we do not own the real estate upon which the hotels are operated. Instead, we rely on leases or other arrangements with third parties whom either own the properties or lease the properties from the ultimate property owner. If a property owner’s title to a property is invalid or successfully challenged by a government authority, the development or operation of our proposed hotel on such property could be adversely affected. In addition, we are subject to the risks of potential disputes with property owners and to forced closures of our hotels by the government. Such disputes and forced closures, whether resolved in favor of us or not, may divert management attention, harm our reputation or otherwise disrupt and adversely affect our business. Some of the premises we lease from third parties may be subject to mortgages secured by the real estate upon which our hotels are operated. In such circumstances and where consent to the lease was not obtained from the mortgage holder, the lease may not be binding on the transferee of the property if the mortgage holder forecloses on the mortgage and transfers the property, which could in turn materially and adversely affect our ability to operate the hotel facility located on such property.

Because we derive a significant portion of our revenues from operations outside the United States, the risks of doing business internationally, or in a particular country or region, could lower our revenues, increase our costs, reduce our profits, disrupt our business or expose us to increasingly complex, onerous or uncertain tax obligations.

We currently own or lease 163 properties in 25 countries around the world. Our operations outside the United States represented approximately 87.6% of our revenues for the year ended December 31, 2021. The locations we own or lease outside of the United States represented 94.0% of our open and operating locations at December 31, 2021. As a result, we are subject to the risks of doing business outside the United States, including:

•

the costs of complying with laws, regulations, and policies (including taxation policies) of foreign governments relating to investments and operations, and the costs or desirability of complying with local practices and customs;

•	currency exchange rate fluctuations or currency restructurings;

•	evolving local data residency requirements that require data to be stored only in and, in some cases, also to be accessed only from within, a certain jurisdiction;

•

import and export licensing requirements and regulations, as well as unforeseen changes in regulatory requirements, including imposition of tariffs or embargoes, export regulations, controls, and other trade restrictions;

•	political and economic instability;

•	health and safety protocols, including global care and cleanliness certifications, at our properties;

•	the complexity of managing an organization doing business in many jurisdictions;

•	uncertainties as to local laws and enforcement of contract and intellectual property rights and occasional requirements for onerous contract clauses; and

•	rapid changes in government, economic, and political policies; political or civil unrest; acts of terrorism; or the threat of international boycotts.

While these factors and the impact of these factors are difficult to predict, any one or more of them could lower our revenues, affect our operations, increase our costs, reduce our profits, or disrupt our business. For example, in 2020 and 2021, our financial results were materially adversely affected by the global COVID-19 pandemic.

In addition, conducting business in numerous currencies subjects us to fluctuations in currency exchange rates, currency devaluations, or restructurings that could have a negative impact on our financial results. Our exposure to foreign currency exchange rate fluctuations or currency restructurings is expected to continue to grow as we continue to expand the jurisdictions in which we operate.

In addition, as an international business operating in multiple jurisdictions, we may be subject to increasingly complex tax laws and taxation in several jurisdictions, the application of which can be uncertain. The amount of taxes we are required to pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws, or different interpretations of existing tax laws, potential disputes around transfer prices implemented and precedents, which could have a material adverse effect on our business. Such material adverse effect may include the value of any tax loss carryforwards, tax credits recorded on our balance sheet, the amount of our cash flow, our liquidity, financial condition and results of operations.

Many of the jurisdictions in which we conduct business have detailed transfer pricing rules, which require contemporaneous documentation establishing that all transactions with non-resident related parties be priced using arm’s length pricing principles. Tax authorities in these jurisdictions could challenge our transfer pricing policies and, consequently, the tax treatment of corresponding expenses and income. If any tax authority were to be successful in challenging our transfer pricing policies, we may be liable for additional corporate income tax, withholding tax, indirect tax and penalties and interest related thereto, which may have a significant impact on our results of operations and financial condition.

We are subject to regular review and audit by the relevant tax authorities in the jurisdictions we operate in and as a result, the authorities in these jurisdictions could review our tax returns and impose additional significant taxes, interest and penalties, challenge our transfer pricing policies, claim that our operation constitutes a taxable presence in such different jurisdiction and/or that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could materially affect our income tax provision, net income, or cash flows in the period or periods at issue or for which such determination is made.

In addition, any tax benefits we or our subsidiaries may currently receive in certain jurisdictions require them to meet several conditions and may be challenged or terminated or reduced in the future, which would increase our taxes, possibly with a retroactive effect.

Additionally, one or more states, localities or other taxing jurisdictions may seek to impose additional reporting, record-keeping or indirect tax collection obligations on businesses like ours. For example, taxing authorities in the United States and other countries have identified e-commerce platforms as a means to calculate, collect and remit indirect taxes for transactions taking place over the internet, and are considering related legislation. After the U.S. Supreme Court decision in South Dakota v. Wayfair Inc., certain states have enacted laws that would require tax reporting, collection or tax remittance on items sold online. This new legislation could require us to incur substantial costs in order to comply, including costs associated with tax calculation, collection and remittance and audit requirements, which could adversely affect our business, financial condition and results of operations.

If we are not able to maintain our current brand standards or are not able to develop new initiatives, including new brands, successfully, our business and profitability could be harmed.

We generally operate properties owned by third parties under the terms of lease agreements and often relies on third parties to provide funding for the conversion and refurbishment of hotels, including investment in furniture, fixtures and fitting, so that the hotels can comply with the standards that are essential to maintaining our brand integrity and reputation. If these third parties fail to make investments necessary to maintain or improve the properties we operate, our brand preference and reputation could suffer. Moreover, it may be difficult for us to obtain funding for the implementation of new brand standards as they may evolve from time to time. This could result in poor hotel performance or force us to absorb costs to ensure that brand standards come to market in a timely fashion or exert resources to terminate leases where we are unable to keep the hotels compliant with brand standards.

In addition, we are continually evaluating and executing new initiatives, including new brands and marketing and experiential programs, in order to maintain the competitiveness of our properties. We have invested capital and resources in owned and leased real estate, property development, development of information technologies systems and software, brand development, and brand promotion. If such initiatives are not well received by our colleagues, guests, landlords and local funding partners, these initiatives may not have the intended effect. We may not be able to recover the costs incurred in developing and launching new brands or other initiatives or to realize their intended or projected benefits, which could lower our profits.

Adverse incidents at, or adverse publicity concerning, us or our properties or brands could harm our reputation and the reputation of our brands, as well as adversely affect our market share, business, financial condition, or results of operations.

Our brands and reputation are among our most important assets. Our ability to attract and retain guests and colleagues depends, in part, upon our external perceptions, the quality of our hotels and services, and our corporate and management integrity. An incident involving the potential safety or security of our guests or colleagues, or adverse publicity regarding safety or security at our competitors’ properties, or in respect of our third-party vendors or owners and the industry, and any media coverage resulting therefrom, may harm our brands and reputation, cause a loss of consumer confidence in us and the industry, and negatively impact our results of operations.

Additionally, our reputation could be harmed if we fail to, or are perceived to, not comply with various regulatory requirements or if we fail to act responsibly, in accordance with accepted environmental, social and governance standards, or is perceived as not acting responsibly in a number of areas such as health, safety and security, data security, diversity and inclusion, sustainability, responsible tourism, environmental stewardship, supply chain management, climate change, human rights, and philanthropy and support for local communities.

The continued expansion in the use and influence of social media has compounded the potential scope of the negative publicity that could be generated and could increase our costs, lead to litigation or governmental investigations, or result in negative publicity that could damage our reputation. Adverse incidents have occurred in the past and may occur in the future. Negative incidents could lead to tangible adverse effects on our business, including lost sales, boycotts, disruption of access to our digital platforms, loss of development opportunities, or colleague retention and recruiting difficulties. Any decline in the reputation or perceived quality of our brands or corporate image could adversely affect our market share, business, financial condition, or results of operations.

We have a history of losses and may be unable to achieve profitability for the foreseeable future.

We have incurred net losses each year since our inception, including losses of $95.5 million for the six months ended June 30, 2022, and $185.7 million and $139.3 million for the years ended December 31, 2021, and December 31, 2020, respectively, and had an accumulated deficit of 613.8 million and $519.0 million as of June 30, 2022 and December 31, 2021, respectively. Our accumulated deficit and net losses have resulted primarily from the substantial investments required to grow our business, including the significant increase in recent periods in the number of hotels we operate, as well as finance costs which are non-operational in nature. We expect that these costs and investments will continue to increase as we continue to grow our business. We also intend to invest in maintaining our level of service and support, which we consider critical to our continued success. We also expect to incur additional general and administrative expenses as a result of our growth. These expenditures will make it more difficult for us to achieve profitability, and we cannot predict whether we will achieve profitability for the foreseeable future. Although we do not currently believe our net losses will increase as a percentage of revenue in the long term, we believe that our net losses may increase as a percentage of revenue in the near term and will continue to grow on an absolute basis.

Our operating costs and other expenses may be greater than we anticipate, and our investments to make our business and our operations more efficient may not be successful. Increases in our costs, expenses and investments may reduce our margins and materially adversely affect our business, financial condition and results of operations. In addition, non-mature hotels and pipeline hotels may not generate revenue or cash flow comparable to those generated by our existing mature hotels, and our mature hotels may not be able to continue to generate existing levels of revenue or cash flow. For any of these reasons, we may be unable to achieve profitability for the foreseeable future and may face challenges in growing our cash flows.

The continuation of net losses in the future may adversely impact our ability and the ability of third-party funders to obtain capital, or increase our cost of capital, required to convert properties to our branded hotels.

We have identified material weaknesses in connection with our internal controls over financial reporting. Although we are taking steps to remediate these material weaknesses, there is no assurance we will be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.

In connection with the audit of our financial statements as of and for the years ended December 31, 2021 and 2020, we identified material weaknesses in our internal controls over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Our financial closing and reporting process did not have a sufficient level of review procedures to detect potentially material errors, in particular as it relates to derivatives accounting and other complex accounting matters. Additionally, we identified a material weakness related to a lack of internal controls to prevent a material cyber security fraud incident. We are implementing measures designed to improve our internal controls over financial reporting to remediate these material weaknesses. However, we cannot assure you that the measures we have taken to date, and are continuing to implement, will be sufficient to remediate the material weaknesses we have identified or avoid potential future material weaknesses. If the steps we take do not correct the material weaknesses in a timely manner, we will be unable to conclude that we maintain effective internal controls over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the

“Sarbanes-Oxley Act”), and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. However, as a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, we will be required to furnish a report by our management on the effectiveness of our internal controls over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, at the time we file our second annual report on Form 20-F with the SEC, which will be for the year ending December 31, 2023. Further, our independent registered public accounting firm is not required and has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal controls over financial reporting. Had we and our independent registered public accounting firm performed an evaluation of our internal controls over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent registered public accounting firm, and such control deficiencies could have also represented one or more material weaknesses in addition to those previously identified.

If our existing material weaknesses persist or we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operation, which may adversely affect investor confidence in us and, as a result, the value of our Ordinary Shares and our overall business.

The Sarbanes-Oxley Act requires, among other things, that we assess the effectiveness of our internal controls over financial reporting annually and the effectiveness of our disclosure controls and procedures quarterly. In particular, Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”) requires us to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting. Section 404(b) of the Sarbanes-Oxley Act (“Section 404(b)”) also requires our independent registered public accounting firm to attest to the effectiveness of our internal controls over financial reporting. As an “emerging growth company” we avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal controls over financial reporting under Section 404(b). However, we may no longer avail ourselves of this exemption when we are no longer an ‘emerging growth company’. When our independent registered public accounting firm is required to undertake an assessment of our internal controls over financial reporting, the cost of compliance with Section 404(b) will correspondingly increase. Our compliance with applicable provisions of Section 404 requires that we incur substantial expenses and expend significant management time on compliance-related issues as we implement additional corporate governance practices and complies with reporting requirements.

Furthermore, investor perceptions of us may suffer if additional deficiencies are found in our internal controls over financial reporting, and this could cause a decline in the market price of our securities and accordingly our overall business. Regardless of compliance with Section 404, our failure to remediate the material weaknesses which have been identified or any additional failure of our internal controls over financial reporting could have a material adverse effect on our stated operating results and harm our reputation. If we are unable to implement these requirements effectively or efficiently, it could harm our business, financial condition, liquidity, results of operation, cash flows or prospects and could result in an adverse opinion on our internal controls from our independent registered public accounting firm.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

As of June 30, 2022, we had incurred an accumulated deficit of $613.8 million, total Shareholders’ deficit amounted to $416.8 million and cash and cash equivalents were $9.7 million. As of December 31, 2021, we had incurred an accumulated deficit of $519.0 million, total Shareholders’ deficit amounted to $323.2 million and cash and cash equivalents were $21.9 million. We may not have sufficient liquidity to fund our working capital needs. Further, we have suffered historical losses from operations, has negative working capital and cash outflows from operations and we received only a fraction of the proceeds from the trust account in connection with the closing of the Business Combination.

We cannot assure you that our plans to raise capital, will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this prospectus do not include any adjustments that might result from our inability to continue as a going concern.

Economic and other conditions may adversely impact the valuation of our assets resulting in impairment charges that could have a material adverse impact on our results from operations.

We hold significant amounts of goodwill, intangible assets, property and equipment, right of use assets and investments. On a regular basis, we evaluate our assets for impairment based on various factors, including actual operating results, trends of projected revenues and profitability, and potential or actual terminations of underlying lease and other agreements. During times of economic distress, declining demand and declining earnings often result in declining asset values. As a result, we have incurred impairment charges, and may incur charges in the future, which could be material and may adversely affect our earnings.

Changes in, or interpretations of, accounting rules and regulations could result in unfavorable accounting charges or otherwise significantly impact our reported financial information and operational processes.

Accounting principles and related pronouncements, implementation guidelines, and interpretations that we apply to a wide range of matters that are relevant to our business, including, but not limited to, revenue recognition, equity-based compensation, impairment testing, derivatives accounting, and other matters, are complex and involve subjective assumptions, estimates, and judgments by our management. Changes in these accounting pronouncements or their interpretations, or changes in underlying assumptions, estimates, or judgments by our management, could significantly change our reported or expected financial performance.

We prepare our consolidated financial statements in conformity with IFRS. These principles are subject to interpretation by us, the International Accounting Standards Board (“IASB”) and various bodies formed to interpret and create accounting principles and guidance. A change in these principles or a change in the interpretations of these principles can have a significant effect on our reported results and may even retroactively affect previously reported transactions. Additionally, proposed accounting standards could have a significant impact on our operational processes, revenues and expenses, and could cause unexpected financial reporting fluctuations. Any such changes could result in unfavorable accounting charges or otherwise have a material adverse effect on our business, results of operations, financial condition and liquidity.

If we or our third-party funders or partners are unable to access the capital necessary to fund current operations or implement our plans for growth, our profits could be reduced and our ability to compete effectively could be diminished.

The hospitality industry is a capital-intensive business requiring significant capital expenditures to develop, operate, maintain, and renovate properties. Access to the capital that we and our third-party funders need to finance the conversion of new properties or to maintain and renovate existing properties is critical to the continued growth of our business and our revenues.

The availability of capital or the conditions under which we or our third-party funders are able to obtain capital can have a significant impact on the overall level, cost, and pace of future development and therefore the ability to grow our revenues. The most recent economic downturn caused significant disruptions to credit markets, severely reducing liquidity and credit availability and the COVID-19 pandemic has resulted in, and could continue to result in, difficulties for parties to obtain commercially viable financing. Such disruptions may diminish the ability and desire of existing and potential development partners to access capital necessary to convert properties.

If we are forced to spend larger than anticipated amounts of cash from operating activities to convert, operate, maintain, or renovate existing properties, then our ability to use cash for other purposes, including acquisition or development of other businesses, properties, brands, or other assets could be limited and our profits could be reduced. Similarly, if we cannot access the capital we need to fund our operations or implement our growth strategy, we may need to postpone or cancel planned renovations or developments, which could impair our ability to compete effectively and harm our business.

We may focus on rapid innovation, expansion and growth, over short-term financial results.

We often emphasize innovation and growth, sometimes over short-term financial results. We have taken actions in the past and may continue to make decisions that have the effect of reducing our short-term revenue or profitability if we believe that the decisions will benefit long-term revenue and profitability through enhanced guest experiences, penetration of new markets, greater familiarity with the our brand, or otherwise. The short-term reductions in revenue or profitability could be more severe than anticipated. These decisions may not produce the expected long-term benefits, in which case our growth, guest experience, relationships with developers and landlords, and business and results of operations could be harmed.

Technology and Information Systems Risks

Cyber risk and the failure to maintain the integrity of customer, colleague, or company data could adversely affect our business, harm our reputation, and/or subject us to costs, fines, penalties, investigations, enforcement actions, or lawsuits.

We collect, use, and retain large volumes of customer data, including payment card numbers and other personal information for business, marketing, and other purposes, and our various information technology systems capture, process, summarize, and report such data. We also maintain personal information and other data about our employees. We store and process such customer, colleague, and company data both at onsite facilities and at third-party owned facilities including, for example, in third-party hosted cloud environments.

We also rely on the availability of information technology systems to operate our business, including communications, reservations, customer relationship management, digital platforms, guest services, payments, and other general operations. The integrity and protection of customer, colleague, and company data, as well as the continuous operation of our systems, are critical to our business. Our customers and employees expect that their personal information will be adequately protected by us and that our services will be continuously available.

The regulations and contractual obligations applicable to security and privacy are increasingly demanding, especially given all of the jurisdictions in which we operate, and cyber threat actors regularly target the hospitality industry. In addition, the scope and complexity of the cyber-threat landscape could affect our ability to adapt to and comply with changing regulatory obligations and expectations. Because of the scope and complexity of our information technology structure, our reliance on third parties to support and protect our structure and data, and the constantly evolving cyber-threat landscape, our systems have been and, in the future, may be vulnerable to disruptions, failures, unauthorized access, cyber-terrorism, human error, negligence, fraud, or other misuse. Moreover, our systems, employees, and customers have been and may in the future be targeted by social engineering attacks or account takeover tactics that have and may in the future, among other things, aim to obtain funds or information fraudulently. For example, we have been subjected in the past to a range of incidents including phishing, emails purporting to come from executives or vendors seeking payment requests, malware and communications from look-alike corporate domains. These or similar occurrences, whether accidental or intentional, could result in an interruption in the operation of our systems or theft, unauthorized access, disclosure, loss, and fraudulent or unlawful use of customer, employee, or company data, all of which could impact our business, result in operational inefficiencies or loss of business, create negative publicity, cause harm to our reputation, or subject us to remedial and other costs, fines, penalties, investigations, enforcement actions, or lawsuits. Additionally, we increasingly rely on third parties who operate their own networks and engage with their own service providers, and a security incident involving such networks could affect our reputation and result in operational inefficiencies or loss of business.

Cyber threat actors may attempt to gain access to our systems and those operated by our third-party owners and third-party service providers utilized by us. While we implement security measures designed to safeguard our systems and data, and intends to continue implementing additional measures in the future, our efforts may be incomplete or our measures may not be sufficient to maintain the confidentiality, security, or availability of the data it collects, stores, and uses to operate our business. We work to continuously evaluate our security posture throughout our business and make appropriate changes to our operating processes and improve our defenses. We maintain insurance designed to provide coverage for cyber risks related to the theft, loss, and fraudulent, or unlawful use of customer, employee, or company data in our system, but future occurrences could result in costs and business impacts that may not be covered or may be in excess of any available insurance that we may have arranged. As a result, future incidents could have a material impact on our business and adversely affect our financial condition and results of operations.

Information technology system failures, delays in the operation of our information technology systems, or system enhancement failures could reduce our revenues and profits and harm the reputation of our brands and business.

Our success depends on the efficient and uninterrupted operation of our information technology systems, including software and other technologies and services supplied by third parties. Our business may be adversely affected to the extent such software, services and technologies contain errors or vulnerabilities, are compromised or experience outages, or otherwise fail to meet expectations. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations.

For example, we depend on our central reservation system, which allows bookings for our hotels directly through our digital platforms and through online reservations partners. In addition, we depend on information technology to run our day-to-day operations, including, among other systems, property management systems, point-of-sale and payment processing systems and systems for tracking and reporting our financial results and the financial results of our hotels.

Our information technology systems are vulnerable to damage or interruption from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins, and similar events. The occurrence of any of these natural or man-made disasters or unanticipated problems at any property in which we operate our information technology facilities could cause interruptions or delays in our business, loss of data, or render us unable to process reservations.

Additionally, we incorporate technology from third parties into our technology, and we cannot be certain that our licensors are not infringing the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, our ability to operate some aspects of our business could be severely limited and our business could be harmed. In addition, some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. In addition, we may be unable to enter into new agreements on commercially reasonable terms or develop our own technologies and amenities relying on or containing technology previously obtained from third parties. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality to guests or manage our business as we had intended, which could adversely affect our business, financial condition and results of operations.

In addition, if our information technology systems are unable to provide the information communications capacity that we need or if our information technology systems suffer problems caused by installing system enhancements, we could experience similar failures or interruptions. If our information technology systems fail and our redundant systems or disaster recovery plans are not adequate to address such failures or if our property and business interruption insurance does not sufficiently compensate us for any losses that we may incur, our revenues and profits could be reduced and the reputation of our brands and our business could be harmed.

Disruptions in Internet access or guests’ usage of their mobile devices could harm our business.

Our business depends on the performance and reliability of the Internet, telecommunications network operators, and other infrastructures that are not under our control. Our revenue and guest experience are also heavily dependent on consumers’ ability to interact with our mobile app and guest services functions using their mobile devices. Accordingly, we depend on consumers’ access to the Internet through mobile carriers and their systems. Disruptions in Internet access, whether generally, in a specific region or otherwise, could materially adversely affect our business, results of operations, and financial condition.

Our technology contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to operate as intended or could increase our costs.

Our technology contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our technology.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our technology to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our technology. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our technology will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that may not be economically feasible, re-engineer our technology, discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.

If we fail to stay current with developments in technology necessary for our business, our operations could be harmed and our ability to compete effectively could be diminished.

Sophisticated information technology and other systems are instrumental for the hospitality industry, including systems used for our reservations, revenue management and property management, as well as technology systems that we makes available to guests. These information technology and other systems must be refined, updated, or replaced with more advanced systems on a regular basis. Developing and maintaining these systems may require significant capital. If we are unable to replace or introduce information technology and other systems as quickly as our competitors or within budgeted costs or schedules when these systems become outdated or require replacement, or if we are unable to achieve the intended benefits of any new information technology or other systems, our operations could be harmed and our ability to compete effectively could be diminished.

We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports to their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large, accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2023. In the future, we would lose our foreign private issuer status if (i) more than 50% of our outstanding voting securities are owned by U.S. residents and (ii) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal Shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange. These expenses would relate to, among other things, the obligation to present our financial information in accordance with GAAP in the future.

As a “foreign private issuer” we follow certain home country corporate governance practices, and our Shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. At present, we have not determined what, if any, home country corporate governance practices we may adopt in reliance upon the “foreign private issuer exemption” with respect to Nasdaq requirements but may in the future elect to follow home country practices including, but not limited to, shareholder meeting quorums, shareholder approval requirements and certain board and committee director independence requirements. As a result, our Shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Our amended and restated articles of association (the “A&R Articles”) contain a forum selection clause for certain disputes between us and our Shareholders, which could limit our Shareholders’ ability to bring claims and proceedings against us, our directors, officers, and other employees and independent contractors.

The A&R Articles provide that unless we by ordinary resolution consents in writing to the selection of an alternative forum in the United States, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This exclusive forum provision may limit a Shareholder’s ability to bring a claim in a judicial forum of our choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us, our directors, officers and employees. However, the enforceability of similar forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the A&R Articles.

General Risks Related to the Operation of the Business

We depend on our key personnel and other highly skilled personnel, and if we fail to attract, retain, motivate or integrate our personnel, our business, financial condition and results of operations could be adversely affected.

Our success depends in part on the continued service of our founders, senior management team, key technical employees and other highly skilled personnel and on our ability to identify, hire, develop, motivate, retain and integrate highly qualified personnel for all areas of our organization. We may not be successful in attracting and retaining qualified personnel to fulfill our current or future needs and actions we takes in response to the impact of the COVID-19 pandemic on our business may harm our reputation or impact our ability to recruit qualified personnel in the future. For example, in April 2020, in response to the effects of the COVID-19 pandemic on our business, we took certain cost-cutting measures, including lay-offs, furloughs and salary reductions. Some of these measures continued into 2021 and these may adversely affect employee morale, our culture and our ability to attract and retain employees. Our competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms or at all. If we are unable to attract and retain the necessary personnel, particularly in critical areas of our business, we may not achieve our strategic goals. Our founder-led management team has fostered a culture of innovation and brand awareness that has been critical to our success. The loss of service of our founders could result in less valuable brand awareness and, if we are unable to find suitable replacements, could harm our business.

We face intense competition for highly skilled personnel. To attract and retain top talent, we have had to offer, and we believe we will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing personnel often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines or we are unable to provide competitive compensation packages, it may adversely affect our ability to attract and retain highly qualified personnel, and we may experience increased attrition. We may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees, and we may never realize returns on these investments. If we are unable to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and employee morale, productivity and retention could suffer, which could adversely affect our business, financial condition and results of operations.

Any failure by us to protect our trademarks and other intellectual property rights could negatively impact our business.

Our brand, trade name, trademarks and other intellectual property are critical to our success. The success of our business depends in part upon our continued ability to use our brands, trade names and trademarks to increase brand awareness and to further develop our brands. As of December 31, 2021, we (by ourselves or through our affiliates) held five trademarks for the Selina, Luna, and Remote Year brands and one registered copyright for the WinksHotel property management system. The trademarks were registered in at least 48 countries, either directly or through the Madrid System, and the expiration dates of the trademarks ranged between 2027 and 2031. Once the term of these registered trademarks has expired, we will be able to renew our trademark registrations, generally for another ten years, upon paying a renewal fee. If we are unable to renew a trademark registration in a particular jurisdiction, our ability to use such trademark could be impaired in such jurisdiction, and our business and results of operations could be materially and adversely affected.

Furthermore, the unauthorized reproduction or infringement of our trade name or trademarks or other intellectual property could diminish the value of our brand and our market acceptance, competitive advantage or goodwill. For example, certain of our proprietary information technology systems have not been patented, copyrighted or otherwise registered as our intellectual property. Such systems could be infringed upon by third parties, which may adversely affect our business, financial condition and results of operations.

The application of laws governing intellectual property rights varies from jurisdiction to jurisdiction and is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brands, trade names, trademarks, proprietary intellectual property and other intellectual property rights, we may lose these rights and our business may suffer materially. We could also be subject to claims for infringement, invalidity, or indemnification relating to third parties’ intellectual property rights. Such third-party claims may be time-consuming and costly to defend, divert management attention and resources, or require us to enter into licensing agreements, which may not be available on commercially reasonable terms, or at all.

If we fail to comply with federal, state, and foreign laws relating to privacy and data protection, we may face potentially significant liability, negative publicity, and an erosion of trust, and increased regulation could materially adversely affect our business, results of operations, and financial condition.

In our processing of travel transactions and information about guests and their stays, we receive and store a large volume of personally identifiable data. This data is increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s General Data Protection Regulation, common referred to as the GDPR, and variations and implementations of that regulation in the member states of the European Union. The GDPR, which went into effect in May 2018, has resulted and will continue to result in significant compliance costs for us. If we violate the GDPR, it could be subject to significant fines.

In addition, since January 1, 2021 (when the transitional period following Brexit expired), we have been subject to the GDPR and also the UK GDPR, which, together with the amended UK Data Protection Act of 2018, retains the GDPR in UK national law. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how UK data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes will lead to additional costs and increase our overall risk exposure.

Additionally, we are subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to transfer of personal data outside the European Economic Area (“EEA”). Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA and United Kingdom to the United States and other jurisdictions; for example, on July 16, 2020, the CJEU invalidated the EU-US Privacy Shield Framework (“Privacy Shield”) under which personal data could be transferred from the EEA to US entities that had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it noted that reliance on them alone may not necessarily be sufficient in all circumstances; this has created uncertainty and increased the risk around our international operations.

Laws and regulations governing personally identifiable data around the world are typically intended to protect the privacy of personal data that is collected, processed and transmitted in or from the governing jurisdiction. These laws and their interpretations continue to develop and may be inconsistent from jurisdiction to jurisdiction. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, including employee information. While we have invested and continue to invest resources to comply with the GDPR, and other privacy regulations, many of these regulations are new, extremely complex and subject to interpretation. Any failure, or perceived or alleged failure, by us to comply with our privacy policies or with any federal, state or international laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other actual or asserted legal or contractual obligations relating to privacy, data protection, information security or consumer protection could adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities or others or other liabilities or require us to change our operations and/or cease or modify our use of certain data sets. Any such claim, proceeding or action could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and suppliers or an inability to process credit card payments, and may result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations, or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

We could be adversely affected if legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, results of operations or financial condition. For example, federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. The United States and foreign governments have enacted, have considered or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could, if widely adopted, result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. Regulation of the use of these cookies and other online tracking and advertising practices, or a loss in our ability to make effective use of services that employ such technologies, could increase our costs of operations and limit our ability to track trends, optimize our services or acquire new customers on cost-effective terms and consequently, materially adversely affect our business, financial condition and operating results.

Failure to comply with consumer protection, marketing and advertising laws, including with regard to direct marketing and internet marketing practices, could result in fines or place restrictions on our business.

Our business is subject to various laws and regulations governing consumer protection, advertising and marketing. We may encounter governmental and private party investigations and complaints in areas such as the clarity, accuracy and presentation of information on our website or in third-party listings of our properties, as has occurred with respect to other hospitality booking sites. In addition, as we attempt to increase the proportion of stays booked directly through our website, our marketing activities will be subject to various laws and regulations in the U.S. and internationally that govern online and other direct marketing and advertising practices. Our marketing activities could be restricted, our guest relationships and revenues could be adversely affected, and our costs could increase, due to changes required in our marketing, listing or booking practices, or any investigations, complaints or other adverse developments related to these laws and regulations.

We are subject to payment network rules and any material modification of our payment card acceptance privileges could have a material adverse effect on our business, results of operations, and financial condition.

The loss of our credit and debit card acceptance privileges or the significant modification of the terms under which we obtain card acceptance privileges would significantly limit our business model since our guests pay using credit or debit cards. We are required by our payment processors to comply with payment card network operating rules, including the Payment Card Industry Data Security Standards (the “PCI DSS”). Under the PCI DSS, we are required to adopt and implement internal controls over the use, storage, and transmission of card data to help prevent credit card fraud. If we fail to comply with the rules and regulations adopted by the payment card networks, including the PCI DSS, we would be in breach of our contractual obligations to payment processors and merchant banks. Such failure to comply may damage our relationship with payment card networks, subject it to restrictions, fines, penalties, damages, and civil liability, and could eventually prevent us from processing or accepting payment cards, which would have a material adverse effect on our business, results of operations, and financial condition. Moreover, the payment card networks could adopt new operating rules or interpret or reinterpret existing rules that we or our payment processors might find difficult or even impossible to comply with, or costly to implement. As a result, we could lose our ability to give consumers the option of using payment cards to make their payments or the choice of currency in which they would like their payment card to be charged. Further, there is no guarantee that, even if we comply with the rules and regulations adopted by the payment card networks, we will be able to maintain our payment card acceptance privileges. We also cannot guarantee that our compliance with network rules or the PCI DSS will prevent illegal or improper use of our payments platform or the theft, loss, or misuse of the credit card data of customers or participants, or a security breach. We are also required to submit to periodic audits, self-assessments, and other assessments of our compliance with the PCI DSS. If an audit, self-assessment, or other assessment indicates that we need to take steps to remediate any deficiencies, such remediation efforts may distract our management team and require us to undertake costly and time-consuming remediation efforts, and we could lose our payment card acceptance privileges.

We are also subject to network operating rules and guidelines promulgated by the National Automated Clearing House Association (“NACHA”) relating to payment transactions we process using the Automated Clearing House (“ACH”) Network. Like the payment networks, NACHA may update our operating rules and guidelines at any time, which can require us to take more costly compliance measures or to develop more complex monitoring systems.

Our failure to comply with applicable laws and regulations may increase our costs, reduce our profits, or limit our growth.

Our business, properties, and employees are subject to a variety of laws and regulations around the globe. Generally, these laws and regulations address our sales and marketing and advertising efforts, our handling of privacy issues and customer data, our anti-corruption efforts, our ability to obtain licenses for business operations such as sales of food and liquor, and matters relating to immigration, the environment, health and safety, health care, competition, and trade, among other things. Our collection and use of personal data are governed by privacy laws and regulations, and privacy law is an area that changes often and varies significantly by jurisdiction. Increasingly, there is potential for increased exposure to fines, penalties, and civil judgments as a result of new privacy regulations. Compliance with applicable regulations may increase our operating costs and/or adversely impact our ability to market our properties and services to our guests.

Adverse judgments or settlements resulting from legal proceedings in which we may be involved in the normal course of our business could reduce our profits or limit our ability to operate our business.

In the normal course of our business, we may be involved in various legal proceedings. The outcome of these proceedings cannot be predicted. If any of these proceedings were to be determined adversely to us or a settlement involving a payment of a material sum of money were to occur, there could be a material adverse effect on our financial condition and results of operations. Additionally, we could become the subject of future claims by third parties, including current or former third-party landlords, funding partners, suppliers, guests who use our properties, our employees, investors, or regulators. Any significant adverse judgments or settlements would reduce our profits and could limit our ability to operate our business. Further, we may incur costs related to claims for which we have appropriate third-party indemnity obligations if such third parties fail to fulfill their contractual obligations.

If we or any of our subsidiaries are characterized as a Passive Foreign Investment Company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders may suffer adverse tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of our gross income for such year is passive income or (2) at least 50% of the value of our assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of us and our subsidiaries, we do not believe we will be treated as a PFIC for the taxable year that includes the Business Combination, however there can be no assurances in this regard or any assurances that we will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a contrary position as to us not being treated as a PFIC or that a court will not sustain such a challenge by the IRS.

Whether we are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our income and assets, the market value of our assets, and potentially the composition of the income and assets of one or more of our subsidiaries and the market value of their assets in that year. Whether a subsidiary of ours is a PFIC for any taxable year is likewise a factual determination that depends on, among other things, the composition of the subsidiary’s income and assets and the market value of such assets in that year. One or more changes in these factors may cause us and/or one or more of our subsidiaries to become a PFIC for a taxable year even though we have not been a PFIC for one or more prior taxable years. Whether we or a subsidiary is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and thus is subject to significant uncertainty.

If we are a PFIC for any taxable year, a U.S. Holder of Ordinary Shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. Holders of Ordinary Shares and Warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to Selina and the ownership of Ordinary Shares and/or Warrants.

Risks Related to the Hospitality Industry

Any further and continued decline or disruption in the travel and hospitality industries or economic downturn would materially adversely affect our business, results of operations, and financial condition.

Our financial performance is dependent on the strength of the travel and hospitality industries. The outbreak of COVID-19 caused many governments to implement quarantines and significant restrictions on travel or to advise that people remain at home where possible and avoid crowds, which has had a particularly negative impact on cross-border travel. In addition, most airlines suspended or significantly reduced their flights during this period, further decreasing opportunities for travel. This led to a decrease in our bookings and an increase in cancellations relative to the period prior to March 2020. COVID-19 may continue to have an adverse impact on our bookings and business in 2022 and beyond. The extent and duration of such impact over the longer term remains uncertain and is dependent on future developments that cannot be predicted with confidence at this time, such as the outbreak of new variants of COVID-19, the severity and transmission rate of COVID-19, the availability, uptake and effectiveness of vaccines, the extent and effectiveness of containment actions taken, including mobility restrictions, and the impact of these and other factors on travel behavior in general, and on our business in particular.

Other events beyond our control, such as unusual or extreme weather or natural disasters, such as earthquakes, hurricanes, fires, tsunamis, floods, severe weather, droughts, and volcanic eruptions, and travel-related health concerns including pandemics and epidemics such as Ebola, Zika, Monkeypox and Middle East Respiratory Syndrome, restrictions related to travel, trade or immigration policies, wars, terrorist attacks, sources of political uncertainty, such as the United Kingdom’s departure from the European Union, political unrest, protests, violence in connection with political or social events, foreign policy changes, regional hostilities, imposition of taxes or surcharges by regulatory authorities, changes in regulations, policies, or conditions related to sustainability, including climate change, work stoppages, labor unrest or travel-related accidents can disrupt travel globally or otherwise result in declines in travel demand. Because these events or concerns, and the full impact of their effects, are largely unpredictable, they can dramatically and suddenly affect travel behavior by consumers, and therefore demand for our services, which would materially adversely affect our business, results of operations, and financial condition. Events such as sudden outbreaks of wars or regional instability have led to a large number of localized cancellations and safety concerns, which harm our business and our relationship with our hosts and guests. In addition, increasing awareness around the impact of air travel on climate change and the impact of over-tourism may adversely impact the travel and hospitality industries and demand for our hotels and services.

Our financial performance is also subject to global economic conditions and their impact on levels of discretionary consumer spending. Some of the factors that have an impact on discretionary consumer spending include general economic conditions, worldwide or regional recession, unemployment, consumer debt, reductions in net worth, fluctuations in exchange rates, residential real estate and mortgage markets, taxation, energy prices, interest rates, consumer confidence, tariffs, and other macroeconomic factors. Consumer preferences tend to shift to lower-cost alternatives during recessionary periods and other periods in which disposable income is adversely affected, which could lead to a decline in the bookings and prices for stays and experiences at our hotels and an increase in cancellations, and thus result in lower revenue. Leisure travel in particular, which accounts for a substantial majority of our current business, is dependent on discretionary consumer spending levels. Downturns in worldwide or regional economic conditions have led to a general decrease in leisure travel and travel spending, and similar downturns in the future may materially adversely impact demand for our platform and services. Such a shift in consumer behavior would materially adversely affect our business, results of operations, and financial condition.

Our revenues and the value of our hotels are subject to conditions affecting the lodging industry.

The performance of the lodging industry traditionally has been affected by the strength of the general economy, including changes in interest rates, inflation, unemployment and, specifically, growth in gross domestic product. Because lodging industry demand typically follows the general economy, the lodging industry is highly cyclical, which contributes to potentially large fluctuations in our results of operations. Changes in travel patterns of travelers generally, and especially leisure travelers, particularly during periods of economic contraction or low levels of economic growth, may create difficulties for the industry over the long-term and adversely affect our results of operations. In addition, the majority of our properties target millennium leisure travelers, or digital nomads. In periods of economic difficulties, these digital nomads may seek to reduce travel costs by limiting travel or seeking to reduce the cost of their trips.

Consequently, our properties may be more susceptible to a decrease in revenues during an economic downturn, as compared to traditional hotels or hotels that offer fewer services. Other circumstances affecting the lodging industry which may affect our performance and the forecasts we make include:

•	the effect on lodging demand of changes in global and local economic and business conditions, including concerns about global economic prospects and consumer confidence;

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factors that may shape public perception of travel to a particular location, such as natural disasters, weather events, pandemics and outbreaks of contagious diseases, such as the COVID-19 pandemic, and the occurrence or potential occurrence of terrorist attacks, all of which will affect occupancy rates at our hotels and the demand for our products and services;

•	risks that border closings relating to the COVID-19 pandemic will suppress international travel or decrease the labor pool;

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the impact of geopolitical developments globally, such as the war in Ukraine, the pace of economic growth in Europe, the effects of the United Kingdom’s withdrawal from the European Union, trade tensions and tariffs between the United States and its trading partners such as China, conflicts in the Middle East, and social unrest in South America, all of which could affect global travel and lodging demand;

•	volatility in global financial and credit markets, which could materially adversely affect global economic conditions, business activity, credit availability, borrowing costs, and lodging demand;

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operating risks associated with the hotel business, including the effect of labor stoppages or strikes, increasing operating or labor costs or changes in workplace rules that affect labor costs, and risks relating to our response to the COVID-19 pandemic, such as increased hotel costs for cleaning protocols and severance and furlough payments to hotel employees;

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the ability of our hotels to compete effectively against other lodging businesses in the highly competitive markets in which we operate in areas such as access, location, quality of accommodations, room rate structures and our other offerings;

•	changes in the desirability of the geographic regions of the hotels in our portfolio or in the travel patterns of digital nomads, our target customers; and

•	changes in taxes and governmental regulations that influence or set wages, hotel employee health care costs, prices, interest rates or construction and maintenance procedures and costs.

We cannot assure you that adverse changes in the general economy or other circumstances that affect the lodging industry will not have an adverse effect on our hotel revenues or earnings. A reduction in our revenues or earnings because of the above risks may reduce our working capital, impact our long-term business strategy and impact the value of our assets. In addition, we may incur impairment expense in the future, which expense will negatively affect our results of operations. We can provide no assurance that any impairment expense recognized will not be material to our results of operations.

Our business is heavily concentrated in consumer credit, and therefore our results are more susceptible to fluctuations in that market than a more diversified company.

Our business is heavily concentrated in consumer credit. As a result, we are more susceptible to fluctuations and risks particular to U.S. consumer credit than a more diversified company. For example, our business is particularly sensitive to macroeconomic conditions that affect the U.S. economy and consumer spending and consumer credit, such as rising interest rates, rising inflation and changes in monetary policy. We are also more susceptible to the risks of increased regulations and legal and other regulatory actions that are targeted at consumer credit. Our business concentration could have a material adverse effect on our business, results of operations, financial condition, and future prospects.

Risks relating to natural or man-made disasters, contagious diseases, such as the COVID-19 pandemic, terrorist activity, and war could reduce the demand for lodging, which may adversely affect our financial condition and results of operations.

Hurricanes, earthquakes, tsunamis, wildfires, and other man-made or natural disasters, as well as the spread or fear of spread of contagious diseases in locations where we own, lease and operate properties and areas of the world from which we draw a large number of guests, could cause a decline in the level of leisure travel in certain regions or as a whole and reduce the demand for lodging, which may adversely affect our financial and operating performance, as has been the case with the COVID-19 pandemic. Actual or threatened war, terrorist activity, political unrest, civil strife, and other geopolitical uncertainty could have a similar effect on our financial condition or our growth strategy. Any one or more of these events may reduce the overall demand for hotel rooms and other leisure services that we provide, or limit the prices we can obtain for them, both of which could adversely affect our profits and financial results.

We operate in a highly competitive industry.

The lodging industry is highly competitive. Our principal competitors are traditional hotel and resort operators, internet-based alternative lodging sites operators, and package holidays and tour operators. Our properties face strong competition for individual guests and group reservations from major hospitality chains with well-established and recognized brands, as well as from other smaller hotel chains, independent and local hotel owners and operators and alternative lodging sites. Our hotels compete for customers primarily based on brand name recognition and reputation, as well as location, room rates, quality of the accommodations, customer satisfaction, amenities, co-working functionality, subscription services, and our differential program. During and in the aftermath of the COVID-19 pandemic, our hotels also compete, and will continue to compete, for customers based on cleanliness protocols adopted in response to the pandemic. New hotels may be constructed and these additions to supply create new competitors, in some cases without corresponding increases in demand for our rooms and services. Our competitors may have similar or greater commercial and financial resources which allow them to improve their properties in ways that affect our ability to compete for guests effectively and adversely affect our revenues and profitability as well as limit or slow our future growth. We also compete for hotel acquisitions with other third parties that have similar investment objectives. This competition could limit the number of investment opportunities that we find suitable for our business and we also may increase the bargaining power of hotel owners seeking to sell to us, making it more difficult for us to acquire new hotels on attractive terms or on the terms contemplated in our business plan.

The continued growth of internet reservation channels also is a source of competition that could adversely affect our business. A significant percentage of hotel rooms for individual or “transient” customers are booked through internet travel intermediaries. Search engines, metasearch sites and peer-to-peer inventory sources also provide online travel services that compete with our properties. If bookings shift to higher cost distribution channels, including these internet travel intermediaries, it could materially impact our revenues and profitability.

Price increases for commercial airline service for our target customers or major changes or reduction in commercial airline service and/or availability could adversely impact the demand for travel and undermine our ability to provide lodging and other services to our target customers.

Many of our target customers depend on scheduled commercial airline services to transport them to or from our properties. Increases in the price of airfare would increase the overall price of the travel costs to our guests, which may adversely impact demand for our hotels and services. In addition, changes in the availability and/or regulations governing commercial airline services, including those resulting from the COVID-19 pandemic, have adversely affected and could continue to adversely affect our target customers’ ability to obtain air travel, as well as our ability to transfer our guests to or from our properties, which could adversely affect our results of operations.

Risks Related to the Post-Business Combination and Integration of Businesses

Risks Related to the Post-Business Combination

The loss of key personnel or the hiring of ineffective personnel could negatively impact our operations and profitability.

The loss of members of our key personnel could result in significant costs and harm to our business. Competition for highly skilled personnel is frequently intense and, as with any company with limited resources, there can be no guarantee that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability. If we are not successful in attracting and retaining highly qualified personnel, it would have a material adverse effect on our business, financial condition and operating results.

The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or what our actual financial position or results of operations will be in the future.

The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, [our debt obligations and the cash and cash equivalents at the Closing, and] [the number of public shares that were redeemed in connection with the Business Combination]. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions described above not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this prospectus. The unaudited pro forma condensed combined financial information does not give effect to any operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The price of Ordinary Shares and Warrants may be volatile.

The price of Ordinary Shares and Warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which we and our customers operate;

•	variations in our operating performance and the performance of our competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in our quarterly or annual results of operation;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements, and our filings with the SEC;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of Ordinary Shares available for public sale;

•	sales of shares of Ordinary Shares by the PIPE Investors; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political, and economic risks, and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Ordinary Shares and Warrants regardless of our operating performance.

The trading price of our Ordinary Shares, may be exposed to additional risks because we have become a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on such transactions, and we expect that increased focus to continue, and we may be subject to increased scrutiny by the SEC and other government agencies and holders of our respective securities as a result, which could adversely affect the trading price of our Ordinary Shares.

We may issue additional Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Ordinary Shares.

We may issue additional Ordinary Shares or other equity securities in the future in connection with, among other things, future capital raising transactions and future acquisitions, without your approval in many circumstances. Our issuance of additional Ordinary Shares or other equity securities would have the following effects:

•	our Shareholders’ proportionate ownership interest may decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding Company Ordinary Share may be diminished; and

•	the trading price of Ordinary Shares may decline.

When Warrants become exercisable for Ordinary Shares, this will increase the number of shares eligible for future resale in the public market and result in dilution to our Shareholders.

Now that the Business Combination has been completed, outstanding warrants to purchase shares of BOA Class A Common Stock have been assumed by and assigned to us and converted into Public Warrants to purchase the same number of Ordinary Shares, and such Public Warrants have become exercisable at an exercise price of $11.50 per share. To the extent such Public Warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the holders of existing Ordinary Shares and increase the number of Ordinary Shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Public Warrants may be exercised could adversely affect the prevailing market prices of our Ordinary Shares. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless. See below risk factor, “The Public Warrants may never be in the money, and they may expire worthless.”

The terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment.

The Public Warrants were issued in registered form under a warrant agreement between Continental, as warrant agent, and BOA. The Amended and Restated Warrant Agreement, dated October 27, 2022, was entered into with Computershare as the warrant agents, and provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake. It further requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if we hold at least 50% of the then-outstanding Public Warrants. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash, shorten the exercise period, or decrease the number of shares purchasable upon exercise of a Public Warrant.

The Public Warrants may never be in the money, and they may expire worthless.

The exercise price of the warrants is $11.50 per share and the closing price of our Ordinary Shares as of January 12, 2023, was $3.22. Accordingly, we believe that it is currently unlikely that our Warrant holders will exercise their Warrants. We believe the likelihood that Warrant holders will exercise the Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the trading price for our Ordinary Shares remains less than $11.50 per share, we believe holders of the Warrants will be unlikely to exercise their Warrants. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants.

The exercise price for our Warrants is higher than the exercise prices of warrants for other companies who combined with a blank check company, and, accordingly, the Warrants are more likely to expire worthless.

The exercise price of our Warrants is higher than is typical with many other companies that combined with a blank check company in the past. Historically, with regard to units offered by blank check companies, the exercise price of a public warrant was generally a fraction of the purchase price of the units in the initial public offering. The exercise price for our Public Warrants is $11.50 per share, subject to adjustment as provided therein. As a result, the Public Warrants are less likely to ever be in the money and more likely to expire worthless. We do not believe it is likely that a Warrant holder would elect to exercise its Warrants when our Ordinary Shares are trading below $11.50 and any cash proceeds that would be received by us are dependent on the trading price of Ordinary Shares underlying the Warrants.

We may redeem your Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such Warrants.

We may redeem your Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such Warrants. We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. We will not redeem the warrants as described above unless this registration statement, which covers the Ordinary Shares issuable upon exercise of such Warrants, is effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-Day Redemption Period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

The value received upon exercise of the Public Warrants (1) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants. Please see the section titled “Description of Warrants” for additional information.

Transfers of Ordinary Shares are ordinarily subject to U.K. stamp duty or stamp duty reserve tax, which would increase the cost of dealing in those shares.

Stamp duty or stamp duty reserve tax (“SDRT”), are imposed in the U.K. on certain transfers of chargeable securities (which include shares in companies incorporated in the U.K.) at a rate of 0.5% of the consideration paid for the transfer. Stamp duty and SDRT are normally payable by the purchaser, and therefore can increase the cost in dealing in Ordinary Shares for purchasers. There may therefore be a less active trading market for our securities and the prices of the combined company’s securities may be more volatile.

However, as is common for U.K. companies whose shares are traded on U.S. markets, we have engaged Computershare, Inc. (“Computershare”) to provide a depositary receipt program (“DR Program”). Accordingly, following the Closing, our Ordinary Shares were issued to our existing Shareholders and PIPE Investors in the form of physical depositary receipts (“DRs”), with Computershare as the holder of record on our register of Shareholders. A benefit of DRs is that they may be traded without attracting U.K. stamp duty. As such, we anticipate that the subsequent transfer of those shares from the Computershare depositary to DTC, once the shares are registered on an effective registration statement, would fall within an exemption and therefore not be subject to stamp duty.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of Ordinary Shares.

Securities research analysts may establish and publish their own periodic projections on us. These projections may vary widely and may not accurately predict the results we actually achieve. The share price of

Ordinary Shares may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, the share price of Ordinary Shares could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, the share price or trading volume of Ordinary Shares could decline.

We are subject to changing laws and regulations regarding regulatory matters, corporate governance, and public disclosure that will likely increase both our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations, and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

The IRS may not agree that we should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, we, which is incorporated and tax resident in the United Kingdom, would generally be classified as a non-U.S. corporation for U.S. federal income tax purposes. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that we are treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, we would be liable for U.S. federal income tax on our income in the same manner as any other U.S. corporation and certain distributions made by us to our Non-U.S. Holders may be subject to U.S. withholding tax.

As more fully described in the section titled “Certain Material U.S. Federal Income Tax Considerations — Our U.S. Federal Income Tax Treatment — Our Tax Residence for U.S. Federal Income Tax Purposes,” based on the terms of the Business Combination and certain factual assumptions, we do not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, the application of Section 7874 of the Code is complex, subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge our status as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of the Code our status as a non-U.S. corporation for U.S. federal income tax purposes, we and certain of our Shareholders may be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on us and future withholding taxes on certain of our Shareholders, depending on the application of any applicable income tax treaty that may apply to reduce such withholding taxes.

See “Certain Material U.S. Federal Income Tax Considerations — Our U.S. Federal Income Tax Treatment — Our Tax Residence for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Section 7874 of the Code to us. You should consult your own advisors regarding the application of Section 7874 of the Code to the Business Combination and the tax consequences if our classification as a non-U.S. corporation is not respected.

Risks Related to Our Securities

Our share price may be volatile, and you may lose all or part of your investment.

The market price of our ordinary shares could be highly volatile and may fluctuate substantially as a result of many factors, including:

•	actual or anticipated fluctuations in our results of operations;

•	variance in our financial performance from the expectations of market analysts or others;

•	announcements by us or our competitors of significant business developments, changes in significant customers, acquisitions or expansion plans;

•	our involvement in litigation;

•	our sale of ordinary shares or other securities in the future;

•	market conditions in our industry;

•	changes in key personnel;

•	the trading volume of our ordinary shares;

•	changes in the estimation of the future size and growth rate of our markets; and

•	general economic and market conditions.

Certain existing shareholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in our Company may not experience a similar rate of return.

The Ordinary Shares being registered for resale pursuant to this prospectus include shares that were purchased at prices that may be significantly below the trading price of our Ordinary Shares and the sale of which would result in certain Selling Securityholders realizing a significant gain. We are registering (i) an aggregate of 82,261,678 Legacy Shares that were acquired in various historical investment and financing transactions or otherwise as incentive compensation for aggregate consideration of $392.1 million; (ii) 5,445,000 PIPE Subscription Shares which were acquired for an aggregate of $54.45 million; (iii) 1,230,000 Prepayment Shares which were acquired for an aggregate of $12.3 million; (iv) 450,000 BTIG Shares which were issued in lieu of a $4.5 million cash payment; (v) 13,595,652 Ordinary Shares issuable upon conversion of the Convertible Notes at a conversion price of $11.50 per share; (vi) 375,000 HG Vora Shares issued for nominal consideration upon the exercise of warrants on the Closing Date that were issued to HG Vora for nominal consideration in connection with the execution of a $25.0 million bridge loan facility to us; (vii) 4,496,663 Service Provider Shares issued or issuable to certain of the Company’s third-party services providers in lieu of an aggregate of $18.7 million due for services rendered to us. Additionally, we are registering for resale 6,575,000 Private Placement Warrants; and 4,274,929 Convertible Note Warrants. The Private Placement Warrants were originally acquired by the Sponsor for $1.00 per warrant in connection with BOA’s initial public offering. Additionally, nominal consideration was paid in respect of the Convertible Note Warrants, which were issued to the Convertible Noteholders as an inducement to participate in the Convertible Note Financing. While some of our Selling Securityholders paid nominal values for the securities registered hereby, certain of our Selling Securityholders did not pay the Company any cash or otherwise cancel any debt for their securities being registered hereby. For example, the Convertible Noteholders were issued the Convertible Note Warrants and Convertible Note Shares as an incentive to purchase Convertible Notes. Additionally, certain of the Selling Securityholders received Ordinary Shares as stock-based compensation for no monetary consideration or as founder shares in connection with the formation of the Company.

The table below sets forth, as of January 12, 2023, the name of the Selling Securityholders for which we are registering securities for resale to the public and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In addition, we have listed the (i) aggregate price at which such Selling Securityholder originally purchased our Ordinary Shares (or the securities that were exchanged for or converted into such Ordinary Shares), and, if applicable, the value of the debt cancelled in exchange for such Ordinary Shares (or the securities that were exchanged for or converted into such Ordinary Shares), (ii) the historical average price per security, and (iii) the potential profit earned by such Selling Stockholder based on the current trading price of $3.22, as of the close of business on January 12, 2023. For purposes of calculating the price per security set forth below, we divided the (x) sum of each Securityholder’s Legacy Shares, PIPE Subscription Shares, Prepayment Shares, BTIG Shares, HG Vora Shares, Service Provider Shares and any other Ordinary Shares held by such Securityholder, by (y) the actual amount of cash received by us from each such Selling Securityholder in respect of such securities plus the value of the debt cancelled in respect of such securities, if any. While a portion of the Ordinary Shares being registered includes the Ordinary Shares issuable upon the conversion of the Convertible Note, we have not included such shares for purposes of determining the historical average purchase price.

Name	Registered for Resale Hereby	Historical Total Amount Paid for Ordinary Shares ($ in millions) (2)	Historical Average Purchase Price ($)	Potential Profit Based on Current Trading Price ($ in millions) (3)
Dekel Development Holding, S.A.	15,491,847	8.11	0.52	41.77
Stanhouse Capital Inc.	2,739,501	2.13	0.78	6.69
Gomez Cayman SPV Limited	10,530,570	60.56	5.75	—
166 2nd LLC	8,873,130	53.77	6.06	—
Shani Investments Ltd	1,321,749	3.18	2.40	1.08
Sky Investments Ltd	330,437	0.79	2.40	0.27
Jacov Itzchaki and Vered Dalumi Itzchaki	1,373,257	1.64	1.19	2.78
Or Bokobza	352,690	0.02	0.07	1.11
Hadar Landau	70,538	—	—	0.23
Eilam Giladi	70,538	—	—	0.23
Omri Klinger	70,538	—	—	0.23
Daynight Ventures, S.A.	595,189	1.81	3.04	0.11
David Sherez	493,213	0.02	0.05	1.57
Millennials Worldwide Stay Inc.	471,884	2.08	4.40	—
Fundacion Galapagoz	246,853	0.55	2.23	0.24
Sir Ronald Cohen	620,257	2.54	4.09	—
Rebeca Matalon	299,602	1.00	3.34	—
Embassy Group International	144,932	0.66	4.54	—
Millennial Hospitality Investments, S.A.	148,273	0.65	4.41	—
Navesink LLC	227,199	1.00	4.40	—
AA Selinita, LLC	222,655	0.98	4.40	—
Hostels Panama ST-1 Limited Partnership	215,556	0.95	4.40	—
Gigi Levy Weiss	410,666	1.62	3.95	—
Hen Avni	142,187	0.01	0.05	0.45
Saurabh Chawla	18,053	—	—	0.06
Kaytak Investments Limited	136,320	0.60	4.40	—
Red Deer Group	93,719	0.41	4.41	—
David Cohen	85,199	0.38	4.41	—
Simkins Global Investments LLC	96,559	0.43	4.40	—
Elevator Ventures Holdings Ltd	86,892	0.20	2.30	0.08
MTAB Ventures, LLC	85,753	0.40	4.72	—

Name	Registered for Resale Hereby	Historical Total Amount Paid for Ordinary Shares ($ in millions) (2)	Historical Average Purchase Price ($)	Potential Profit Based on Current Trading Price ($ in millions) (3)
Blue Ocean Opportunity, LLC	54,526	0.24	4.40	—
Michal Tsarfati-Efrat and Dror Efrat	47,707	0.21	4.40	—
Sambation 11, Limited Partnership	57,084	0.25	4.40	—
Asaf Eldar	35,063	0.15	4.40	—
David Simkins Grantor Trust	39,759	0.18	4.40	—
Burak Alici	31,542	0.15	4.83	—
Jerome Deutsch	44,288	0.21	4.83	—
Noga M.G.A. Investments Ltd	17,038	0.08	4.41	—
Sandeep Chainani	26,296	0.12	4.40	—
Yoav Lachover	34,079	0.15	4.40	—
Chris Sukornyk	22,720	0.10	4.40	—
Reuven Behar Lawyers, Co.	11,361	0.05	4.41	—
Thomas Kamei	4,259	0.02	4.40	—
Digital Nomad I, LLC	3,600,455	27.50	7.64	—
AI Workstay Holdings LLC	5,265,573	40.00	7.60	—
Fondo Grupo Wiese Internacional	2,339,560	27.17	11.61	—
Silicon Valley Bank	50,217	—	—	0.16
Megan Elizabeth Kennedy	906	—	—	—
Fernando Bigio	1,449	—	—	—
Joseph Mautner Yadin	706	—	—	—
Flavia Lorenzetti	724	—	—	—
Tania Brathwaite	789	—	—	—
Steven O’Hayon	10,869	—	—	0.03
Marcela Fernandez	1,254	—	—	—
Sonam Kohli	219	—	—	—
Adrian Caffarelli	108	—	—	—
Ori Cohen	15,794	—	—	0.05
Lior Fest	4,348	—	—	0.01
Adi Shlush	197,482	—	—	0.64
Lior Zach	22,554	—	—	0.07
SoJoe Inc.	88,119	0.49	5.57	—
Sassafras Capital Limited	132,808	0.74	5.57	—
Hormigon Investments SAC	435,424	2.42	5.55	—
Altamar Ventures Inc.	174,169	0.97	5.55	—
Virginia Gabriela Wiese Miró Quesada	65,313	0.36	5.55	—
Selina Growth Fund S.C.Sp.	7,674,211	42.22	5.50	—
Kibbutz Holding S.a.r.l.	4,945,502	27.19	5.50	—
Benjamin Guy Te’eni	45,092	—	—	0.15
Ridgeview Holdings LLC	34,826	—	—	0.11
The Barrera-Puri Family Foundation	1,097,053	—	—	3.53
Cobalt Partners, LP	435,339	—	—	1.40
Menashe Keren	20,915	0.11	5.49	—
SH Everafter Investments Holdings Limited	208,397	1.14	5.49	—
Abraham Moses Schimmel	208,423	1.14	5.49	—
Wicklow Corp.	191,083	1.04	5.43	—
Jacob Tal Living Trust	40,287	0.22	5.43	—

Name	Registered for Resale Hereby	Historical Total Amount Paid for Ordinary Shares ($ in millions) (2)	Historical Average Purchase Price ($)	Potential Profit Based on Current Trading Price ($ in millions) (3)
Jacob Tal	125,000	1.00	8.00	—
Cibanco, S.A. Institución de Banca Múltiple (as a final and universal successor of Deutsche Bank México, S.A. Institución de Banca Múltiple, División Fiduciaria), acting solely in its capacity as trustee under the irrevocable trust agreement identified with number F/1900 (i.e. the CKD)	5,121,702	28.41	5.55	—
Banco Actinver, S.A., Institución de Banca Múltiple Grupo Financiero Actinver as trustee of the irrevocable trust agreement number 5444	2,548,257	20.00	7.85	—
Renaissance Charitable Foundation Inc.	7,569,997	—	—	24.38
HG Vora Special Opportunities Master Fund, Ltd.	375,000	—	—	1.21
More Provident Fund and Pension Ltd	1,250,000	9.26	7.41	—
Bet on America Holdings LLC	1,250,000	10.00	8.00	—
I Gelt Holdings, LLC	115,870	0.51	4.40	—
Myayay Holdings, LLC	56,816	0.25	4.40	—
Seranila Investment Corp.	500,000	5.00	10.00	—
Marceau Group	625,000	5.00	8.00	—
BTIG, LLC	450,000	4.50	10.00	—
Saba Capital Income & Opportunities Fund	694,906	—	—	2.24
Saba Capital Master Fund, Ltd	1,130,594	—	—	3.64
Saba Capital SPAC Opportunities, Ltd.	17,977	—	—	0.06
Myriad Opportunities Master Fund Limited	1,244,348	—	—	4.01
Shaked Partners Fund, LP	1,152,174	—	—	3.71
LMR Master Fund Limited	460,870	—	—	1.48
LMR CCSA Master Fund Limited	460,869	—	—	1.48
Employee SPV SA	120,415	0.53	4.40	—
Dark Forest Global Equity Master Fund LP	576,087	—	—	1.86
Skaana Partners L.P.	460,870	—	—	1.48
III Absolute Return Fund LLC	194,950	—	—	0.63
III Select Credit Hub Fund Ltd.	14,289	—	—	0.05
1907 III Fund Ltd.	73,926	—	—	0.24
IMAP CAYMAN I3 LP	154,936	—	—	0.50
New Holland Tactical Alpha Fund LP	22,769	—	—	0.07
QVT Family Office Fund LP	460,870	—	—	1.48
Empery Asset Master, Ltd.	35,856	—	—	0.12
Empery Tax Efficient, LP	10,231	—	—	0.03
Empery Debt Opportunity Fund, LP	414,783	—	—	1.34
Oppenheimer & Co. Inc.	437,826	—	—	1.41
Eagle Point Core Income Fund LP	184,348	—	—	0.59
Altium Growth Fund, LP	322,609	—	—	1.04
The K2 Principal Fund L.P.	230,434	—	—	0.74
Millais Limited	46,087	—	—	0.15

Name	Registered for Resale Hereby	Historical Total Amount Paid for Ordinary Shares ($ in millions) (2)	Historical Average Purchase Price ($)	Potential Profit Based on Current Trading Price ($ in millions) (3)
Shaolin Capital Partners Master Fund Ltd.	94,497	—	—	0.30
Shaolin Capital Partners SP, a Segregated Portfolio of PC MAP SPC	36,759	—	—	0.12
DS Liquid DIV RVA SCM, LLC	49,407	—	—	0.16
MAP 214 Segregated Portfolio, A Segregated Portfolio of LMA SP	49,772	—	—	0.16
DCIG Capital Master Fund LP	164,624	—	—	0.53
Verition Multi-Strategy Master Fund Ltd	65,811	—	—	0.21
PCT Partners LLC(	184,348	—	—	0.59
YAM at Selina Ops LP	3,948,840	16,954,159	4.29	—
Interest Solutions, LLC	300,000	600,000	2	0.37
Equity Animal LLC	22,223	60,000	2.7	0.01
Zeal Ventures Investment Company LLC	25,600	80,000	3.125	0.01
411 New York Ave. Holdings, L.L.C.	50,000	500,000	10	—
Mr. Doron Domb	150,000	500,000	3.33	—

*	less than Ten Thousand Dollars ($10,000)

Based on the last reported sale price of our Ordinary Shares on January 12, 2023 of $3.22 per share, some of the Selling Securityholders named in this prospectus would realize significant profits on the sale of their holdings as compared to the initial consideration paid for such holdings, as detailed above. Given the relatively lower purchase prices that some of our Selling Securityholders paid to acquire Ordinary Shares compared to the current trading price of our Ordinary Shares, these Selling Securityholders in some instances will earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of our Ordinary Shares at the time that such shareholders choose to sell their Ordinary Shares. Investors who purchase our Ordinary Shares in the open market following the Business Combination may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price. Additionally, even though our Ordinary Shares may be trading at a price below the trading price of BOA’s common stock prior to the business combination, the Sponsor and its affiliates may still be incentivized to sell their shares due to the relatively lower price they paid to acquire such shares.

Future resales of our Ordinary Shares and/or Warrants may cause the market price of our securities to drop significantly, even if our business is doing well.

Upon the effectiveness of this Registration Statement to which this prospectus forms a part, a significant number of the Selling Securityholders were no longer restricted from selling shares of our Common Stock and/or Warrants held by them, other than by applicable securities laws. Additionally, on May 27, 2023, the six-month anniversary of the closing of the Business Combination, Ordinary Shares representing 21.4% of the issued and outstanding Ordinary Shares as of today will no longer be subject to trading restrictions under a contractual lock-up. Further, on October 27, 2023, the one-year anniversary of the closing of the Business Combination, Ordinary Shares representing an additional 56.7% of the issued and outstanding Ordinary Shares as of today will no longer be subject to trading restrictions under a contractual lock-up. As such, sales of a material portion of our issued and outstanding Ordinary Shares in the public market could occur at any time following the date of this prospectus, and sales of all of our Ordinary Shares in the public market could occur at any time following the expiration of the lock-up on October 27, 2023. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Ordinary Shares. These sales, or possibility of these sales, could have the effect of increasing the volatility in the market price of our Ordinary

Shares and Public Warrants, and the market price of such securities could decline if the Selling Securityholders sell their respective securities, or are perceived by the market as intending to sell them. In addition, we may issue additional Ordinary Shares or other equity securities without the approval of investors, which would reduce investors’ proportionate ownership interests and may depress the market price of our Ordinary Shares.

Sales of our Ordinary and/or Warrants or the perception of such sales, by the Selling Securityholders pursuant to this prospectus, in the public market or otherwise, could cause the market price for our securities to decline, even though the Selling Securityholders would still realize a profit on sales at lower prices. Resales of the securities offered by this prospectus may cause the market price of such securities to drop significantly, even if our business is doing well.

We have filed the registration statement of which this prospectus forms a part in order to register the resale under the Securities Act of the Ordinary Shares and Warrants set forth herein. We will not receive any of the proceeds from such sales, and, based on the current trading price of our Ordinary Shares, we do not currently expect to receive any proceeds from the exercise of Warrants.

The sale of our Ordinary Shares in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of our Ordinary Shares may cause the market price of our securities to drop significantly, even if our business is doing well. In addition, the selling securityholders named in this prospectus hold a disproportionately large portion of our outstanding Ordinary Shares. All of our issued and outstanding Ordinary Shares will be eligible for resale for so long as the registration statement of which this prospectus forms a part is in effect, subject to any applicable lock-up restrictions that affect the Sponsor, our founders and our significant shareholders. Such restrictions began at the closing of the Business Combination and expires on the date on which the closing price of our Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30 trading-day period commencing at least 180 days following the Closing of the business combination, or on October 27, 2023, whichever is earliest. While some of the Selling Security holders acquired their securities at prices higher than the current market price for our Ordinary Shares, such Selling Securityholders may still have an incentive to sell to obtain liquidity, as certain of such Selling Securityholders have been holding our securities for over six years. Additionally, even if the trading price of our Ordinary Shares declines, some of the Selling Securityholders acquired their securities at a price significantly lower than our current trading prices or at nominal values. See “Risk Factors—Risks Related to Ownership of Securities—Certain existing shareholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in our Company may not experience a similar rate of return.” While such Selling Securityholders may experience a positive rate of return based on the current trading price of our Ordinary Shares, other of our Selling Securityholders will not, and the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the trading price at the time of such sales.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our ordinary shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation we could incur substantial costs and our management’s attention and resources could be diverted.

An active trading market for our Ordinary Shares may not be sustained to provide adequate liquidity.

An active trading market may not be sustained for our ordinary shares. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling ordinary shares and may impair our ability to acquire other companies by using our shares as consideration.

The market price of our Ordinary Shares could be negatively affected by future issuances or sales of our Ordinary Shares.

As of the Closing, our 2022 Omnibus Equity Incentive Plan and our Employee Share Purchase Plan came into effect, with the potential for 9,646,567 Ordinary Shares and 1,929,313 Ordinary Share, respectively, to be issued under such plans over their terms. These plans include annual evergreen provisions that apply starting in January 2023 and allow for the allotment authorizations under the plans to be increased each year by up to an additional 1.5% and 1% of the outstanding shares as at the end of the previous financial year. In addition, the Indenture pursuant to which the 2022 Convertible Notes were issued provides for an additional equity issuance by us of $60 million worth or Ordinary Shares within a period of two years from the date of the Indenture; if such equity issuance is not completed within the required time period, then the interest rate applicable under the Indenture will increase. Further, management may, subsequent to Closing and in order to raise additional capital, enter into a new instrument or agreement, such as a committed equity facility and/or at the market equity facility, that provides for the issuance of Ordinary Shares by us and creates further dilution.

We do not expect to pay any dividends in the foreseeable future.

We have never declared or paid any dividends on our Ordinary Shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business.

Our board of directors has sole discretion over whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant. In addition, the Israel Companies Law imposes restrictions on our ability to declare and pay dividends. Payment of dividends may also be subject to Israeli withholding taxes.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our Ordinary Shares is and will be influenced by the research and reports that industry or securities analysts publish about us or our business. If no or few securities or industry analysts commence coverage of us, the trading price for our Ordinary Shares would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our results of operations fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We may issue additional Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Ordinary Shares.

We may issue additional Ordinary Shares or other equity securities in the future in connection with, among other things, future capital raising and transactions and future acquisitions, without your approval in many circumstances. Our issuance of additional Ordinary Shares or other equity securities would have the following effects:

•	our existing Shareholders’ proportionate ownership interest in us may decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease; and

•	the relative voting strength of each previously outstanding Company Ordinary Share may be diminished.

Risks Related to the Convertible Notes

Our indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Convertible Notes.

In the future, we may seek to raise or borrow additional funds to expand our product or business development efforts, make acquisitions or otherwise fund or grow our business and operations. Our indebtedness could have important consequences to the holders of the Convertible Notes, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•

requiring us to dedicate a portion of our cash flow from operations to principal and interest payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	making it more difficult for us to optimally capitalize and manage the cash flow for our businesses;

•	limiting our flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate;

•	possibly placing us at a competitive disadvantage compared to our competitors that have less debt;

•	limiting our ability to borrow additional funds or to borrow funds at rates or on other terms that we find acceptable; and

•	exposing us to the risk of increased interest rates because certain of our borrowings may be subject to variable rates of interest.

In addition, it is possible that we may need to incur additional indebtedness in the future in the ordinary course of business. The terms of the Indenture that governs the Convertible Notes allow us to incur additional debt subject to certain limitations; however, there is no assurance that additional financing will be available to us on terms favorable to us, if at all. In addition, if new debt is added to the then existing debt levels, the risks described above could intensify.

Our Indenture contains restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our indebtedness. See “Description of Securities—Convertible Notes.”

We may be able to incur substantial indebtedness. This could exacerbate the risks to our financial condition described above and prevent us from fulfilling our obligations under the Convertible Notes.

We may be able to incur significant additional indebtedness in the future and this could result in additional risk. Although our Indenture contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the Convertible Notes, subject to any collateral arrangements, the holders of that debt will be entitled to share ratably in any proceeds distributed in connection with our insolvency, liquidation, reorganization, dissolution or other winding up as a company. This may have the effect of reducing the amount of proceeds paid to our creditors and shareholders. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new indebtedness is added to our current indebtedness levels, the related risks that we now face could increase. Any of these risks could materially impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

Our obligation to offer to redeem the Convertible Notes upon the occurrence of a fundamental change will be triggered only by certain specified transactions, and may discourage a transaction that could be beneficial to the holders of our Ordinary Shares and the Convertible Notes.

The term “fundamental change” in the Indenture is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or the market value of the new notes or our Ordinary Shares. See “Description of Securities—Convertible Notes—Fundamental Change.” The delisting of our shares from trading on Nasdaq is a fundamental change. Our obligation to offer to redeem the new notes upon a fundamental change would not necessarily afford holders of such notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. If a fundamental change occurs, there are no assurances that we will have sufficient funds to redeem the Convertible Notes. See “— Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the Convertible Notes.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the Convertible Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the Convertible Notes, depends on our financial condition and results of operations, which in turn are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Convertible Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Convertible Notes. Our ability to restructure or refinance our debt will depend on, among other things, the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the Indenture that governs the Convertible Notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

Further, our Indenture contains provisions that will restrict our ability to dispose of assets and use the proceeds from any such disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the Convertible Notes.

If we cannot make scheduled payments on our indebtedness, to the extent applicable, we will be in default and holders of the Convertible Notes could declare all outstanding principal and interest to be due and payable, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. If we breach the covenants under our debt instruments, we would be in default under such instruments. The holders of such indebtedness could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your entire investment in the Convertible Notes.

The Indenture contains terms which restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The Indenture contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including, among other things, restrictions on our ability to merger or consolidate. These covenants may limit our ability to optimally operate our business. As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants in the Indenture or the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date and the termination of future funding commitments by our lenders. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our results of operations and financial condition could be adversely affected.

There is no existing public trading market for the Convertible Notes, and holders’ ability to sell the Convertible Notes will be limited.

There is no existing public market for the Convertible Notes. No market for the Convertible Notes may develop, and any market that develops may not persist. We cannot assure the noteholders as to the liquidity of any market that may develop for the Convertible Notes, their ability to sell their Convertible Notes or the price at which they would be able to sell their Convertible Notes. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The liquidity of any trading market and the trading price of such notes may be adversely affected by changes in our financial performance or prospects and by changes in the financial performance of or prospects for companies in our industry generally.

Even though the Convertible Notes are convertible into our Ordinary Shares, the terms of the Convertible Notes will not provide protection against some types of important corporate events.

The Convertible Notes are convertible into our Ordinary Shares. Certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “fundamental change” under the Convertible Notes. See “Description of Securities—Convertible Notes.”

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

There can be no assurances that any rating assigned to our debt securities will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Convertible Notes. Credit ratings are not recommendations to purchase, hold or sell the Convertible Notes, and may be revised or withdrawn at any time. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Convertible Notes. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Convertible Notes is subsequently lowered or withdrawn for any reason, our noteholders may not be able to resell their Convertible Notes at a favorable price or at all.

USE OF PROCEEDS

All of the ordinary shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

We will not receive any proceeds from the sale of the Registered Securities by the Selling Securityholders pursuant to this prospectus. We also will not receive any proceeds from the sale of securities by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. We could receive up to an aggregate of approximately $212.9 million in cash proceeds if all of the Warrants registered for resale by the Selling Securityholders are exercised for cash. However, we will only receive such proceeds if and when the warrant holders exercise the Warrants. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the trading price of our Ordinary Shares and the spread between the exercise price of the Warrant and the trading price of our Ordinary Shares at the time of exercise. The exercise price of our Warrants is $11.50 per share and the closing price of our Common Stock as of January 12, 2023, was $3.22. Accordingly, we believe that it is currently unlikely that Warrant holders will exercise their Warrants. See “Summary of the Prospectus,” “Risk Factors—The exercise price for our public warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the public warrants are more likely to expire worthless” for further details. The likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the trading price for our Ordinary Shares remains less than $11.50 per share, we believe our Warrant holders will be unlikely to exercise their Warrants. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease, or we may not receive any cash proceeds at all. We do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on our primary sources of cash discussed elsewhere in this prospectus to continue to support our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

MARKET PRICE OF OUR SECURITIES

Our Ordinary Shares began trading on the Nasdaq Global Market under the symbol “SLNA”, and our Public Warrants began trading on the Nasdaq Global Market under the symbol “SLNAW”, in each case on October 27, 2022. On January 12, 2023, the closing sale prices of our Ordinary Shares and Public Warrants were $3.22 and $0.0760, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of certain financial information of BOA and Selina, adjusted to give effect to the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

BOA was formed as a Delaware corporation on October 26, 2020. BOA was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. As of June 30, 2022, there was $230.0 million held in the Trust Account.

Selina is a company organized under the laws of the United Kingdom. Selina operates as a holding company. The group operates in the hospitality and real estate industries, blending beautifully designed accommodation options with coworking, recreation, wellness, and local experiences. Selina provides guests with a global infrastructure to seamlessly travel and work abroad.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2022, combines the consolidated historical statements of financial position of Selina and the historical balance sheet of BOA on a pro forma basis as if the Transactions had been consummated on June 30, 2022.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022, and the year ended December 31, 2021, combines the consolidated historical statement of profit or loss of Selina, and historical statements of operations of BOA, for such periods on a pro forma basis as if the Transactions had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information has only been presented for illustrative purposes. The financial results may have been different had Selina and BOA been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had Selina and BOA been combined or the future results that Selina will experience after giving effect to the Transactions. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Selina after giving effect to the Transactions. The actual financial position and results of operations of Selina may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma adjustments represent Selina management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to, and may differ materially from, the information presented as additional information becomes available and analyses are performed. Selina’s management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to Selina’s management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

This information should be read together with the following:

•	Selina’s audited consolidated financial statements and related notes as of December 31, 2021, for the years ended December 31, 2021, and December 31, 2020;

•	Selina’s unaudited condensed consolidated interim financial statements and related notes as of June 30, 2022, for the six-month ended June 30, 2021, and June 30, 2022;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Selina”;

•	BOA’s audited financial statements and related notes as of December 31, 2021 and for the period from October 26, 2020 (inception) through December 31, 2020;

•	BOA’s unaudited condensed financial statements and related notes as of June 30, 2022, and for the six months ended on June 30, 2022, and on June 30, 2021; and

•	Other financial information included elsewhere in this prospectus.

Accounting for the Transactions

The Transactions will be accounted for as an assets acquisition in accordance with IFRS. BOA is not considered a business as defined by IFRS 3 (Business Combinations) given it consists predominately of cash in the Trust Account. Therefore, the Transactions will be accounted for under IFRS 2 (Share-based Payment). Under this method of accounting, there is no acquisition accounting and no recognition of goodwill. BOA will be treated as the “acquired” company for financial reporting purposes, and Selina will be the accounting “acquirer”. This determination was based on an evaluation of the following facts and circumstances:

•	Selina Shareholders will have the largest voting interest in Selina after giving effect to the Transactions;

•	After giving effect to the Transactions, the Selina Board will be comprised entirely of members appointed by Selina;

•	Selina’s senior management will continue in their respective roles after giving effect to the Transactions;

•	Selina’s operations will substantially comprise the ongoing operations of Selina after giving effect to the Transactions; and

•	Selina is the larger entity, in terms of substantive operations and employee base.

Description of the Transactions

On December 2, 2021, Selina and its wholly owned subsidiary, Merger Sub, entered into the Business Combination Agreement with BOA. Pursuant to the Business Combination Agreement, Merger Sub will be merged with and into BOA. As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, BOA will survive the Business Combination as a direct wholly owned subsidiary of Selina.

Immediately prior to the Effective Time, Selina will undergo the Capital Restructuring, as follows:

(i) Selina Preferred Share Redesignation: Redesignation of each outstanding Selina Preferred Share as one Selina Ordinary Share (including shares issued pursuant to Selina Convertible Instrument Conversion);

(ii) Selina Convertible Instrument Conversion: Conversion of Selina Convertible Instruments into Selina Ordinary Shares, which consist of the following instruments: (a) 2018 Warrant Instruments; (b) 2020 Warrant Instrument; (c) Convertible Loan Instrument; (d) Put and Call Options; (e) Term Loan Agreement; and (f) Anti-Dilution Shares. The Selina Convertible Instruments are expected to be converted at the same time, except for the Anti-Dilution Shares, which are expected to be converted prior to the Share Subdivision and following Selina Convertible Instrument Conversion. In addition, the BCA Bridge Loan Warrants will be converted following the PIPE Investment and will not impact, or be impacted by, the Share Subdivision.

(iii) Share Subdivision: Subdivision of each Selina Ordinary Shares into such number of Selina Ordinary Shares to cause the value of the outstanding Selina Ordinary Shares immediately prior to the Effective Time and the PIPE Investment, to equal $10.00 per share. Additionally, options and restricted shares issued by Selina under the 2018 Global Plan shall be equitably adjusted to give effect to the Share Subdivision.

Additionally, immediately following the Effective Time, the BOA Class B Conversion will take place, where each issued and outstanding BOA Class B Common Stock, par value $0.0001 per share, shall be automatically converted into one share of BOA Class A Common Stock.

At the Effective Time, immediately following the Capital Restructuring, BOA Class B Conversion and after the BOA Stockholder Redemption, which is required pursuant to BOA Charter, each issued and outstanding share of BOA Class A Common Stock will automatically be converted into the right of the holder thereof to receive one (1) Selina Ordinary Share, and each BOA Warrant outstanding immediately prior to the Effective Time will automatically and irrevocably be assumed by and assigned to Selina and converted into a corresponding Selina Warrant to purchase Selina Ordinary Shares.

PIPE

Concurrently with and following the execution of the Business Combination Agreement, Selina entered into the Subscription Agreements with the PIPE Investors, including Bet on America Holdings LLC, an affiliate of the Sponsor, pursuant to which:

(i) the PIPE Investors have agreed to purchase, and Selina has agreed to sell to the PIPE Investors, at the Effective Time, the PIPE Shares at a price per share of $10.00, for an aggregate purchase price of $54.5 million. The price per share and aggregate purchase price assumes that Selina has affected the Capital Restructuring prior to the Effective Time. In addition, an aggregate of $49.2 million of the aggregate purchase price from the PIPE Financing will be funded to Selina prior to the Effective Time ($10.0 million in 2021 and $39.2 million in 2022) from Bet on America Holdings LLC and other PIPE Investors (collectively, the “Early PIPE Investors”), in return for $12.3 million early payment fees, which will be paid at the Effective Time in Selina Ordinary Shares at the price per share of $10.00; and

(ii) a conditional backstop obligation from Bet on America Holdings LLC for an additional commitment to purchase up to an aggregate of 1,500,000 additional Selina Ordinary Shares at a purchase price of $10.00 per share in the event that the Cash Proceeds Condition is not satisfied at the Closing (the “Sponsors Backstop”). The Sponsors Backstop may be reduced in the event that a threshold amount of fees or expenses payable to certain financial and legal advisors are deferred, waived, reduced, offset or otherwise decreased prior to the consummation of the Business Combination. Neither the Sponsors nor any of BOA’s officers, or directors will otherwise participate in the PIPE Investment.

2022 Convertible Note Investment

On April 22, 2022, Selina entered into convertible note subscription agreements with the 2022 Convertible Note Investors, pursuant to which Selina agreed to issue and sell to the 2022 Convertible Note Investors, in a private placements $147.5 million aggregate principal amount of the 2022 Convertible Notes for an aggregate purchase price of $118.0 million. The 2022 Convertible Notes can be converted into Selina Ordinary Shares at an exercise price of $11.50 per share. In addition, the 2022 Convertible Note Investors were issued 4,274,929 non-redeemable warrants, which can be exercised to Selina Ordinary Shares for an exercise price of $11.50 each.

Consideration

The following represents the Merger Consideration, assuming no existing Selina Warrants and Selina Warrants issued to holders of BOA Warrants in accordance with the Business Combination Agreement have been exercised:

	Purchase Price*	Shares Issued
Share consideration to BOA	$9,539,990	6,703,999
PIPE Investments	$54,450,000	7,125,000

(*)	The value of Selina Ordinary Shares is reflected at $10.00 per share.

Ownership

The following table summarizes the unaudited pro forma (i) Selina Ordinary Shares outstanding as of June 30, 2022, including Selina Preferred Shares redesignated as Selina Ordinary Shares, after giving effect to the Share Subdivision; (ii) Selina Ordinary Shares issued as part of the Selina Convertible Instrument Conversion, after giving effect to the Share Subdivision (except for the BCA Bridge Loan Warrants which are not subject to the Share Subdivision); and (iii) Selina Ordinary Shares issued to BOA Stockholders and to the PIPE Investors pursuant to the Transactions. The following table excludes: (a) the 2022 Convertible Note Warrants; (b) Selina Warrants issued to BOA Stockholders and Sponsors as part of the Transactions; (c) Selina vested and unvested restricted share units and options; (d) any unallocated shares under Selina’s equity incentive plans.

	Shares	%
BOA	6,703,999	6.9%
Existing Selina Shareholders	82,261,678	85.3%
PIPE Shares	7,125,000	7.4%
BCA Bridge Loan Warrants	375,000	0.4%

Total Selina Ordinary Shares outstanding at closing	96,465,677	100.0%

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2022, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 and the six months ended June 30, 2022 are based on the historical financial statements of BOA and Selina. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF JUNE 30, 2022

(in thousands)

	Selina (Historical)	BOA (Historical)	IFRS Conversion and Presentation Alignment			Pro Forma Adjustments			Pro Forma Combined
Cash	$9,718	$10	$—			$64,655	(C	)	$74,383
Trade and other receivables, net	16,554	—	231	(A	)				16,785
Inventory	2,117	—	—			—			2,117
Assets held for sale	2,500	—	—			—			2,500
Other assets	13,871	—	—			—			13,871
Prepaid expenses	—	231	(231)	(A	)	—			—

Current assets	44,760	241	—			64,655			109,656
Cash held in trust account	—	230,329	—			(230,329)	(F	)	—
Property, equipment and furniture, net	106,135	—	—			—			106,135
Right of use assets	353,930	—	—			—			353,930
Intangible assets, net	5,879	—	—			—			5,879
Goodwill	561	—	—			—			561
Trade and other receivables, net	2,094	—	—			—			2,094
Investment in associates and joint ventures	340	—	—			—			340
Non-current financial assets	3,137	—	—			—			3,137
Security deposits	9,931	—	—			—			9,931
Other assets	1,115		—			—			1,115

Total assets	$527,882	$230,570	$—			$(165,674)			$592,778

Trade payables and other liabilities	$56,316	$253	$—			$2,688	(E	)	$59,257
Loans payables	89,666	—	—			(38,015)	(G	)	51,651
Convertible notes	117,083	—	—			(116,265)	(L	)	818
Lease liabilities	51,784	—	—			—			51,784
Derivative financial liabilities	83,158	—	—			(83,158)	(H	)	—
Convertible note designated to FVTPL	—	—	—			118,000	(I	)	118,000
Warrants	27,388	—	—			(27,388)	(J	)	—
Income tax payable	—	9	—			—			9
Franchise tax payable	—	100	—			—			100

Current liabilities	425,395	362	—			(144,138)			281,619
Loan payable, net of current portion	111,277	—	230,020	(B	)	(275,531)	(K	)	65,766
Lease liabilities, net of current portion	397,646	—	—			—			397,646
Accounts payable to related parties	3,472	—	—			—			3,472
Deferred tax liability	336	—	—			—			336
Employee payables	7,456	—	—			—			7,456
Deferred underwriting commissions	—	8,050	—			(8,050)	(M	)	—
Derivative warrant liabilities	—	2,410	—			—			2,410

Total liabilities	945,582	10,822	230,020			(427,719)			758,705

Redeemable Class A common stock, $0.0001 par value; 23,000,000 as of June 30, 2022 and December 31, 2021, respectively, subject to possible redemption at $10.00 per share	—	230,020	(230,020)	(B	)	—			—
Shareholders’ equity
Common stock	236	—	—			253	(N	)	489
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	—	1	—			(1)	(Q	)	—
Additional paid-in capital	194,161	—	—			329,533	(R	)	523,694
Currency translation adjustment	2,575	—	—			—			2,575
Accumulated deficit	(613,787)	(10,273)	—			(67,740)	(S	)	(691,800)

Total equity	(416,815)	(10,272)	—			262,045			(165,042)

Non-controlling interest	(885)	—	—			—			(885)
Total liabilities and equity	527,882	230,570	—			(165,674)			592,778

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2022

(in thousands)

	Selina (Historical)	BOA (Historical)	Presentation Alignment		Pro Forma Adjustments			Pro Forma Combined
Revenues	$86,477	$—	$—		$—			$86,477
Cost and expenses:
Cost of sales food and beverage	(12,570)	—	—		—			(12,570)
Payroll and employee expenses	(43,472)	—	(6)	(AA1)	—			(43,478)
Insurance, utilities and other property maintenance costs	(13,374)	—	(138)	(AA1)	—			(13,512)
Legal, marketing, IT and other operating expenses	(30,452)	—	(656)	(AA1)	—			(31,108)
Depreciation and amortization	(14,749)	—	—		—			(14,749)
General and administrative expenses	—	(700)	700	(AA1)	—			—
Franchise tax expense	—	(100)	100	(AA1)	—			—
Total cost and expenses	(114,617)	(800)	—		—			(115,417)

Loss from operations activity before impairment and government grants	(28,140)	(800)	—		—			(28,940)

Impairment and write-off of non-current assets	(4,963)	—	—		—			(4,963)
Government grants	1,241	—	—		—			1,241
Loss from operations activity	(31,862)	(800)	—		—			(32,662)

Finance income	57	—	317	(AA1)	(317)	(CC	)	57
Finance costs	(64,624)	—	—		35,589	(DD	)	(29,035)
Gain on net monetary position	1,618	—	—		—			1,618
Share of loss in associates	28	—	—		—			28
Sales of assets	(83)	—	—		—			(83)
Interest income on marketable securities held in Trust Account	—	317	(317)	(AA1)	—			—
Underwriting discounts and offering costs attributed to derivative warrant liability	—	—	—		—			—

Change in fair value of derivative warrant liability	—	5,473	—		—			5,473

Gain (loss) before income taxes	(94,866)	4,990	—		35,272			(54,604)
Income tax expense	(614)	(9)	—		—			(623)

Net loss	$(95,480)	$4,981	$—		$35,272			$(55,227)
Non-controlling interest	672	—	—		—			672

Net loss attributable to Equity holders of the parent	$(94,808)	$4,981	$—		$35,272			$(54,555)
Net loss per share attributable to ordinary shareholders, basic and diluted	$(4.32)	$0.17

Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	21,946,258	28,750,000
Basic and diluted net income (loss) per share, Class A common stock		$0.17

Basic and diluted weighted average shares outstanding, Class A common stock		23,000,000
Basic and diluted net income (loss) per share, Class B common stock		$0.17

Basic and diluted weighted average shares outstanding, Class B common stock		5,750,000
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted								$(0.57)

Pro forma weighted average ordinary shares outstanding, basic and diluted								96,465,677

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands)

	Selina (Historical)	BOA (Historical)	Presentation Alignment			Pro Forma Adjustments			Pro Forma Combined
Revenues	$92,737	$—	$—			$—			$92,737
Cost and expenses:
Cost of sales food and beverage	(11,311)	—	—			—			(11,311)
Payroll and employee expenses	(57,162)	—	(18)	(AA	)	—			(57,180)
Insurance, utilities and other property maintenance costs	(31,480)	—	(252)	(AA	)	—			(31,732)
Legal, marketing, IT and other operating expenses	(33,676)	—	(803)	(AA	)	(8,711)	(BB	)	(43,190)
Depreciation and amortization	(31,235)	—	—			—			(31,235)
General and administrative expenses	—	(873)	873	(AA	)	—			—
Franchise tax expense	—	(200)	200	(AA	)	—			—
Listing services expense	—	—	—			(66,614)	(U)		(66,614)

Total cost and expenses	(164,864)	(1,073)	—			(75,325)			(241,262)

Loss from operations activity before impairment and government grants	(72,127)	(1,073)	—			(75,325)			(148,525)

Impairment and write-off of non-current assets	(11,153)	—	—			—			(11,153)
Government grants	2,099	—	—			—			2,099
Loss from operations activity	(81,181)	(1,073)	—			(75,325)			(157,579)

Finance income	90	—	12	(AA	)	(87)	(CC)		15
Finance costs	(102,914)	—	(438)	(AA	)	39,030	(DD)		(64,322)
Gain on net monetary position	1,725	—	—			—			1,725
Share of loss in associates	62	—	—			—			62
Sales of assets	(661)	—	—			—			(661)
Interest income on marketable securities held in Trust Account	—	12	(12)	(AA	)	—			—
Underwriting discounts and offering costs attributed to derivative warrant liability	—	(438)	438	(AA	)	—			—

Change in fair value of derivative warrant liability	—	6,512	—			—			6,512

Gain (loss) before income taxes	(182,879)	5,013	—			(36,382)			(214,248)
Income tax expense	(2,844)	—	—			—			(2,844)

Net loss	$(185,723)	$5,013	$—			$(36,382)			$(217,092)
Non-controlling interest	1,371	—	—			—			1,371

Net loss attributable to Equity holders of the parent	$(184,352)	$5,013	$—			$(36,382)			$(215,721)
Net loss per share attributable to ordinary shareholders, basic and diluted	$(8.47)	$0.20

Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	21,768,394	25,221,233
Basic and diluted net income (loss) per share, Class A common stock		$0.20

Basic and diluted weighted average shares outstanding, Class A common stock		19,471,233
Basic and diluted net income (loss) per share, Class B common stock		$0.20

Basic and diluted weighted average shares outstanding, Class B common stock		5,750,000
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted									$(2.25)

Pro forma weighted average ordinary shares outstanding, basic and diluted									96,070,084

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2022 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 and the six months ended June 30, 2022 are based on the historical financial statements of Selina and BOA.

The historical financial statements of Selina have been prepared in accordance with IFRS. The historical financial statements of BOA have been prepared in accordance with U.S. GAAP. The historical financial information of BOA has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information (see note B below).

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes.

Selina and BOA did not have any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 assumes that the Transactions occurred on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 and the six months ended June 30, 2022 presents pro forma effect to the Transactions as if it had been completed on January 1, 2021.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 has been prepared using, and should be read in conjunction with, the following:

•	BOA’s unaudited balance sheet as of June 30, 2022, and the related notes included elsewhere in this prospectus; and

•	Selina’s unaudited condensed consolidated statement of financial position as of June 30, 2022, and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	BOA’s audited statement of operations for the year ended December 31, 2021, and the related notes included elsewhere in this prospectus; and

•	Selina’s audited consolidated statement of profit or loss for the year ended December 31, 2021 and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 has been prepared using, and should be read in conjunction with, the following:

•	BOA’s unaudited statement of operations for the six months ended June 30, 2022, and the related notes included elsewhere in this prospectus; and

•	Selina’s unaudited condensed consolidated statements of profit and loss for the six months ended June 30, 2022, and the related notes included elsewhere in this prospectus.

Selina’s management has made significant estimates and assumptions in its determination of the pro forma adjustments.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Selina believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Selina believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Selina. They should be read in conjunction with the historical financial statements and notes thereto of BOA and Selina.

2. Accounting Policies

Management is performing a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Selina. The historical financial information of BOA has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information (see note B).

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The pro forma financial information reflects transaction related adjustments management believes are necessary to present fairly Selina’s pro forma results of operations and financial position following the closing of the Transactions as of and for the periods indicated.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company following consummation of the Transactions filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 and the six months ended June 30, 2022 are based upon the number of outstanding Selina Ordinary Shares, assuming the Transactions occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

The adjustments included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2022 are as follows:

(A)	Reflects the reclassification adjustments to align BOA’s historical balance sheet with the presentation of Selina’s financial statements.

(B)

Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of BOA Class A Common Stock subject to redemption into Non-Current Liabilities (Loan payable, net of current portion).

(C)	Represents pro forma adjustments to the cash balance to reflect the following:

	(In thousands)
Reclassification of investments held in Trust Account	$230,329	(F)
Redemption payment	(220,730)	(C1)
Proceeds from exercise of warrants	27	(C2)
Repayment of Convertible Loan Instrument	(37,185)	(C3)
Issuance of the 2022 Convertible Note	118,000	(I)
Proceeds from the PIPE Investment	39,450	(C4)
Selina transaction expenses	(15,441)	(E)
BOA transaction expenses	(8,400)	(E1)
BOA deferred underwriting commissions payable	(2,500)	(M)
Repayment of loans	(38,895)	(T)

	$64,655	(C)

(C1)	Reflects the redemption of 22,046,001 shares BOA Class A Common Stock, and the payment of $220.7 million to holders of BOA Class A Common Stock subject to redemption.

(C2)

Represents the proceeds of $27 thousand from the exercise of an aggregate of 2,711,912 2018 Warrants and 2020 Warrants, both with an exercise price of $0.01, to be converted as part of the Selina Convertible Instrument Conversion.

(C3)

Represents the repayment of $37.2 million to six 2022 Convertible Note Investors who chose to participate in the 2022 CLA instead of converting their portion of the Convertible Loan Instrument as part of the Selina Convertible Instrument Conversion (representing approximately 22.5% of the Convertible Loan Instrument holders). For the purposes of the pro forma herein, it was assumed that the repayment occurred immediately prior to the Transactions and was not subject to the Capital Restructuring.

(C4)

Reflects $39.5 million of the proceeds from the issuance and sale of 7,125,000 Selina Ordinary Shares in a private placement according to the Subscription Agreements. It excludes the $15.0 million of proceeds, were received from two of the Early PIPE Investors before the Transactions, and as thus, are already reflected in Selina’s cash and cash equivalents balance as of June 30, 2022.

(E)

Represents additional specific incremental transaction expenses including fees, costs and expenses incurred by Selina in consummating the Transactions, such as bankers’ fees, legal fees, advisory fees, etc. The transaction expenses are approximated at $18.1 million, of which $15.4 million is paid in cash, concurrently with the Transactions, and the remaining $2.7 classified as current Trade payables and other liabilities. In addition, out of the $18.1 million transaction expense, $17.8 million will be recognized as a decrease to additional paid-in capital, and the remaining $0.3 million will be attributed to the issuance of Selina Warrants, and accordingly recognized as an expense in the statements of operations.

(E1)	Represents additional incremental transaction expenses of $8.4 million incurred by BOA in consummating the Transactions, that were not paid prior to the consummation of the Transactions.

(F)	Reflects the reclassification of $230.3 million of United States Treasury Bills held in the Trust Account that becomes available following the Transactions.

(G)

Represents the elimination of the current loan payable as follows: (i) agreed loan repayment ($3.1 million, see note V2); (ii) issuance of Selina Ordinary Shares to the two Early PIPE Investors ($13.1 million, see note C4); (iii) repayment of the BCA Bridge Loan ($20.6 million, see note V4); and (iv) repayment of outstanding loans to two of the PIPE Investors ($1.2 million, see note V5).

(H)

Represents the elimination of the derivative financial liabilities as follows: (i) repayment of the Convertible Loan Instrument ($14.8 million, see note C3); (ii) conversion of the Term Loan Agreement ($17.3 million, see note W3); and (iii) conversion of the Convertible Loan Instrument ($51.0 million, see note W2).

(I)

Reflects the proceeds of $118.0 million from the issuance of the 2022 Convertible Notes, including warrants liability of approximately $2.5 million. The 2022 Convertible Notes will be designated at fair value through profit and loss, according to IFRS 9.

(J)	Represents the elimination of the 2020 Warrant liability ($23.9 million, see note W1) and the BCA Bridge Loan Warrants liability ($3.4 million, see note O3), as part of the exercise of such warrants.

(K)

Represents the elimination of the long-term loan payable as follows: (i) repayment of outstanding loans to two of the PIPE Investors ($5.0 million, see note V5); (ii) repayment of a loan from related parties ($2.3 million, see note V1); (iii) conversion of the Term Loan Agreement ($38.2 million, see note W3); and (iv) reclassification of BOA Class A Common Stock subject to redemption to permanent equity ($230.0 million, see note R1).

(L)	Represents the repayment of part of the Convertible Loan Instrument ($26.4 million, see note C3) and the conversion of most of the Convertible Loan Instrument ($89.9 million, see note W2).

(M)

Reflects the reclassification of $8.1 million of BOA’s deferred underwriting commissions. $1.1 m of the fees were reduced and will be recognized as a decrease to additional paid-in capital (see note R3), $2.5 million are payable upon closing of the Transactions in cash, and $4.5 million will be considered as part of the PIPE, and will be paid, at the Effective Time, in an aggregate of 450,000 Selina Ordinary Shares at the price per share of $10.00.

(N)	Represents pro forma adjustments to Selina’s share capital, as presented in the table below:

	(In thousands)
Selina Convertible Instrument Conversion	$155	(W)
Issuance of Anti-Dilution Shares	26	(O1)
Share Subdivision	—	(O2)
Conversion of the BCA Bridge Loan Warrants	2	(O3)
Issuance of Selina Ordinary Shares to BOA Stockholders	34	(O4)
Issuance of Selina Ordinary Shares to PIPE Investors	36	(O5)

	$253	(N)

The adjustment in the pro forma balance sheet reflects the adjustment to the USD value of Selina’s share capital, as the shares are denominated in par value of $0.01 for the conversions and issuance which occurred prior to the Share Subdivision (see notes W and O1). The adjustment in the pro forma balance sheet reflects the adjustment to the USD value of Selina’s share capital, as the shares are denominated in par value of $0.00506 for the conversions and issuance which occurred after the Share Subdivision (see notes O2, O3, O4 and O5).

(O1)

Represents 2,565,503 Selina Ordinary Shares issued in connection with anti-dilution provisions to its series B and series C Selina Preferred Shares as part of the Transactions (the “Anti-Dilution Shares”).

(O2)

The Share Subdivision didn’t affect the nominal amount of the share capital and the paid-in capital, as it increased the number of Selina Ordinary Shares (by 40,606,526) and reduced the denomination of each Selina Ordinary Shares (from $0.01 to $0.00506). The Share Subdivision is calculated by subtracting the aggregate amount of Selina Ordinary Shares following the Selina Preferred Shares

Redesignation and the Selina Convertible Instrument Conversion and the Anti-Dilution Shares (41,655,152) from the product of (a) 41,655,152 and (b) the Conversion Factor (1.975). The Conversion Factor is the number equal to the result obtained by dividing (a) the Adjusted Equity Value by (b) the product of (i) the Pre-Split Fully Diluted Shares, multiplied by (ii) $10.00.

The Adjusted Equity Value was calculated as the sum of: (a) the Equity Value ($854 million); (b) the Aggregate Company Option Exercise Price ($21.0 million); and (c) the Aggregate Company Warrant Exercise Price ($27 thousand).

The Pre-Split Fully Diluted Shares component of the Conversion Factor was calculated based on the number of Selina Ordinary Shares following the Share Redesignation (23,596,706), Selina Convertible Instruments converted into Selina Ordinary Shares (15,492,943), Anti-Dilution Shares (2,565,504), Selina Ordinary Shares underlying vested and unvested Selina RSUs (673,767) and Selina Ordinary Shares underlying vested and unvested Selina options (1,984,346) as of October 25, 2022 (the date of the Transactions).

(O3)

Represents the number of Selina Ordinary Shares issued to the BCA Bridge Loan lenders as part of the Transactions, following the PIPE Investment and therefore not subject to the Capital Restructuring. Calculated as 15% of the aggregate principal amount of $25.0 million divided by Selina Ordinary Share price following the Capital Restructuring ($10.00).

(O4)

Represents the number of Selina Ordinary Shares issued to BOA Stockholders as part of the Transactions, and calculated as the sum of 953,999 Selina Ordinary Shares issued to holders of BOA Class A Common Stock and 5,750,000 Selina Ordinary Shares issued to holders of BOA Class B Common Stock.

(O5)

Represents the number of Selina Ordinary Shares issued to PIPE Investors as part of the Transactions. Calculated as the aggregate gross proceeds of $54.5 million from the issuance of 5,445,000 Selina Ordinary Shares at a share price of $10.00 per share, in addition to 1,230,000 shares to be issued to the Early PIPE Investors, in return for their early Subscription, and 450,000 shares to be issued to settle the deferred underwriting fees (see note N).

(Q)	Reflects the reclassification of BOA Class B Common Stock into BOA Class A Common Stock and thereafter into Selina Ordinary Shares.

(R)	Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

	(In thousands)
Selina Convertible Instrument Conversion	$220,232	(W)
Issuance of Anti-Dilution Shares	(26)	(O1)
Share Subdivision	—	(O2)
Conversion of the BCA Bridge Loan Warrants	3,438	(O3)
Issuance of Selina Ordinary Shares to BOA Stockholders	(34)	(O4)
Reclassification of BOA Class A Common Stock subject to redemption	9,290	(R1)
Listing services expense	66,614	(U)
Issuance of Selina Ordinary Shares to PIPE Investors	57,058	(O5)
Selina capitalized transaction expenses	(17,817)	(E)
Reclassification of BOA deficit	(10,273)	(R2)
Deferred underwriting fees reduction	1,050	(R3)
Adjustment of par value of BOA Class B Common Stock	1	(Q)

	$329,533	(R)

(R1)	Reflects the reclassification of $230.3 million related to BOA Class A Common Stock subject to redemption to permanent equity, net of $220.7 million BOA redemption payments (see note C1).

(R2)

Represents the amount of the formation and operating costs recorded in BOA, general and administrative expenses, as well as income for change in fair value of derivative warrant liabilities and finance income resulted from the derivative warrant liabilities.

(R3)	Represents the reduction of the deferred underwriting fees by $1.1 million, recognized as a decrease to additional paid-in capital.

(S)	Represents pro forma adjustments to accumulated deficit to reflect the following:

	(In thousands)
Reclassification of BOA accumulated deficit	$10,273	(R2)
BOA transaction expenses	(8,400)	(E1)
Selina transaction expenses	(311)	(E)
Listing services expense	(66,614)	(U)
Finance expense from loans’ repayments	(2,688)	(T)

	$(67,740)	(S)

(T)	Represents the repayment of five loans in connection with the Transactions, amounting to $38.9 million, as follows:

	(In thousands)
Repayment of loan from related parties	$2,330	(V1)
Loan repayment	3,100	(V2)
Repayment of new term loan	1,097	(V3)
Repayment of the BCA Bridge Loan	26,168	(V4)
Repayment of PIPE Investors loans	6,200	(V5)

	$38,895	(T)

The adjustment to the pro forma accumulated deficit is comprised of the following: (i) $5.6 million due to the BCA Bridge Loan (see note V4); (ii) $1.1 million due to the new term loan (see note V3); and (iii) $4.0 million due to the Convertible Loan Instrument repayment (see note C3).

(V1)	Represents the $2.3 million repayment of a 2016 loan from several Selina Shareholders, which became due following the Transactions.

(V2)	Represents an agreed loan repayment of $3.1 million in connection with the Transactions.

(V3)

Reflects an interest payment of $1.0 million and transaction costs of $97 thousand in relation to a $5.0 million term loan, which was signed on April 14, 2022 and payable upon the closing of the Transactions.

(V4)	Represents the repayment of the BCA Bridge Loan, which comprised of principal amount payment of $25.0 million and additional interest of $1.2 million.

(V5)	Represents the repayment of outstanding loans to two of the PIPE Investors, which is repaid following the Transactions.

(U)	Reflects a non-recurring adjustment for $66.6 million excess of the fair value of the shares issued over the value of the net assets acquired in the Business Combination:

	Six months ended June 30, 2022
	Shares	In thousands
Class A Stockholders	953,999
Class B Stockholders	5,750,000
Total BOA’s Stocks	6,703,999
Market value per BOA’s Stock at June 30, 2022	$9.79
Total Fair value of BOA’s Stocks at the June 30, 2022		$65,632
– BOA Private Placement Warrants	6,575,000
– BOA Public Warrants	7,666,667
Total BOA’s Warrants	14,241,667
Fair value of BOA’s Private Placement Warrants at June 30, 2022		1,183
Market value of BOA’s Public Warrants at June 30, 2022		1,227
Total fair value of BOA’s Warrants as of June 30, 2022		2,410
Total fair value of BOA’s Stocks and Warrants		68,042
Net assets of BOA at June 30, 2022		219,748
Removal of Derivative warrant liabilities from net assets		2,410
BOA redemption payments		(220,730)

Net assets of BOA acquired at June 30, 2022		1,428

Difference—being IFRS 2 charge for listing services		$66,614

(W)

Reflects the conversion of 15,492,943 redeemable convertible instruments, 0.01 USD par value, outstanding as of June 30, 2022, into Selina Ordinary Shares, as part of the Selina Convertible Instrument Conversion, prior to the Share Subdivision, as set forth below:

	Shares
Exercise of warrants	2,711,912	(W1)
Conversion of the Convertible Loan Instrument	9,328,321	(W2)
Conversion of the Term Loan Agreement	3,452,710	(W3)
	15,492,943	(W)

(W1)

Represents the issuance of Selina Ordinary Shares in connection with the exercise of the 2018 Warrants and 2020 Warrants, as follows: (i) 330,275 Selina Ordinary Shares issued for the exercise of the 2018 Warrants; and (ii) 2,381,637 Selina Ordinary Shares issued for the exercise of the 2020 Warrants.

(W2)	Represents the issuance of 9,328,321 Selina Ordinary Shares resulting from the conversion of the Convertible Loan Instrument.

(W3)	Represents the issuance of 3,452,710 Selina Ordinary Shares resulting from the conversion of the Term Loan Agreement.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(AA)

Reclassifications of BOA’s $1,073 thousand operating expenses and $426 thousand other expenses to their equivalent line item in Selina’s statement of profit or loss as follows: (i) $803 thousand as Legal, marketing, IT and other operating expenses; (ii) $252 thousand as Insurance, utilities and other property maintenance costs; (iii) $18 thousand as Payroll and employee expenses; (iv) $12 thousand as Finance income; and (v) $438 thousand as Finance costs.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2021 (in thousands )

	BOA (Historical)	Reclassifications	BOA (Reclassified)
Payroll and employee expenses	$—	$(18)	$(18)
Insurance, utilities and other property maintenance costs	—	(252)	(252)
Legal, marketing, IT and other operating expenses	—	(803)	(803)
General and administrative expenses	(873)	873	—
Franchise tax expense	(200)	200	—

Total operating expenses	(1,073)	—	(1,073)

Finance income	—	12	12
Finance costs	—	(438)	(438)
Interest income on marketable securities held in Trust Account	12	(12)	—
Underwriting discounts and offering costs attributed to derivative warrant liability	(438)	438	—

Total other expenses	(426)	—	(426)

Total operating and other expenses	$(1,499)	$—	$(1,499)

(AA1)

Reclassifications of BOA’s $800 thousand operating expenses and $317 thousand other income to their equivalent line item in Selina’s statement of profit or loss as follows: (i) $656 thousand as Legal, marketing, IT and other operating expenses; (ii) $138 thousand as Insurance, utilities and other property maintenance costs; (iii) $6 thousand as Payroll and employee expenses; and (iv) $317 thousand as Finance income.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (in thousands)
	BOA (Historical)	Reclassifications	BOA (Reclassified)
Payroll and employee expenses	$—	$(6)	$(6)
Insurance, utilities and other property maintenance costs	—	(138)	(138)
Legal, marketing, IT and other operating expenses	—	(656)	(656)
General and administrative expenses	(700)	700	—

	BOA (Historical)	Reclassifications	BOA (Reclassified)
Franchise tax expense	(100)	100	—

Total operating expenses	(800)	—	(800)

Finance income	—	317	317
Finance costs	—	—	—
Interest income on marketable securities held in Trust Account	317	(317)	—
Underwriting discounts and offering costs attributed to derivative warrant liability	—	—	—

Total other expenses	317	—	317

Total operating and other expenses	$(483)	$—	$(483)

(BB)	Represents transaction expenses of Selina and BOA:

	Six months ended June 30, 2022	Year ended December 31, 2021
Selina transaction expenses	$—	$(311)	(E)
BOA transaction expenses	—	(8,400)	(E1)
Total Legal, marketing, IT and other operating expenses	$—	$(8,711)	(BB)

(CC)

Represents: (i) cancellation of interest earned on money in the Trust Account; and (ii) elimination of finance income from Selina’s converted instruments as part of the Selina Convertible Instrument Conversion, as follows:

	Six months ended June 30, 2022	Year ended December 31, 2021
Elimination of finance income on marketable securities held in Trust Account	$(317)	$(12)
Elimination of finance income from Selina’s converted instruments	—	(75)
Total Finance income	$(317)	$(87)	(CC	)

(DD)

Represents: (i) elimination of finance expense from the Selina Convertible Instruments as part of the Selina Convertible Instrument Conversion; (ii) estimated finance expense related to new instruments; (iii) finance expenses related to the agreed loan repayment (see note V2); and (iv) elimination of finance costs related to settled loans and instruments, as follows:

	Six months ended June 30, 2022	Year ended December 31, 2021
Elimination of finance expenses from Selina’s converted instruments	$31,932	$50,289
Estimated finance expense related to new instruments	(4,425)	(15,291)
Gain (loss) expected to be recognized from the repayment of the Convertible Loan Instrument	—	4,032	(C3)
Elimination of finance costs related to settled loans and instruments	8,082	—

Total Finance costs	$35,589	$39,030	(DD)

4. Earnings (loss) per share

Net earnings (loss) per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2021. As the Transactions are being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire period presented, as follows:

	Six months ended June 30, 2022	Year ended December 31, 2021
Pro forma net earnings (loss)	$(54,555)	$(215,721)
Weighted average shares outstanding – basic and diluted	96,465,677	96,070,084
Net loss per share – basic and diluted	$(0.57)	$(2.25)
Weighted average shares outstanding – basic and diluted
Selina Ordinary Shares issued to stockholders of BOA Common Stocks(a)	6,703,999	6,703,999
Existing Selina Shareholders(b)(c)	82,261,678	81,866,085
Selina Ordinary Shares issued to PIPE Investors(d)	7,125,000	7,125,000
Selina Ordinary Shares issued to the BCA Bridge Loan Warrants(e)	375,000	375,000

Weighted average shares outstanding – basic and diluted	96,465,677	96,070,084

(a)	Selina Ordinary Shares issued to holders of BOA Common Stock:
•

Calculated as the sum of 953,999 Selina Ordinary Shares issued to holders of BOA Class A Common Stock and 5,750,000 Selina Ordinary Shares issued to holders of BOA Class B Stocks (after giving effect to the conversion of such BOA Class B Common Stock into BOA Class A Common Stock (see note O4).

(b)

Existing Selina Shareholders: For year ended December 31, 2021 it is calculated as the sum of (i) Selina weighted average shares outstanding – basic and diluted for financial year 2021; (ii) Selina Ordinary Shares as issued as part of the Selina Convertible Instrument Conversion (see note W); and (iii) Selina Ordinary Shares issued in relation to the Anti-Dilution Shares prior to the Transactions (see note O1), which are multiplied by the Conversion Factor (1.975).

(c)

The pro forma basic and diluted Selina Ordinary Shares excludes: (i) 4.3 million 2022 Convertible Note Warrants, with an exercise price of $11.5 per warrant; (ii) 12.8 million Selina Ordinary Shares which are subject to the conversion of the 2022 Convertible Notes; and (iii) 5.3 million Selina vested and unvested restricted share units and options.

(d)	Selina Ordinary Shares issued to PIPE Investors: as detailed above (see note O5).

5. Insignificant acquisitions

The unaudited pro forma condensed combined statement of operations of Selina for the year ended December 31, 2021, does not include the pre-acquisition results of RAY Enterprise as it was not considered significant for the purposes of presenting Article 11 pro forma information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SELINA

You should read the following discussion and analysis of our financial condition and results of operations together with our historical audited consolidated financial statements and related notes, and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2022 and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “Selina” are intended to mean the business and operations of Selina and its consolidated subsidiaries.

Overview

We are one of the largest operators of lifestyle and experiential Millennial- and Gen Z-focused hotels, with 163 destinations opened or secured in 25 countries across 6 continents.

Our mission is to create meaningful connections between people. We design and operate attractive, welcoming destination hotels, where travelers can stay indefinitely, work remotely, explore, and authentically immerse themselves in an environment that embraces and reflects local culture, and where local residents and travelers alike can engage and enjoy on-site food and beverage, wellness, and other social experiences.

Our broad footprint, which spans from urban cities to remote beaches and jungles, has allowed us to build one of the largest Millennial and Gen Z hospitality brands in the world, attracting close to 1 million unique guests as of December 31, 2021, with an average guest age of 32.

Our asset-light sourcing and rapid conversion model allows us to quickly identify underperforming hotels in attractive locations and convert those hotels to Selina-branded destinations in an average time of 140 days. After the conversion, we have historically seen significant increases in revenue compared to the hotel’s previous operations.

As the world rebounds to pre-pandemic levels of activity, we believe our tech-driven platform is ideally situated to take advantage of an increase in both demand for our destinations and supply of underperforming hotels that meet its sourcing criteria.

COVID-19

On March 11, 2020, the World Health Organization officially declared COVID-19 a pandemic, and subsequently, a number of jurisdictions in which we operate enacted extraordinary acts and measures to limit the spread of the virus. These measures included effective social distancing through a combination of national and local quarantines, the implementation of travel bans, and self-imposed quarantine periods. Additionally, governments and central banks reacted with significant monetary and fiscal policy interventions to stabilize economic conditions. As a result of the COVID-19 virus and the corresponding interventions, we experienced a sharp decline in revenues at our hotels as compared to periods prior to March 2020. As a result, we took measures to reduce expenses and cash spend, or to defer payments. For example, we successfully deferred an aggregate of approximately $7.3 million in lease or rent payments from 2020 to 2021 or later. Additionally, we implemented cost reduction measures to mitigate the adverse impacts of COVID-19, which included lower discretionary and overhead spending, including reduced salaries in many cases, as well as an internal reorganization that resulted in the elimination of approximately 180 positions, the temporary closure or partial closure of approximately 85% of our hotels in 2020, and the furlough of certain employees.

New products or solutions for guests have been implemented to better address adjusted market needs as a result of the COVID-19 pandemic, such as focusing on longer stays through the introduction of our Co-Live program in August 2020. We believe we have also improved ongoing forecasting processes to adapt more quickly to dynamic changes in the industry, and in particular in countries where we operate. Additionally, we sought additional financing in 2020 in order to close the liquidity gap, primarily through the issuance of approximately $90 million in convertible loan instruments, as well as other loans and local government aid to provide for liquidity and to fund other general corporate purposes. See “Liquidity and Capital Resources.”

We have experienced an increase in bookings and a reduction in cancellations compared to the second quarter of 2020, however, there is no guarantee that these trends will continue in the future. Our ability to achieve these results in the future will depend, in part, on the prevailing capital market conditions in light of COVID-19. If the pandemic continues longer than expected and further government restrictions are implemented, we will monitor performance, revenue potential, and cash burn, and consider implementing necessary actions such as negotiating payment deferrals, adjusting commercial offers, or labor control. However, significant further funding will likely be required. There can be no assurance that sufficient financing, including financing from Selina’s primary investors, will be available.

The full extent to which the COVID-19 pandemic will directly or indirectly impact us over the longer term remains highly uncertain and dependent on future developments, such as the severity and transmission rate of COVID-19, the introduction and spread of new variants of the virus that may be resistant to currently approved vaccines, the continuation of existing or implementation of new government travel restrictions, the extent and effectiveness of containment measures taken, including mobility restrictions, the timing, availability, and effectiveness of vaccines, and the impact of these and other factors on future lodging demand in general, and on our business in particular.

Recent Developments

The Business Combination and Public Company Costs

Effective October 27, 2022, we and our wholly owned subsidiary, Merger Sub, completed the previously announced Business Combination with BOA and the transactions ancillary thereto. In connection with the completion of the Business Combination, Merger Sub merged with and into BOA, with BOA surviving the Business Combination as our wholly owned subsidiary. Prior to the completion of the Business Combination, holders of approximately 95.8% of the BOA Class A Common Stock issued and outstanding as of such time elected to redeem such shares in accordance with BOA’s amended and restated certificate of incorporation. Following the completion of the Business Combination, the securityholders of BOA immediately prior to such completion became securityholders of Selina, pursuant to the terms of the Business Combination Agreement.

In connection with the completion of the Business Combination, we (i) issued 5.45 million Ordinary Shares to the PIPE Investors at a price per share of $10.00, and (ii) issued and sold $147.5 million aggregate principal amount of Convertible Notes to the Convertible Note Investors for an aggregate purchase price equal to $118.0 million. As additional consideration for the purchase price, the Convertible Note Investor received, among other things, 4,274,929 newly issued Convertible Note Warrants.

Key Trends and Factors Affecting the Results of Selina’s Operations

Supply Growth

A key driver of our revenue growth is our ability to identify and secure attractive properties and to efficiently convert those properties into Selina-branded destinations under preferred commercial terms. We use our proprietary software to identify former or underperforming hotels through real-time market analytics. Approximately 80% of our site acquisitions are done off-market and without the use of brokers. Additionally, the COVID-19 pandemic has created an opportunity for us to acquire properties at prices that are more attractive to us than they were prior to the COVID-19 pandemic.

As we have built-out and refined our real estate platform, our rate of property signings has increased. From January 1, 2019 to December 31, 2020, we secured on average 1.5 properties per month, and for FY 2021, the number of properties we secured per month increased to 3.6. We believe that this increase can partially be attributed to COVID-19. As a result of the COVID-19 pandemic, there has been an increase in the number of distressed properties available to acquire. As such, our strategy is to continue sourcing 50-to-100-room distressed hotels, which we believe it can convert in a cost-effective way.

We anticipate that we will continue to add properties to our portfolio as we further improve our ability to identify underperforming assets and as consumers’ awareness of our brand increases.

We target to operate approximately 100,000 bedspaces by 2025 by opening more locations in its existing markets, as well as entering new markets. Specifically, we are currently considering the possibility of exploring opportunities in the following markets: Europe, the Caribbean islands, Australia/Southeast Asia, and the Middle East & North Africa region.

Ability to Attract and Retain Guests

Our anticipated revenue growth also depends on our ability to continue to attract new guests and create repeat guests through various channels. We attract customers from a variety of channels, including through Online Travel Agencies (“OTAs”), such as Booking.com and Expedia, as well as directly through our website, app, subscription channels, call centers, and physical locations. Because bookings made through OTAs incur channel fees, direct bookings generally are more financially advantageous as they do not incur such fees. During FY 2021, we boasted high direct booking levels, with approximately 52% of all bookings coming directly through Selina channels, up from 42% in FY 2020.

An additional key driver of direct bookings is guest loyalty. We endeavor to continue to create relevant, authentic experiences for our guests, which we believe is the primary means of attracting and retaining our guests. We invest in programs that will build guest loyalty by encouraging repeat and longer stays at our destinations. Through our Co-Live program, we offer subscription packages for 30-night, prepaid stays, allowing guests to stay at any Selina destination with full access to amenities, including, among others, accommodation, co-working, wellness activities, and locally curated events. Through our co-living products, we offer guests the ability to stay even longer than 30 days, while enjoying the same benefits and further discounts. Since the launch of our Co-Live program in August 2020, Selina has sold over 6,800 packages with an average guest subscription cost of over $900 per month.

We also offer a guest loyalty program, Luna, which enables members to earn tokens, funded through hotel assessments, for each qualifying stay at a Selina-branded hotel. Luna members may then use such tokens toward future accommodations. As of December 31, 2021, there were approximately 250,000 Luna members, an increase of 138% compared December 31, 2020. We believe that Luna will continue to encourage guest retention and recurrence.

In September 2020, we acquired the Remote Year brand, including its customer network of over 2,000 professionals and its database of over one million customers. Remote Year offers programs to individuals and businesses to work and learn while traveling around the world. Remote Year continues to exist as its own brand, utilizing our destinations to improve its customer experience. In return, we are able to capitalize on Remote Year’s customer network and database to generate longer-term stays and repeat customers.

We continue to explore other means to enhance our brand loyalty, such as building out a full membership platform, which will confer benefits (including discounts on rooms, food and beverage, and experiences, and free access to wellness classes) in exchange for monthly or annual membership fees. This program would be designed to increase recurring revenues, customer recurrence, and brand loyalty.

Overall, our management believes our ability to generate increasing demand at our locations is driven by three factors:

1.

Increased Awareness and Footprint: From January 1, 2020 to December 31, 2021, we grew from 64 to 100 open and operating destinations and reached over 391 million people with our online content during FY 2021;

2.

Increased Brand Loyalty: Our repeat guest rate increased by approximately 28.5% with repeat guests accounting for 26.1% of all guests in FY 2021 compared to 20.3% in FY 2020. This increase was partially driven by the growth in our loyalty program, which, as of December 31, 2021, had grown to approximately 250,000 members since inception in August 2019; and

3.

Increased, Experienced Manpower: We have continued to build-out and refine our commercial sales team and strategy, which has resulted in high direct booking levels, with approximately 52% of all bookings coming directly through Selina channels in FY 2021, up from 42% in FY 2020.

Macro Travel Industry and Consumer Trends

As a global hospitality company, much of our revenues are derived from international travelers. As discussed in greater detail below, due to both international travel restrictions and domestic restrictions on leisure activities, our occupancies and TRevPOBs were, and continue to be, impacted by the COVID-19 pandemic.

According to the International Air Transport Association’s “20 Year Passenger Forecast,” the number of air passenger journeys to the markets in which Selina currently operates—Latin America, Europe, North America, and Asia Pacific—is expected to recover to pre-COVID levels by 2024. Additionally, travel revenues in Latin America and the U.S., where the majority of Selina’s properties are located, are forecast to recover to near pre-COVID levels by the end of 2022.

There are key shifts in consumer spending patterns that have driven significant demand for our product. Recent studies indicate that the generational groups that we target—Millennial and Gen Z—are the largest age cohorts and account for nearly 44% of the $802 billion global spend on hospitality. This emergent class of traveler also has specific lifestyle and travel preferences that differ from previous generations. Specifically, this class of traveler:

•	prioritizes distinctive experiences (underspending on material goods);

•	values remote working as an essential benefit; and

•	travels specifically with the intention of meeting and befriending other travelers.

As we offer an experience-driven hospitality platform, we believe that we are well-positioned at the intersection of key long-term macro trends. However, changes in short term macro-level consumer spending trends, including as a result of the COVID-19 pandemic and related travel restrictions, could result in fluctuations in our results of operations.

Seasonality

The hospitality industry is seasonal in nature. The periods during which our properties experience higher occupancy vary from property to property, depending principally upon their location, type of property, and competitive mix within the specific location, and may change with changes in overall availability of lodging and hospitality options within a local market.

On a whole-portfolio-basis, we generally expect our total revenue per bedspace, a key business metric described below, to be marginally lower in the second and third quarters of each year due to seasonal factors such as weather and holidays and the current geographic mix of our portfolio (i.e., the majority of our operating properties are currently situated in Central and South America).

While we experience some seasonal variation in revenues due to current geographic mix, the seasonality is offset by our broad geographic footprint, which includes Latin America, Europe, North America, Australia and Asia.

The effect of seasonality will vary as our market mix and product mix continues to evolve. We expect that seasonal revenue variation on a whole-portfolio-basis will decrease as we continue to expand in new and existing markets, thereby reducing geographic concentration.

Key Metrics

The table below sets forth our Key business metrics for the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
Metric	2021	2020	2022	2021
Open bedspaces (at period end)	23,408	18,411	27,415	19,129
Open beds (at period end). . .	18,438	16,138	19,277	16,371
Average daily open beds . . .	16,017	14,481	19,022	15,745
Occupancy rate. . .	32.9%	19.6%	45.5%	28.4%
Total daily revenue per occupied bed (TRevPOB)	$45.86	$34.03	$51.99	$43.51
Total daily revenue per occupied bedspace (TRevPOBs)	$35.13	$29.69	$38.92	$36.50
Total revenue per bedspace . . .	$4,219	$2,118	$3,206	$1,875

Number of Open Bedspaces, Open Beds and Average Daily Open Beds

The number of open bedspaces reflects the total number of bedspaces at opened properties at the end of any given period. Bedspaces is a metric we use to measure the potential sleeping capacity of a given property. It is a static capacity measure, and not one reflecting actual capacity in a given period. Every 5.5m2 of accommodation (sleeping room) area in a property equals one bedspace. Our rooms are designed to be convertible into different modalities and with distinct bed configurations. We offer “Standard” accommodations with one double bed, “Twins” accommodations with two single beds, “Family” accommodations with space designed to accommodate up to four people, and “Community” accommodations with space designed to accommodate up to eight people. At the discretion of property managers, the double bed in a “Standard” accommodation can be replaced with a bunk bed for eight guests, for example. Accordingly, management views the number of bedspaces, instead of the number of physical beds, as the static measure of property capacity because it avoids potentially misleading fluctuations that would arise from the changing room configurations in any given property.

Open beds reflects the total number of beds in inventory at opened properties at the end of any given period.

As our properties have the ability to convert rooms into different bed configurations, the total number of open beds may fluctuate at any given location over any given period.

Given that a majority of our revenues are derived from the sale of rooms or individual beds which are represented by bedspaces, management views the number of open bedspaces and the number of open beds as the most important drivers and indicators of our revenue and as key indicators of our scale.

At December 31, 2021, we had approximately 23,408 open bedspaces, compared to 18,411 open bedspaces at December 31, 2020, which represents a 27% increase in open bedspaces on a year-over-year basis. We had approximately 18,438 open beds at December 31, 2021 compared to approximately 16,138 open beds at December 31, 2020, representing an increase of 14.3% on a year-over-year basis. These increases were a result of the opening of 19 new Selina locations during the period.

At June 30, 2022, we had approximately 27,415 open bedspaces, compared to 19,129 open bedspaces at June 30, 2021, which represents a 43.3% increase in open bedspaces on a period-over-period basis. We had approximately 19,277 open beds at June 30, 2022, compared to approximately 16,371 open beds at June 30, 2021, representing an increase of 17.8% on a period-over-period basis. These increases were a result of the opening of 26 new Selina locations between June 30, 2021 and June 30, 2022.

Average daily open beds is calculated as the total number of beds in inventory over any given period of time on a daily basis. This metric reflects Selina’s daily accommodations capacity and is used in the calculation of occupancy rate.

For FY 2021, we had 16,017 average daily open beds compared to 14,481 average daily open beds in FY 2020, a 10.6% increase year-over-year. This increase was a result of the opening of 19 new Selina locations. For the six months ended June 30, 2022, we had 19,022 average daily open beds compared to 15,745 average daily open beds during the same period ended June 30, 2021, a 20.8% increase period-over-period. This increase was primarily a result of the opening of 26 new Selina locations between June 30, 2021 and June 30, 2022.

Occupancy Rate, Total Daily Revenue Per Occupied Bed and Total Daily Revenue Per Occupied Bedspace

Our management views occupancy rate, total daily revenue per occupied bed (TRevPOB) and total daily revenue per occupied bedspace (TRevPOBs) as key indicators of revenue, as we believe that these metrics measure our ability to attract guests and guests’ spending on property, which in turn directly relate to our revenue and financial performance.

We define our occupancy rate as the number of beds sold divided by the total number of open beds, over any given period.

We define TRevPOB as total revenue, excluding Remote Year revenue, for any given property, for any given period, divided by the number of beds sold in that same period. This measure removes the impact of occupancy, as it reflects total revenue on a per occupied bed basis. Changes in this metric reflect the variability in our business arising from our ability to change room and bed configurations based on demand.

We define TRevPOBs as total revenue, excluding Remote Year revenue, for any given property, for any given period, divided by the number of bedspaces sold in that same period. The number of bedspaces sold is determined by multiplying the occupancy rate for any given period by the average of the total number of open bedspaces at the beginning and end of that period. This measure removes the impact of occupancy, as it reflects total revenue on a per occupied bedspace basis.

For FY 2021, our occupancy rate was 32.9%, compared to 19.6% for FY 2020, which represents approximately a 68.3% increase in occupancy rate during FY 2021 as compared to FY 2020. This increase was a result of increased customer demand and recovery from COVID-19 in FY 2020 offset by the opening of 19 new Selina locations and the addition of 4,997 open bedspaces during the period. For the six months ended June 30, 2022 and 2021, our occupancy rate was 45.5% and 28.4%, respectively, which represents an increase of 60.2%. This increase was primarily a result of increased customer demand and recovery from COVID-19 offset by the opening of 26 new Selina locations and the addition of 8,286 open bedspaces between June 30, 2021 and June 30, 2022.

For FY 2021, our TRevPOB was $45.86, compared to $34.03 for FY 2020, an approximately a 34.8% increase during FY 2021 as compared to FY 2020. For FY 2021, Selina’s TRevPOBs was $35.13, compared to $29.69 for FY 2020, an approximately 22.7% increase during FY 2021 as compared to FY 2020. These increases were a result of a shift in our portfolio composition toward developed markets. Of the 19 new locations opened in FY 2021, 11 locations are situated in developed markets where we are able to achieve higher average room rates, F&B revenue and other products revenue.

For the six months ended June 30, 2022 and June 30, 2021 our TRevPOB was $51.99, and $43.51, respectively, an increase of approximately 19.5%. For the six months ended June 30, 2022, our TRevPOBs was

$38.92, compared to $36.50 for the six months ended June 30, 2021 an approximately 6.6% increase. These increases were a result of a shift in our portfolio composition toward developed markets. Of the 26 new locations opened between June 30, 2021 and June 30, 2022,16 locations are situated in developed markets where we are able to achieve higher average room rates, F&B revenue and other products revenue.

Total Revenue Per Available Bedspace

Total revenue per bedspace is calculated as total revenue, excluding Remote Year revenue, for any given property, for any given period, divided by the average of the total number of open bedspaces at the beginning and end of that period. Management views total revenue per bedspace as a useful measure of comparing performance between locations or cohorts over time, as well as providing an indication of future revenue potential as we continue to grow total bedspaces.

Several factors may explain period-to-period total revenue per bedspace variances:

•

New Selina locations/additional bedspaces typically take several months to achieve mature occupancy rates as hotels stabilize and drive organic bookings. As a result, if a period has a significant increase in bedspaces, this may reduce total revenue per bedspace.

•

Market mix and the composition of our portfolio based on geographic locations can impact our overall total revenue per bedspace. Due to factors such as maturity of the tourism market, as well as local disposable incomes, certain developed markets, such as Israel, European countries, or the United States, typically earn higher total revenue per bedspace, while certain other developing markets, such as most Latin American countries, typically earn lower total revenue per bedspace. Therefore, if the market mix shifts toward lower total revenue per bedspace markets, it may adversely impact the portfolio’s total revenue per bedspace.

•

Seasonal factors (e.g., weather patterns, local attractions, and events or holidays) combined with property location and type can result in period-to-period variances in a particular property’s total revenue per bedspace. Based on historical results, we generally expect our total revenue per bedspace to be lower on a constant portfolio basis in the second and third quarters of each year due to seasonal factors such as weather and holidays, and the current geographic mix of our portfolio. The effect of seasonality will vary as the geographic mix in our portfolio continues to evolve.

For FY 2021, we achieved total revenue per bedspace of $4,219, compared to $2,118 for FY 2020, representing a 99.2% increase. This increase was primarily driven by the 68.3% increase in occupancy year-over-year, which reflected greater customer demand and a shift in our portfolio composition toward developed markets.

For the six months ended June 30, 2022, we achieved total revenue per bedspace of $3,206, compared to $1,875 for the six months ended June 30, 2021, representing a 71.0% increase. This increase was primarily driven by the 60.2% increase in occupancy period-over-period, which reflected greater customer demand and a shift in our portfolio composition toward developed markets.

Components of Results of Operations

Revenue

Our revenue consists of amounts received from guests for rooms, food and beverage, and other, net of discounts and refunds provided to guests. Rooms revenue consists of amounts received from guests for accommodations and subscriptions. Food and beverage revenue consists of amounts received from guests for food and beverage service. Other revenue includes amounts received from guests for tours and transportation, surf and wellness services, retail purchases, and rental of co-working spaces. We expect our revenues to increase on an absolute dollar basis for the foreseeable future to the extent that we continue to see growth in bookings and expand our portfolio of properties.

Cost of Sales Food and Beverage

Cost of sales primarily consists of hotel and restaurant operating inventory, mostly food and beverage supplies. We expect our cost of sales will continue to increase on an absolute dollar basis for the foreseeable future to the extent that we continue to see growth in bookings and expand our portfolio of properties.

Payroll and Employee Expenses

Payroll and employee expenses primarily consist of wages and salaries, social security costs, employee benefits and travel, and equity-settled and cash-settled stock compensation expenses. We expect our payroll and employee expenses to decrease as a percentage of revenues as we continue to institute labor efficiency strategies, including the application of technology to manage labor resources as well as by achieving economies of scale in corporate overhead payroll as the portfolio continues to grow.

Specifically, we expect to incorporate a tool that, if implemented effectively, would enable housekeeping staff to utilize a specified check-list that is personalized for each room. Management believes this application will improve efficiency as it allows property management and staff to engage in preventative and routine maintenance work, which we believe will more effectively manage operating expenses. Additionally, we are in the process of launching an application that would cover all unit-level employees, the primary purpose of which is to forecast labor based off of forecasted occupancy. We expect this tool to better manage guest experience and reduce labor costs by providing management with a tool to flex headcount based on a particular season and day of week and thereby more effectively staffing properties with the necessary labor. Further, we are deploying a proprietary project management tool on a property-by-property basis that will provide our country- and global-teams with greater visibility on the projects and priorities of each property and the corresponding tasks. We believe that this tool will be used to better manage the workflow of properties, which, in turn, will improve labor with more effective management of workload and capacity.

Insurance, Utilities and Other Property Maintenance Costs

Insurance, utilities and other property maintenance costs primarily consist of general liability and property insurance, utilities, including water and electricity, and the costs from daily maintenance and common repairs of our properties. We expect insurance costs to increase on an absolute dollar basis as we continue to expand our portfolio of properties. Utilities and other property maintenance costs are expected to decrease as a percentage of revenue as we invest in strategies and infrastructure to improve energy efficiency and reduce the need for frequent maintenance and repairs.

Legal, Marketing, IT and Other Operating Expenses

Legal, marketing, IT and other operating expenses primarily consist of the cost of acquiring properties, operating permits and licenses, litigation and regulatory compliance, advertising costs, personnel-related expenses for our sales, marketing, and branding, as well as service charges for bookings made through OTAs, and technology and software costs associated with our operations.

We expect to continue to incur additional legal costs as a result of operating as a public company, including expenses to comply with the rules and regulations of the SEC and Nasdaq, as well as higher expenses for corporate insurance, directors’ and officers’ liability insurance, investor relations, audit, and other professional services. Overall, we expect our legal, marketing, IT, and other operating costs will vary from period to period as a percentage of revenue for the foreseeable future.

Depreciation and Amortization

Depreciation and amortization primarily consist of depreciation of right of use assets (primarily our location property leases), property, furniture, fixtures, and equipment used in the operation of our business and capitalized development costs, and amortization of intangible assets. We expect depreciation expense will continue to increase as we enter new leases and make new asset purchases. We expect amortization expense will continue to increase as we purchase or produce more intangible assets, in particular software.

Impairment and Write-off of Non-Current Assets

Impairment and write-off of non-current assets primarily consists of unrecoverable securities, deposits on properties, and project costs on discontinued projects, impairment in the value of investments and the difference between value-in-use, which is an estimate of future cash flows discounted to present value, and the value of assets of a hotel location or cash generating unit including property, plant and equipment, right of use asset, and capitalized interest. We expect to continue to incur impairment and write-off costs of non-current assets related to portfolio properties for the foreseeable future.

Government Grants

Government grants consists of loans and subsidies granted by certain governments in connection with COVID-19 to compensate for payroll and other operating costs during the pandemic, when occupancy rates dropped significantly, negatively impacting our revenues and margins. As we obtained these loans and subsidies in connection with the impact of COVID-19 on business in 2020 and 2021, we view income from government grants as non-recurring gains and do not expect to receive any significant income in the future from government grants, other than the potential forgiveness of some of these outstanding loans received in the U.S.

Income from COVID-Related Rent Concessions

Income from COVID-related rent concessions relates to the reduction in lease payments, which we obtained under certain lease obligations due to the impact of the COVID-19 pandemic. These concessions were obtained as a result of the initial onset of COVID-19 in the first quarter of 2020. We view income from COVID-related rent concessions as a one-time gain and do not expect to receive any additional COVID-related rent concession income in the future.

Finance Income

Finance income primarily consists of gains on extinguishment of debt, gain on derecognition of lease liabilities, and interest income. We expect our finance income will vary from period to period for the foreseeable future depending on circumstances surrounding our financial liabilities.

Finance Costs

Finance costs primarily consist of interest expense on bank loans and overdrafts, interest expense on debt, leasing arrangements, unrealized foreign exchange losses on lease liabilities, and finance expense on financial liabilities valued at fair value through profit or loss. We expect our finance costs to increase to the extent we incur new funding and/or lease liabilities and decrease upon receipt of cash and cash equivalents and the conversion of our existing convertible loan into equity, after giving effect to the consummation of the Business Combination.

Gain on Net Monetary Position

Gain on net monetary position relates to the increase in purchasing power of our Argentinian subsidiaries, which operate in a hyperinflationary economy when a restatement of assets in the functional currency as of a particular balance sheet date is made.

Share of Profit/(Loss) in Associates

Share of profit/(loss) in associates relates to our share of loss in the operations of entities over which we have significant influence.

Other Non-Operating Income / (Expense), Net

Other non-operating income / (expense) relates to income or expense from non-operating activities which may occur from time to time including income or loss from asset sales.

Income Tax Expense

Income tax expense relates to applicable tax rates and tax laws to which we are subject in respect of income, and includes current and deferred taxes. We are taxed under the tax laws in the U.K. We have a substantial business presence in many countries around the globe including U.S., Mexico, Colombia, Panama, and Brazil. Our subsidiaries are taxed according to tax laws in the countries of their residence. Our consolidated tax rate depends on the geographical mix of where its profits/losses are generated.

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the reporting date as well as adjustments required in connection with the tax liability in respect of previous years.

Deferred taxes are computed in respect of temporary differences between the carrying amounts in the financial statements and the amounts attributed for tax purposes. Deferred taxes are measured at the tax rate that is expected to apply when the asset is realized or the liability is settled, based on tax laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is not probable that they will be utilized. Deductible carryforward losses and temporary differences for which deferred tax assets have not been recognized are reviewed at each reporting date and a respective deferred tax asset is recognized to the extent that their utilization is probable.

Deferred taxes are offset if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.

We apply International Financial Reporting Interpretations Committee 23 to recognize and measure uncertain tax positions. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We record interest and penalties related to unrecognized tax positions within income tax expense. We expect current income tax will increase to the extent more subsidiaries start to become profitable. We intend to utilize carried forward tax losses to reduce future tax liabilities.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2022

The following table sets forth our results of operations for the periods presented:

	Six Months Ended June 30,
	2022	2021
	(in thousands)
Rooms	$49,612	$19,104
Food and beverage	24,701	13,175
Other, net	12,164	3,591

Total Revenue	86,477	35,780
Cost of sales food and beverage	(12,570)	(6,084)
Payroll and employee expenses	(43,472)	(23,573)
Insurance, utilities and other property maintenance costs	(13,374)	(7,249)
Legal, marketing, IT and other operating expenses	(30,452)	(12,603)
Depreciation and amortization	(14,749)	(14,124)

Total cost and expenses	(114,617)	(63,633)
Loss from operations activity before impairment, government grants and COVID-concessions	(28,140)	(27,853)
Impairment and write-off of non-current assets	(4,963)	(2,567)
Government grants	1,241	1,109
Income from COVID-related rent concessions	—	—

Loss from operations activity	(31,862)	(29,311)
Finance income	57	17
Finance costs	(64,624)	(60,153)
Gain on net monetary position	1,618	1,151
Share of profit / (loss) in associates	28	(11)
Other non-operating income / (expense), net	(83)	(7)

Loss before taxes on income	(94,866)	(88,314)
Income tax expense	(614)	(682)

Net loss for the year	$(95,480)	$(88,996)

Revenue

The following table summarizes Selina’s revenue for the periods presented:

	Six Months Ended June 30,		Variance
	2022	2021	$	%
	(in thousands)
Rooms	$49,612	$19,014	$30,598	160.9%
Food and beverage	24,701	13,175	11,526	87.5
Other, net	12,164	3,591	8,573	238.7
Total Revenues	$86,477	$35,780	$50,697	141.7%

Revenue increased approximately $50.7 million, or 142%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. The increase in revenue was primarily a result of the ongoing relaxation of travel restrictions supporting an increasing return of travel demand, as well as revenue from new locations opened and acquisitions completed from June 30, 2021, to June 30, 2022. Revenues from existing locations increased by $35.2 million, or approximately 100%, in the six months ended June 30, 2022, compared to the six months ended June 30, 2021, driven by the increase in occupancy rate from 28.4% in June 30, 2021 to 45.5% in June 30, 2022 as well as higher total revenue per bedspace TRevPABs from $1,875 to $3,206. New locations opened from June 30, 2021 to June 30, 2022, accounted for $9.8 million of the increase in revenue. The acquisitions of Remote Year and R.A.Y. Enterprise Michmoret Ltd. contributed $4.4 million and $1.3 million, respectively to the increase in revenue period-over-period.

Cost of Sales Food and Beverage

Cost of sales food and beverage increased approximately $6.5 million, or 107%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. Remote Year contributed $3.4 million to the increase in cost of sales food and beverage with the remaining increase due to the increase in food and beverage sales over the same period.

Payroll and Employee Expenses

Payroll and employee expenses increased approximately $19.9 million, or 84%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021, primarily due to costs related to additional headcount. The increase in payroll and employee expenses included a $13.6 million increase in wages and salaries and a $6.3 million increase in social security costs, stock compensation and employee benefits and travel resulting from an increase in headcount.

Insurance, Utilities and Other Property Maintenance Costs

Insurance, utilities and other property maintenance costs increased approximately $6.1 million, or 84%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. Variable operating costs including maintenance fees, electricity, gas, laundry, linen, cleaning supplies and security among others accounted for 91% of the period-to-period increase in costs and resulted from the increase in rooms, food and beverage and other revenue realized in the six months ended June 30, 2022.

Legal, Marketing, IT and Other Operating Expenses

Legal, marketing, IT and other operating expenses increased approximately $17.8 million, or 142%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. Marketing expenses, professional services fees and other operating expenses accounted for $7.8 million, $4.5 million and $2.9 million of the increase, respectively and the remainder primarily due to incremental costs associated with new properties which opened from June 30, 2021 to June 30, 2022. Non-recurring public company readiness costs accounted for $1.4 million of the $4.5 million increase in professional services fees.

Depreciation and Amortization

Depreciation and amortization increased approximately $0.6 million, or 4%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021, primarily due to the increase in property plant and equipment.

Impairment and Write-Off of Non-Current Assets

Impairment and write-off of non-current assets increased approximately $2.4 million, or 93%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021, primarily due to the impairment of right-to-use assets representing impairment losses on six properties.

Government Grants

Government grants were approximately $1.2 million and $1.1 million for the six months ended June 30, 2022 and for the six months ended June 30, 2021, respectively. The governmental grants Selina received represent certain subsidies delivered by the UK for property and labor remuneration assistance; loans granted by the Government of Peru that were issued at a flat rate with deferrable payment periods for employee compensation commitments and general operating expenses; and in the U.S., loan proceeds under the Paycheck Protection Program (“PPP”), which was established as part of the Coronavirus Aid, Relief and Economic Security Act and is administered through the Small Business Administration (“SBA”).

Finance Income

Finance income increased approximately $0.04 million, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The increase in finance income was primarily due to interest from loans with local partners in certain countries.

Finance Costs

Finance costs increased approximately $4.5 million, or 7%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. The increase was primarily due to a $12.8 million increase in interest expense on debt related to the Convertible Note Instrument and the Term Loan Agreement and an additional $3.3 million in the Bridge Loan and $6.8 million in loans from debtholders and bank and government loans, a $2.4 million increase in interest expense on lease liabilities, and a $3.1 million decrease in unrealized foreign exchange losses on revaluation of lease liabilities. These increases in finance costs were offset by a decrease in finance expense on financial liabilities at fair value through profit or loss of $17.7 million for the six months ended June 30, 2022, compared to the six months ended June 30, 2021.

Gain on Net Monetary Position

Gain on net monetary position decreased approximately $0.5 million, or 41%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021, primarily due to adjustments reflecting the purchasing power of the assets of Selina’s Argentinian subsidiaries.

Share of Profit / (Loss) in Associates

Share of profit / (loss) in associates increased approximately $0.04 million, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021, primarily due to improvement in the operating performance of the associate entities.

Other Non-Operating Income / (Expense), Net

Other non-operating expense increased approximately $0.1 million, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021, primarily due to transactions not related to hotel operations.

Income Tax Expense

Income tax expense decreased approximately $0.1 million, or 10%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021, primarily due to lower pre-tax profit in certain countries.

Comparison of the Years Ended December 31, 2020 and 2021

The following table sets forth our results of operations for the periods presented:

	Year Ended December 31,
	2021	2020
	(in thousands)
Rooms	$51,335	$22,797
Food and beverage	31,361	9,939
Other, net	10,041	2,425

Total Revenue	92,737	35,161
Cost of sales food and beverage	11,311	3,762
Payroll and employee expenses	57,162	40,869
Insurance, utilities and other property maintenance costs	31,480	11,928
Legal, marketing, IT and other operating expenses	33,676	26,142
Depreciation and amortization	31,235	21,612

Total cost and expenses	164,864	104,313
Loss from operations activity before impairment, government grants and COVID-concessions	(72,127)	(69,152)
Impairment and write-off of non-current assets	(11,153)	(19,731)
Government grants	2,099	1,437
Income from COVID-related rent concessions	—	2,854

Loss from operations activity	(81,181)	(84,592)
Finance income	90	7,193
Finance costs	(102,914)	(61,853)
Gain on net monetary position	1,725	2,256
Share of profit / (loss) in associates	62	(42)
Other non-operating income / (expense), net	(661)	—

Loss before taxes on income	(182,879)	(137,038)
Income tax expense	(2,844)	(2,265)

Net loss for the year	$(185,723)	$(139,303)

Revenue

The following table summarizes Selina’s revenue for the periods presented:

	Year ended December 31,		Variance
	2021	2020	$	%
	(in thousands)
Rooms	$51,335	$22,797	$28,538	125.2%
Food and beverage	31,361	9,939	21,422	215.5
Other, net	10,041	2,425	7,616	314.1
Total Revenues	$92,737	$35,161	$57,576	163.7%

Revenue increased approximately $57.6 million, or 164%, for FY 2021 compared to FY 2020. The increase in revenue was primarily a result of the recovery in travel globally from depressed levels in 2020 due to COVID-19 pandemic, which restricted and limited travel, as well as revenue from new locations opened and acquisitions completed in FY 2021. Revenues from existing locations increased by $46.3 million, or approximately 227%, from FY 2020 to FY 2021, driven by the increase in occupancy rate from 26.3% in FY 2020 to 38.7% in FY 2021 as well as higher TRevPABs, which more than doubled from $2,146 to $4,433. New locations opened in FY 2021 accounted for $6.4 million of the increase in revenue. The acquisitions of Remote Year and R.A.Y. Enterprise Michmoret Ltd. in FY 2021 contributed $4.5 million and $0.4 million, respectively to the increase in revenue year-over-year.

Cost of Sales Food and Beverage

Cost of sales food and beverage increased approximately $7.5 million, or 201%, for FY 2021 compared to FY 2020. The acquisition of Remote Year in FY 2021 contributed $2.5 million to the increase in cost of sales food and beverage with the remaining increase due to the increase in food and beverage sales over the same period.

Payroll and Employee Expenses

Payroll and employee expenses increased approximately $16.3 million, or 40%, for FY 2021 compared to FY 2020, primarily due to costs related to additional headcount and a return to full salaries after COVID-related reductions and furloughs in FY 2020. The increase in payroll and employee expenses included a $13.8 million increase in wages and salaries and a $4.4 million increase in social security costs and stock compensation resulting from an increase in headcount, offset by a decrease of $1.9 million in employee benefits and travel.

Insurance, Utilities and Other Property Maintenance Costs

Insurance, utilities and other property maintenance costs increased approximately $19.6 million, or 164%, in FY 2021 compared to FY 2020. Variable operating costs including maintenance fees, electricity, gas, laundry, linen, cleaning supplies and security among others accounted for 75% of the year-over-year increase in costs and resulted from the increase in rooms, food and beverage and other revenue realized in FY 2021. The acquisition of Remote Year and a non-income tax provision accounted for $1.4 million and $3.5 million of the increase, respectively.

Legal, Marketing, IT and Other Operating Expenses

Legal, marketing, IT and other operating expenses increased approximately $7.5 million, or 29%, for FY 2021 compared to FY 2020. Non-recurring public company readiness costs accounted for $3.3 million of the increase with $2.0 million comprising Remote Year’s marketing costs and the remainder primarily due to incremental costs associated with new properties which opened during FY 2021.

Depreciation and Amortization

Depreciation and amortization increased approximately $9.6 million, or 45%, for FY 2021 compared to FY 2020, primarily due to an increase in the value of right-of-use assets from $283.1 million at December 31, 2020 to $311.6 million at December 31, 2021. As a result, depreciation expense on right-of-use assets increased by $7.8 million in FY 2021 compared to FY 2020.

Impairment and Write-Off of Non-Current Assets

Impairment and write-off of non-current assets decreased approximately $8.6 million, or 43%, for FY 2021 compared to FY 2020, of which $5.5 million was primarily due to a decrease in the number of impaired right-to-use assets impacted by COVID-19 in the prior year. Impairment loss of $5.1 million recognized in FY 2021 accounted for impairment losses on 11 properties compared to impairment loss of $10.6 million in FY 2020 on 21 properties.

Government Grants

Government grants were approximately $2.1 million and $1.4 million in FY 2021 and FY 2020, respectively. The $1.4 million of governmental grants we received in FY 2020 represent certain COVID-19 governmental aids, in the form of subsidies and loans. These include: subsidies delivered by the UK for property and labor remuneration assistance; loans granted by the Government of Peru that were issued at a flat rate with deferrable payment periods for employee compensation commitments and general operating expenses; and in the U.S., loan proceeds under the Paycheck Protection Program (“PPP”), which was established as part of the Coronavirus Aid, Relief and Economic Security Act and is administered through the Small Business Administration (“SBA”).

Income from COVID-related Rent Concessions

Income from COVID-related rent concessions was nil for FY 2021 compared to $2.8 million in FY 2020. As income from COVID-related rent concessions relates to the reduction in lease payments obtained due to the impact of the COVID-19 pandemic, this income was a one-time gain in FY 2020. We did not receive any additional COVID-related rent concessions in FY 2021.

Finance Income

Finance income decreased approximately $7.1 million, or 99%, for FY 2021 compared to FY 2020. The decrease in finance income was primarily due to gains on extinguishment of debt of $2.7 million and on derecognition of lease liabilities of $4.5 million, which occurred only in FY 2020. There were no gains on extinguishment of debt and on derecognition of lease liabilities in FY 2021.

Finance Costs

Finance costs increased approximately $41.1 million, or 66%, for FY 2021 compared to FY 2020. The increase in FY 2021 was primarily due to a $20.7 million increase in interest expense on debt related to the Term Loan Agreement and an additional $42.9 million in loans from debtholders and bank and government loans, a $6.9 million increase in interest expense on lease liabilities, and a $1.1 million increase in unrealized foreign exchange losses on revaluation of lease liabilities. Additionally, in FY 2021, there was an $18.5 million loss on extinguishment of debt related to amendments to the Term Loan Agreement which provide for the conversion of the loan into equity upon the consummation of an equity financing (see “Liquidity and Capital Resources—Loans and Borrowings and Convertible Debt—Term Loan Agreement”). These increases in finance costs were offset by a decrease in finance expense on financial liabilities at fair value through profit or loss of $6.6 million for FY 2021 compared to FY 2020.

Gain on Net Monetary Position

Gain on net monetary position decreased approximately $0.5 million, or 24%, for FY 2021 compared to FY 2020, primarily due to adjustments reflecting the purchasing power of the assets of our Argentinian subsidiaries.

Share of Profit / (Loss) in Associates

Share of profit / (loss) in associates increased approximately $0.1 million, or 248%, for FY 2021 compared to FY 2020, primarily due to improvement in the operating performance of the associate entities.

Other Non-Operating Income / (Expense), Net

Other non-operating expense increased approximately $0.7 million, or 100%, for FY 2021 compared to FY 2020, primarily due to a net loss on sale of assets.

Income Tax Expense

Income tax expense increased approximately $0.6 million, or 26%, for FY 2021 compared to FY 2020, primarily due to an increase in provision for uncertain tax positions and allowance on deferred taxes assets.

Segment Reporting

Six months ended June 30, 2022, and June 30, 2021

We have six reportable segments, reflecting its geographical regions, and Remote Year:

•	USA;

•	Mexico & Guatemala;

•	Central America;

•	South America;

•	Europe and Middle East;

•	APAC (Asia-Pacific)

•	Remote Year.

These operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker, our Chief Executive Officer, who is responsible for allocating resources and assessing performance of the operating segments. Segment performance is evaluated based on Unit-Level Operating Profit / (Loss).

	USA	Mexico & Guatemala	Central America	South America	Europe and Middle East	APAC (Asia— Pacific)	Total Selina	RY	Adjustments	Total Consolidated
	(in thousands)
Six Months Ended June 30, 2022
Rooms revenue	$6,490	$9,401	$8,827	$11,674	$11,865	$690	$48,947	—	$665	$49,612
Food and beverages revenue	2,745	7,367	6,311	4,438	4,528	170	25,559	—	(858)	24,701
Other revenue	247	1,087	2,919	1,585	1,003	4	6,845	4,997	322	12,164

Total revenues	$9,482	$17,855	$18,057	$17,697	$17,396	$864	$81,351	$4,997	$129	$86,477

Unit-Level Operating Profit / (Loss)	$(1,935)	$2,133	$2,727	$(1,175)	$(4,252)	$(370)	$(2,872)	—	$—	$(2,872)
RY EBITDA	—	—	—	—	—	—	—	(1,316)	—	(1,316)

Six Months Ended June 30, 2021
Rooms revenue	$2,661	$5,453	$4,469	$3,653	$2,445	$—	$18,681	—	$333	$19,014
Food and beverages revenue	2,045	5,617	2,986	1,775	770	—	13,193	—	(18)	13,175
Other revenue	223	748	1,140	973	840	—	3,924	594	(927)	3,591

Total revenues	$4,929	$11,818	$8,595	$6,401	$4,055	$—	$35,798	$594	$(612)	$35,780

Unit-Level Operating Profit / (Loss)	$(1,222)	$663	$909	$(2,426)	$(3,516)	$—	$(5,592)	—	$—	$(5,592)
RY EBITDA	—	—	—	—	—		—	(464)	—	(464)

Year ended December 31, 2021, and December 31, 2020

We have five reportable segments, reflecting its geographical regions, and Remote Year:

•	USA;

•	Mexico & Guatemala;

•	Central America;

•	South America;

•	Europe and Middle East; and

•	Remote Year.

These operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker, our Chief Executive Officer, who is responsible for allocating resources and assessing performance of the operating segments. Segment performance is evaluated based on Unit-Level Operating Profit / (Loss).

	USA	Mexico & Guatemala	Central America	South America	Europe and Middle East	Total Selina	RY	Adjustments	Total Consolidated
	(in thousands)
Year ended December 31, 2021
Rooms revenue	$6,486	$12,071	$12,885	$7,439	$11,503	$50,384	—	$951	$51,335
Food and beverages revenue	4,525	10,592	8,655	3,500	3,779	31,051	—	310	31,361
Other revenue	487	1,707	3,737	2,129	2,002	10,062	4,521	(4,542)	10,041

Total revenues	$11,498	$24,370	$25,277	$13,068	$17,284	$91,497	$4,521	$(3,281)	$92,737

Unit-Level Operating Profit / (Loss)	$(3,871)	$(93)	$788	$(2,907)	$(6,277)	$(12,360)	$(1,354)	$576	$(13,138)

Year ended December 31, 2020
Rooms revenue	$2,253	$4,842	$6,558	$4,882	$3,192	$21,727	—	$1,070	$22,797
Food and beverages revenue	1,006	3,849	3,803	2,046	2,073	12,777	—	(2,838)	9,939
Other revenue	649	830	1,774	1,026	478	4,757	—	(2,332)	2,425

Total revenues	$3,908	$9,521	$12,135	$7,954	$5,743	$39,261	—	$(4,100)	$35,161

Unit-Level Operating Profit / (Loss)	$(5,147)	$(2,067)	$(1,660)	$(2,870)	$(3,945)	$(15,689)	—	$(2,362)	$(18,051)

Non-IFRS Financial Measures

EBITDA and Adjusted EBITDA

In addition to our results determined in accordance with IFRS, we believe that EBITDA and Adjusted EBITDA provide useful information for management and investors to assess the underlying performance of the business as it removes the effect of certain non-cash items and certain charges that are not indicative of our core operating performance or results of operations. We believe that non-IFRS financial information, when taken collectively with financial measures prepared in accordance with IFRS, may be helpful to investors because it provides an additional tool for investors to use in evaluating our ongoing operating results and trends and because it provides consistency and comparability with past financial performance. However, management does not consider non-IFRS measures in isolation or as an alternative to financial measures determined in accordance with IFRS.

EBITDA and Adjusted EBITDA are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other IFRS financial measures, such as IFRS Net Loss. Among other limitations of EBITDA and Adjusted EBITDA, these non-IFRS financial measures do not reflect the impact of working capital requirements or capital expenditures and other companies in our industry may calculate these measures differently, or use a different accounting standard such as US GAAP, which limits its usefulness as a comparative measure.

EBITDA is defined as IFRS net profit (loss) excluding impact of income taxes, net interest expense (finance income and costs), and depreciation and amortization.

Adjusted EBITDA is defined as EBITDA, excluding (i) non-operating income (expense), such as gain on net monetary position, share of profit/(loss) in associates, other non-operating income / (expense), and income from COVID-related concessions, (ii) impairment losses, (iii) non-cash stock-based compensation expense, (iv) non-recurring public company readiness costs, and (v) provision for tax risks that are non-income tax related.

The table below presents a reconciliation of IFRS net loss, which is the most directly comparable IFRS equivalent, to EBITDA and Adjusted EBITDA for the periods presented.

	Year ended December 31,		Six months ended June 30,
	2020	2021	2021	2022
IFRS Net loss	$(185.7)	$(139.3)	$(88.9)	$(95.5)
Add (deduct):
Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$2.8	$2.3	$0.7	$0.6
Interest expense, net . . . . . . . . . . . . . . . . . . . . . . . . . . . .	102.8	54.7	60.1	64.6
Depreciation and amortization . . . . . . . . . . . . . . . . . . . .	31.2	21.6	14.1	14.7
EBITDA	$(48.8)	$(60.8)	$(14.0)	$(15.6)
Non-operational income, net . . . . . . . . . . . . . . . . .. . . . .	(1.1)	(5.1)	(1.1)	(1.6)
Impairments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	11.2	19.7	2.6	5.0
Stock-based compensation expense . . . . . . . . . . . . . . . .	6.2	2.4	3.5	5.5
Non-recurring public company readiness costs . . . . . . ..	3.3	—	0.8	2.2
Provision for tax risks (non-income tax related) . . . . . ..	3.5	—	—	—
Adjusted EBITDA	$(25.7)	$(43.8)	$(8.3)	$(4.4)

Liquidity and Capital Resources

Our primary source of liquidity and capital resources comes from cash and its financing activities. Our cash and cash equivalents are held in short-term deposits, mostly in USD, in banks in the U.K., U.S., and Panama. As of June 30, 2022, December 31, 2021 and December 31, 2020, we had cash and cash equivalents of $9.7 million, $21.9 million and $13.6 million, respectively, and outstanding loans and borrowings of $318.0 million, $246.5 million and $167.7 million, respectively.

We believe that our cash on hand, available borrowing capacity under our loans, borrowings, will be adequate to meet its liquidity requirements for at least the 12 months following the date of this prospectus. Our future capital requirements will depend on several factors, including increasing our marketing expenditures to improve our brand awareness, expanding our geographical footprint, developing new products or services, further improving existing products and services, enhancing our operating infrastructure, and acquiring complementary businesses and technologies. We could be required, or could elect, to seek additional funding through public or private equity or debt financings; however, additional funds may not be available on terms acceptable to us, if at all.

Effective October 27, 2022, we and our wholly owned subsidiary, Merger Sub, completed the previously announced Business Combination with BOA and the transactions ancillary thereto. In connection with the completion of the Business Combination, Merger Sub merged with and into BOA, with BOA surviving the Business Combination as our wholly owned subsidiary. Prior to the completion of the Business Combination, holders of approximately 95.8% of the BOA Class A Common Stock issued and outstanding as of such time elected to redeem such shares in accordance with BOA’s amended and restated certificate of incorporation. Following the completion of the Business Combination, the securityholders of BOA immediately prior to such completion became securityholders of Selina, pursuant to the terms of the Business Combination Agreement.

In connection with the completion of the Business Combination, we (i) issued 5.45 million Ordinary Shares to the PIPE Investors at a price per share of $10.00, and (ii) issued and sold $147.5 million aggregate principal amount of Convertible Notes to the Convertible Note Investors for an aggregate purchase price equal to $118.0 million. As additional consideration for the purchase price, the Convertible Note Investor received, among other things, 4,274,929 newly issued Convertible Note Warrants.

However, additional capital expenditure will be required to operate our business in a manner management deems necessary in order to meet our growth goals. We manage our liquidity needs by carefully monitoring scheduled debt servicing payments for long-term financial liabilities as well as cash outflows required in the day-to-day business. Funding for long-term liquidity needs may be secured by committed debt facilities and future fundraising through sales of our equity or debt securities. Additionally, in the event that our market price increases, we may be able to raise funds through cash exercises of our Warrants, although that is not currently anticipated.

We will likely need to raise additional capital through loans or additional investments. If we are unable to raise additional capital, we may be required to take measures to conserve liquidity, which could include curtailing operations and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, or at all. Further, the Selling Securityholders can resell, under this prospectus, the securities registered herein, which represent a substantial number of our issued and outstanding securities. Sales of a substantial number of Ordinary Shares and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Ordinary Shares and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares and Warrants.

Going Concern Consideration

We have incurred an accumulated deficit of $613.8 million from inception to June 30, 2022 ($519.0 million to December 31, 2021) and the total shareholders’ deficit amounted to $416.8 million as of such date ($323.2 million as of December 31, 2021). In addition, we are a growth company and do not yet have sufficient revenue to cover its operating expenses. These factors raise significant doubt about our ability to continue as a going concern for a period of 12 months following the date of this prospectus. The ability to continue as a going concern is dependent upon generating profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with increased revenue and through the capital markets, when necessary. While we believe that we will be successful in obtaining the necessary financing and generating revenue to fund our operations and achieve commercial goals, there are no assurances that such additional funding will be achieved and that we will succeed in our future operations.

Cash Flows

The following table shows a summary of our audited consolidated cash flows for FY 2021 and FY 2020 and the unaudited consolidated cash flows for the six months ended June 30, 2022.

	Year ended December 31,		Six Months Ended June 30,
	2021	2020	2022	2021
	(in thousands)
Operating activities	$(30,737)	$(41,116)	$(10,519)	$(9,806)
Investing activities	$(12,125)	$(17,155)	$(17,031)	$(7,774)
Financing activities	$51,233	$57,073	$15,325	$26,806
Net increase (decrease) in cash and cash equivalents	$8,371	$(1,198)	$(12,225)	$9,226

Cash Used in Operating Activities

For the six months ended June 30, 2022 and June 30, 2021, we incurred operating losses before impairment, government grants and COVID-related concessions of $28.1 million and $27.9 million, respectively. Our negative cash flow from operating activities was $10.5 million for the six months ended June 30, 2022 and $9.8 million for the six months ended June 30, 2021. The increase in cash used of $0.7 million was due to a decrease of the net working capital of $2.8 million offset by a $2.1 million decrease in Loss from operations activity before impairment, government grants, net of depreciation and amortization.

During FY 2021 and FY 2020, we incurred operating losses before impairment, government grants and COVID-related concessions of $72.1 million and $69.2 million, respectively. Our negative cash flow from operating activities was $30.7 million for FY 2021 and $41.1 million for FY 2020. The decreased in cash used of $10.4 million was primarily due to an improvement of $6.6 million in Loss from operations activity before impairment, government grants and COVID-related concessions, net of depreciation and amortization, together with an improvement in working capital of $0.9 million.

Cash Used in Investing Activities

Net cash used in investing activities for the six months ended June 30, 2022 was $17.0 million, as compared to $7.8 million for the six months ended June 30, 2021. The increase of approximately $9.2 million was primarily due to increased purchases of property, equipment and furniture during the six months ended June 30, 2022.

Net cash used in investing activities for FY 2021 was $12.1 million, as compared to $17.2 million for FY 2020. The decrease of approximately $5.0 million was primarily due to a decrease in purchases of property, equipment and furniture and an increase in the proceeds from sales of property, equipment and furniture.

Cash Provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2022, was $15.3 million, representing a decrease of approximately $11.5 million, primarily attributable to proceeds from loans offset by repayments of loans and lease liabilities during the six months period ended June 30, 2022.

For FY 2021, Selina’s net cash provided by financing activities was $51.2 million, representing a decrease of approximately $5.8 million to net cash provided by financing activities for FY 2020, primarily due to an increase in repayment of lease liabilities offset by an increase in loans and convertible note proceeds.

Business Combination and Related Transactions

Effective October 27, 2022, we and our wholly owned subsidiary, Merger Sub, completed the previously announced Business Combination with BOA and the transactions ancillary thereto. In connection with the completion of the Business Combination, Merger Sub merged with and into BOA, with BOA surviving the Business Combination as our wholly owned subsidiary. Prior to the completion of the Business Combination, holders of approximately 95.8% of the BOA Class A Common Stock issued and outstanding as of such time elected to redeem such shares in accordance with BOA’s amended and restated certificate of incorporation. Following the completion of the Business Combination, the securityholders of BOA immediately prior to such completion became securityholders of Selina, pursuant to the terms of the Business Combination Agreement.

In connection with the completion of the Business Combination, we (i) issued 5.45 million Ordinary Shares to the PIPE Investors at a price per share of $10.00, and (ii) issued and sold $147.5 million aggregate principal amount of Convertible Notes to the Convertible Note Investors for an aggregate purchase price equal to $118.0 million. As additional consideration for the purchase price, the Convertible Note Investor received (x) 4,274,929 newly issued Convertible Note Warrants and (y) 899,125 Ordinary Shares from the Sponsor.

Pursuant to the subscription agreements entered into in connection with the 2022 Convertible Note Investments, we entered into the Indenture with Wilmington Trust, National Association, as the trustee. The 2022 Convertible Notes bear interest at a rate of 6.00% per annum, payable semi-annually, and are convertible into Ordinary Shares at a conversion price of $11.50 per share in accordance with the terms of the Indenture, and will mature four years after their issuance.

We may, at our election, force conversion of the 2022 Convertible Notes after the first anniversary of the issuance of the 2022 Convertible Notes, subject to a holder’s prior right to convert, if the last reported sale price of Ordinary Shares is greater than or equal to 140% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter, and the 30-day average daily trading volume of the Ordinary Shares ending on, and including, the last trading day of the applicable exercise period is greater than or equal to $3,000,000 for the first two years after the issuance of the 2022 Convertible Note, and $2,000,000 thereafter. Following certain corporate events that occur prior to the maturity date, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its 2022 Convertible Note in connection with such a corporate event or has its 2022 Convertible Note mandatorily converted, as the case may be. In addition, in the event that a 2022 Convertible Note Holder elects to convert its 2022 Convertible Notes, or in the event of a mandatory conversion, prior to the third anniversary of the issuance of the 2022 Convertible Notes, we will be obligated to pay an amount equal to twelve months of interest, which are payable in cash or Ordinary Shares, as set forth in the Indenture.

Convertible Notes

In March 2020, we and Selina One entered into a Convertible Note Instrument with certain noteholders (the “Convertible Note Instrument”) for the issuance of up to $90 million principal amount of 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 (the “2020 Notes”). In July 2021, we, Selina One and certain of the required noteholders agreed to increase the aggregate principal amount issuable under the Convertible Note Instrument from $90 million to $125 million. The Convertible Note Instrument is guaranteed by, among other things, a pledge of the shares of Selina One. Interest under the 2020 Notes accrues on a payment-in-kind basis at a rate of 10% per annum and capitalizes on a quarterly basis based on the date of issuance of each 2020 Note. In accordance with the terms of the Business Combination Agreement, the Convertible Note Instruments converted into Ordinary Shares at Closing.

As of June 30, 2022, and December 31, 2021, the carrying amount, at amortized cost, of the note liability component of the Convertible Note Instrument was $105.1 million and $86.7 million, respectively.

Mexico notes

On April 20, 2020, Selina Hospitality Operations Mexico, S.A. de C.V., as the borrower (“Selina Mexico”), we, and Selina One entered into a convertible loan note instrument constituting $5 million principal amount, 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 (the “Mexico Note Instrument”). CIBanco, S.A. Institución de Banca Múltiple is the only noteholder under this instrument and subscribed for a total of $11.2 million under the Mexico Note Instrument. The terms and conditions of the Mexico Note Instrument are substantially similar to the Convertible Note Instrument, except that the debt is convertible into shares of Selina Mexico. The parties to the Mexico Note Instrument also entered into a Put and Call Option Agreement, originally dated January 15, 2018 and amended and restated on April 28, 2020 (the “Put and Call Option Agreement”), that allows the noteholder to convert its equity in Selina Mexico into equity in Selina, subject to the terms therein. All of the debt that was subject to the Mexico Note Instrument converted into Ordinary Shares at Closing.

As of June 30, 2022, and December 31, 2021, the carrying amount, at amortized cost, of the note liability component of the Mexico Note Instrument was $12.0 million and $10.6 million, respectively.

Warrants

In connection with the issuance of the notes under the Convertible Note Instrument and the Mexico Note Instrument, we issued warrants to certain holders of such notes pursuant to a warrant instrument, dated March 25, 2020, which was subsequently amended and restated in October 2021. All of the warrants have converted into Ordinary Shares at Closing.

Term Loan Agreement

In January 2018, we and Selina One entered into a Term Loan Agreement (as amended from time to time, the “Term Loan Agreement”) with certain lenders thereunder (collectively, the “Lenders”), including CIBanco, S.A. Institución de Banca Múltiple, Gomez Cayman SPV Limited, and 166 2nd LLC, as well as the security agent, GLAS Trust Corporation Limited. Originally, the Term Loan Agreement accrued interest at a rate of 12% per annum until the end of April 2021. The Term Loan Agreement was comprised of two separate tranches, each of which had a term of five years from date of initial funding under such tranche. Pursuant to the terms of an Intercreditor Agreement dated March 31, 2020, entered into among us and the parties to the Convertible Note Instrument and Term Loan Agreement (the “Intercreditor Agreement”), the interest rate increased by 2% for each three-month period starting from May 1, 2021 until reaching a cap of 18%.

In March and April 2020, we signed a cashless rollover agreement with three of the Lenders, pursuant to which $30.3 million in principal and interest under the Term Loan Agreement was converted into the Convertible Note Instrument described above. After giving effect to such conversion, the outstanding principal and interest under the Term Loan Agreement as of June 30, 2022, December 31, 2021, and December 31, 2020 was $38.2 million, $34.3 million and $32.2 million, respectively.

In July 2021, the Term Loan Agreement was amended to provide for, among other things, the automatic conversion of the principal and interest outstanding thereunder into Ordinary Shares upon the consummation of the Business Combination and certain other milestone events, subject to certain conditions set forth therein. In October 2021, the Term Loan Agreement was amended again, which amendment became effective on December 2, 2021, to modify the automatic conversion trigger and the parameters for an equity financing transaction in particular, and to incorporate fee letters that provide for the payment to the lenders of certain fees should Selina undergo a public listing under certain circumstances. All of the principal and interest outstanding under the Tern Loan Agreement was converted to Ordinary Shares at Closing.

Real Estate Partner Loans and Other Loans

Our subsidiaries have entered into agreements with local capital partners that provide funding to us to allow us to lease and convert properties into Selina branded properties. These funding arrangements are often structured as loans, in exchange for which the local capital partners receive a yield or interest on such amounts, often together with a portion of the profits of projects which are funded through such a structure. In some cases, for strategic transactions, these loans are secured. These loans are generally structured to include long-term maturity dates and are typically denominated in the local currency where the relevant properties are located. As of June 30, 2022, December 31, 2021, and 2020, the outstanding amount of these long-term partner loans totalized $92.2 million, $75.8 million and $64.4 million, respectively. Interest rates on these loans range from 5% to 9.75% with maturity dates ranging from 2027 to 2042.

Other Loans and Borrowings

In January 2020, we borrowed $0.7 million in Colombia. The currency of the loan is the Colombian Peso. The interest rate was 14.93%. The loan has an initial 7 months of interest only payments. The rest of the payments are done monthly and are comprised of interest and principal repayments. This loan was fully repaid in November 2021.

In February 2020, we borrowed $5.1 million from Kibbutz, S.A. at a 12% interest rate, which was fully repaid in July 2020. Pursuant to a loan agreement dated December 30, 2020, the group received an additional loan of $0.3 million from Kibbutz, which loan had an 8% interest rate. Such loan was fully repaid in January 2022.

In March 2021, we borrowed $0.2 million in Colombia. The currency of the loan is the Colombian Peso. The interest rate was 14.93%. The loan has an initial 7 months of interest only payments. The rest of the payments were made monthly and comprise interest and principal repayments. This loan was fully repaid in November 2021.

In August 2021, we received in the US a $0.9 million loan for the Woodstock Hotel. The currency is USD and the maturity was March 2022, on which the loan was fully repaid.

In February 2022, we borrowed in Australia $1.3 million as the second disbursement of a loan ($2.8 million in 2021). The currency of the loan is Australian Dollar. Interest rate is 9.75%. The outstanding amount as of June 30, 2022 was $3.9 million. Maturity is in 2027.

In March 2022, we borrowed in the United States $3.0 million. The currency of the loan is US Dollar. Interest rate is 6% during the first 6 months and 12% during the course of the remaining period. The outstanding amount as of June 30, 2022 was $3.1 million. Maturity is in 2023.

In May 2022, we borrowed in Morocco $1.7 million. The currency of the loan is Euro. Interest rate is 5%. The outstanding amount as of June 30, 2022 was $1.7 million. Maturity is in August 2022.

Bank and Government Loans

In April and May of 2020, we borrowed $1.8 million from JP Morgan Chase Bank and TD Bank through the PPP. In March 2021, we also borrowed $2.0 million from TD Bank through the PPP. The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the COVID-19 pandemic. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over 2 years if issued before, or 5 years if issued after, June 5, 2020, at an interest rate of 1% with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties. The outstanding balance of these loans as of June 30, 2022, December 31, 2021, and 2020 was $2.4 million, $3.5 million and $1.8 million, respectively. The amount which has been forgiven during 2021 was $0.4 million. The maturity date on these loans ranges between 2023 and 2025.

We also borrowed $0.5 million in Peru in May 2020 from the Banco de Creditor del Peru. These loans are part of the program Reactiva Peru. The currency of the loans is the Peruvian Sol. The interest rate is 1%. Repayments began in June 2021 with monthly repayments of principal and interest. Maturity is in May 2023. The amounts outstanding under these loans as of June 30, 2022, December 31, 2021, and 2020 were $0.2 million, $0.3 million and $0.5 million, respectively.

In December 2019, we borrowed $2.5 million from Banistmo Bank through a non-revolving credit facility. The interest rate is 7% and the maturity is in June 2026. We also arranged with Banistmo Bank a revolving credit facility of $1.5 million, with an interest rate of 6.5% and a maturity date of January 2021. The amounts outstanding under these loans as of June 30, 2022, December 31, 2021, and 2020 were $3.7 million, $4.1 million and $4.2 million, respectively.

During 2021, Selina borrowed from Leumi Bank in Israel. The currency is Israeli New Shekel. Interest rate ranges are from 3% to 4% and maturity dates ranges from 2022 to 2026. The outstanding balance as of June 30, 2022 and December 31, 2021 was $0.5 million and $1.1 million, respectively.

IDB Loan

On November 20, 2020, Selina Global Services Spain, S.L., our wholly-owned subsidiary, as the borrower, Selina One and Inter-American Investment Corporation (“IDB Invest”), as the lender, entered into a Loan Agreement and related documentation (“IDB Facility”) pursuant to which IDB Invest agreed to extend to the borrower, together with a participant lender, loans in the aggregate principal amount of $50 million. The borrower has a right to request a disbursement once per quarter, subject to certain debt covenants and conditions precedent being satisfied. The interest rate for the loans is LIBOR plus a 7.5% margin, and the facility also contains commitment, front-end, mobilization, cancellation and exit fees. The maturity date for all loans is December 15, 2027, and the facility includes various mandatory repayment obligations and voluntary prepayment rights.

The loan documentation has affirmative and negative covenants—including detailed environmental, social and governance requirements—indemnification provisions, representations, and warranties and reporting obligations commensurate with development bank credit facilities. The loans are guaranteed by, among other things, Selina and various subsidiary companies, as affiliate guarantors, as well as pledges over the shares and bank accounts of certain subsidiary companies, mainly those located in Brazil, Mexico, Colombia, Costa Rica, Panama, and Ecuador.

During the course of 2021, collateral was put into place to secure repayment of the loan, including collateral provided by us, such as a parent company guarantee and a pledge over our shares in the borrower. In November 2021, we drew $6.9 million as part of the first draw made under the IDB facility. In December 2021, we drew an additional $7.6 million pursuant to a second draw under the IDB Facility and in March 2022, we drew an additional $6.9 million pursuant to a third draw under the IDB facility.

As of June 30, 2022, Selina had drawn $21.4 million under this facility and $14.5 million as of December 31, 2021. No amounts were drawn at December 31, 2020. The outstanding amount as of June 30, 2022, and December 31, 2021 was $21.5 million and $14.7 million, respectively.

Business Combination Credit Facility

In connection with the Business Combination, in November 2021, we entered into a committed bridge loan facility (the “BCA Bridge Loan”) with HG Vora Special Opportunities Master Fund, Ltd. as lenders, under which we had the right (but not the obligation), subject to the completion of certain conditions precedent, to draw up to $25 million between December 15, 2021 and May 30, 2022. The interest rate on each draw was 10%, payable up-front, and the lenders were entitled to receive warrants issued by us in an amount equivalent to 15% of the amount drawn. All draws under the facility were made and repaid in full and the debt was discharged in full at Closing. All of the warrants have converted into Ordinary Shares at Closing.

Off-Balance Sheet Arrangements

As described above, from time-to-time we will partner with local capital partners that provide funding to us to allow us to lease and convert properties into Selina branded properties. In some cases, we may issue guarantees to third-party property owners, lessors, or funding partners to secure management and lease agreements and/or funds to convert properties to Selina branded hotels. Due to the application of IFRS 16, all potential lease liabilities have been recognized on the consolidated balance sheet. We expect to enter into such arrangements in the ordinary course of business. No other material contingent liabilities or off-balance sheet arrangements have been identified. We believe the possibility of any outflows related to contingent liabilities is remote.

Indemnification Agreements

In the ordinary course of business, we include limited indemnification provisions under certain agreements with parties with whom we have commercial relations of varying scope and terms. Under these contracts, we may indemnify, hold harmless, and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with breach of the agreements, or intellectual property infringement claims made by a third party, including claims by a third party with respect to our domain names, trademarks, logos, and other branding elements to the extent that such marks are applicable to its performance under the subject agreement. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, no significant costs have been incurred, either individually or collectively, in connection with our indemnification provisions.

In addition, we have entered into indemnification agreements with certain of our directors, executive officers, and other employees that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk is comprised of foreign exchange risk and interest rate risk. Financial instruments affected by market risk include loans and other borrowings, cash and cash equivalents, debt and equity investments and derivatives. Our financial instruments do not have any significant exposure to other price risks.

Foreign Exchange Risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in foreign currency exchange rates. Movements in foreign exchange rates can affect our reported profit or loss and net financial assets and liabilities. Our most significant exposures are in currencies that are freely convertible. Our cash and cash equivalents denominated in USD accounted for 55% and 76% and 78% of total cash and cash equivalents as of June 30, 2022, December 31, 2021, and 2020, respectively. Our loans and borrowings denominated in USD accounted for 82%, and 76% and 75% of total loans and borrowings as of June 30, 2022, December 31, 2021, and 2020, respectively. We are subject to foreign currency risk in relation to $225.5 million of lease liabilities denominated in non-USD foreign currencies as of June 30, 2022. Currently, we do not enter into cash flow or net investment hedging.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Our exposure to the risk of changes in market interest rates relates primarily to our long-term liabilities with floating interest. We do not see a significant interest rate risk as the majority of interest on debt is being charged on a fixed rate basis. With the exception of overdrafts, 92%, 80% and 82% of borrowings were fixed rate debt at June 30, 2022, December 31, 2021 and December 31, 2020, respectively. Currently, we do not enter into interest rate hedging transactions through the use of interest rate swaps or other derivative instruments.

Critical Accounting Estimates

Selina’s financial statements are prepared in compliance with IFRS as issued by the IASB. The preparation of these consolidated financial statements requires Selina to make estimates and assumptions that affect the reported amounts and related disclosures.

While Selina believes that its estimates, assumptions, and judgments are reasonable, they are based on information available when the estimate or assumption was made. Actual results may differ significantly. Additionally, changes in assumptions, estimates or assessments due to unforeseen events or otherwise could have a material impact on Selina’s financial position or results of operations.

While Selina’s significant accounting policies are described in more detail in Note 2 in Selina’s audited consolidated financial statements included elsewhere in this registration statement/prospectus, Selina believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its financial statements.

Revenue Recognition

Revenue from sale of goods is recognized in profit or loss at the point in time when the control of the goods is transferred to the customer, generally upon delivery of the goods to the customer. Revenue from rendering of services is recognized over time, during the period the customer simultaneously receives and consumes the benefits provided by Selina’s performance.

Selina charges its customers based on payment terms agreed upon in specific agreements. When payments are made before or after the service is performed, Selina recognizes the resulting contract asset or liability. For certain management and maintenance services contracts, Selina is an agent. Accordingly, revenue is recognized for the net amount of the consideration, after deducting the amount due to the principal.

Income Taxes

Selina recognizes current or deferred taxes in profit or loss, except to the extent that they relate to items which are recognized in other comprehensive income or equity. Selina is subject to the continuous examination of its income tax returns by tax authorities that may assert assessments against Selina. Selina regularly assesses the likelihood of adverse outcomes resulting from these examinations and assessments to determine the adequacy of Selina’s provision for income taxes.

Impairment of Assets Other Than Goodwill

Selina considers each hotel to be a separate cash-generating unit as each hotel generates its own revenue, incurs expenses, and also uses certain synergies which allow cross-selling of different products to guests and customers (e.g., accommodation + food and beverage + co-working spaces). When looking at a cash generating unit, Selina considers there to be two main key performance indicators to measure impairment against: occupancy and profitability. Location maturity is relevant in Selina’s internal reporting as different key performance indicators are expected from each group. Where hotels do have qualitative or quantitative indicators of impairment, such as changes in political, technological, market, economic or legal environment, physical condition of assets, brand reputation or operational and financial performance, a discounted cash flow model is prepared. Determining whether assets are impaired requires an estimate of the value in use. The value-in-use calculation involves an estimate of the future cash flows and the selection of appropriate discount rates to calculate present values. Future cash flows are estimated using five-year forecasts, extrapolated for a future growth rate. The estimated growth rates are based on external sources and studies. Changes in the estimated growth rates could result in variations to the carrying value of the properties.

Value of all assets allocated to this cash generating unit, such as property, plant and equipment, right of use assets, and capitalized interest, is compared against the value-in-use deriving from the discounted cash flow model. The discount rates used in the model shall be a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted. According to IAS36, the used discount rate should be calculated based on pre-tax rates. Yet, the practical approach is to use after-tax rates and net cash flows due to the fact that the comparable assets rates reflect the local tax rates. Therefore, in order to calculate the appropriate rate, judgement is required.

For this purpose, lease payments are treated as financial outflows as they relate to repaying lease liabilities. If value-in-use is lower than value of assets allocated to the cash generating unit, an impairment charge is recognized.

Incremental Borrowing Rate Applied to Right-of-Use Assets

Determining the incremental borrowing rate applied in calculating lease liabilities under IFRS 16 requires the use of certain methodologies and assumptions. When determining the rate, management assesses various factors including the lease term, nature of the asset and the level of security for the right of use asset.

Fair Value of Net Assets Acquired as Part of a Business Combination

Management uses valuation techniques when determining the fair values of certain assets and liabilities acquired in a business combination. In particular, the fair value of separable intangible assets other than goodwill is dependent on many variables including the future profitability of the acquiree’s trade, discount rate and probability scenarios, when applicable.

Convertible Loan Accounting

Convertible notes which contain both a note liability component and embedded derivatives have to be separated into different components. This separation requires significant judgement, as first we need to determine the fair value of the derivatives and then the value of the note liability component. For the conversion and redemption components, the fair value is determined as the difference between the fair value of the convertible note and equivalent non-convertible liability. We allocate the principal amount of its convertible notes to the conversion, redemption and warrant features and the warrants instrument, and both are classified as financial liabilities and are recognized and subsequently measured at fair value. The note liability instrument is initially recognized at fair value, and subsequently measured at amortized cost.

Determining the fair value of the derivative financial liabilities within the convertible note also required significant judgement and estimates. We applied a discounted cash flow model to determine the fair value of our market capitalization. This form of valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management’s estimate of fair value for these investments in unquoted shares. Fair value of the convertible loans, including the embedded derivatives was based on a combination of probability analysis and Monte Carlo simulation, based on management’s estimations. This method included evaluation of many possible value outcomes.

Lease Extension and/or Termination Options

In evaluating whether it is reasonably certain that we will exercise an option to extend a lease or not exercise an option to terminate a lease, we consider all relevant facts and circumstances that create an economic incentive for us to exercise the option to extend or not exercise the option to terminate such as: significant amounts invested in leasehold improvements, the significance of the underlying asset to our operation and whether it is a specialized asset, our past experience with similar leases, etc.

After the commencement date, we reassess the term of the lease upon the occurrence of a significant event or a significant change in circumstances that affects whether we are reasonably certain to exercise an option to extend or not exercise an option to terminate previously included in the determination of the lease term, such as significant leasehold improvements that had not been anticipated on the lease commencement date, sublease of the underlying asset for a period that exceeds the end of the previously determined lease period, etc.

Share-Based Payments

Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. For cash-settled share-based payment transaction, the liability needs to be remeasured at the end of each reporting period up to the date of settlement, with any changes in fair value recognized in profit or loss. This requires a reassessment of the estimates used at the end of each reporting period. For the measurement of the fair value of equity-settled transactions with employees and advisors at the grant date, we use a Black-Scholes pricing model. The assumptions used for estimating fair value for share-based payment transactions are disclosed in Note 28 to the audited consolidated financial statements included elsewhere in this prospectus.

Internal Control Over Financial Reporting

In connection with the audit of our consolidated financial statements for the years ended December 31, 2021 and 2020, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. Our financial closing and reporting process did not have a sufficient level of review procedures to detect potentially material errors, in particular as it relates to derivatives accounting and other complex accounting matters. Additionally, we identified a material weakness related to a lack of internal controls to prevent a material cyber security fraud incident. As a result, numerous adjustments to our consolidated financial statements were identified and made during the course of the audit process. We are currently in the process of remediating these material weaknesses and is taking steps that it believes will address their underlying causes. These remediation measures may be time consuming and costly, and might place significant demands on our financial, accounting and operational resources. In addition, there is no assurance that we will be successful in hiring any necessary finance and accounting personnel in a timely manner, or at all.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and is therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Further, our independent registered public accounting firm is not required and has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent registered public accounting firm, and those control deficiencies could have also represented one or more material weaknesses.

Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We can provide no assurance that our remediation efforts described herein will be successful and that we will not have material weaknesses in the future. Any material weaknesses we identify could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

Recent Accounting Pronouncements

Refer to Note 3 of our audited consolidated financial statements included elsewhere in the registration statement of which this prospectus forms a part for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent it has made one, of their potential impact on our financial condition and its results of operations and cash flows.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of October 27, 2022, the date on which we closed the Business Combination, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

BUSINESS

Overview

We are one of the largest operators of lifestyle and experiential Millennial- and Gen Z-focused hotels, with 163 destinations opened or secured in 25 countries across 6 continents.

Our mission is to create meaningful connections between people. We design and operate attractive, welcoming destination hotels, where travelers can stay indefinitely, work remotely, explore, and authentically immerse themselves in an environment that embraces and reflects local culture, and where local residents and travelers alike can engage and enjoy on-site food and beverage, wellness, and other social experiences.

Each space we create is founded on the pillars of interaction and socialization. In a 2021 poll of our guests, 66% responded that they had made a friend during their stay.

Our broad footprint, which spans from urban cities to remote beaches and jungles, has allowed us to build one of the largest Millennial and Gen Z hospitality brands in the world, attracting close to one million unique guests as of December 31, 2021, with an average guest age of 32.

Our asset-light sourcing and rapid conversion model allows us to quickly identify underperforming hotels in attractive locations and convert those hotels to Selina-branded destinations in an average time of approximately 140 days. After the conversion, we have historically seen significant increases in revenue compared to a hotel’s previous operations.

As the world rebounds to pre-pandemic levels of activity, we believe our tech-driven platform is ideally situated to take advantage of an increase in both demand for our destinations and supply of underperforming hotels that meet its sourcing criteria.

Origins

We were founded in Panama in 2014 by Rafael Museri and Daniel Rudasevski. Following their service in the Israeli military, Rafael, an avid cyclist, and Daniel, an avid surfer, were traversing the well-trodden traveler routes of Central and South America. They met by chance in the sleepy fishing village of Pedasi, Panama and together decided to begin developing real estate in the area, with a special emphasis on socialization and engagement with the local community. One of their projects was a hotel that Daniel and Rafael identified as under-performing, as it failed to capture the design aesthetic and operational tenets that appealed to both locals and young travelers.

Rafael and Daniel were able to acquire the property inexpensively and transform it in a few months, using local artists and upcycling furniture. The destination they created was enthusiastically embraced by locals and a new generation of travelers.

The success of the first Selina destination in Pedasi exposed an enormous market opportunity and laid the foundation for Selina’s growth strategy around the world: acquire distressed assets at below market prices, convert them quickly and efficiently into beautiful destinations, and operate them in a way that facilitates interaction, with the intent of significantly increasing revenues compared to those generated by the previous operator.

Our Strengths

We Target an Underserved Market

Millennials and Gen Z are an enormous, growing part of the global travel market, representing $350 billion of $802 billion spent annually on travel accommodation. Despite accounting for over 40% of the global travel market, Millennials and Gen Z travelers are an underserved market. For example, only two of the 159 brands owned by large, global hotel companies were specifically developed for Millennial and Gen Z travelers. We are the only hospitality company to have built and scaled such a large lifestyle brand focused on delivering a product and an experience geared specifically towards millennials, Gen Z, and digital nomads. This is evidenced both by our footprint, which is one of the largest in our segment, as well as our market-leading customer engagement, measured by NPS and social media engagement.

Further, we are built to cater to the specific preferences and demands of Millennials, Gen Z, and Digital Nomads. Each Selina destination provides guests and visitors with a locally authentic, culturally immersive, socially interactive, and well-priced experience with consistent and reliable quality. In addition, each Selina destination offers dedicated co-work facilities, with high-speed wireless internet, which is increasingly important as the world shifts to a remote-work friendly status quo.

Our Real Estate Model and Engine is Built for Growth

Our asset-light, technology-enabled real estate platform has made us one of the fastest growing experiential hospitality brands in the world. In 2021, we secured 3.6 hotels for conversion per month on average. Approximately 80% of our site acquisitions are done off-market (without any competitor) and without brokers, at an average discount of approximately 20% to market values. Our financing model allows us to grow with minimum investment from our own balance sheet, with the majority coming from landlords or regional real estate financing partners.

We Build and Operate Locally Authentic Destinations

Each of our locations is designed and programmed with input from the local community through local experience boards. As a result, every location remains locally and culturally relevant and unique, while at the same time adhering to our global brand standards. In doing so, we appeal equally to locals and to travelers, providing us with the opportunity to achieve greater revenues, particularly with respect to food and beverage revenue, than we would otherwise achieve with a geographically limited appeal. Additionally, our consideration of the local community enables us to minimize the adverse effects of seasonality to which we would otherwise be subject had we focused exclusively on our travelers.

Our Experiences Market Themselves

Based on our analysis, we believe 97% of Millennials share their travel experiences on social media, with two out of every three Millennials posting about their travel experience at least once a day. Moreover, 87% of Millennials use social media to inform their booking options. Because our properties are centered around socialization and creating authentic experiences, rather than merely providing accommodation, much of our marketing is done through organic word-of-mouth. As a result, our spend on advertising is cheaper but more effective than traditional marketing channels, judging by our segment-leading social media engagement.

We Use Technology to Drive Growth and Efficiency and Enhance Guest Experience

Technology is the thread that runs through our entire business. We have invested heavily in our technology products through our research and development team based in Israel. Our technology products are designed to increase sales, reduce cost, improve guest experience, and improve sourcing capabilities.

Our Product is the Most Flexible in the Hospitality Business

Because our product is tailored and inspired by local flavor and culture, rather than a rigid brand aesthetic, we are able to adapt it to many different markets, locations, and property types. For example, we signed a property consisting of 22 bungalows in the middle of the Ecuadorian Amazon in the same week that we signed a 61-key hotel in the middle of Manhattan. Both properties are now open and operating according to the Selina pillars of experience and socialization, but with design and product that is tailored to and reflects the very different markets in which they operate.

Growth Plan: Our Long-Term Growth Strategies

We have built a platform that has allowed us to grow rapidly and sustainably. We will continue to refine this platform, focusing on the following core areas:

•

Expanding in new and existing markets: we intend to leverage our real estate search engine to source new locations, and enter new markets in Europe, the U.S., Asia Pacific, the Middle East, and Latin America. In particular, we intend to focus on properties in developed markets where we can generate higher revenue per available bed space. We intend to also target acquisitions of existing hotel portfolios as a means of achieving more rapid growth.

•

Designing new products and offerings: we intend to continue to design new offerings to meet the changing needs of our guests to allow an increasing number of travelers to travel the world flexibly, affordably, and authentically. We will continue to refine and invest in our long-term stay and subscription packages, Selina Co-Live, that we launched in 2020.

•

Securing additional real estate partners: we leverage the proven success of our existing real estate partners, in order to secure new partners as we expand into new markets. We expect that this will allow us to continue to grow in a capital-efficient manner, involving minimum investment from our balance sheet.

•

Developing and strengthening relationships with members and guests: we intend to continue to expand our membership programs and develop new membership packages to increase recurring revenue streams and leverage network effects to drive higher global revenues and brand recognition.

•	Building a high value brand: our goal is to continue to be the leader in leisure and wellness travel offerings for Millennial and Gen Z travelers, which we view as customer segments of ever-growing importance that are still in their early stages of development, allowing us to further utilize our first mover advantage.

•

Investing in technology: we believe our technology investments to date have resulted in tangible benefits to both revenue and costs, as well as overall guest experience. We intend to continue to invest in technology products in order to potentially achieve similar results.

•	Pursuing attractive strategic opportunities: we will continue to pursue good-value investment opportunities that can add to our platform, increase revenue, or decrease costs.

Market Opportunity

Demand: Millennial and Gen Z Travelers

The generational groups that Selina targets—Millennial and Gen Z—are the largest age cohorts and account for nearly 44% of the $802 billion spent globally within the hospitality sector.

This age cohort also spends the most days per year traveling and is expected to be a large contributor to the post-COVID recovery and growth of the hospitality industry.

This emergent class of traveler also has specific lifestyle and travel preferences that differ from previous generations. We have built a product tailored specifically to serve these unique preferences. We believe that Millennial and Gen Z travelers generally:

•	prioritize distinctive experiences (underspending on material goods);

•	value remote working as an essential benefit;

•	understand that they no longer need an office to be productive;

•	travel specifically with the intention of meeting and befriending other travelers; and

•	feel that prioritizing health will be a lasting societal change after the COVID-19 pandemic.

We believe Selina is well positioned to take advantage of these target market preferences. We provide a full-service experience at a democratized price point that is accessible to Millennials and Gen Z, blending beautifully designed accommodation with co-working, recreation, wellness, and local experiences. Selina is custom-built for today’s nomadic traveler, providing guests with a global infrastructure to travel and work seamlessly.

Selina prioritizes offering guests optimal experiences that satisfy their preferences. Selina boasts superior levels of customer satisfaction with an NPS of 43, which is among the highest in the industry. Selina also considers direct booking levels to be a strong indicator of customer satisfaction. For the year ended December 31, 2021, Selina experienced high direct booking levels, with approximately 52% of all bookings made directly through Selina channels as opposed to third-party online travel agencies.

The increase in remote work due to the COVID-19 pandemic has driven a dramatic increase in the Digital Nomad population, even during the post-Covid recovery. The MBO Partners’ 2021 State of Independence research study (the “MBO Report”) found that 15.5 million American workers currently describe themselves as Digital Nomads, an increase of 42% from 2020, and up 112% from 2019. Gen Z and Millennials represent 65% of Digital Nomads, up from 48% in 2019. Additionally, according to the MBO Report, 54% of digital nomads reported that they plan to continue as Digital Nomads for at least the next two years, indicating that numbers and interest in this work style will continue to grow.

As travel restrictions relax and as concerns regarding COVID-19 subside, we anticipate the surge in recreational travel will be augmented by an increase in remote work, as travelers will be able to extend their stays or be more likely to travel to multiple destinations.

Supply

Although Millennial and Gen Z travelers account for nearly half of total global travel spend, we believe they remain underserved by existing accommodation options, as:

•	global hotel brands are misaligned on pricing and lack local authenticity and culturally immersive experiences;

•	hostels have limited amenities, lack facilities for remote working, and generally provide poor guest experience compared to hotel brands; and

•	home shares are often inconsistent with respect to quality, lack on-site food and beverage facilities, and provide limited opportunities to interact with others.

Each Selina destination is specifically developed to address the needs of the emergent traveler and offers a product that we believe is unique in the lodging industry.

In 2020, there were 16.9 million hotel rooms in the world, but less than 3% of hotel inventory is geared towards Millennials. Additionally, only 2 of the 159 brands owned by large, global hotel companies were specifically developed for Millennial and Gen Z travelers. Nevertheless, 44% of the $802 billion spent globally within the hospitality sector was spent by Millennial and Gen Z travelers. Given these factors, we see neglected demand and supply white space of approximately 6.5 million rooms that should exist for Millennials and Gen Z that do not. This unmet demand is the space in which we are expanding and in which we expect to continue to expand.

Our Revenue Platform

We primarily derive revenue from the operations of our hotels, which is split among the following offerings:

1.	Rooms;

2.	Food and beverage; and

3.	Other (co-working, tours and transportation, wellness, etc.)

Rooms Revenue

Rooms, or accommodations, are the heart of our business, comprising approximately 55% of our revenues.

We offer guests a flexible range of accommodation options, ranging from single beds in 16-or-less bed dormitories, to private rooms with shared bathrooms, to larger suites with multiple living areas. Approximately 85% of our rooms are private, and 15% are shared. Our platform takes advantage of this flexibility to double guest density at our locations versus traditional hotel operators, which allows us to drive increased demand for our non-accommodation offerings.

We have a democratic view of the hospitality industry. We take pride in the fact that a guest staying in an approximately $25 per night shared room and a guest staying in an approximately $600 per night suite may interact and become friends in our shared common areas.

Selina destinations are specifically designed to allow for flexibility; our proprietary property management system allows us to optimize our room mix based upon local demand at each location. For instance, a room that is an 8-bed dorm one week can be easily changed to a private room the following week. Due to the modular nature of our rooms and furniture, we can rapidly adapt rooms to match changing tastes or seasons, thereby maximizing revenue and profitability.

Food and Beverage (“F&B”)

We transform F&B spaces, either through Selina-owned brands or third-party F&B operators, into destinations themselves. Our design, food offerings, music and programming are all geared toward fostering a community atmosphere. By attracting locals to our F&B spaces and fostering an authentic atmosphere, we are also able to encourage guests to spend extended periods of time on property.

Our menus provide travelers with a taste of local cuisine, while also giving locals a menu suited to their tastes. We place strong emphasis on local produce, wellness, and organic ingredients.

Almost every Selina destination also features a “Grab & Go” offering. This provides guests and locals with tasty, healthy, and convenient food offerings on the go.

Selina-owned F&B brands

We operate eight standardized in-house brands across our locations. With eight standardized menus, these brands allow us to match F&B offerings with local tastes, while also reducing operational complexity and cost and providing our guests a consistent yet unique experience across Selina locations. We currently operate 153 F&B sites across 83 locations.

Third-party F&B operators

In certain cases where we believe an existing strong local brand will elevate our property as a destination, we elect to allow third-party partners to operate our F&B spaces. Partnership structures vary based on the operational dynamics of the property, but traditionally consist of management agreements, license agreements, or sub-leases.

Co-Working

Every Selina location has a dedicated co-working space with high-speed wireless internet. Co-working spaces are free to use for guests, and can also be rented daily, weekly, or monthly by non-guests. Customers can either purchase hot-desks, dedicated desks, or entire meeting rooms. We also offer co-work and F&B packages, which enable us to cross-sell guests discounted food offerings.

Tours and Transportation

Tours and transportation represent core elements of our revenue and guest experience. Our tour offerings help Selina deliver on our promise of connecting our guests with locals and other travelers. Specifically, our tours segment includes experiences, activities, tickets, concerts, festivals, and other performances across a range of categories, including: F&B, sports, adventure, city tours, nature, art, entertainment, and nightlife.

Our transportation segment provides our guests with an important amenity to simplify their travel experience. We offer guests transfers (by car, minivan, coach, train, ferry, or boat) and car hire. For example, upon guest request, we can provide transfer to and from airports, bus/train stations, ports, as well as between our locations. We offer our guest transportation services in almost every Selina location.

We charge tour and transportation vendors a commission for bookings made through our platform, typically ranging from 15% to 25%.

Guest Experience

Technology

The Selina application is multi-purposed. As discussed in more detail below, not only can guests book their stay through our app (approximately 25% of bookings in 2021 were via our app), but they also are able to arrange contactless check-in, book excursions, and arrange transportation in many of our locations.

Wellness

We offer wellness experiences in our properties in order to offer our guests the option of continuing their daily self-care routines while traveling. Additionally, our wellness experiences are available to locals, who may not otherwise have access to such amenities. We offer both body- and mind-focused wellness classes and experiences, ranging from surfing, skiing, yoga, TRX, massages, and capoeira, to meditation, sound-healing, and book clubs.

Music and Art

Our content calendar is ever-changing, locally inspired, and unique to each location. Our locations typically feature live musical performances, often several times per week. Additionally, we run an annual music festival, SIMS.

Selina properties primarily feature art from local artists, which introduces new life into existing buildings and helps us ensure local authenticity.

Real Estate Growth Platform

We have built an asset-light real estate growth engine that has enabled us to secure 163 properties in eight years. This engine allows us to grow unit count at attractive economics by leasing and converting properties on favorable, capital-efficient terms. After leasing, we follow a well-defined playbook that allows us to convert properties more quickly and efficiently than our competitors.

Sourcing

Our proprietary, data-driven software is designed to assist us in efficiently scaling our destination offerings by identifying underperforming hotels using real-time market analytics. This software edge allows us to retain only a minimal, but highly experienced “boots-on-the-ground” sourcing team. This combination of bespoke technology and a team with deep understandings of what makes a Selina destination successful, enables us to consistently identify a strong pipeline of new sites.

Approximately 80% of our site acquisitions are done off-market (without any competitor) and without brokers, at an average discount of approximately 20% to market values.

Conversion

Generally, we only undertake a property conversion if the distressed property has previously operated as a hotel. Because of this strict criterion, we generally do not need to commit significant capital to hard construction costs. Instead, we focus on less time consuming and less expensive renovations. For example, we look to employ local artisans to upcycle furniture, which amplifies the property’s locally authentic design. This strategy helps us execute site transformations more rapidly than our competitors, with an average conversion time of approximately 140 days.

Funding Model

Our footprint has been built using an asset-light business model. Nearly all Selina destinations are leased properties, either leased from an existing landlord or acquired by Selina’s local real estate partners and leased to Selina. These partners are financial investors who have committed to funding Selina’s expansion in a given region, in exchange for yield and profit sharing. Approximately 90% of the total capital expenditure required to convert a property is funded by these real estate partners. As of December 31, 2021, Selina had $373 million in capital commitments from such partners for bed conversions, which we expect to fund approximately 41,000 additional bedspaces. These commitments are for conversion only and exclude the cost to acquire properties, which is also funded by the real estate partner and is much higher.

We try to preserve low exit costs and an ability to sublease our sites while typically securing 15- to 20-year lease commitments from our partners.

Our Technology

We have invested heavily in our technology products through our research and development team based primarily in Israel. Our technology products are designed to increase sales, reduce cost, improve guest experience, and improve sourcing capabilities. Some examples of our key technology products are described below.

The Selina App

Through our app guests are able to book rooms and experiences, manage and spend loyalty points, check-in before arrival, receive customized F&B and Tours & Transportation offers, as well as connect and interact with guests at the same location.

Cashless Ecosystem

We have developed RFID wristbands, given for free to guests. Currently rolled out certain of our locations in Costa Rica, Israel and the U.K., these wristbands allow guests to pay for anything on-site with a swipe of their wrist.

Web & Mobile-Web Booking Engine

At the core of our direct sales channel is a proprietary booking engine. This booking engine, built in-house, uses a modern tech stack, which helps us to constantly optimize conversion rates. The engine is fully integrated into a multivariate testing platform, allowing us to make real-time, data driven changes to our funnel. This has, in part, allowed us to grow the share of sales from direct channels from 42% to approximately 52%, and our conversion rate from 1.1% to 1.8%, from 2020 to 2021.

Smart Locations and the “Internet of Things”

Our “Internet of Things” initiative allows us to control and measure utility use from our central tech office in Israel. Through this infrastructure, which includes on-location sensors and radio-frequency transmitters, we are able to remotely control and set sensor-driven timers for utilities, including lighting, heating, air conditioning, and water pressure. In addition to furthering our sustainability initiatives, this also allows us to dramatically reduce utility costs.

Proprietary Real Estate Sourcing

Developed in-house by our tech team, our real estate sourcing tool is used by our real estate team to pinpoint off-market existing hotel assets that match Selina’s real estate criteria, enabling us to identify locations that may be available for purchase at discounted prices. Once a search area is set, the tool surveys all available properties in the area according to 70 unique parameters, including hotel amenities, reviews, awards, and prices.

The tool has 7 million data points from more than 100,000 properties in 220 different markets, and has been a key driver in enabling us to sign approximately 80% of our site acquisitions off-market (without any competitor) and without brokers, at an average discount of approximately 20% to market values.

Whether it is the Selina App, the Real Estate Sourcing Tool, or the Internet of Things, we believe our investments in technology have, and will continue to, drive material, tangible benefits to our business.

Selina Guests and Engagement

Our Guests

We have served over 1 million guests since our inception. From one night to extended stays, we have served various traveler types, including: Digital Nomads, leisure travelers, families, and professionals. While we welcome locals, travelers, remote workers, and Digital Nomads of all types to its destinations, our core target guests and customers are Millennial and Gen Z travelers. People travel for various purposes, including business and pleasure. As we grow, we will strive to offer our customers a product and guest experience that serve new traveler segments. While Millennial and Gen Z travelers remain our core demographic, we aim to expand this focus and drive incremental demand from travelers outside of these groups.

Engagement and Guest Loyalty

We have a strong commitment to guest engagement and repeated business.

•	We have generated an approximately 35% increase in repeat rate, with repeat guests accounting for 19.4% of total guests in 2019 and 26.1% of total guests in 2021.

•	Our average guest engagement is three-times that of our peers.

•	Our NPS (a key customer loyalty and satisfaction metric) score is 43 as of December 31, 2021, as compared to our traditional Retail, Lodging and Gaming peer set, whose NPS average is 3.

•	We expect that our loyal, highly engaged customer base will continue to drive the execution of our business plan.

Competition

Given the nature of Selina’s business model, we operate in two highly competitive environments: (i) attracting hotel guests and (ii) securing desirable real estate.

Competition for Guests

Travelers are faced with many options as they search for accommodations that best suit their needs and preferences. We compete for guests based on many factors, including the location and quality of accommodations, property features and amenities, reputation for guest services and guest-facing technologies, pricing, and brand loyalty. Within traditional hospitality, we compete primarily with boutique hotel operators and smaller hotel and hostel chains, like citizenM, Mama Shelter, and Generator Hostels. These competitors are particularly relevant in non-U.S. markets, as they have built their brands and customer loyalty over several decades. We also compete against major incumbent operators in the economy and midscale hotel segments, such as Hilton, Marriott, and Hyatt. In addition to global hotel brands and boutique hotels, we also face competition from hostels and alternative accommodation providers that offer homeshares or short-term rentals, such as Airbnb and Vrbo, as well as various large internet-based companies that advertise hotel rooms and other travel services.

We are able to differentiate itself from these competitors by providing guests with the consistent brand standards and quality of hotel chains, the social and guest interaction of hostels, and the local and immersive experience of alternative accommodations, as well as offering additional amenities tailored to our key demographic, such as curated food and beverage experiences, wellness offerings, and co-working and remote-working capabilities. Moreover, we offer all of this at an attractive price point relative to our competitors.

Competition for Real Estate Supply

As part of our business model, we must secure and convert or rebrand existing properties into Selina-branded properties. We compete with many different parties in this endeavor, however, we primarily compete with traditional hotel property managers. We believe we offers a compelling value proposition to the developers and owners of hotels relative to traditional hotel property managers. For independent, unbranded hotel owners, we represent an attractive tenant, with the ability to convert and operate our properties to a format most relevant to the emergent Millennial and Gen Z traveler segment.

Insurance

We maintain comprehensive insurance coverage for all our locations that covers our asset and liability exposures. While property coverage often is maintained by our landlords, our property insurance provides coverage against reasonable risks of loss or damage, including (where relevant) business interruption, fire, windstorm, flood, earthquake, and terrorism. While our liability program provides for third-party and employers liability, workers’ compensation, product liability, directors and officers liability, and cyber coverage for systems and data we control, we do not have sufficient coverage to cover the entirety of potential losses from certain catastrophic events, including certain business interruption losses, such as those resulting from the COVID-19 pandemic. We will continue to maintain a sufficient suite of insurance policies; however, the future availability of these policies in the market is not certain.

We believe our insurance policies alongside those maintained by third-party owners of our properties are appropriate for foreseeable losses which we may suffer and we believe these policies are on terms and conditions that are reasonable with solvent and highly rated insurance carriers.

Following the closing of the Business Combination, the cost of our insurance has increased. Specifically, we the expanded obligations to comply with rules and regulations of the SEC and Nasdaq has made it more expensive to acquire director and officer liability insurance.

Regulatory Compliance

As detailed below, we are subject to numerous foreign, federal, state, and local government laws and regulations, including those relating to the preparation and sale of food and beverages, building, zoning and environmental requirements, health and safety and fire codes, anti-corruption, anti-trust and competition, data privacy, protection and security and general business license and permit requirements, in the various jurisdictions in which we conduct business.

Food and Beverage

Regulations concerning the supply and sale of alcoholic beverages require us to apply to relevant local authorities for licenses that must be renewed (usually on an annual basis) and which may be revoked or suspended for cause at any time. Applicable alcoholic beverage control regulations and licensing conditions apply to the supply of alcohol across our business, including in relation to the minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages.

Property and Accommodations Regulation

Selina’s business is subject to U.S. and foreign federal, state, and local laws and regulations that vary widely by city, country, and property type. In many cities, local regulations affect our ability to offer accommodations for specified durations or in certain neighborhoods. Hospitality and transient accommodations operations are also subject to compliance with laws and regulations relating to accessibility as well as other matters, such as zoning and land use, licensing, permitting and registrations, fire and life safety, environmental and other property condition matters, staffing and employee training, and cleaning protocols and other COVID-19 requirements. Additionally, our real estate owners are responsible for their own compliance with laws, including with respect to their employees, property maintenance and operations, environmental laws, and other matters.

Our business operations in countries outside the U.S. are subject to a number of laws and regulations, including restrictions imposed by the Foreign Corrupt Practices Act (“FCPA”), as well as trade sanctions administered by the Office of Foreign Assets Control (“OFAC”). The FCPA is intended to prohibit bribery of foreign officials and requires us to keep books and records that accurately and fairly reflect our transactions. OFAC administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations, and individuals. Some of our operations may also be subject to additional laws and regulations of non-U.S. jurisdictions, including the U.K.’s Bribery Act 2010, which contains significant prohibitions on bribery and other corrupt business activities, and other local anti-corruption laws in the countries and territories in which we conduct operations.

Before signing any new leases in a new market, we generally engage local legal counsel to help identify relevant regulatory requirements. This research includes analysis on licensing and zoning, building code, accessibility and operations requirements, fire and life safety regulations, tax compliance, and local employment laws. Every leased property has unique characteristics, requiring further due diligence and regulatory analysis before each new lease signing.

We monitor regulatory changes in each existing market on an ongoing basis. To facilitate its growth and compliance work in each city, we also proactively establish relationships with local regulatory agencies, elected officials, businesses and community groups to build trust and improve understanding of Selina’s business model.

Privacy and Data Protection Regulation

In processing travel transactions and information about guests and their stays, we receive and store a large volume of personally identifiable data. The collection, storage, processing, transfer, use, disclosure and protection of this information are increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s General Data Protection Regulation and variations and implementations of that regulation in the member states of the European Union, as well as privacy and data protection laws and regulations in various U.S. States, such as the California Consumer Privacy Act (as amended by the California Privacy Rights Act), and other jurisdictions, including the General Data Protection Law in Brazil and the U.K. General Data Protection Regulation and U.K. Data Protection Act. We have adopted a variety of technical and organizational security measures and other procedures and protocols to protect data, including data pertaining to guests and employees, and we are engaged in an ongoing process of evaluating and considering additional steps to comply with the wide spectrum of data protection legislation.

Employment

We are also subject to laws governing its relationship with employees, including laws governing wages and hours, overtime, benefits, immigration, workplace safety and health, hiring and firing, non-discrimination, work permits, and hotel-specific ordinances.

Environmental Regulations and Requirements

We are subject to certain requirements and potential liabilities under various non-U.S. and U.S. federal, state and local environmental, health and safety laws and regulations and incur costs in complying with such requirements. These laws and regulations govern actions including air emissions; the use, storage, and disposal of hazardous and toxic substances; and wastewater disposal. In addition to investigation and remediation liabilities that could arise under such laws, we may also face personal injury, property damage, or other claims by third parties concerning environmental compliance or contamination. We use and store hazardous and toxic substances, such as cleaning materials, pool chemicals, heating oil and fuel for back-up generators at some of our facilities, and we generate certain wastes in connection with our operations. Some of our properties include older buildings, and some may have, or may historically have had, laundry and dry-cleaning facilities and underground storage tanks for heating oil and back-up generators. We have from time to time been responsible for investigating and remediating contamination at some of our facilities, such as contamination that has been discovered when we have removed underground storage tanks, and we could be held responsible for any contamination resulting from the disposal of waste that we generate, including at locations where such waste has been sent for disposal. In some cases, we may be entitled to indemnification from the party that caused the contamination pursuant to our management or franchise contracts, but there can be no assurance that we would be able to recover all or any costs we incur in addressing such problems. From time to time, we may also be required to manage, abate, remove, or contain mold, lead, asbestos-containing materials, radon gas or other hazardous conditions found in or on our properties. We have implemented an ongoing operations and maintenance plan at each of our owned and managed properties that seeks to identify and remediate these conditions as appropriate. Although we have incurred, and expect that we will continue to incur, costs relating to the investigation, identification and remediation of hazardous materials known or discovered to exist at its properties, those costs have not had, and are not expected to have, a material adverse effect on our consolidated financial position, results of operations or cash flows.

Other Regulation

Our business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising and marketing, the U.K. Bribery Act 2010, the U.S. Foreign Corrupt Practices Act and other laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As we expand into additional markets, we will be subject to additional laws and regulations.

The regulatory environment in each market is often complex and evolving and can be subject to significant change. Some relevant laws and regulations are inconsistent and ambiguous and could be interpreted by regulators and courts in ways that could adversely affect our business, results of operations, and financial condition. Moreover, certain laws and regulations have not historically been applied to an innovative hospitality provider such as Selina, which often makes their application to our business uncertain. For additional information regarding the laws and regulations that affect our business, see the section titled “Risk Factors” on page 11.

Corporate Social Responsibility and Environment, Social and Governance

Environment, Social, and Governance

We strive to foster sustainable operations and a caring culture in order to positively impact the environment, the local communities in which we operate, our people, and other stakeholders.

In light of the United Nations Sustainable Development Goals, we have joined global efforts to reduce negative impacts on the environment and to foster resilience and prosperity in the communities where we operate, while respecting and integrating all people from different nationalities, ethnicities, genders, special needs, etc. in our activities.

Gen Z is known for supporting sustainability and promoting diversity and inclusion and gender equity. Moreover, Gen Z often takes into consideration these environmental and social concerns when making a purchase and selecting a brand. Our DNA, together with our mission, vision, and values, is aligned with Gen Z’s expectations, and enables Gen Z guests to identify with and support a brand that shares its environmental and social beliefs.

With respect to environmental initiatives, we are installing tools to reduce energy and water consumption in our locations. For example, by installing low flow shower heads in certain locations, we were able to reduce our water consumption by 45% (in the aggregate) in those locations. Innovative technology enables us to track energy use in our locations and control its usage in common areas as well as in guests’ rooms, so that we can turn it off when such spaces are not in use.

We are committed to waste reduction. In addition to minimizing single-use plastic, we also focus our efforts on sustainable conversion of distressed property assets into relevant spaces that integrate the local community. Upcycling is not limited to the property assets, but also extends to necessary inventory, such as existing furniture from the pre-Selina conversion hotel or secondhand furniture from other hotels, restaurants, etc. We upcycle up to 70% of each location’s inventory.

With regard to governance, Selina is committed to operating in a transparent and ethical manner, with proper decision-making and review processes to promote accountability. We continue to develop and roll-out policies that support these endeavors, including, among others, policies relating to data privacy, anti-bribery, human rights, information security, ethics, and whistleblowing, as well as enhancing our internal control and risk management system. The Executive Committee, led by the Chief Executive Officer, and the Selina Board are responsible for overseeing the implementation of these policies and systems.

Corporate Social Responsibility (“CSR”) and Impact

Our Corporate Social Responsibility Department leads our impact initiatives and is responsible for fostering relationships with the local communities where we operate. We are committed to good corporate citizenship. Not only do we strive to create positive impacts within our organization, but we aim to better the communities in which we conduct business. Our collective mission is to make a positive difference across the global communities in which we operate by leveraging our people and our venues. “Selina Impact” is designed to make a positive difference, with a focus on strengthening our personal relationships and engaging authentically with our stakeholders, shedding light on local, social, environmental, and economic challenges, and promoting a company culture of giving back.

Our Commitment to Impact

We are creating positive impact in our communities in four specific ways:

•

SGB Hospitality Program: Our flagship job readiness program, Selina Gives Back (“SGB”), prepares local unemployed and disadvantaged community members to enter the hospitality job market. SGB aims to decrease unemployment and encourage economic opportunity for all by providing a free job training program for vulnerable community members. The program consists of free mentoring, hands-on training, hospitality theory workshops, and job placement assistance. Through our specialized program, as of December 31, 2021, we have trained 679 local community members in key hospitality skills and job placement techniques.

•

Community Engagement: We want to create, maintain, and foster relationships with local businesses, schools, non-government organizations, government, and neighborhood stakeholders. We want to ensure accountability to local needs and challenges.

•

Impact Programming: We strengthen communities by providing free, quality, education-based, programming in all of our locations with a focus on creating a positive social economic and environmental impact. Our programming includes: reforestation days, beach and forest clean up days, free hospitality career training programs, art and crafts workshops, wellness classes, swimming lessons, cooking classes, and surfing lessons. Annually, we host 700+ impact programs across all of our locations where our guests, staff, and local community members offer their time and expertise. As of December 31, 2021, we have engaged 189,643 beneficiaries with our programming.

•

Culture of Engagement: We volunteer 2% of our staff time to environmental and social initiatives of their choice in communities where we are located. As of December 31, 2021, we have donated 96,996 hours of Selina staff time to environmental and social initiatives.

SELINA EMPLOYEES AND HUMAN CAPITAL MANAGEMENT

Our workforce

As of December 31, 2021, we had 134 employees across 6 states in the U.S., and approximately 1,539 employees located in 20 countries outside of the U.S. Our workforce consisted of approximately 367 salaried employees, 1,306 hourly employees and 642 individuals engaged under contractor, outsourcing or professional service contracts as of that date. Certain non-U.S. employees are currently represented by unions or covered by a collective bargaining agreement.

Diversity, Equality, and Inclusion

We believe the strength of our workforce is critical to our success. We all have a vital role to play in creating an environment where everyone feels respected and empowered while we continue to grow as a community that promotes individuality and diversity. We celebrate the diversity of one through the inclusion of many. Approximately one-third of our workforce identifies as racially or ethnically diverse, and approximately one-third of our workforce is female. To help us continue to strengthen and celebrate our diverse workforce, we have created a committee on Diversity, Equality, and Inclusion. Additionally, we believe in supporting diversity outside of our organization. In June 2021, we launched the global campaign Stay Proud to raise funds for the It Gets Better Project, a non-profit organization whose mission is to empower LGBTQ+ youth around the world.

COVID-19

Our number one priority is to create a secure and comfortable environment, ensuring the health and safety of our team and community. In response to the COVID-19 pandemic, we launched the following initiatives:

•

Selina Employee Fund: With travel restrictions and stay-at-home orders limiting demand during the height of the global COVID-19 pandemic, a number of Selina’s locations were impacted. As a result, some of our staff members were furloughed. To assist those staff members, Selina raised $44,000 in an employee fund in 6 weeks and distributed the funds to 234 Selina families in need.

•

Subsidized Worker Housing: Between the onset of the pandemic and early 2021, we opened 27 of our Selina locations to staff and housed over 110 employees facing housing insecurity due to the COVID-19 crisis. This exchange created a unique opportunity for new solidarity to develop among our teams, while also allowing for new projects to flourish and for our community to remain accommodated.

•	Beds for Medical Staff: In Portugal and Colombia, we offered free accommodations to more than 50 medical staff who were self-quarantining to protect their immune-compromised loved ones.

Intellectual Property

We rely on trademarks, domain names, copyrights, trade secrets, contractual provisions, and restrictions on access and use to establish and protect its proprietary rights. As of December 31, 2021, we (by ourself or through its affiliates) held five trademarks for the Selina, Luna, and Remote Year brands and one registered copyright for the WinksHotel property management system. The trademarks were registered in at least 48 countries, either directly or through the Madrid System, and the expiration dates of the trademarks ranged between 2027 and 2031. We are also the registered holder of approximately 37 domain names, including selina.com., remoteyear.com, winkshotel.com.ar, powerplant.global and others.

Facilities and Office Space

As of December 31, 2021, Selina offered guest accommodations at leased properties located across 25 countries in Central America, Europe, Israel, South America, the U.S., and Mexico. Additionally, as of December 31, 2021, Selina owned five properties, including three hotels and two land plots, located in Colombia, Nicaragua, the U.S., Panama, and Costa Rica. Selina’s global headquarters is located in London, England, where Selina leases approximately 4,800 square feet of space in the Notting Hill area, with other key corporate offices located in Tel Aviv, Israel, where we lease approximately 6,950 square feet of space, and New York, New York, USA, where we lease approximately 8,200 square feet of space. We have smaller corporate offices located in Miami, Florida, U.S. at the Selina Miami River Inn hotel, and in Panama City, Panama. Some of our office space is subleased to third party businesses from time to time.

Legal Proceedings

As a rapidly growing business operating in numerous countries, we have been and expect to continue to become involved in litigation or other legal proceedings from time to time, including matters relating to interactions with our employees and guests, our contractual counterparties, such as regional and local development partners, landlords and service providers, and various regulatory authorities, among others. The significant disputes in which we, or a subsidiary, is involved as a defendant are summarized below. We are not currently a party to any litigation or legal proceeding that, in the opinion of management, is likely to have a material adverse effect on our business in the aggregate. Regardless of outcome, litigation and other legal proceedings can have an adverse impact on us because of defense and settlement costs, diversion of management resources, possible restrictions on our business as a result of settlement or adverse outcomes, reputational damage and other factors.

MANAGEMENT

The following persons currently serve as Selina’s directors and executive officers:

Directors and Executive Officers	Age	Position/Title
Executive Officers
Rafael Museri	44	Chief Executive Officer and Director
Daniel Rudasevski	39	Chief Growth Officer and Director
Barbara Zubiria	47	Chief Financial Officer
Jonathon Grech	45	Chief Legal Officer and Company Secretary
Elad Nir	39	Chief Marketing Officer
Lena Katz	40	Chief Technology Officer
Eyal Amzallag	48	Chief Operations Officer
Sam Khazary	40	Senior Vice President and Global Head of Corporate Development
Non-Management Directors
Catherine Dunleavy	53	Director
Eric Foss	64	Director
Eileen Moore Johnson	50	Director
Adi Soffer Teeni	51	Director
Richard Stoddart	59	Director

Biographical information concerning the executive officers and directors listed above is set forth below.

Executive Officers

Rafael Museri has served as the Chief Executive Officer since he co-founded Selina in 2014. Prior to co-founding Selina, Mr. Museri co-founded Dekel Development Holdings S.A. (“Dekel”), an international real estate development company that buys, develops, manages, and sells real estate projects along the Pacific coast of Panama and in the old town of Panama City. Mr. Museri has served as a Managing Partner and Director of Dekel since 2008. We believe his extensive industry experience, as well as his institutional knowledge as our co-founder, qualify him to serve on the Board.

Daniel Rudasevski has served as the Chief Growth Officer since he co-founded Selina in 2014. Prior to co-founding Selina, Mr. Rudasevski co-founded Dekel and has served as a Managing Partner and Director of Dekel since 2008. We believe his extensive industry experience, as well as his institutional knowledge as the co-founder of Selina, qualify him to serve on the Board.

Barbara Zubiria has served as our Chief Financial Officer since January 2021. Before joining Selina, from 2015 to 2021, Mrs. Zubiria served as the Chief Financial Officer of Haya Real Estate SA, a portfolio company of Cerberus Capital Management. From 2011 to 2015, she was the Executive Vice President, Capital Markets and Investor Relations of Abengoa, S.A. and the Chief Accounting Officer and Head of Investor Relations of Telvent GIT, SA, from 2005 to 2011. Mrs. Zubiria started her career in public accounting, working as a financial auditor at KPMG LLP, Arthur Andersen, and, most recently, at Deloitte & Touche, where she last served as a Manager in the Capital Markets division. Mrs. Zubiria received her B.S. in Business Administration and a Masters degree in Accounting and Auditing from Florida International University. Mrs. Zubiria holds an inactive CPA license from the State of Florida. She also completed an executive management development program and corporate finance program at IESE Business School.

Jonathon Grech has served as our Group General Counsel from December 2020 until the Closing of the Business Combination in October 2022, at which point Mr. Grech transitioned to our Chief Legal Officer & Company Secretary. From 2013 to 2020, he was Senior Vice President, Group General Counsel and Company

Secretary at Millennium & Copthorne Hotels plc, a FTSE 250 listed hospitality and real estate company until it was taken private in 2019 (“Millennium”). Mr. Grech currently serves as a non-executive Director of Millennium, a position he has held since October 2019. Prior to Millennium, he held several positions with InterContinental Hotels Group plc from 2006 to 2013, most recently serving as the Senior Development Counsel, Europe. From 2004 to 2006, he was an associate attorney for Powell Goldstein LLP and from 2000 to 2001 he was a tax consultant with PricewaterhouseCoopers LLP. Mr. Grech earned his Bachelor of Arts degree in economics and organizational studies from the University of Michigan and his Juris Doctor from the Emory University School of Law.

Elad Nir has served as our Chief Marketing Officer since July 2021. Prior to Selina, from 2010 to 2021, Mr. Nir served in various roles at 888 Holdings, plc including serving as the Head of 888poker, VP from 2018 to July 2021, the Head of 888 Regulated Markets Business Unit, Director from 2016 to 2018, and the Director of Marketing from 2013 to 2016. Before 888 Holdings, he was a Business Strategy Senior Consultant at Danshir, from 2008 to 2010, and an Industrial Engineer and Project Manager at Omrix Biopharmaceuticals, Inc., a Johnson & Johnson company, from 2006 to 2008. Mr. Nir earned his Bachelor of Science degree from the Ort Braude College of Engineering.

Lena Katz has served as our Chief Technology Officer since May 2022. Prior to Selina, Ms. Katz held several senior roles at Israel-based ridesharing company Gett, from January 2016 until April 2022, where she served most recently as Vice President, Research & Development at Gett Delivery. Prior to her time at Gett, Ms. Katz spent over seven years at Hewlett Packard Enterprise, and before that, she held various roles at the MBT Space Division of Israel Aerospace Industries and the Israeli Military Intelligence. Ms. Katz received her Bachelor of Science in Electronics and Communications Engineering from the Holon Institute of Technology.

Eyal Amzallag has served as our global Chief Operations Officer since May 2022. Before joining Selina, Mr. Amzallag held numerous senior roles at Club Med over a period of nearly 20 years, including Managing Director South Europe, Middle East & Emerging Markets from June 2017 until April 2022, Managing Director Russia & CIS between June 2013 and May 2017, Country Manager Scandinavia from October 2010 until May 2013 and various operational roles before that, Mr. Amzallag received a Masters degree in Law, Economics and Management from the Université Paris-Est Créteil.

Sam Khazary has served as our Senior Vice President and Global Head of Corporate Development since January 2022. Prior to joining Selina, Mr. Khazary was the Managing Director of Investments and Capital Markets for North America at Fosun, from October 2020 until January 2022, and a Senior Director in FTI Consulting’s Corporate Finance & Restructuring segment and its investment banking subsidiary, FTI Capital Advisors, from October 2015 through October 2020. Before then, Mr. Khazary held various investment banking and advisory roles with other institutions, including RCS Capital Corporation, Cole Capital, OppenheimerFunds, Ehrenkranz Partners L.P. and Morgan Stanley, where he commenced his career. Mr. Khazary obtained a Bachelor of Science degree in finance from the Peter J. Tobin College of Business at St. John’s University.

Non-Management Directors

Catherine Dunleavy is President of JRSK, Inc., which operates as Away, a global lifestyle brand, where she leads finance, strategy, data, consumer insights, accounting and treasury functions. Before joining Away in 2020, Ms. Dunleavy was CFO for Nike, Inc.’s (NYSE: NKE) Global Operations and Technology Group and Vice President of Strategic Investments. During her tenure at Nike, she also served as CFO of the Innovation Group. Prior to Nike, Ms. Dunleavy worked at Comcast as Executive Vice President of Content Distribution of NBC Universal Media, LLC; Executive Vice President and CFO of Cable Entertainment and Production Studios at NBCUniversal Media, LLC; and Executive Audit Manager at General Electric Company (NYSE: GE). Ms. Dunleavy is a University of Kentucky graduate, where she received a Bachelors degree in electrical engineering. She went on to obtain a Masters degree in Environmental Engineering from the University of Tennessee. We believe Ms. Dunleavy is qualified to serve as a member of our Board because of her extensive finance background and her executive-level management experience.

Eric J. Foss has been Chairman and CEO of two Fortune 500 companies. Mr. Foss is a highly successful leader with a proven track record of driving growth, creating sustainable shareholder value, building diverse, inclusive, engaged and high-performance teams and creating a purpose driven legacy for global at scale companies. Mr. Foss served as Chairman of the Board of Aramark from February 2015, and served as Chief Executive Officer and President from May 2012 until his retirement in August 2019. Mr. Foss also served as Chief Executive Officer of Pepsi Beverages Company from 2010 until December 2011. He served as Chairman and CEO of the Pepsi Bottling Group from 2008 until 2010, Chief Executive Officer and President from 2006 until 2008 and as Chief Operating Officer from 2005 until 2006. Mr. Foss has broad-based public Board experiences regarding governance, risk management, technology, financial oversight and strategic planning. He currently serves on the Board of Directors of Cigna. He also serves as Chairman of the Board at Diversey and serves on the National Board of Directors at Back on My Feet.

Eileen Moore Johnson currently serves as the General Manager of the Vegas Loop, the first all electric, zero emissions underground public transportation system. Ms. Moore Johnson is the former Executive Vice President and Chief Human Resources Officer of Light & Wonder, a position she held since June 2020. Ms. Moore Johnson was previously the Regional President of The Cromwell, Flamingo, Harrah’s and The LINQ casino resorts for Caesars Entertainment from August 2013 to June 2020. During her tenure of over twenty years at Caesars Entertainment, she also served as Regional President and General Manager of the Horseshoe Casino and Hotel Southern Indiana from November 2009 to August 2013, as Assistant General Manager of Harrah’s New Orleans from April 2007 to October 2009 and served on the Corporate Gaming Team from December 2003 to April 2007. Ms. Moore Johnson currently serves on the Board of Directors of Nogin, Inc. She holds a Bachelor of Science from Cornell University and an MBA from the Kellogg School of Business at Northwestern University.

Adi Soffer Teeni has served as the Vice President and General Manager Israel, for Meta Platforms Inc., a company that builds applications and technologies that help people connect, find communities and grow businesses, since 2014. Mrs. Soffer Teeni served as the Managing Director for 888.com, the business to customer division of 888 Holdings Plc from 2008 to 2011. Prior to her time at 888 Holdings Plc, Mrs. Soffer Teeni served as Chief Executive Officer for the Kidum Group from 2002 to 2007, and for Wall Street Institute from 1998 to 2001. She also served as the Executive Chairwoman at Ginger Software, an American and Israeli start-up specializing in natural language processing and AI. Mrs. Soffer Teeni earned a Bachelor of Laws, LL.B., at Tel Aviv University in 1997 and a Masters in Business Administration from Northwestern University and Tel Aviv University in 2003.

Richard S. Stoddart is Chair of Hasbro Inc.’s (Nasdaq: HAS) Board of Directors and most recently served as the company’s interim CEO from October 2021 to February 2022. Prior to that, Mr. Stoddart served as President and CEO of InnerWorkings, Inc. (Nasdaq: INWK), a global marketing execution firm, from 2018 until its acquisition in 2020. Prior to that, Mr. Stoddart served as President of Leo Burnett North America from 2005 until he was appointed CEO in 2013, and as CEO and Global President of Leo Burnett Worldwide, one of the world’s largest advertising agencies, from 2016 to 2018. Mr. Stoddart brings to Selina extensive experience leading and driving profitable growth at global organizations, as well as strong expertise in brand-building, integrated marketing, business transformation, strategic planning, M&A, marketing supply chain management and building global teams. Mr. Stoddart received his Bachelors degree in American Government from Dartmouth College.

Family Relationships

There are no family relationships between any of the executive officers and directors.

Arrangements for Election of Directors and Members of Management

Pursuant to the Business Combination Agreement, the Investor Rights Agreement, and the Transaction Support Agreements, we and BOA originally agreed that the Selina Board following the Closing would consist of seven (7) directors, of which (i) five (5) would be designated prior to the Closing by us, one (1) of whom would be our Chief Executive Officer, Rafael Museri, and one (1) of whom would be Selina’s Chief Growth Officer, Daniel Rudasevski, and three (3) of whom will be nominated by the Supporting Shareholders subject to meeting certain minimum standards (including that, with the exception of Messrs. Museri and Rudasevksi, such directors designated by Selina would be independent under the requirements of Nasdaq) and (ii) two (2) independent directors (under Nasdaq requirements) would be designated prior to Closing by BOA, selected from the agreed list of individuals as set forth in the Transaction Support Agreements. On July 1, 2022, we and BOA amended the Business Combination Agreement to provide, among other things, that Selina would have the right to nominate to the Selina Board the two independent directors that were to otherwise have been nominated by BOA. Accordingly, Selina designated the following individuals as directors: Rafael Museri; Daniel Rudasevski; Catherine Dunleavy; Eric Foss; Eileen Moore Johnson; Adi Soffer Teeni; and Richard Stoddart.

There are no arrangements or understandings with major shareholders or others pursuant to which any of our executive officers or directors are selected.

Board Leadership Structure and Role in Risk Oversight

Under the Companies Act and the Selina Articles, Selina’s business and affairs are managed under the direction of the Selina Board. The Selina Board may exercise all powers and may take all actions that are not specifically granted to Selina’s shareholders or to executive management. Selina’s Chief Executive Officer is responsible for our day-to-day management and is appointed by, and serves at the discretion of, the Selina Board, subject to his employment agreement. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that Selina may enter into with them.

Eric Foss serves as Chairman of the Board. The Selina Board has determined that this structure, with separate Chairman and Chief Executive Officer roles, is in the best interests of Selina and its shareholders as a whole at this time. A number of factors support this leadership structure, including, among others:

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The planned separation of the Chairman and Chief Executive Officer roles will allow the Chief Executive Officer to focus his time and energy on operating and managing Selina and leverage the experience and perspectives of the Chairman.

•	The Chairman serves as a liaison between the Selina Board and senior management.

•

The Chairman sets the agenda for, and presides over, Selina Board meetings and coordinates the work of the committees of the Selina Board, providing oversight and streamlining the Chief Executive Officer’s duties.

Under the Selina Articles, the number of directors on the Selina Board will consist of seven (7) directors, divided into three (3) separate classes (Class I, Class II, and Class III), each serving three-year terms, except for the initial term, which will expire at the first, second, and third annual meeting of the shareholders of Selina, respectively, occurring after the Closing, subject to modifications to comply with and in accordance with requirements under English law. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. The composition of each class of directors has not yet been determined.

The Selina Articles will provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum shall be elected by an ordinary resolution as a matter of the laws of England and Wales.

Independence of Directors

As a result of the Ordinary Shares being listed on Nasdaq, Selina adheres to the rules of Nasdaq in determining whether a director is independent. The Selina Board has consulted, and will consult, with its counsel to ensure that the Selina Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Selina Board has determined that all of the directors are independent under Nasdaq listing standards other than Messrs. Museri and Rudasevski.

Committees of the Board of Directors

Selina has established a separately standing audit committee, compensation committee, and nominating and corporate governance committee.

Audit Committee

Selina has established an audit committee comprised of at least two independent directors, and is chaired by one of the independent directors. All of the independent directors satisfy the “independence” requirement of the listing standards of Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act. The audit committee has a written charter that is available without charge at Selina’s corporate website. The purpose of the audit committee is, among other things, to appoint, retain, set compensation of, and supervise Selina’s independent accountants, review and approve related party transactions in accordance with Nasdaq requirements, review the results and scope of the audit and other accounting related services and review Selina’s accounting practices and systems of internal accounting and disclosure controls.

Subject to the one-year phase-in period under Rule 10A-3 under the Exchange Act, the audit committee is composed exclusively of “independent directors,” as defined for audit committee members under Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Selina is required to certify to Nasdaq that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. An appointed independent director serves as a financial expert on the audit committee.

The members of the audit committee are Eileen Moore Johnson, Richard Stoddart, and Catherine Dunleavy, with Ms. Dunleavy serving as the chair and as the “audit committee financial expert.” The Board also has determined that each member of the audit committee is “independent” as defined under the applicable Nasdaq listing standards and Exchange Act rules and regulations.

Compensation Committee

The Selina Board has established a human capital management and compensation committee. The compensation committee consists of three members and is chaired by an independent director. Each appointed independent director satisfies the “independence” requirement of the listing standards of Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act. The compensation committee has a written charter that is available without charge at Selina’s corporate website. The purpose of the compensation committee is to review and approve compensation paid to Selina’s senior officers and directors and to administer Selina’s incentive compensation plans, including authority to make and modify awards under such plans. Additionally, the compensation committee assists the board in determining its responsibilities in relation to remuneration, including, amongst other matters, making recommendations to the Selina Board on Selina’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors and recommending and monitoring the remuneration of senior management below board level.

The members of the compensation committee are Adi Soffer Teeni, Richard Stoddart, and Eileen Moore Johnson, with Ms. Johnson serving as the chair. The Selina Board also has determined that each member of the human capital management and compensation committee is “independent” as defined under the applicable Nasdaq listing standards and Exchange Act rules and regulations.

Nominating and Corporate Governance Committee

The Selina Board has established a nominating and corporate governance committee. The nominating and corporate governance committee consists of three members and is chaired by an independent director. Each appointed independent director satisfies the “independence” requirement of the listing standards of Nasdaq and meets the independence standards under Rule 10A-3 under the Exchange Act. The nominating and corporate governance committee has a written charter that is available without charge at Selina’s corporate website. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The members of the nominating and corporate governance committee are Eric Foss, Eileen Moore Johnson, and Richard Stoddart, with Mr. Stoddart serving as the chair. The Selina Board also has determined that each member of the nominating and corporate governance committee is “independent” as defined under the applicable Nasdaq listing standards and Exchange Act rules and regulations.

Code of Ethics

The board of directors has adopted a code of ethics and business conduct that applies to all of our directors, executive officers and employees. The code of ethics and business conduct codifies the business and ethical principles that will govern all aspects of Selina’s business.

Corporate Governance Practices

As a foreign private issuer, Selina generally will follow its home country’s practice with respect to certain matters of corporate governance in lieu of the comparable governance provisions of Nasdaq listing standards, except for certain matters including the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC.

Selina follows home country practice in lieu of Nasdaq corporate governance requirements with respect to the following Nasdaq requirements:

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Executive Sessions. Selina is not required to and, in reliance on home country practice, Selina may not, comply with certain Nasdaq rules requiring Selina’s independent directors to meet in regularly scheduled executive sessions at which only independent directors are present. Selina will follow home country practice, which does not require independent directors to meet regularly in executive sessions separate from the full board of directors.

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Proxy Statements. Selina is not required to and, in reliance on home country practice, Selina may not, comply with certain Nasdaq rules regarding the provision of proxy statements for general meetings of shareholders. Selina will follow home country practice with respect to the solicitation of proxies.

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Shareholder Approval. Selina is not required to and, in reliance on home country practice, it does not intend to comply with certain Nasdaq rules regarding shareholder approval for certain issuances of securities under Nasdaq listing rules. In accordance with, and subject to, the provisions of the Selina Articles, the Selina Board is authorized to issue securities, including ordinary shares, warrants, and convertible notes.

Conflicts of Interests

Selina’s conflicts of interest policy provides that actions that could result in actual or potential conflicts of interests should be avoided, except where reviewed and waived by the board of directors (or the audit committee). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his work objectively and effectively. Conflicts of interest also may arise if a person, or a member of his family, receives improper personal benefits as a result of his position.

Where such conflict is deemed to constitute a related party transaction, as defined under Form 20-F, Item 7.B, Selina’s audit committee, pursuant to its written charter, is responsible for reviewing and approving such transactions to the extent they are entered into. In doing so, the audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to Selina than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Selina also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, officer or employee.

The Selina Articles allow a director to participate in the approval of any transaction in which such director is a related party provided that such interest is declared and such director is of the opinion the he or she is able to discharge his or her fiduciary duties despite the interest and such director also may count towards the quorum. Any director so affected is required to provide the audit committee with all material information concerning the transaction upon request.

DESCRIPTION OF SECURITIES

Description of Ordinary Shares

General

Share Capital

Selina’s authorized share capital consists of ordinary shares, with par value $0.005064 (to six decimal places) per share, of which, 97,865,777 ordinary shares are issued and outstanding.

Rights and Obligations

The rights and obligations attached to the Ordinary Shares are set out in full in the Selina Articles, and all ordinary shares have the same rights and obligations, unless otherwise determined pursuant to the Selina Articles. The Board may determine the issue prices and terms for shares or other securities, and may further determine any other provision relating to such issue of shares or securities. The following descriptions of the Selina Articles are summaries and are qualified by reference to such articles. A copy of the Selina Articles has been filed with the SEC as Exhibit 99.1 to a current report on Form 6-K filed by us on November 2, 2022.

Dividend Rights

Subject to any preferences that may apply to a particular class of shares outstanding at the time, holders of Ordinary Shares have the right to receive dividends out of assets legally available at the times and in the amounts as the Selina Board may determine from time to time. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid.

Under English law, we may pay dividends only if distributable profits are available for that purpose. Distributable profits are accumulated, realized profits not previously distributed or capitalized, less accumulated, realized losses not previously written off in a reduction or reorganization of capital. Even if distributable profits are available, we may only pay dividends if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves (including, for example, the share premium account) and the payment of the dividend does not reduce the amount of the net assets to less than that aggregate. Subject to these restrictions, our Board may recommend to holders of Ordinary Shares that a final dividend be declared and recommend the amount of any such dividend or determine whether to pay a distribution by way of an interim dividend, and the amount of any such interim dividend, but must take into account our financial position. Final dividends become a legal liability upon the later of the date they are declared and the date the shareholder approval expresses them to be payable. Interim dividends only become a legal liability at the point they are paid.

Any dividend unclaimed after a period of 12 years from the due date of payment of such dividend shall, if the Board so resolves, be forfeited and shall revert to us. In addition, the payment by the Board of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share into a separate account shall not constitute Selina as a trustee in respect thereof.

Liquidation Rights

Subject to any preferences that may apply to a particular class of shares outstanding at the time, holders of Ordinary Shares also have the right to participate in the surplus assets of Selina available for distribution in the event of a winding up or liquidation, voluntary or otherwise, in proportion to the amounts paid up or credited as paid up on such ordinary shares. A liquidator may, with the sanction of a special resolution and any other sanction required by the Insolvency Act 1986, divide among the members in specie the whole or any part of the assets of Selina and may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders.

Voting

There are currently no voting restrictions on the Ordinary Shares, all of which are fully-paid, and each share carries one vote on a poll. If votes are cast on a show of hands, each shareholder present in person or by proxy, or in the case of a corporation, by its duly authorized corporate representatives, has one vote. The same individual may be appointed as proxy or as a corporate representative by more than one shareholder.

Transfers of Shares

In accordance with English law, Ordinary Shares may be transferred by an instrument of transfer or (if title is held and transferred through a depositary or clearance service) through an electronic system. The transferor of a Selina Ordinary Share is deemed to remain the holder until the transferee’s name is entered in the share register. The Ordinary Shares are in registered form. Any Ordinary Shares may be held in uncertificated form.

Certain restrictions on transfer may be imposed from time to time by applicable laws and regulations (for example, insider trading laws) and pursuant to the Nasdaq listing rules and under the rules of some of our employee share plans.

Our Board can decline to register any transfer of any share which is not a fully-paid share or any transfer of any share on which it has a lien.

In the event that Ordinary Shares are held in certificated form, the Selina Board may also refuse to register the transfer of a certificated share unless the transfer is in respect of only one (1) class of share, is duly stamped (or certified as not chargeable to stamp duty) and is deposited to Selina’s registered office or any place the Selina Board may determine and is accompanied by the relevant share certificate or such other evidence the Selina Board may reasonably require. If the Selina Board refuses to register a transfer of a certificated share, they must send the transferee notice of the refusal within two months.

Subject to the provisions of the Selina Articles, title to uncertificated ordinary shares may be transferred in accordance with the Uncertificated Securities Regulations 2001. The Selina Board is required to register a transfer of any uncertificated share in accordance with those regulations. The Selina Board may refuse to register any such transfer which is in favor of more than four persons jointly or in any other circumstance permitted by those regulations. Provisions of the Selina Articles do not apply to any uncertificated shares to the extent that such provisions are inconsistent with the holding of shares in uncertificated form or with the transfer of shares by means of a relevant system.

Pre-emption Rights

Under English law, directors require authority from shareholders, other than under certain types of employee share schemes, whenever shares are issued. Newly issued ordinary shares first must be offered to existing shareholders pro rata to their holdings subject to certain exemptions, for example, where ordinary shares are issued for non-cash consideration or in respect of certain types of employee share schemes, or where shareholders have, by special resolution, approved the disapplication of pre-emption rights.

In any circumstances where pre-emption rights have not been disapplied, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such ordinary shares would be offered to Selina shareholders.

Conversion or Redemption Rights

The Ordinary Shares will be neither convertible nor redeemable. However, as noted above, the Selina Board has the right to issue additional classes of shares and securities of Selina (including convertible securities and redeemable shares) on such terms and conditions, and with such rights attached, as it may determine.

Variation of Rights

The rights attached to any class of shares may (unless otherwise provided by the terms of the issue of the shares of that class) be varied or abrogated by (i) the written consent of the holders of three quarters (3/4) in nominal value of the issued shares of that class or (ii) a special resolution passed at a general meeting of the shareholders of that class.

Capital Calls

The Selina Board has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to Selina as required by such notice the amount called on its shares. If a call remains unpaid after it has become due and payable, and the 14 days’ notice provided by the Selina Board has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the Selina Board. None of the Ordinary Shares in issue upon the Business Combination will be subject to a capital call.

Articles of Association and English Law Considerations

Directors

Number of Directors

Our Articles provide for a minimum of two and a maximum of twelve of directors, and that otherwise the number of directors shall be as determined by the Selina Board from time to time.

Appointment and Retirement of Directors

Shareholders may by ordinary resolution elect any person who is willing to act as a director either to fill a vacancy or as an addition to the existing directors.

Directors may also be appointed by the Selina Board, either to fill a casual vacancy or as an additional director so long as the total number of directors shall not exceed twelve. A director appointed by the board holds office until the following annual general meeting and if not re-appointed at such annual general meeting shall vacate office at its conclusion.

Directors may be appointed for a fixed term, following which that director shall retire. A retiring director shall be eligible for re-election, provided that if he or she is not elected or deemed to be re-elected, he or she shall hold office until the next annual general meeting elects someone in his place or if it does not do so, until the end of that meeting.

No person that is not a director retiring from the existing board is eligible for appointment as a director unless recommended by the board of directors, or unless not less than seven and not more than 42 days before the date appointed for the meeting a notice is given to the company by a member expressing an intention to propose such person for appointment as a director, and such notice has also been signed by that person expressing a willingness to be elected.

Rotation of Directors

At every annual general meeting, there shall retire from office at least one third of the directors. A retiring director shall be eligible for re-appointment. A director retiring at a meeting shall, if he or she is not re-appointed at such meeting, retain office until the meeting appoints someone in his or her place, or if it does not do so, until the conclusion of such meeting.

Duties of Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•	to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•	to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•	to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;

•	to exercise independent judgment;

•	to exercise reasonable care, skill and diligence;

•	not to accept benefits from a third party conferred by reason of his or her being a director or doing (or not doing) anything as a director; and

•	to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Directors’ Fees and Remuneration

Each of the directors shall be paid a fee in such sums as may from time to time be determined by the directors, which fee may be paid in cash and/or equity. Each director may be paid all proper and reasonable expenses incurred in attending and returning from meetings of the directors or committees of the directors or general meetings of Selina or separate meetings of the holders of any class of securities of Selina or otherwise in connection with the business of Selina.

Any director who is appointed to any executive office or who serves on any committee or who devotes special attention to the business of Selina, or who otherwise performs services which in the opinion of the Selina Board are outside the scope of the ordinary duties of a director, may be paid such extra remuneration by way of fee, percentage of profits or otherwise as the Selina Board may determine.

Borrowing Powers

The Selina Board may exercise, or delegate to such committees as they deem appropriate, all the powers to borrow money and to mortgage or charge all or any part of Selina’s undertaking, property, assets (present or future) and uncalled capital and to issue debentures, debenture stock and other securities, whether outright or as collateral security for any debt, liability or obligation of Selina or of any third party, subject to and in accordance with the Companies Act.

Indemnity of Directors

Under our Articles, and subject to the provisions of the Companies Act, each of Selina’s directors is entitled to be indemnified by Selina against all costs, charges, losses, expenses and liabilities incurred by such director or officer in the execution and discharge of his or her duties or in relation to those duties. The Companies Act renders void an indemnity for a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director.

Shareholders’ Meetings

Timing

Each year, Selina will hold a general meeting of its shareholders in addition to any other meetings in that year, and will specify the meeting as such in the notice convening it. The annual general meeting must be held in the six-month period following Selina’s annual accounting reference date, but otherwise will be held at such time and place as the Selina Board may appoint.

Quorum

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment of a chairman, which appointment shall not be treated as part of the business of a meeting. Two persons present and entitled to vote upon the business to be transacted, each being either a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder shall be a quorum for all purposes.

Requisitioning Shareholders’ Meetings

Subject to certain conditions being satisfied, (i) a shareholder or shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting; and (ii) a shareholder or shareholders can require resolutions to be put before an annual general meeting, if the request is made by:

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a shareholder or shareholders representing at least 5% of the total voting rights of all the shareholders having a right to vote on the resolution at the annual general meeting (excluding voting rights attached to any treasury shares); or

•	at least 100 shareholders with the right to vote on the resolution at the annual general meeting and each holding, on average, at least £100 of paid-up share capital.

Exclusive Forum

The Selina A&R Articles provide that unless Selina by ordinary resolution consents in writing to the selection of an alternative forum in the United States, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Selina or its directors, officers or other employees, which may discourage lawsuits against Selina, its directors, officers and employees. However, the enforceability of similar forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Selina A&R Articles.

Other English Law Considerations

Amendments of Articles

Under English law, companies may only alter their articles of association by way of passing a special resolution of shareholders in general meeting.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for Selina and the offeror has, by virtue of acceptances of the offer, acquired or unconditionally contracted to acquire not less than 90% of the voting rights carried by the shares to which the offer relates, the offeror may give notice to the holder of any shares to which the offer relates that the offeror has not acquired or unconditionally contracted to acquire that it desires to acquire those shares on the same terms as the general offer.

If a takeover offer is structured as a scheme of arrangement pursuant to Part 26 of the Companies Act, the scheme, and therefore takeover, would need to be approved by a majority in number representing 75% in value of the shareholders or class of shareholders voting, whether in person or by proxy. If approved, the scheme, and therefore takeover, would be binding on 100% of the shareholders.

U.K. City Code on Takeovers and Mergers

Based upon Selina’s current and intended plans for Selina’s directors and management, for the purposes of the Takeover Code, Selina will be considered to have its place of central management and control outside the U.K., the Channel Islands or the Isle of Man. Therefore, the Takeover Code should not apply to Selina. It is possible that in the future circumstances could change that may cause the Takeover Code to apply to Selina. The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person:

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acquires an interest in Selina shares that, when taken together with shares in which persons acting in concert with such person are interested, carries 30% or more of the voting rights of Selina shares; or

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who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for Selina’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Disclosure of Interest in Shares

Section 793 of the Companies Act gives Selina the power to require persons whom it knows have, or whom it has reasonable cause to believe have, or within the previous three years have had, any ownership interest in any of Selina’s shares, (the “default shares”), to disclose prescribed particulars of those shares. For this purpose, default shares includes any of Selina’s shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice will result in sanctions being imposed against the holder of the default shares as provided within the Companies Act.

Under the Selina Articles, Selina will withdraw certain voting rights of default shares if the relevant holder of default shares has failed to provide the information requested within the prescribed period after the date of sending the notice, depending on the level of the relevant shareholding (and unless the Selina Board decides otherwise).

Reduction of Share Capital

Under English law, Selina may reduce or cancel its issued share capital only if the reduction of capital and its terms have been approved by a special resolution of shareholders at a general meeting and the reduction of capital has been confirmed by an English court.

Description of Convertible Notes

Convertible Notes

On October 27, 2022, we issued the Convertible Notes in the aggregate principal of $147.5.0 million. The Convertible Notes are governed by the Indenture. The Convertible Notes bear interest at a rate of 6.00% per annum, payable semiannually, are convertible into shares of Common Stock at an initial conversion price of $11.50 (subject to adjustment as described in the Indenture) in accordance with the terms thereof, and shall mature on November 1, 2026. The full amount of the Convertible Notes remains outstanding and may not be redeemed or repaid by us prior to maturity. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Indenture, which is attached to the registration statement to which this indenture forms a part.

Maturity and Interest

The Convertible Notes will mature on November 1, 2026, unless earlier converted or repurchased. The Convertible Notes will bear interest at a rate of 6.00% per annum until conversion, redemption or repurchase. Interest accrues from the issue date or from the most recent date on which interest has been paid. Interest is payable annually in arrears on each May 1 and November 1 of each year, commencing on May 1, 2023. Accrued interest on the Convertible Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

Ranking

The Convertible Notes are general senior obligations of ours and rank pari passu in right of payment with all of our existing and future senior indebtedness, and are effectively senior to all of our subordinated indebtedness.

Merger, Consolidation or Sale of Assets

Subject to certain provisions of the Indenture, we may not consolidate with, merge with or into, or sell, convey, transfer or lease, all or substantially all of our consolidated assets, taken as a whole, to another Person, unless: (i) the resulting, surviving or transferee Person, if not us, is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not us) shall expressly assume, by supplemental indenture all of the obligations ours under the Convertible Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing under the Indenture; and (iii) if we are not the Successor Company, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with the Indenture and that such supplemental indenture is authorized or permitted by the Indenture and an Opinion of Counsel stating that the supplemental indenture is the valid and binding obligation of the Successor Company, subject to customary exceptions and qualifications.

Our Mandatory Conversion Option

On or after October 27, 2023 and prior to the close of business on October 7, 2026, we may, at our option, elect to convert the principal amount of the Convertible Notes at maturity in whole but not in part if (x) the Last Reported Sale Price of the Common Stock for at least twenty (20) Trading Days (whether or not consecutive) during the period of thirty (30) consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter (the “Mandatory Conversion Determination Date”) is greater than or equal to 140% of the Conversion Price on each applicable Trading Day and (y) the 30-Day ADTV ending on, and including, the Mandatory Conversion Determination Date is greater than or equal to $3,000,000 for the first two (2) years after the Issue Date and $2,000,000 thereafter (the “Company Mandatory Conversion Condition”).

If we exercise the Company Mandatory Conversion Right in accordance with the Indenture, then a Conversion Date will automatically, and without the need for any action on the part of any Holder, the Trustee or the Conversion Agent, be deemed to occur, with respect to each Note then outstanding, on the Mandatory Conversion Date. The Mandatory Conversion Date will be a date of our choosing, provided that it is no more than thirty nor less than ten days after the notice is given. We will pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the second business day immediately following the Mandatory Conversion Date.

Adjustment of Conversion Rate

The Conversion Rate will be adjusted from time to time by us if any of the following events occurs, except that we will not make any adjustments to the Conversion Rate if Holders of the Convertible Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of Ordinary Shares and solely as a result of holding the Convertible Notes, in any of the transactions described in this section, without having to convert their Convertible Notes, as if they held a number of Ordinary Shares equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Convertible Notes held by such Holder.

If we exclusively issue Ordinary Shares as a dividend or distribution, or if we effect a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0	×	OS1
OS0

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Record Date or Effective Date, as applicable;
OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Record Date or Effective Date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and
OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

If we issue to all or substantially all holders of our Ordinary Shares any rights, options or warrants (other than pursuant to a stockholders rights plan) entitling them, for a period of not more than forty-five (45) calendar days after the announcement date of such issuance, to subscribe for or purchase Ordinary Shares at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	×	OS0 + X
OS0 + Y

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such issuance;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Record Date;
OS0	=	the number of Ordinary Shares outstanding immediately prior to the open of business on such Record Date;
X	=	the total number of Ordinary Shares issuable pursuant to such rights, options or warrants; and
Y	=	the number of Ordinary Shares equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the average of the Last Reported Sale Prices of the Ordinary Shares over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

If we distribute Ordinary Shares, evidences of its indebtedness, other assets or property ours or rights, options or warrants to acquire our Ordinary Shares or other securities, to all or substantially all holders of Ordinary Shares, excluding (i) dividends, distributions or issuances (including share splits) as to which an adjustment was already effected, (ii) except as otherwise described in the shareholder right plans section of the Indenture, rights issued pursuant to any of our shareholder rights plan then in effect, (iii) certain dividends or distributions paid exclusively in cash, (iv) dividends or distributions of Reference Property in exchange for or upon conversion of Ordinary Shares in a Share Exchange Event, and (v) certain spin-offs, then the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	×	SP0
SP0 - FMV

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Record Date;
SP0	=	the average of the Last Reported Sale Prices of Ordinary Shares over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such distribution; and
FMV	=	the fair market value (as determined by the Board in good faith) of the distributed property with respect to each outstanding Ordinary Share on the Record Date for such distribution.

With respect to an adjustment pursuant where there has been a payment of a dividend or other distribution on the Ordinary Shares of shares of Capital Stock of any class or series, or similar equity interest, of or relating to any of our subsidiaries or business units that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	×	FMV0 + MP0
MP0

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;
CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Ordinary Shares applicable to one share of the Ordinary Shares (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Ordinary Shares were to such Capital Stock or similar equity interest) over the first ten (10) consecutive Trading Day period after, and including, the Record Date of the Spin-Off (the “Valuation Period”); and
MP0	=	the average of the Last Reported Sale Prices of the Ordinary Shares over the Valuation Period.

If we pay or make any cash dividend or distribution to all or substantially all holders of the Ordinary Shares, the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	×	SP0
SP0 – C

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such dividend or distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Record Date for such dividend or distribution;
SP0	=	the Last Reported Sale Price of the Ordinary Shares on the Trading Day immediately preceding the Record Date for such dividend or distribution; and
C	=	the amount in cash per share we distribute to all or substantially all holders of the Ordinary Shares.

If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for the Ordinary Shares that is subject to the then-applicable tender offer rules under the Exchange Act (other than an odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of the Ordinary Shares exceeds the average of the Last Reported Sale Prices of the Ordinary Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires (the date such tender offer or exchange offer expires, the “Expiration Date”);
CR1	=	the Conversion Rate in effect immediately after the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;
AC	=	the aggregate value of all cash and any other consideration (as determined by the Board in good faith) paid or payable for Ordinary Shares purchased in such tender or exchange offer;
OS0	=	the number of Ordinary Shares outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all Ordinary Shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of Ordinary Shares outstanding immediately after the Expiration Date (after giving effect to the purchase of all Ordinary Shares accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the Last Reported Sale Prices of the Ordinary Shares over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

Except as stated above and in this Indenture, we will not adjust the Conversion Rate for the issuance of Ordinary Shares or any securities convertible into or exchangeable for Ordinary Shares or the right to purchase Ordinary Shares or such convertible or exchangeable securities. For illustrative purposes only and without limiting the generality of the preceding sentence, the Conversion Rate shall not be adjusted:

Adjustment of Prices

Whenever any provision of this Indenture requires us to calculate the Last Reported Sale Prices or the Daily VWAPs over a span of multiple days, the Board will make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Record Date, Effective Date or Expiration Date, as the case may be, of the event occurs, at any time during the period when the Last Reported Sale Prices or the Daily VWAPs are to be calculated.

Effect of Recapitalizations, Reclassifications and Changes of Ordinary Shares

In the case of: (i) any recapitalization, reclassification or similar change of the Ordinary Shares (other than changes in par value or resulting from a subdivision or combination), (ii) any consolidation, merger, combination or similar transaction involving us, (iii) any sale, lease or other transfer to a third party of all or substantially all of our consolidated assets, taken as a whole, or (iv) any statutory share exchange, in each case, as a result of which the Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Share Exchange Event”), then at and after the effective time of such Share Exchange Event, the right to convert each $1,000 principal amount at maturity of Convertible Notes will be changed into a right to convert such principal amount at maturity of the Convertible Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Ordinary Shares equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one Ordinary Share is entitled to receive) upon such Share Exchange Event and, prior to or at the effective time of such Share Exchange Event, we or the successor or acquiring Person, as the case may be, shall execute with the Trustee a supplemental indenture providing for such change in the right to convert each $1,000 principal amount at maturity of Convertible Notes; provided, that at and after the effective time of the Share Exchange Event (A) we or our successor or acquiring company, as the case may be, will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, in respect of the Interest Make-Whole Amount upon conversion of Convertible Notes, and (B) (I) any amount payable in cash upon conversion of the Convertible Notes will continue to be payable in cash, (II) any Ordinary Shares that we would have been required to deliver upon conversion of the Convertible Notes will instead be deliverable in the amount and type of Reference Property that a holder of that number of Ordinary Shares would have been entitled to receive in such Share Exchange Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

If the Share Exchange Event causes the Ordinary Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Ordinary Shares, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one Ordinary Share. If the holders of the Ordinary Shares receive only cash in such Share Exchange Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Share Exchange Event (A) the consideration due upon conversion of each $1,000 principal amount at maturity of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date, multiplied by the price paid per Ordinary Share in such Share Exchange Event and (B) we will satisfy the Conversion Obligation by paying such cash amount to converting Holders on the second (2nd) Business Day immediately following the relevant Conversion Date. We will notify in writing Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as reasonably practicable after such determination is made.

If the Reference Property in respect of any Share Exchange Event includes, in whole or in part, shares of common equity, such supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in Article 13 of the Indenture with respect to the portion of the Reference Property consisting of such common equity. If, in the case of any Share Exchange Event, the Reference Property includes shares of stock, securities or other property or assets (including any combination thereof), other than cash and/or cash equivalents, of a Person other than us or the successor or purchasing corporation, as the case may be, in such Share Exchange Event, then such supplemental indenture shall also be executed by such other Person, if such other Person is an affiliate of ours or the successor or acquiring company, and shall contain such additional provisions to protect the interests of the Holders of the Convertible Notes as the Board will reasonably consider necessary.

Events of Default

Each of the following events shall be an “Event of Default” with respect to the Convertible Notes:

•	default in any payment of interest on any Convertible Note when due and payable, and the default continues for a period of thirty (30) days;

•

default in the payment of all or any part of the Accreted Principal Amount or premium, if any, of any Convertible Note when due and payable on the Maturity Date, upon any required repurchase or redemption, upon declaration of acceleration or otherwise;

•	failure by us to comply with its obligation to convert the Convertible Notes in accordance with this Indenture, and such failure continues for three (3) Business Days;

•	failure by us to issue a Fundamental Change Company Notice when due, and such failure continues for five (5) Business Days;

•

the amount of Unrestricted Cash held by us on a consolidated basis being in the aggregate less than $15,000,000 during the period from and including the Issue Date to and including February 27, 2024, calculated at the end of every calendar month in such period and in each case where the failure to be equal to or greater than such amount is not cured within 10 business days;

•	failure by us to comply with its obligations under Article 11 of the Indenture;

•

failure by us for sixty (60) days after receipt by us of written notice from the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding has been received by us to comply with any of its other agreements contained in the Notes or this Indenture;

•

default by us with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $30,000,000 (or its foreign currency equivalent) in the aggregate, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be, within thirty (30) days after written notice to us by the Trustee or to us and the Trustee by Holders of at least 25% in aggregate principal amount at maturity of Notes then outstanding in accordance with this Indenture;

•

a final judgment or judgments for the payment of $30,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance policies issued by insurers believed by us in good faith to be credit-worthy) in the aggregate rendered against us, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

•

we commence a voluntary case or other proceeding seeking liquidation, reorganization or other similar relief under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due; or

•

an involuntary case or other proceeding shall be commenced against us seeking liquidation, reorganization or other similar relief under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days.

If one or more Events of Default shall have occurred and be continuing, then, unless the Accreted Principal Amount of all of the Convertible Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders), may declare 100% of the Accreted Principal Amount of, premium, if any, on and accrued and unpaid interest on, all the Convertible Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable. If an Event of Default specified in the penultimate and last bullets above occurs and is continuing, 100% of the Accreted Principal Amount of, premium, if any, on and accrued and unpaid interest, if any, on, all Convertible Notes shall become and shall automatically be immediately due and payable.

Fundamental Change

If a Fundamental Change occurs prior to the maturity date, holders of the Convertible Notes will have the right to require us to repurchase all or any portion of their Convertible Notes in principal amounts of $1,000 or an integral multiple thereof, at a repurchase price equal to the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

Following certain corporate events that occur prior to the maturity date or we exercise our mandatory conversion right in connection with such corporate events, we will in certain circumstances increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such corporate events or has been forced to convert its Convertible Notes in connection with such corporate events, as the case may be.

Pursuant to the Indenture, a Fundamental Change shall be deemed to have occurred at the time after the Convertible Notes are originally issued if any of the following occurs prior to the Maturity Date:

•

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us or our subsidiaries, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the

Exchange Act, of the Ordinary Shares representing more than 50% of the voting power of the Ordinary Shares;

•

the consummation of (A) any recapitalization, reclassification or change of the Ordinary Shares (other than changes resulting from a subdivision or combination or changes solely in par value) as a result of which the Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property and/or assets; (B) any share exchange, consolidation or merger pursuant to which the Ordinary Shares will be converted into or exchanged for cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our consolidated assets, to any Person other than one or more of our direct or indirect subsidiaries; provided, however, that neither (x) a transaction described in clause (A) or (B) in which the holders of all classes of the Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction nor (y) any merger of solely for the purpose of changing its jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding Ordinary Shares solely into Ordinary Shares of the surviving entity shall be a Fundamental Change;

•	our shareholders approve any plan or proposal for our liquidation or dissolution; or

•	the Ordinary Shares (or other Common Equity underlying the Convertible Notes) cease to be listed or quoted on any Eligible Market;

provided, however, that a transaction or transactions described in the first two bullets above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration becomes Reference Property for the Convertible Notes, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights.

Any event, transaction or series of related transactions that constitute a Fundamental Change under the first two bullets above (determined without regard to the proviso in the second bullet above) shall be deemed to be a Fundamental Change solely under the second bullet above (and, for the avoidance of doubt, shall be subject to the proviso in the second bullet above).

Governing Law

The Indenture and the Convertible Notes are governed by, and construed in accordance with, the laws of the

State of New York.

Trustee

Wilmington Trust, National Association is the trustee under the Indenture governing the Convertible Notes.

Description of Private Notes

On March 25, 2020 Selina and Selina One entered into the Convertible Note Instrument with certain noteholders for the issuance of up to $90 million principal amount of 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023. In July 2021, Selina, Selina One and certain of the required noteholders agreed to increase the aggregate principal amount issuable under the Convertible Note Instrument from $90 million to $125 million. As of the date of the filing of this prospectus, a single note (the “Outstanding Note”) with an original principal amount of $1,000,000 remained outstanding. Selina’s indebtedness under the Outstanding Note is secured by a first ranking pledge over the shares of Selina One and is guaranteed by Selina One.

Selina must redeem the Outstanding Note on the earlier of June 30, 2023 or the occurrence of certain insolvency, default or change of control events, in each case, subject to the terms of the Convertible Note Instrument. In the case of redemption on June 30, 2023, Selina must pay the par value of the Outstanding Note, together with the then unpaid accrued interest at 10% per annum in respect of the period up to (but excluding) June 30, 2023.

In the case of redemption upon an insolvency event or change of control, Selina must pay two times the par value in respect of the principal amount of the Outstanding Note, together with two times the then unpaid accrued interest at 10% per annum in respect of the period up to (but excluding) June 30, 2023 and default interest at the rate of 16% per annum in respect of the period on and from June 30, 2023 up to (but excluding) the date of redemption.

In the case of redemption following a Noteholder declared event of default, Selina must pay the par value of the principal amount the Outstanding Note, together with the then unpaid accrued interest at 10% per annum in respect of the period up to (but excluding) the date of redemption (or, if an insolvency event has occurred prior to the redemption of the Outstanding Note in full, at two times the par value of the principal amount of the Outstanding Notes, together with two times the then unpaid accrued interest at 10% per annum in respect of the period up to (but excluding) the date of redemption).

Pursuant to the Note Instrument, subject to certain exceptions, Selina and Selina One are subject to customary restrictive covenants, including: (i) encumbering its assets (including entering into arrangements in the nature of granting security); (ii) raising finance; (iii) disposing of all or any of its business or material assets; (iv) making distributions or other returns of capital in respect of shares (including redemptions and repurchases); (v) engaging or permitting a subsidiary to engage in a different business; (vi) entering into a merger, consolidation or other reconstruction transaction; (vii) acquiring, own or make an investment in any entity other than a group company; or (viii) entering into a material transaction with an affiliate. Selina and Selina One also give certain positive covenants, including covenants to comply with applicable laws and preserve and protect their respective assets.

The Outstanding Note may not be transferred other than to a permitted affiliate transferee or with the consent of Selina and cannot be amended without the consent of Selina and the holder of the Outstanding Note.

Description of Public Warrants

Public Warrants

Commencing on November 28, 2022 (i.e. the first trading day after 30 days after Closing), each whole Public Warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, provided that we have an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The Public Warrants will expire on October 27, 2027 (i.e. the five year anniversary of the Closing), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any Ordinary Shares pursuant to the exercise for cash of a Public Warrant and have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities

Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant is exercisable and we are not obligated to issue an Ordinary Share upon exercise of a Public Warrant unless the Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

We are obligated to file with the SEC a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Public Warrants, and use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Ordinary Shares issuable upon exercise of the Public Warrants is not effective by December 27, 2022 (i.e. 60 business days after Closing), holders of Public Warrants may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise its Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if Ordinary Shares are at the time of any exercise of a Public Warrant are not listed on a national securities exchange such that they do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of the Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such Public Warrant for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Public Warrants, multiplied by the excess of the fair market value of the Ordinary Shares over the exercise price of the Public Warrants by (y) the fair market value of the Ordinary Shares. Under the Warrant Agreement, the fair market value of the Ordinary Shares means the volume weighted average price of the Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

Redemption. Once the Public Warrants become exercisable, we may redeem not less than all of the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days prior written ontice of redemption to each holder of a Public Warrant; and

•

if, and only if, the reported last sale price of the Ordinary Shares for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each holder of a Public Warrant will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Public Warrants, multiplied by the excess of the fair market value of the Ordinary Shares (as defined above) over the exercise price of the Public Warrants by (y) the fair market value of the Ordinary Shares.

Anti-dilution Adjustments. If the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split-up of shares of Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value (as defined above) will be deemed a stock dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume-weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other securities into which the Public Warrants are convertible), other than (a) as described above or (b) specified ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of a merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary

Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant.

The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Public Warrants and receive Ordinary Shares.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of Ordinary Shares to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the Ordinary Shares issuable upon exercise of the Private Placement Warrants) became transferable, assignable and salable upon 30 days after the completion of the Business Combination (except, among other limited exceptions, to Selina’s officers and directors and other persons or entities affiliated with the Sponsor).

The Private Placement Warrants will not be redeemable by Selina so long as we are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Selina and exercisable by the holders on the same basis as the public warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

2022 Convertible Note Warrants

In connection with the 2022 Convertible Note Investment, each 2022 Convertible Note Investor will receive a warrant to purchase a number of ordinary shares equal to approximately one-third of the number of ordinary shares into which the principal amount of such 2022 Convertible Note may convert. The 2022 Convertible Note Warrants were issued pursuant to the terms of the Amended and Restated Warrant Agreement, concurrently with the closing of the Business Combination. The 2022 Convertible Note Warrants have an exercise price of $11.50 per share, subject to adjustment and are identical to the Public Warrants in all other material respects, except (i) the 2022 Convertible Note Warrants are not subject to redemption and (ii) the 2022 Convertible Note Warrant holder may exercise such warrant on a cashless basis under the circumstances described in the Amended and Restated Warrant Agreement. Upon transfer of the 2022 Convertible Note Warrant, such warrant will thereafter be redeemable by Selina and the holder of the Warrant may no longer exercise such warrant on a cashless basis.

PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our Ordinary Shares as of the date of this prospectus by:

•	each person known by us to beneficially own 5% or more of the outstanding Ordinary Shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Except as otherwise noted herein, the number and percentage of Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Ordinary Shares which the holder has the right to acquire within 60 days through the exercise of any option, warrant or any other right. The percentage ownership in the table below is based on 96,465,677 Ordinary Shares outstanding as of November 21, 2022.

Name of beneficial owner (1)	Number of shares	Percentage
5% or greater Shareholders
Kibbutz Holding S.a.r.l. (2)	21,146,948	21.5%
Dekel Development Holding, S.A. (3)	15,491,847	16.1%
Bet on America LLC (4)	12,100,875	11.7%
Gomez Cayman SPV Limited (5)	10,530,570	10.9%
166 2nd LLC (6)	8,873,130	9.2%
Selina Growth Fund S.C.Sp. (2)(7)	7,674,211	8.0%
Renaissance Charitable Foundation Inc. (8)	7,569,997	7.9%
CIBanco, S.A., Institución de Banca Múltiple (5)(9)	5,675,096	5.7%
AI Workstay Holdings LLC (10)	5,265,573	5.5%
Banco Actinver S.A., Institución de Banca Múltiple Grupo Financiero Actinver (5)(11)	2,548,257	2.6%
Directors and executive officers
Catherine Dunleavy	—	—
Eric J Foss	—	—
Eileen Moore Johnson	—	—
Adi Soffer Teeni	—	—
Richard Stoddart	—	—
Rafael Museri (2)(12)	21,617,808	21.9%
Daniel Rudasevski (2)(12)	21,617,808	21.9%
Eyal Amzallag	—	—
Jonathon Grech (13)	31,085	*
Lena Katz	—	—
Sam Khazary (13)	13,541	*
Elad Nir (13)	13,541	*
Barbara Zubiria (13)	62,246	*
All directors and executive officers as a group	43,356,029	43.0%

*	Denotes a holding of less than 1%.
(1)	Unless otherwise indicated, the business address of each individual is c/o Selina Hospitality PLC, 6th Floor, 2 London Wall Place, Barbican, London, EC2Y 5AU, England.
(2)

The securities reflected herein are comprised of the following securities held by Kibbutz Holding S.a.r.l. (“Kibbutz”): (i) 1,278,261 Ordinary Shares issuable upon the conversion of the Convertible Notes, (ii) 426,044 Ordinary Shares issuable upon the exercise of the Convertible Note Warrants, and (iii) 3,950,756 Legacy Shares, and 15,491,847 Legacy Shares held directly by Dekel Development Holding, S.A. (“Dekel”), of which Kibbutz owns all of the issued and outstanding share capital. Messrs. Museri and Rudasevski are directors of Kibbutz and Dekel, and Mr. Museri and Mr. Rudasavski each hold a 32.315% interest in Kibbutz and a 25% interest in the general partner of the Selina Growth Fund S.C.Sp.

The business address for Kibbutz Holding S.a.r.l. is 5, rue Guillaume J Kroll, I-1882 Luxembourg, Luxembourg. The business address for Dekel is Edificio Heurtematte & Cia., La Avenida Central (La Peatonal), San Felipe, La Ciudad de Panamá, Panamá.
(3)	Dekel is a wholly-owned subsidiary of Kibbutz. Each of Messrs. Museri and Rudasevski disclaims beneficial ownership of any of these shares except to the extent of any pecuniary interest therein.
(4)

The control member of Bet on America LLC is Bet on America Holdings LLC. The members of Bet on America Holdings LLC are Brian Friedman and Benjamin Friedman, and they may be deemed to have shared beneficial ownership of the securities held directly by the record holder. Each such person disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The number of securities beneficially owned by Bet on America LLC is comprised of (i) 6,575,000 Private Placement Warrants held by Bet on America LLC and exercisable into Ordinary Shares at the holders option for an exercise price of $11.50 and (ii) 1,250,000 Ordinary Shares held by Bet on America Holdings LLC. The business address for Bet on America LLC and Bet on America Holdings LLC is 2600 Virginia Avenue NW, Suite T23 Management Office, Washington, D.C. 20037, USA. The members of Bet on America Holdings LLC are Brian Friedman and Benjamin Friedman, and, as such, they have voting and investment discretion with respect to the holdings of Bet on America Holdings LLC.

(5)

The business address for Gomez Cayman SPV Limited is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Gomez Cayman SPV Limited is beneficially owned by Colony Latin America Fund II, LP, the general partner of which is managed by Southlight Capital. Colony Latin America Fund II, LP has other limited partners, each of which has a beneficial ownership interest of between 5% and 30%. The managers of Gomez Cayman SPV Limited and CIBanco, S.A. Institución de Banca Múltiple are under common control by the SouthLight Capital group.

(6)

The business address for 166 2nd LLC is 88 University Place, New York, NY 10003, USA. Adam Neumann, who is the controlling owner of 166 2nd LLC, may be deemed to have beneficial ownership of the securities held directly by 166 2nd LLC and disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest therein.

(7)	The business address for Selina Growth Fund S.C.Sp. is 5, rue Guillaume J Kroll, I-1882 Luxembourg, Luxembourg.
(8)

The business address for Renaissance Charitable Foundation Inc. (the “Foundation”) is 8910 Purdue Road, Suite 555, Indianapolis, IN 46268, USA. The Foundation is a §501(c)(3) publicly-supported charity that is controlled by its Board of Directors and appointed officers. Gregory Baker serves as its President and Chairperson of the Foundation. Adam Neumann, a controlling owner of 166 2nd LLC, has the ability to provide non-binding advice to the foundation regarding investments and grants; however, neither 166 2nd LLC nor Mr. Neumann (nor any of Mr. Neumann’s family members) has decision-making authority over the securities held by the Foundation.

(9)

The ownership interest of CIBanco, S.A. Institución de Banca Múltiple includes 1,539,130 Ordinary Shares issuable upon the conversion of the Convertible Notes and 512,992 Ordinary Shares issuable upon the exercise of the Convertible Note Warrants. The business address for CIBanco, S.A. Institución de Banca Múltiple is Cordillera de Los Andes 265 P-3, Lomas de Chapultepec, Ciudad de México, Mexico.

(10)

The business address for AI Workstay Holdings LLC is c/o Access Industries Management LLC, 40 West 57th St., 28th Floor, New York, NY 10019, USA. Sir Leonard Blavatnik has a controlling beneficial interest in AI Workstay Holdings LLC.

(11)

Banco Actinver S.A., Institución de Banca Múltiple Grupo Financiero Actinver, is co-managed by CIBanco, S.A. Institución de Banca Múltiple and an urelated party, Banco Invex, S.A, Institución de Banca Múltiple, Invex Grupo Financiero, with CIBanco, S.A. Institución de Banca Múltiple having a controlling voting interest. The business address for Banco Actinver S.A., Institución de Banca Múltiple Grupo Financiero Actinver is Montes Urales No. 620, piso 1, Lomas de Chapultepec, 11000, Ciudad de México, México.

(12)	Consists of the shares held of record by Kibbutz and Dekel, and 470,860 Ordinary Shares issuable upon the exercise of a fully vested option.
(13)	Consists of Ordinary Shares issuable upon derivative securities issued under the Company’s equity incentive plans.

ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

Selina has 97,865,777 ordinary shares issued and outstanding. All 953,999 Ordinary Shares issued in connection with the Business Combination are freely transferable by persons other than by Selina’s “affiliates” without restriction or further registration under the Securities Act, except those Ordinary Shares that are subject to a lock-up restrictions described below. The Warrants became exercisable 30 days following the closing of the Business Combination and we expect the Ordinary Shares underlying such Selina Warrants to be freely transferable upon such exercise. Sales of substantial amounts of Ordinary Shares in the public market could adversely affect prevailing market prices of Selina’s Ordinary Shares.

Lock-up Periods and Registration Rights

IRA Lock-up

In connection with the Business Combination, each of Selina, BOA, Sponsor, and certain of Selina’s shareholders have entered into an Investors’ Rights Agreement (the “Investors Rights Agreement”), which became effective as of the Closing. The Investor Rights Agreement provides for various lock-up restrictions that apply to certain shareholders of the Company for a period of time following the closing of the Business Combination, unless the Company completes, prior to the end of the lock-up period, a merger, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares for cash or other consideration. The lock-up restrictions include a 180-day lock-up period for the Company’s shareholders who hold 1% or more, but less than 5%, of the ordinary shares of the Company at closing, including shares issued as a result of the exercise of any convertible instruments, but excluding any shares issued in conjunction with any PIPE investment made by such shareholders. The restrictions also include a one-year lock-up for the Sponsor, certain senior executives of the Company and shareholders who have a 5% or greater shareholding in the Company at closing, including shares issued as a result of the exercise of any convertible instruments, but excluding any shares issued in conjunction with any PIPE investment made by such shareholders and, with regard to the Sponsor, shares issued at closing pursuant to warrants held by the Sponsor. This one-year lock-up period is to expire on the date on which the closing price of the Company’s shares equals or exceeds $12.00 per share for any 20 trading days within any 30 trading-day period commencing at least 180 days following the closing of the business combination.

IRA Registration Rights

Subject to the lockup periods described above, certain shareholders are also entitled to registration rights pursuant to the terms of the Investors Rights Agreements, in which the Company has agreed to file a registration statement for the resale of certain registrable securities and also to provide to such shareholders customary “piggyback” registration rights. The Company also has agreed to file a resale shelf registration statement, within 30 days of the closing, to register the resale of Company warrants held by the Sponsor.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Selina Ordinary Shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Selina at the time of, or at any time during the three months preceding, a sale and (ii) Selina has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Selina was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Selina Ordinary Shares for at least six months but who are affiliates of Selina at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Selina’s Ordinary Shares then outstanding; or

•	the average weekly reported trading volume of the Selina Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Selina under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Selina.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale from time to time of up to 118,703,922 Ordinary Shares and 10,849,929 Warrants by the Selling Securityholders.

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the limited partners, members, donees, pledgees, transferees, assignees, successors-in-interest and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of January 12, 2023, the name of the Selling Securityholders for which we are registering securities for resale to the public and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution”.

	Ordinary Shares				Warrants to Purchase Ordinary Shares
Name	Beneficially Owned Prior to Offering	Registered for Resale Hereby	Beneficially Owned After Offering(1)(2)	%(1)(2)	Beneficially Owned Prior to Offering	Registered for Resale Hereby	Beneficially Owned After Offering(1)(2)	%(1)(2)
Dekel Development Holding, S.A.(3)	15,491,847	15,491,847	—	*	—	—	—	*
Stanhouse Capital Inc.(4)	2,739,501	2,739,501	—	*	—	—	—	*
Gomez Cayman SPV Limited(5)	10,530,570	10,530,570	—	*	—	—	—	*
166 2nd LLC(6)	8,873,130	8,873,130	—	*	—	—	—	*
Shani Investments Ltd(7)	1,321,749	1,321,749	—	*	—	—	—	*
Sky Investments Ltd(8)	330,437	330,437	—	*	—	—	—	*
Jacov Itzchaki and Vered Dalumi Itzchaki(9)	1,373,257	1,373,257	—	*	—	—	—	*

	Ordinary Shares				Warrants to Purchase Ordinary Shares
Name	Beneficially Owned Prior to Offering	Registered for Resale Hereby	Beneficially Owned After Offering(1)(2)	%(1)(2)	Beneficially Owned Prior to Offering	Registered for Resale Hereby	Beneficially Owned After Offering(1)(2)	%(1)(2)
Or Bokobza(10)	352,690	352,690	—	*	—	—	—	*
Hadar Landau(11)	70,538	70,538	—	*	—	—	—	*
Eilam Giladi(12)	70,538	70,538	—	*	—	—	—	*
Omri Klinger(13)	70,538	70,538	—	*	—	—	—	*
Daynight Ventures, S.A.(14)	595,189	595,189	—	*	—	—	—	*
David Sherez(15)	493,213	493,213	—	*	—	—	—	*
Millennials Worldwide Stay Inc.(16)	471,884	471,884	—	*	—	—	—	*
Fundacion Galapagoz(17)	246,853	246,853	—	*	—	—	—	*
Sir Ronald Cohen(18)	620,257	620,257	—	*	—	—	—	*
Rebeca Matalon(19)	299,602	299,602	—	*	—	—	—	*
Embassy Group International(20)	144,932	144,932	—	*	—	—	—	*
Millennial Hospitality Investments, S.A.(21)	148,273	148,273	—	*	—	—	—	*
Navesink LLC(22)	227,199	227,199	—	*	—	—	—	*
AA Selinita, LLC(23)	222,655	222,655	—	*	—	—	—	*
Hostels Panama ST-1 Limited Partnership(24)	215,556	215,556	—	*	—	—	—	*
Gigi Levy Weiss(25)	410,666	410,666	—	*	—	—	—	*
Hen Avni(26)	142,187	142,187	—	*	—	—	—	*
Saurabh Chawla(27)	18,053	18,053	—	*	—	—	—	*
Kaytak Investments Limited(28)	136,320	136,320	—	*	—	—	—	*
Red Deer Group(29)	93,719	93,719	—	*	—	—	—	*
David Cohen(30)	85,199	85,199	—	*	—	—	—	*
Simkins Global Investments LLC(31)	96,559	96,559	—	*	—	—	—	*
Elevator Ventures Holdings Ltd(32)	86,892	86,892	—	*	—	—	—	*
MTAB Ventures, LLC(33)	85,753	85,753	—	*	—	—	—	*
Blue Ocean Opportunity, LLC(34)	54,526	54,526	—	*	—	—	—	*
Michal Tsarfati-Efrat and Dror Efrat(35)	47,707	47,707	—	*	—	—	—	*
Sambation 11, Limited Partnership(24)	57,084	57,084	—	*	—	—	—	*
Asaf Eldar(36)	35,063	35,063	—	*	—	—	—	*
David Simkins Grantor Trust(31)	39,759	39,759	—	*	—	—	—	*
Burak Alici(37)	31,542	31,542	—	*	—	—	—	*
Jerome Deutsch(38)	44,288	44,288	—	*	—	—	—	*
Noga M.G.A. Investments Ltd(39)	17,038	17,038	—	*	—	—	—	*
Sandeep Chainani(40)	26,296	26,296	—	*	—	—	—	*
Yoav Lachover(41)	34,079	34,079	—	*	—	—	—	*
Chris Sukornyk(42)	22,720	22,720	—	*	—	—	—	*
Reuven Behar Lawyers, Co.(43)	11,361	11,361	—	*	—	—	—	*
Thomas Kamei(44)	4,259	4,259	—	*	—	—	—	*
Digital Nomad I, LLC(45)	3,600,455	3,600,455	—	*	—	—	—	*

	Ordinary Shares				Warrants to Purchase Ordinary Shares
Name	Beneficially Owned Prior to Offering	Registered for Resale Hereby	Beneficially Owned After Offering(1)(2)	%(1)(2)	Beneficially Owned Prior to Offering	Registered for Resale Hereby	Beneficially Owned After Offering(1)(2)	%(1)(2)
AI Workstay Holdings LLC(46)	5,265,573	5,265,573	—	*	—	—	—	*
Fondo Grupo Wiese Internacional(47)	2,339,560	2,339,560	—	*	—	—	—	*
Silicon Valley Bank(48)	50,217	50,217	—	*	—	—	—	*
Megan Elizabeth Kennedy(49)	906	906	—	*	—	—	—	*
Fernando Bigio(50)	1,449	1,449	—	*	—	—	—	*
Joseph Mautner Yadin(51)	706	706	—	*	—	—	—	*
Flavia Lorenzetti(52)	724	724	—	*	—	—	—	*
Tania Brathwaite(53)	789	789	—	*	—	—	—	*
Steven O’hayon(54)	10,869	10,869	—	*	—	—	—	*
Marcela Fernandez(55)	1,254	1,254	—	*	—	—	—	*
Sonam Kohli(56)	219	219	—	*	—	—	—	*
Adrian Caffarelli(57)	108	108	—	*	—	—	—	*
Ori Cohen(58)	15,794	15,794	—	*	—	—	—	*
Lior Fest(59)	4,348	4,348	—	*	—	—	—	*
Adi Shlush(60)	197,482	197,482	—	*	—	—	—	*
Lior Zach(61)	22,554	22,554	—	*	—	—	—	*
SoJoe Inc.(62)	88,119	88,119	—	*	—	—	—	*
Sassafras Capital Limited(62)	132,808	132,808	—	*	—	—	—	*
Hormigon Investments SAC(63)	435,424	435,424	—	*	—	—	—	*
Altamar Ventures Inc.(63)	174,169	174,169	—	*	—	—	—	*
Virginia Gabriela Wiese Miró Quesada(64)	65,313	65,313	—	*	—	—	—	*
Selina Growth Fund S.C.Sp.(65)	7,674,211	7,674,211	—	*	—	—	—	*
Kibbutz Holding S.a.r.l.(66)	5,305,752	4,945,502	360,250	*	426,044	426,044	—	*
Benjamin Guy Te’eni(67)	45,092	45,092	—	*	—	—	—	*
Ridgeview Holdings LLC(68)	36,226	34,826	1,400	*	8,115	8,115	—	*
Guines LLC(69)	857,074	812,974	44,100	*	255,626	255,626	—	*
The Barrera-Puri Family Foundation(70)	284,079	284,079	—	*	—	—	—	*
Cobalt Partners, LP(71)	444,089	435,339	8,750	*	101,439	101,439	—	*
Menashe Keren(72)	20,915	20,915	—	*	—	—	—	*
SH Everafter Investments Holdings Limited(73)	208,397	208,397	—	*	—	—	—	*
Abraham Moses Schimmel(74)	208,423	208,423	—	*	—	—	—	*
Wicklow Corp.(75)	191,083	191,083	—	*	—	—	—	*
Jacob Tal Living Trust (76)	40,287	40,287	—	*	—	—	—	*
Jacob Tal(76)	125,000	125,000	—	*	—	—	—	*
Cibanco, S.A. Institución de Banca Múltiple (as a final and universal successor of Deutsche Bank México, S.A. Institución de Banca Múltiple, División Fiduciaria), acting solely in its capacity as trustee under the irrevocable trust agreement identified with number F/1900 (i.e. the CKD)(77)	5,254,452	5,121,702	132,750	*	512,992	512,992	—	*

	Ordinary Shares				Warrants to Purchase Ordinary Shares
Name	Beneficially Owned Prior to Offering	Registered for Resale Hereby	Beneficially Owned After Offering(1)(2)	%(1)(2)	Beneficially Owned Prior to Offering	Registered for Resale Hereby	Beneficially Owned After Offering(1)(2)	%(1)(2)
Banco Actinver, S.A., Institución de Banca Múltiple Grupo Financiero Actinver as trustee of the irrevocable trust agreement number 5444(78)	2,548,257	2,548,257	—	*	—	—	—	*
Renaissance Charitable Foundation Inc.(79)	7,569,997	7,569,997	—	*	—	—	—	*
HG Vora Special Opportunities Master Fund, Ltd.(80)	375,000	375,000	—	*	—	—	—	*
More Provident Fund and Pension Ltd(81)	1,350,000	1,250,000	100,000	*	—	—	—	*
Bet on America Holdings LLC(82)	1,250,000	1,250,000	—	*	—	—	—	*
Bet on America LLC(83)	4,350,875	—	4,350,875	*	6,575,000	6,575,000	—	*
I Gelt Holdings, LLC(84)	115,870	115,870	—	*	—	—	—	*
Myayay Holdings, LLC(85)	56,816	56,816	—	*	—	—	—	*
Seranila Investment Corp.(86)	500,000	500,000	—	*	—	—	—	*
Marceau Group(87)	625,000	625,000	—	*	—	—	—	*
BTIG, LLC(88)	450,000	450,000	—	*	—	—	—	*
Saba Capital Income & Opportunities Fund(89)	751,449	694,906	56,543	*	218,502	218,502	—	*
Saba Capital Master Fund, Ltd.(89)	1,222,588	1,130,594	91,994	*	355,497	355,497	—	*
Saba Capital SPAC Opportunities, Ltd.(89)	19,440	17,977	1,463	*	5,653	5,653	—	*
Myriad Opportunities Master Fund Limited(90)	1,345,598	1,244,348	101,250	*	391,265	391,265	—	*
Shaked Partners Fund, LP(91)	1,245,924	1,152,174	93,750	*	362,282	362,282	—	*
LMR Master Fund Limited(92)	498,370	460,870	37,500	*	144,913	144,913	—	*
LMR CCSA Master Fund Limited(92)	498,369	460,869	37,500	*	144,913	144,913	—	*
Employee SPV SA(93)	120,415	120,415	—	*			—	*
Dark Forest Global Equity Master Fund LP(94)	607,337	576,087	31,250	*	181,141	181,141	—	*
Skaana Partners L.P.(95)	485,870	460,870	25,000	*	144,913	144,913	—	*
III Absolute Return Fund LLC(96)	205,525	194,950	10,575	*	61,299	61,299	—	*
III Select Credit Hub Fund Ltd.(96)	15,064	14,289	775	*	4,493	4,493	—	*
1907 III Fund Ltd.(96)	77,936	73,926	4,010	*	23,245	23,245	—	*
IMAP CAYMAN I3 LP(96)	163,341	154,936	8,405	*	48,717	48,717	—	*
New Holland Tactical Alpha Fund LP(96)	24,004	22,769	1,235	*	7,159	7,159	—	*
QVT Family Office Fund LP(97)	485,870	460,870	25,000	*	144,913	144,913	—	*
Empery Asset Master, Ltd.(98)	37,801	35,856	1,945	*	11,274	11,274	—	*
Empery Tax Efficient, LP(98)	10,786	10,231	555	*	3,217	3,217	—	*
Empery Debt Opportunity Fund, LP(98)	437,283	414,783	22,500	*	130,422	130,422	—	*

	Ordinary Shares				Warrants to Purchase Ordinary Shares
Name	Beneficially Owned Prior to Offering	Registered for Resale Hereby	Beneficially Owned After Offering(1)(2)	%(1)(2)	Beneficially Owned Prior to Offering	Registered for Resale Hereby	Beneficially Owned After Offering(1)(2)	%(1)(2)
Oppenheimer & Co. Inc.(99)	449,701	437,826	11,875	*	137,667	137,667	—	*
Eagle Point Core Income Fund LP(100)	189,348	184,348	5,000	*	57,965	57,965	—	*
Altium Growth Fund, LP(101)	331,359	322,609	8,750	*	101,439	101,439	—	*
The K2 Principal Fund L.P.(102)	236,684	230,434	6,250	*	72,456	72,456	—	*
Millais Limited(103)	47,337	46,087	1,250	*	14,491	14,491	—	*
Shaolin Capital Partners Master Fund Ltd.(104)	97,060	94,497	2,563	*	29,713	29,713	—	*
Shaolin Capital Partners SP, a Segregated Portfolio of PC MAP SPC(104)	37,756	36,759	997	*	11,558	11,558	—	*
DS Liquid DIV RVA SCM, LLC(104)	50,747	49,407	1,340	*	15,535	15,535	—	*
MAP 214 Segregated Portfolio, A Segregated Portfolio of LMA SPC(104)	51,122	49,772	1,350	*	15,650	15,650	—	*
DCIG Capital Master Fund LP(105)	169,089	164,624	4,465	*	51,763	51,763	—	*
Verition Multi-Strategy Master Fund Ltd(106)	67,596	65,811	1,785	*	20,693	20,693	—	*
PCT Partners LLC(100)	189,348	184,348	5,000	*	57,965	57,965	—	*
YAM at Selin Ops LP (107)	3,948,840	3,948,840	—	*	—	—	—	*
Interest Solutions, LLC	300,000	300,000	—	*	—	—	—	*
Equity Animal LLC	22,223	22,223	—	*	—	—	—	*
Zeal Ventures Investment Company LLC	25,600	25,600	—	*	—	—	—	*
411 New York Ave. Holdings, L.L.C	50,000	50,000	—	*	—	—	—	*
Doron Domb	150,000	150,000	—	*	—	—	—	*

*	less than one percent (1%)
(1)	Assumes the sale of all Registered Securities offered in this prospectus, as applicable. Unless noted otherwise, the Ordinary Shares reflected herein consist entirely of Legacy Shares.
(2)

The percentage of Ordinary Shares and Warrants beneficially owned is computed as of October 27, 2022, and on the basis of 96,465,677 Ordinary Shares and 10,849,929 Warrants outstanding, respectively. The 10,849,929 Warrants are comprised of: (i) 6,575,000 Private Placement Warrants and (ii) 4,274,929 Convertible Note Warrants.

(3)

The address of Dekel Development Holding, S.A. (“Dekel”) is FAO David Galan, Casa 23 Costa De Las Perlas, Avenida Las Costas, Costa Del Este, Panama City, Panama. Dekel is a wholly-owned subsidiary of Kibbutz. Messrs. Museri and Rudasevski are directors of Kibbutz and Dekel, and Messrs. Museri and Rudasavski each hold a 32.315% interest in Kibbutz.

(4)

The address of Stanhouse Capital Inc. (“Stanhouse”) is Attn: Naomi Lew, 6 Efroni St, Caesarea 3079706, Israel. The Ordinary Shares beneficially held by Stanhouse are comprised of (i) 2,464,501 Legacy Shares and (ii) 275,000 PIPE Shares.

(5)	The address of Gomez Cayman SPV Limited is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(6)	The address of 166 2nd LLC is 88 University Place, New York, New York.
(7)	The address of Shani Investments Ltd is Frances House, Sir William Place, St Peter Port, Guernsey.

(8)	The address of Sky Investments Ltd is 50 Town Range, Suites 7b & 8b, GX11 1AA, Gibraltar.
(9)	The address of Jacov Itzchaki and Vered Dalumi Itzchaki is Yoav 9 St., Tel Aviv, Israel.
(10)	The address of Or Bokobza is Rothschild Blvd 1, Tel Aviv Israel.
(11)	The address of Hadar Landau is Attn. Hadar Landao, 31 West 17th Street, Apt. Ph, New York New York.
(12)	The address of Eilam Giladi is Aluf Kalman Magen., Tel Aviv, Israel.
(13)	The address of Omri Klinger is Omri Klinger, 31W 17TH ST, Apt Ph, New York, New York 10011.
(14)	The address of Daynight Ventures, S.A. is c/o Regency Real Estate Developers, Attn. Morris Max Herari, Torres De Las Americas, Ground Floor, Panama City, Panama.
(15)	The address of David Sherez is Idelson 28 St., Tel Aviv, Israel.
(16)	The address of Millennials Worldwide Stay Inc. is Ave. Samuel Lewis, Plaza Obarrio #211, Panama City, Panama.
(17)	The address of Fundacion Galapagoz is Edificio Dr. JJ Vallarino, Piso 3 Oficina 3a, Panama City, Panama.
(18)

The address of Sir Ronald Cohen is 27th Floor, Rothschild Blvd. 1, Tel Aviv-Yafo, Israel. The Ordinary Shares beneficially held by Sir Ronald Cohen are comprised of (i) 595,257 Legacy Shares and (ii) 25,000 PIPE Shares.

(19)	The address of Rebeca Matalon is PH Venetian Tower IB, Punta Pacifica, Panama City, Republic of Panama.
(20)	The address of Embassy Group International is Berribridge House, Thorverton, Exeter, EX5 5JR, UK.
(21)	The address of Millennial Hospitality Investments, S.A. is Ave. Samuel Lewis, P.H. Plaza Obarrio, Piso 2, Ciudad de Panama, Republica de Panama.
(22)	The address of Navesink LLC is 8 Navesink Avenue, Rumson, New Jersey.
(23)	The address of AA Selinita, LLC is 331 Cleveland St, 1805, Clearwater, Florida.
(24)	The address of the record holder is Attn. Igal Ben Simchon, 25 Aba Even Avenues, Apt 324, Herzliya 4672543, Israel.
(25)	The address of Gigi Levy Weiss is Harimon St. 52, Hemed, Israel.
(26)	The address of Hen Avni is Ba’al HaAkeda 21 St, Tel Aviv Israel.
(27)	The address of Saurabh Chawla is 16 Strathearn Avenue Twickenham TW2 6JU.
(28)	The address of Kaytak Investments Limited is Harbour Place, 2nd Floor, 103 South Church Street, PO Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands.
(29)	The address of Red Deer Group is OMC Chambers, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.
(30)	The address of David Cohen is 19 Appleton Place, Glen Ridge, New Jersey.
(31)	The address of the record holder is 301 West 41 Street, No. 406, Miami Beach, Florida.
(32)	The address of Elevator Ventures Holdings Ltd is 54 Ahad Ha’am St., Tel Aviv, Israel.
(33)	The address of MTAB Ventures, LLC is 15400 Knoll Trail Dr, Ste. 201, Dallas, Texas.
(34)	The address of Blue Ocean Opportunity, LLC is 53 Martha’s Lane, Chestnut Hill, Massachusetts.
(35)	The address of Michal Tsarfati-Efrat and Dror Efrat is 11, Hakerem Street, 4593000 Ramot Hashavim, Israel.
(36)	The address of Asaf Eldar is 18 Hamanit Street, Even Yehuda, Israel.
(37)	The address of Burak Alici is 6 Kendrick Pines Blvd, Spring, Texas.
(38)	The address of Jerome Deutsch is c/o The Deutsch Group, 235 East 49th Street, New York, New York.
(39)	The address of Noga M.G.A. Investments Ltd is c/o Fischer Behar, Chen, 3 Daniel Frisch Street, Tel Aviv, Israel.
(40)	The address of Sandeep Chainani is 514 Manhasset Woods Road, Manhasset, New York.
(41)	The address of Yoav Lachover is 915 Ladbroke Lane, Alpharetta, Georgia.
(42)	The address of Chris Sukornyk is 229 MacDonald Drive, Echo Bay, Ontario, Canada.
(43)	The address of Reuven Behar Lawyers, Co. is 3 Daniel Frisch, Tel Aviv, Israel.
(44)	The address of Thomas Kamei is 111 Varick St, Apartment 15a, New York, New York.
(45)	The address of Digital Nomad I, LLC is 1521 Alton Rd., Suite 352, Miami Beach, Florida.
(46)	The address of AI Workstay Holdings LLC is c/o Access Industries Management LLC, 40 West 57th St., 28th Floor, New York, New York.

(47)	The address of Fondo Grupo Wiese Internacional is Av. Canaval y Moreyra 522, Piso 16, San Isidro, Lima, Peru.
(48)	The address of Silicon Valley Bank is 80 E Rio Salado Pkwy Suite 101, Tempe, Arizona.
(49)	The address of Megan Elizabeth Kennedy is Selina Miami River Inn, 437 SW 2nd St., Miami, Florida.
(50)	The address of Fernando Bigio is Av. del libertador 7050, 304 Capital Federal, Buenos Aires, Argentina.
(51)	The address of Joseph Mautner Yadin is 25 Mahane Yosef St. Neve TzedekTel Aviv, Israel.
(52)	The address of Flavia Lorenzetti is Rua Cunha Gago 181 Ap. 102, Sã Paulo, SP, Pinheiros Brasil 05421-001.
(53)	The address of Tania Brathwaite is c/o Julio Mosquera Stanziola, HB3569, 2292 NW 82nd Ave., #3569 Doral, Florida.
(54)	The address of Steven O’hayon is 19918 NE 19th Court North Miami Beach, Florida.
(55)	The address of Marcela Fernandez is Calle 1—17 300 Medellín, Antioquia, Colombia.
(56)	The address of Sonam Kohli is 3 Regents Close, South Croydon, CR2 7BW, London, United Kingdom.
(57)	The address of Adrian Caffarelli is Beranger 2249, Apt. 301, Montevideo, Uruguay 11500.
(58)	The address of Ori Cohen is Moshe Sne 19, Tel Aviv, Israel.
(59)	The address of Lior Fest is Haofek Street 1, Savyon 56520, Israel.
(60)	The address of Adi Shlush is c/o Emmanuel Kalormakis M, Calle 74 Este San Francisco, Edificio Ph Midtown Piso 16, Oficinas De Sweet Water Securities, Panama City, Panama.
(61)	The address of Lior Zach is Rua DeSant’Ana a lapa 21B 1D, Lisboa, Portugal.
(62)	The address of the record holder is Calle 54 Este Obarrio, Edificio Twist Tower 31B, Ciudad de Panamá, Panama.
(63)	The address of the record holder is Av. Canaval y Moreyra 522, Piso 16, San Isidro, Lima, Peru.
(64)	The address of Virginia Gabriela Wiese Miró Quesada is Av. Canaval y Moreyra 522, Piso 16, San Isidro, Lima, Peru.
(65)	The address of Selina Growth Fund S.C.Sp. Is 9 Rue de Bonnevoie, L-1260 Luxembourg.
(66)

The address of Kibbutz Holding S.a.r.l. (“Kibbutz”) is FAO David Galan, Casa 23 Costa De Las Perlas, Avenida Las Costas, Costa Del Este, Panama City, Panama. Messrs. Museri and Rudasevski are directors of Kibbutz, and Messrs. Museri and Rudasavski each hold a 32.315% interest in Kibbutz. The Ordinary Shares beneficially owned by Kibbutz are comprised of (i) 1,090,546 Legacy Shares, (ii) 360,250 Sponsor Shares, (iii) 2,500,000 PIPE Shares, and (iv) 1,354,956 Ordinary Shares issuable upon conversion of the Convertible Notes. The 426,044 Warrants beneficially owned by Kibbutz are comprised entirely of Convertible Note Warrants.

(67)	The address of Benjamin Guy Te’eni is 12 Dror St., Savyon, Israel.
(68)

The address of Ridgeview Holdings LLC (“Ridgeview”) is 767 Third Avenue, 29th Floor, New York, New York. The Ordinary Shares beneficially owned by Ridgeview are comprised of (i) 9,018 Legacy Shares, (ii) 1,400 Sponsor Shares, and (iii) 25,808 Ordinary Shares issuable upon the conversion of the Convertible Notes. The 8,115 Warrants beneficially owned by Ridgeview are comprised entirely of Convertible Note Warrants.

(69)

The address of Guines LLC (“Guines”) is 767 Third Avenue, 29th Floor, New York, New York. The Ordinary Shares beneficially owned by Guines are comprised of (i) 44,100 Sponsor Shares, and (ii) 812,974 Ordinary Shares issuable upon conversion of the Convertible Notes. The 255,626 Warrants beneficially owned by Guines are comprised entirely of Convertible Note Warrants.

(70)	The address of The Barrera-Puri Family Foundation is 170 East End Avenue 18 B-C, New York, New York.
(71)

The address of Cobalt Partners, LP (“Cobalt”) is 636 Morris Turnpike, Suite 3B, Short Hills, New Jersey. The Ordinary Shares beneficially owned by Cobalt are comprised of (i) 112,730 Legacy Shares, (ii) 8,750 Sponsor Shares, and (iii) 322,609 Ordinary Shares issuable upon conversion of the Convertible Notes. The 101,439 Warrants beneficially owned by Cobalt are comprised entirely of Convertible Note Warrants.

(72)	The address of Menashe Keren is 16 Hashizaf St, Netanya 4256549, Israel.
(73)	The address of SH Everafter Investments Holdings Limited is 73 Arch Makarios III, Methonis Tower 301, Nicosia 1070, Cyprus.
(74)	The address of Abraham Moses Schimmel is 24 Hashaf Hofit, Tel Aviv, Israel.

(75)	The address of Wicklow Corp. is Attn. Oliver Hemmer, Meierhofstrasse 4, Vaduz 9490, Liechtenstein.
(76)	The address of the record holder is 537 Marina Blvd., San Francisco, California. The 125,000 Ordinary Shares held by Jacob Tal are comprised entirely of PIPE Shares.
(77)

The address of Cibanco, S.A. Institución de Banca Múltiple (“Cibanco”) (as a final and universal successor of Deutsche Bank México, S.A. Institución de Banca Múltiple, División Fiduciaria), acting solely in its capacity as trustee under the irrevocable trust agreement identified with number F/1900 (i.e. the CKD) is Avenida General Mariano Escobedo, No 595 Edificio Plaza Campos, Eliseos Uno Col Rincon Del Bosque. The Ordinary Shares beneficially owned by Cibanco are comprised of (i) 3,497,974 Legacy Shares, (ii) 125,000 PIPE Shares, (iii) 132,750 Sponsor Shares, and (iii) 1,631,478 Ordinary Shares issuable upon conversion of the Convertible Notes. The 512,992 Warrants beneficially owned by Cobalt are comprised entirely of Convertible Note Warrants.

(78)

The address of Banco Actinver, S.A., Institución de Banca Múltiple Grupo Financiero Actinver as trustee of the irrevocable trust agreement number 5444 is Cordillera de Los Andes 265 P-3, Lomas de Chapultepec, Ciudad de México, Mexico.

(79)	The address of Renaissance Charitable Foundation Inc. is 8910 Purdue Road, Suite 555 Indianapolis, Indiana.
(80)

The address of HG Vora Special Opportunities Master Fund, Ltd. (“HG Vora”) is Attn. Operations Mandy Lam, c/o HG Vora Capital Management LLC, 330 Madison Avenue, 20th Floor, New York, New York. The Ordinary Shares held by HG Vora are comprised entirely of PIPE Shares.

(81)	The address of More Provident Fund and Pension Ltd (“More”) is 2, Ben Gurion, 20th Floor, Ramat Gan, Israel. The Ordinary Shares held by More are comprised entirely of PIPE Shares.
(82)

The address of Bet on America Holdings LLC (“BOAH”) is Attn. Brian Friedman, 2600 Virginia Avenue, NW Suite T23 Management Office, Washington, D,C. BOAH is an affiliate of Bet on America LLC (the “Sponsor”), BOA’s sponsor. The Ordinary Shares held by BOAH are comprised entirely of PIPE Shares.

(83)

The address of the Sponsor is Attn: Brian Friedman, 2600 Virginia Avenue, NW Suite T23 Management Office, Washington, DC 20037. The Ordinary Shares held by BOA are comprised entirely of Sponsor Shares. The 6,750,000 Warrants beneficially owned by the Sponsor are comprised entirely of Private Placement Warrants.

(84)	The address of I Gelt Holdings, LLC is POB No. 683728 Marietta, Georgia.
(85)	The address of Myayay Holdings, LLC is 1409 Nerine Circle, Atlanta, Georgia.
(86)

The address of Seranila Investment Corp. (“Seranila”) is Attn.Joe Faskha, Calle 54 Obarrio Este, Edificio Twist 31B, Panama City, Panama. The Ordinary Shares held by Seranila is comprised entirely of PIPE Shares.

(87)	The address of Marceau Group is Attn. Aziz Benzzoubeir, 55 Avenue Marceau, Paris, 75116, France. The Ordinary Shares consist entirely of PIPE Shares.
(88)

The address of BTIG, LLC is Attention: Brian Endres, 600 Montgomery Street, 6th Floor, San Francisco, California. The Ordinary Shares held by BTIG, LLC consist entirely of PIPE Shares and were issued in lieu of a $4.5 million cash payment in respect of its services in connection with the initial public offering of BOA.

(89)

Each of Saba Capital Income & Opportunities Fund (“Saba Capital Fund”), Saba Capital Master Fund, Ltd. (“Saba Master Fund”), and Saba Capital SPAC Opportunities, Ltd. (“Saba SPAC Opportunities”) is managed by Saba Capital Management, LP. Saba Capital Management GP LLC is the General Partner of Saba Capital Management, LP. Boaz Weinstein is the managing member of Saba Capital Management GP LLC and, as such, may be deemed to be the beneficial owner of the securities reported by this Securityholder. Mr. Weinstein disclaims any beneficial ownership of the securities reported by such Securityholder other than to the extent of any pecuniary interest Mr. Weinstein may have therein, directly or indirectly. The address of Saba Capital Income & Opportunities Fund is Attn Cecchini, c/o Saba Capital Management LP, 405 Lexington Avenue, 58th Floor, New York, New York.

The Ordinary Shares held by (i) Saba Capital Fund are comprised of (x) 56,543 Sponsor Shares and (y) 694,906 Ordinary Shares issuable upon conversion of the Convertible Notes, (ii) Saba Master Fund are comprised of (x) 91,994 Sponsor Shares and (y) 1,130,594 Ordinary Shares issuable upon conversion of the Convertible Notes, and (iii) Saba SPAC Opportunities are comprised of (x) 1,463 Sponsor Shares and (y) 17,977 Ordinary Shares issuable upon conversion of the Convertible Notes.

The Warrants held by Saba Capital Fund, Saba Master Fund and Saba SPAC Opportunities are comprised entirely of Convertible Note Warrants.

(90)

The address of Myriad Opportunities Master Fund Limited (“Myriad”) is c/o Goldman Sachs, 515 N. Flagler Dr. Suite P-300, West Palm Beach, Florida. The Ordinary Shares beneficially owned by Myriad are comprised of (i) 101,250 Sponsor Shares and (ii) 1,244,348 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by Myriad are comprised entirely of Convertible Note Warrants.

(91)

The address of Shaked Partners Fund, LP (“Shaked”) is 4 Ariel Sharon Street, Givataim, 5320047, Israel. The Ordinary Shares beneficially owned by Shaked are comprised of (i) 93,750 Sponsor Shares and (ii) 1,152,174 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by Shaked are comprised entirely of Convertible Note Warrants.

(92)

Each of LMR Master Fund Limited (“LMR Master Fund”) and LMR CCSA Master Fund Limited (“LMR CCSA”) is an exempted company, and their respective board of directors will have the power to vote and dispose of the Ordinary Shares beneficially owned thereby. The board of directors of LMR CCSA are: Pearse Griffith, Mark Eberle and David Nevin. The board of directors of LMR Master Fund are Pearse Griffith, Torsten de Santos and David Nevin. The address of each of LMR CCSA and LMR Master Fund is c/o LMR Partners LLP, 9th Floor, Devonshire House, 1 Mayfair Place, London, W1J 8AJ.

The Ordinary Shares beneficially owned by each of LMR Master Fund and LMR CCSA are comprised of (i) 37,500 Sponsor Shares and (ii) 460,869 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by LMR Master Fund and LMR CCSA are comprised entirely of Convertible Note Warrants.

(93)	The address of Employee SPV S A is Attention Alexandra Call, Corregimiento Ciudad De Panama, Distrito Panama, Provincia Panama, Ciudad De Panama
(94)

The address of Dark Forest Global Equity Master Fund LP (“Dark Fores”) is 1285 Avenue of America’s, New York, New York. The Ordinary Shares beneficially owned by Dark Forest are comprised of (i) 31,250 Sponsor Shares and (ii) 576,087 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by Dark Forest are comprised entirely of Convertible Note Warrants.

(95)

Skaana Partners, L.P. (“Skaana”) is a limited partnership. Its general partner is Skaana Partners GP, LLC, which in turn is managed by a group of managers that include Daniel Katzner, Mayank Patel and Jeffrey Walker. Collectively, the foregoing managers have voting and dispositive power over the Ordinary Shares held of record by Skaana. The address of Skaana 921 President Street, Brooklyn, New York. The Ordinary Shares beneficially owned by Skaana are comprised of (i) 25,000 Sponsor Shares and (ii) 460,870 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by Skaana are comprised entirely of Convertible Note Warrants.

(96)

The address of each of (i) III Absolute Return Fund LLC (“III Fund”), (ii) III Select Credit Hub Fund Ltd. (“III Select Fund”), (iii) 1907 III Fund Ltd. (“1907 Fund”), (iv) IMPA Cayman i3 LP (“IMPA”) and (v) New Holland Tactical Alpha Fund LP (“New Holland”) is Attn. Chris Hite, Compliance Officer III Capital Management, 777 Yamato Road, Suite 300, Boca Raton, Florida.

The Ordinary Shares held by (i) III Fund are comprised of (x) 10,575 Sponsor Shares and (y) 194,950 Ordinary Shares issuable upon conversion of the Convertible Notes, (ii) III Select Fund are comprised of (x) 775 Sponsor Shares and (y) 14,289 Ordinary Shares issuable upon conversion of the Convertible Notes, (iii) 1907 Fund are comprised of (x) 4,010 Sponsor Shares and (y) 73,926 Ordinary Shares issuable upon conversion of the Convertible Notes, (iv) IMPA are comprised of (x) 8,405 Sponsor Shares and (y) 154,936 Ordinary Shares issuable upon conversion of the Convertible Notes, and (v) New Holland are comprised of (x) 1,235 Sponsor Shares and (y) 22,769 Ordinary Shares issuable upon conversion of the Convertible Notes.

The Warrants held by III Fund, III Select Fund, 1907 Fund, IMPA and New Holland are comprised entirely of Convertible Note Warrants.

(97)	The address of QVT Family Office Fund LP (“QVT”) is 888 Seventh Avenue, 27th Floor, New York, New York. The Ordinary Shares beneficially owned by QVT are comprised of (i) 25,000 Sponsor Shares and

(ii) 460,870 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by QVT are comprised entirely of Convertible Note Warrants.
(98)

Empery Asset Management LP, as the authorized agent of each (i) of Empery Asset Master Ltd (“EAM”), (ii) Empery Tax Efficient, LP (“ETE”) and (iii) Empery Debt Opportunity Fund, LP (“EDOF”) has discretionary authority to vote and dispose of the securities held by each of EAM, ETE and EDOF and may be deemed to be the beneficial owner of such securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by EAM, ETE and EDOF. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Master, LTD is c/o Empery Asset Management LP, 1 Rockefeller Plaza, New York, New York.

The Ordinary Shares held by (i) EAM are comprised of (x) 1,945 Sponsor Shares and (y) 35,856 Ordinary Shares issuable upon conversion of the Convertible Notes, (ii) ETE are comprised of (x) 555 Sponsor Shares and (y) 10,231 Ordinary Shares issuable upon conversion of the Convertible Notes, and (iii) EDOF are comprised of (x) 22,500 Sponsor Shares and (y) 414,783 Ordinary Shares issuable upon conversion of the Convertible Notes.

(99)

The address of Oppenheimer & Co. Inc. (“Oppenheimer”) is 85 Broad Street, New York, New York. The Ordinary Shares beneficially owned by Oppenheimer are comprised of (i) 11,875 Sponsor Shares and (ii) 437,826 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by Oppenheimer are comprised entirely of Convertible Note Warrants.

(100)

Eagle Point Core Income Fund LP (“Eagle Point Income Fund”) is a Cayman Islands exempted limited partnership and PCT Partners LLC (“PCT”) is a Delaware limited liability company. Each of Eagle Point Income Fund and PCT has delegated investment authority to Eagle Point Credit Management LLC (“Eagle Point”), an SEC-registered investment adviser, pursuant to an investment management contract. An investment committee at Eagle Point retains ultimate authority to approve investment decisions for each of Eagle Point Income Fund and PCT, including the power to determine to vote or dispose of the securities held by Eagle Point Income Fund and PCT, respectively. Eagle Point’s investment committee consists of Thomas Majewski, Daniel Ko, and Daniel Spinner. The address of Eagle Point Income Fund is 600 Steamboat Road, Suite 202, Greenwhich, Connecticut and the address of PCT is Montchanin Road, Ste 2000, Wilmington, Delaware.

The Ordinary Shares held by each of Eagle Point Income Fund and PCT are comprised of 5,000 Sponsor Shares and 184,348 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by Eagle Point Income Fund and PCT are comprised entirely of Convertible Note Warrants.

(101)

Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP (“Altium”), has voting and investment power over the securities held by Altium. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The address of each of Altium and Altium Captial Management, LP is 152 W 57TH Street Floor 20 New York, New York.

The Ordinary Shares beneficially owned by Altium are comprised of (i) 8,750 Sponsor Shares and (ii) 322,609 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by Altium are comprised entirely of Convertible Note Warrants.

(102)

K2 Genpar 2017 Inc., the General Partner of The K2 Principal Fund L.P. (the “Partnership”), has appointed K2 & Associates Investment Management Inc. as the manager of the Partnership. Shawn Kimel is the Chairman and Chief Investment Officer of K2 & Associates Investment Management Inc. and may be deemed to have voting and dispositive power of the securities held by the Partnershp. The business address for the Partnership is 2 Bloor Street West, Suite 801, Toronto, Ontario M4W 3E2.

The Ordinary Shares beneficially owned by the Partnership are comprised of (i) 6,250 Sponsor Shares and (ii) 230,434 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by the Partnership are comprised entirely of Convertible Note Warrants.

(103)

Millais Limited is a Cayman Islands limited company managed by its directors, Andrew Dodd and Mike Bell. The directors have the power to determine whether the company votes or disposes of the securities held by Millais Limited. The address of Millais Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The Ordinary Shares beneficially owned by the Millais Limited are comprised of (i) 1,250 Sponsor Shares and (ii) 46,087 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by Millais Limited are comprised entirely of Convertible Note Warrants.

(104)

Shaolin Capital Management LLC (“Manager”) serves as investment manager to each of (i) Shaolin Capital Partners Master Fund Ltd. (“Master Fund”) (ii) Shaolin Capital Partners SP, a Segregated Portfolio of PC MAP SPC (“PC MAP”) (iii) DS Liquid DIV RVA SCM, LLC (“DS Liquid”) and (iv) MAP 214 Segregated Portfolio (“MAP 214”). David Puritz, in his position as CIO of the Manager, and Michael Jester in his position as Co-founder and Head of Research of the Manager may each be deemed to have voting and investment control with respect to the securities owned by Master Fund, PC MAP, DS Liquid and MAP 214. The Manager has sole voting and dispositive power over the securities held by Master Fund, PC MAP, DS Liquid and MAP 214.

The address of PC MAP is Maples Corporate Services Limited, PO BOX 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104. The address of DS Liquid is 4001 Kennett Pike, Suite 302, Wilmington, Delaware. The address of MAP 214 is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands. The address of Master Fund, Ltd. is c/0 Waystone Corporate Services (Cayman) Ltd, PO BOX 1344, Suite 5B201, 2nd Floor, One Nexus Way, Camana Bay, Grand Cayman, KY1-1108, Cayman Islands.

The Ordinary Shares held by (i) Master Fund are comprised of (x) 2,563 Sponsor Shares and (y) 94,497 Ordinary Shares issuable upon conversion of the Convertible Notes, (ii) PC MAP are comprised of (x) 997 Sponsor Shares and (y) 36,759 Ordinary Shares issuable upon conversion of the Convertible Notes, (iii) DS Liquid are comprised of (x) 1,340 Sponsor Shares and (y) 49,407 Ordinary Shares issuable upon conversion of the Convertible Notes, and (iv) MAP 214 are comprised of (x) 1,350 Sponsor Shares and (y) 49,772 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by each of Master Fund. PC MAP, DS Liquid and MAP 214 are comprised entirely of Convertible Note Warrants.

(105)

DCIG Capital Master Fund LP (“DCIG”), is indirectly owned and controlled by an entity in which Kai (Steve) Zheng, serves as the majority owner. Mr. Zheng has voting and dispositive power over the securities held by DCIG. The address of DCIG is 546 Fifth Ave, 20th Floor, New York, New York. The Ordinary Shares beneficially owned by DCIG are comprised of (i) 4,465 Sponsor Shares and (ii) 164,624 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by DCIG are comprised entirely of Convertible Note Warrants.

(106)

The address of Verition Multi-Strategy Master Fund Ltd (“Verition”) is 1 American Lane, Greenwich, Connecticut. The Ordinary Shares beneficially owned by Verition are comprised of (i) 1,785 Sponsor Shares and (ii) 65,811 Ordinary Shares issuable upon conversion of the Convertible Notes. The Warrants held by Verition are comprised entirely of Convertible Note Warrants.

(107)	The address of YAM at Selin Ops LP is 915 Ladbroke Ln., Alpharetta, GA 30022. 2,548,840 shares have not yet been issued by the Company.
(108)	The address of Interest Solutions, LLC is 761 Main Avenue, Norwalk, CT 06460. Such shares have not yet been issued by the Company.
(109)	The address of Equity Animal LLC is 61 Greenpoint Avenue, Suite 603 Brooklyn, NY 11222. Such shares have not yet been issued by the Company.
(110)	The address of Zeal Ventures Investment Company LLC is 115 Long Hill Drive Stamford, CT 06902. Such shares have not yet been issued by the Company.
(111)	The address of 411 New York Ave. Holdings, L.L.C. is c/o D.B. Lee Development, Inc., 1720 I Street, NW 5th Floor Washington, DC 20006. Such shares have not yet been issued by the Company.
(112)	The address of Mr. Doron Domb is 12 Ben Gurion Street Tel-Aviv-Jaffa, Israel. Such shares have not yet been issued by the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Founders’ Interests in Certain Selina Investors

As of the date of filing this registration statement, Dekel holds 15,491,847 Ordinary Shares and Kibbutz holds 3,950,796 Ordinary Shares, or approximately 16.1% and 4.1%, respectively, of Selina’s issued and outstanding equity. Dekel is a wholly-owned subsidiary of Kibbutz, of which Rafael Museri and Daniel Rudasevski, Selina’s Chief Executive Officer and Chief Growth Officer, respectively, collectively hold 65% of the share capital. Messrs. Museri and Rudasevski also serve as members of Kibbutz’s and Dekel’s boards of directors. On occasion, Messrs. Museri and Rudasevski have provided, and may in the future provide, personal guarantees in respect of debt and other obligations of Kibbutz, Dekel and their affiliated entities.

Leases and Similar Arrangements

Subsidiaries of Selina lease or have leased certain hotel properties and corporate office space from various entities in which either Dekel and/or Messrs. Museri and Rudasevski have or have had an ownership interest and/

or serve as directors. Messrs. Museri and Rudasevski receive or have received consultancy fees from the Dekel group of companies, from which Selina leases certain hotels and corporate office space. The following provides a summary of each such lease agreement.

Selina Santa Teresa South

Pursuant to that certain lease agreement (as amended, the “Santa Teresa Lease”), by and between Selina Operation Santa Teresa, S.A. (“Santa Teresa Tenant”) and Selina STA Teresa RE Dos, S.A. (the “Santa Teresa Landlord”), dated as of August 15, 2017, Selina leases property located in Santa Teresa, Costa Rica, which serves as the location of the Selina Santa Teresa South. Las Cavesas, Inc. (“Las Cavesas”) owns 70% of the Santa Teresa Landlord and each of Messrs. Museri and Rudasevski own 50% of Las Cavesas. The Santa Teresa Lease provides for monthly lease payments of $3,536 (plus VAT) plus a 3% annual increase during the term of the Santa Teresa Lease, which expires on August 15, 2037. On November 17, 2021, the Santa Teresa Landlord entered into a sale and purchase agreement with a third-party (the “Santa Teresa Buyer”) pursuant to which the Santa Teresa Landlord agreed to sell to the Santa Teresa Buyer the Santa Teresa Landlord’s interest in the property. The closing of the sale occurred in February 2022, at which point Messrs. Museri and Rudasevski ceased having any beneficial ownership in the Santa Teresa Landlord. In March 2022, the Santa Teresa Tenant and Santa Teresa Buyer entered into a new 20-year lease agreement for the continued operation of the property by the Santa Teresa Tenant.

Selina Casco Viejo

Pursuant to that certain commercial lease agreement (as amended, the “Panama City Lease”), by and between Selina Operation Bola de Oro, S.A. and Bola de Oro, S.A. (the “Panama City Landlord”), dated as of January 1, 2019, Selina leases property located in Panama City, Panama, which serves as the location of the Selina Casco Viejo. Dekel owns an indirect equity interest in the Panama City Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have significant influence in the Panama City Landlord. Under the Panama City Lease, Selina is obligated to pay monthly lease payments, currently amounting to $48,370 per month, subject to an increase of up to 5% per annum, during the term of such lease, which is currently expected to expire on December 31, 2033. Dekel has signed a non-binding term sheet in May 2022 for the sale of the property.

In September 2022, the Panama City Landlord agreed to sell its interest in the property to an unrelated third party purchaser and as a result, Selina and the Panama City Landlord agreed to terminate the Panama City Lease early, subject to Selina entering into a new 20-year lease agreement, on market terms, Selina receiving an early termination fee of $1 million from the Panama City Landlord, less $78,352 in deferred rent owed to the Panama City Landlord, and Selina agreeing to pay to the Panama City Landlord an additional $78,352 in deferred rent by 31 December 2022.

Selina Cartagena

Pursuant to that certain commercial lease agreement (as amended, the “Cartagena Lease”), by and between Selina Operation Cartagena, S.A.S. and Dekel Cartagena Real Estate, S.A.S. (the “Cartagena Landlord”), dated as of September 20, 2018, Selina leases property located in Cartagena, Colombia, which serves as the location of Selina Cartagena. Dekel owns a non-controlling, indirect equity interest in the Cartagena Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have significant influence in the Cartagena Landlord. Under the Cartagena Lease, Selina is obligated to pay monthly lease payments, currently amounting to $28,512 per month, during the term of such lease, which is currently expected to expire on December 31, 2033. In November 2021 Dekel signed a contract for the sale of its interest in the Cartagena Landlord which has partially completed and will fully complete by May 2023.

Selina Medellín

Pursuant to that certain collaboration agreement (as amended, the “Medellín Lease”), by and between Selina Operation Medellin, S.A.S. (“Selina Medellin”) and Dekel MPR Colombia, S.A.S (the “Medellín Landlord”), dated as of August 1, 2015, Selina leases property located in Medellín, Colombia, which serves as the location of Selina Medellín. Dekel owns an indirect equity interest in the Medellín Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have significant influence in the Medellín Landlord. Under the Medellín Lease, Selina is obligated to pay monthly lease payments of $40,000, plus a 2.5% annual increase during the term of such lease, which is currently expected to expire on July 31, 2034.

Selina Pedasi

Pursuant to that certain commercial lease and administration agreement (as amended, the “Pedasi Lease”), by and between Selina Pedasi, S.A. (the “Pedasi Tenant”) and Pedasito Real Estate, S.A. (the “Pedasi Landlord”), dated as of February 1, 2016, Selina leased property located in Pedasi, Panama, which served as the location of Hotel Pedasito. Dekel owns a non-controlling, indirect equity interest in the Pedasi Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have had significant influence in the Pedasi Landlord. The Pedasi Lease terminated as of November 19, 2021, and the Pedasi Tenant agreed, pursuant to a settlement agreement entered into between the parties on November 19, 2021, to pay to Pedasi Landlord $30,000 (reduced from $41,250) in outstanding rental and other payments due under the Pedasi Lease through the termination date. Such amounts are being paid in monthly instalments through June 2023.

Panama Corporate Office Space

Pursuant to that certain commercial lease agreement (as amended, the “Selina Office Lease”), by and between Selina Management Panama, S.A. (“Selina Office Tenant”) and Norias Investments, S.A. (the “Selina Office Landlord”), dated as of June 23, 2017, Selina leased property located in Panama City, Panama, which Selina used as corporate office space. Dekel owns a non-controlling, indirect equity interest in the Selina Office Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have had significant influence in the Selina Office Landlord. The Selina Office Lease terminated as of July 29, 2021, and the Selina Office Tenant agreed, pursuant to a settlement agreement entered into between the parties on December 1, 2021, to pay to the Selina Office Landlord $245,000 (reduced from $292,417) in outstanding rental and other payments due under the Selina Office Lease through the termination date. Such amounts are being paid in monthly instalments through May 2023.

Selina Workshop Space

Pursuant to that certain commercial lease agreement (as amended, the “Selina Workshop Lease”), by and between Selina Operations Casco Antiguo, S.A. (the “Selina Workshop Tenant”) and Las Palmeras Comercial,

S.A. (the “Selina Workshop Landlord”), dated as of August 1, 2017, Selina leased property located in Panama City, Panama, which Selina used as a design studio. Dekel owns a non-controlling, indirect equity interest in the

Selina Workshop Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have had significant influence in the Selina Workshop Landlord. The Selina Workshop Lease terminated as of November 19, 2021, and the Selina Workshop Tenant agreed, pursuant to a settlement agreement entered into between the parties on November 19, 2021, to pay to the Selina Workshop Landlord $39,590 (reduced from $49,488) in outstanding rental and other payments due under the Selina Workshop Lease through the termination date. Such amounts are being paid in monthly instalments through June 2023.

Family Arrangements

Various subsidiaries of Selina have entered into finder agreements with Israel Mooseri, Mr. Museri’s brother, and Michael Rudasevski, Mr. Rudasevski’s brother, or companies affiliated with them, pursuant to which the finders were paid fees of between 7% and 13% of annual rent for assisting the group in locating sites for leasing by Selina and converting the sites into Selina branded properties. Since September 2018, $40,040 has been paid to Michael Rudasevski (or companies affiliated with him) while EUR 22,140 and $128,850 has been paid to Israel Mooseri (or companies affiliated with him). There are pending milestone payments to be made to each of them under existing finder agreements.

Messrs. Museri’s and Rudasevski’s wives were former employees of Selina. Natalie Rudasevski, Mr Rudasevski’s wife, was employed by Selina as Head of Culture (UK) between May 2020 and December 2020. She performed certain consulting services for the Company in 2021 and earned approximately $9,000 for such work. Hilla Tayas, Mr Museri’s wife, was employed by Selina in designer roles between September 2016 and August 2019 and has been engaged by the Company from time to time to provide ad-hoc consulting services for short-term projects. Ms. Rudasevski holds 120 phantom shares issued to her under the Phantom Plan and Ms. Tayas holds 204 phantom shares.

Both Ms. Tayas and Ms. Rudasevki own a 7.6% and 2.8% economic interest, respectively, in a company called Employee SPV, S.A. (“Employee SPV”), which was established by Selina in 2017 to allow certain employees and service providers to invest in Selina. The Employee SPV is managed by Messrs. Museri and Rudasevski, and holds 120,415 Ordinary Shares in Selina.

Related Party Loans

Each of the entities listed under the caption “Related Lender” in the table below held 5% or more of the outstanding equity of Selina as of November 21, 2022 and/or is otherwise considered a related party to Selina pursuant to Item 7.B of Form 20-F (each, a “Related Lender” and collectively, the “Related Lenders”). Selina and/or its subsidiaries had entered into certain debt arrangements with the Related Lenders as described below.

Related Lender	Ownership interest in Selina
166 2nd LLC (“166”)(1)	9.20%
Bet on America LLC	11.74%
CIBanco, S.A. Institución de Banca Múltiple (“CIBanco”)(2)	5.76%
Dekel(3)	16.06%
Gomez Cayman SPV Limited (“Gomez Cayman”)(2)	10.92%
Kibbutz	5.76%
Selina Growth Fund S.C.Sp. (“SGF”)(4)	7.96%

(1)

In December 2021, 166 transferred the majority of its shareholding in Selina, representing 15.70% of Selina’s issued and outstanding share capital at that time, to Renaissance Charitable Foundation Inc., a publicly-supported charitable corporation (the “Foundation”). Adam Neumann has the ability to provide non-binding advice to the Foundation regarding investments and grants, and neither 166 nor Mr. Neumann (nor any of Mr. Neumann’s family members) has decision-making authority over the voting of Selina shares held by the Foundation. The Foundation does not hold any debt or otherwise serve as a Related Lender.
(2)

The managers of CIBanco, Gomez Cayman and Banco Actinver S.A., Institución de Banca Múltiple Grupo Financiero Actinver are under common control. Banco Actinver S.A., Institución de Banca Múltiple Grupo Financiero Actinver does not hold any debt or otherwise serve as a Related Lender.

(3)	Dekel is a wholly-owned subsidiary of Kibbutz.
(4)

Messrs. Museri and Rudasevski are directors of SGF and each have a 25% interest in the general partner that manages SGF. Messrs. Museri and Rudasevski are entitled to earn certain fees from their involvement with SGF.

Founder Loans

Pursuant to a founders agreement, dated November 11, 2013 and subsequently amended, certain Related Lenders made loans to Selina, including $0.8 from Dekel. The total outstanding principal and interest due under the loans was $2.3 as of December 31, 2021, and the loans accrued interest at a rate of 5% per annum until repaid. These loans were repaid in full in October 2022, prior to Closing.

Kibbutz Loans

In February 2020, the group borrowed $5.1 million from Kibbutz at a 12% interest rate. The loan was fully repaid in July 2020. Pursuant to a loan agreement dated December 30, 2020, the group received an additional loan of $0.3 million from Kibbutz, which loan had an 8% interest rate. Such loan was fully repaid in January 2022.

Museri Loan

Pursuant to a loan agreement, dated July 11, 2018, Mr. Museri lent to Selina $0.2 million. The loan bore interest at a rate of 8% per annum and was repaid in full in July 2018.

Convertible Loan Note Instrument

In March 2020, Selina and Selina One entered into the Convertible Loan Note Instrument with certain noteholders, including those set forth in the table below (the “Related Party Noteholders”) for the issuance of the 2020 Notes. In July 2021, Selina, Selina One and certain of the required noteholders agreed to increase the aggregate principal amount issuable under the Convertible Loan Note Instrument from $90 million to $125 million. The Convertible Loan Note Instrument is guaranteed by, among other things, a pledge of the shares of Selina One. Interest under the 2020 Notes accrues on a payment-in-kind basis at a rate of 10% per annum and capitalizes on a quarterly basis based on the date of issuance of each 2020 Note. Each holder of a 2020 Note had the right to convert some or all of the principal and interest under such holder’s 2020 Note into Ordinary Shares upon the occurrence of certain triggering events, including the Closing, the failure of Selina to complete a qualifying equity financing by December 21, 2022, or upon an exit event, in each case, subject to the terms therein. Unless certain insolvency, default or change of control events occur first, the maturity date under the Convertible Note Instrument is June 30, 2023, at which point Selina must redeem the amount then outstanding under the 2020 Notes. See “Description of Other Selina Securities–Notes” for additional details.

Each of the following Related Party Noteholders held notes issued pursuant to the Convertible Loan Note Instrument for the aggregate amounts set forth opposite such Related Party Noteholder’s name below. In connection with the Closing, (i) all principal and interest then evidenced by the notes held by 166, Gomez Cayman, Dekel and SGF was converted into Ordinary Shares pursuant to the terms of the Convertible Loan Note Instrument; (ii) $0.2 million was repaid to CIBanco in satisfaction of its investment in Convertible Loan Note

Instrument; (iii) $11.8 million was deemed to have been repaid to Kibbutz in exchange for 2022 Convertible Notes, as further set out in the 2022 Convertible Note section below, with approximately $4.0 million (including $1.7 million in principal and interest and $2.3 million worth of additional warrants issued to Kibbutz under the 2020 Warrant Instrument) being converted into Ordinary Shares, and $0.4 million being repaid to Kibbutz in satisfaction of its investment in the Convertible Loan Note Instrument.

Name of Noteholder	Amount of principal and accrued interest as of October 25, 2022
166	$29,539,721
Gomez Cayman and CIBanco	$34,199,631
Dekel	$2,598,041
Kibbutz	$13,927,907
SGF	$42,219,305

Mexico Note

On April 20, 2020, Selina Mexico, as the borrower, Selina, and Selina One entered into the Mexico Note Instrument, pursuant to which CIBanco agreed to extend Selina Mexico an aggregate principal amount of up to $5 million.

The terms and conditions of the Mexico Note Instrument were substantially similar to the Convertible Loan Note Instrument, except that the debt was convertible into shares of Selina Mexico. Pursuant to the Put and Call Option Agreement, CIBanco had the right to convert its equity in Selina Mexico into equity in Selina, subject to the terms therein.

As of October 25, 2022, the amount of the principal and accrued interest outstanding under the notes issued to CIBanco under the Mexico Note Instrument was approximately $14.4 million. Of that amount, $14.2 million was deemed to have been repaid in exchange for 2022 Convertible Notes, as further set out in the 2022 Convertible Note section below, and $0.2 million was repaid to CIBanco following Closing in satisfaction of its investment in the Mexico Note Instrument.

Warrants

In connection with the issuance of the notes under the Convertible Loan Note Instrument and the Mexico Note Instrument, Selina issued warrants to certain of the Related Party Noteholders pursuant to a warrant instrument, dated March 25, 2020, made by Selina, which was subsequently amended and restated in October 2021. Under such warrant instrument, the holders of the warrants have the right to acquire a certain percentage of Ordinary Shares ranging from 6.25% to 10.42% in accordance with the terms thereof. All of the warrants had been allocated to eligible holders of the Convertible Loan Note Instrument by Selina and were converted into Ordinary Shares at Closing. See “Description of Other Selina Securities–Warrants” for additional details.

Term Loan

In January 2018, Selina and Selina One entered into the Term Loan Agreement with 166, Gomez Cayman and CIBanco as the lenders. The Term Loan Agreement was comprised of two separate tranches, each of which had a term of five years from date of initial funding under such tranche. Pursuant to the Term Loan Agreement, Selina had pledged as collateral, among other things, the shares of Selina One.

Under the terms of the Term Loan Agreement and an intercreditor facility entered into among the parties thereto, interest payments under the Term Loan Agreement accrued at a rate of 12% per annum until the end of

April 2021 and increased in increments of 2% during each three-month period thereafter until November 1, 2021, at which point the interest rate capped out at 18% per annum. Such interest was capitalized and added to the principal amount thereunder.

The lenders under the Term Loan Agreement had the right, prior to Closing, to convert their debt outstanding thereunder into debt under the Convertible Loan Note Instrument. At Closing, the full amount of the principal and interest due under the Term Loan Agreement, equating to $47.7 million, including $5.7 million in fees due to the lenders, automatically converted into Ordinary Shares of Selina upon the Closing.

2022 Convertible Note

On April 22, 2022, Selina entered into convertible note subscription agreements with the 2022 Convertible Note Investors, pursuant to which, among other things, Selina agreed to issue and sell to the 2022 Convertible Note Investors, in private placements, $147.5 million aggregate principal amount of the 2022 Convertible Notes for an aggregate purchase price of $118.0 million. As additional consideration for the purchase price paid by the 2022 Convertible Note Investors, the convertible note subscription agreements provide that Selina will issue to the 2022 Convertible Note Investors an aggregate of 4,274,929 2022 Convertible Note Warrants, with each 2022 Convertible Note Investor receiving (i) a warrant to purchase that number of Ordinary Shares equal to approximately one-third of the number of Ordinary Shares into which the principal amount of such 2022 Convertible Note Investor’s 2022 Convertible Note converts and (ii) shares of BOA Class B Common Stock owned by the Sponsor (or Selina Ordinary Shares in exchange therefor) in an amount determined by multiplying such investor’s aggregate principal investment in the 2022 Convertible Notes by a percentage ranging from 2.5% to 7.5% based on the principal amount of the 2022 Convertible Notes for which such investor subscribed.

Additionally, in connection with the execution of the convertible note subscription agreements, the 2022 Convertible Note Investors entered into the 2022 Convertible Note Sponsor Agreements with the Sponsor, pursuant to which the Sponsor agreed to transfer a certain number of Sponsor Shares to such 2022 Convertible Note Investors based upon a percentage ranging from 2.5% to 7.5% of the principal amount of the 2022 Convertible Notes for which such 2022 Convertible Note Investor subscribed.

CIBanco agreed to invest $14.2 million, representing the approximate amount of the principal and interest payable to CIBanco under the Mexico Note Instrument through the end of June 2022, by way of a subscription for a new note to be issued by Selina Mexico, on similar terms to the Mexico Note Instrument, in exchange for the note issued to CIBanco under the Mexico Note Instrument, which new note ultimately was exchanged for 2022 Convertible Notes, issued under the Indenture at Closing, having an aggregate principal amount of $17.7 million. As part of such investment, CIBanco received 512,992 warrants and 132,750 Sponsor Shares.

Kibbutz agreed to an early prepayment of $11.8 million of principal and interest owed to Kibbutz pursuant to notes held by Kibbutz under the Convertible Loan Note Instrument and to reinvest such amount into the Indenture via a subscription for $14.7 million principal amount of 2022 Convertible Notes. As part of such investment, Kibbutz received 426,044 warrants and 110,250 Sponsor Shares.

New Term Loan

On April 14, 2022, Selina Management Company UK Ltd, a subsidiary of Selina and Guines LLC (“Guines”), which held $6.3 million principal amount of notes under the Convertible Loan Note Instrument, entered into an unsecured Term Loan Note and Guaranty agreement (“New Term Loan”) pursuant to which SMC UK borrowed $5.0 million from Guines. The New Term Loan was guaranteed by certain subsidiaries of Selina and contained customary representations, warranties and covenants. The facility was repaid by SMC UK in June 2022, subject to payment of an additional interest charge of $1.0 million, which was paid to Guines upon Closing.

Joint Venture Arrangements

Pursuant to a joint venture agreement, dated May 1, 2017, 166 contributed $4.05 million to Selina Bogota Real Estate, S.A.S. (“Bogota RE”), in exchange for the issuance of certain preferred shares in Bogota RE that entitle the holder of such shares to dividends that provide a 7% internal rate of return on the outstanding amount of the investment from time to time. Bogota RE used the capital, in addition to contributions from Selina, to acquire and renovate the hotel currently operating as the Selina La Candelaria Bogotá in Colombia and related real estate.

Transaction Support Agreements

In connection with the execution of the Business Combination Agreement, Selina entered into Transaction Support Agreements with certain key shareholders that each, as of November 21, 2022, held 5% or more of the share capital of Selina, including 166, AI Workstay Holdings LLC, BOA Sponsor, Dekel and Gomez Cayman.

Indemnification Agreements

Selina has entered into indemnification agreements with certain of its executive officers and former members of the Selina Board. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Selina — Indemnification Agreements.”

On June 1, 2022, Selina entered into an indemnification letter with Brian Friedman pursuant to which it agreed to indemnify Mr. Friedman for a temporary liquor license that Mr. Friedman held for the potential sale of alcohol at a Selina branded hotel in Washington, D.C. No liquor was served at the hotel in reliance upon such license.

Employment Arrangements

Selina has entered into employment agreements and offer letter agreements with certain of its executive officers.

Post-Combination Company Relationships and Related Party Transactions

Investors’ Rights Agreement

Selina has entered into an investors’ rights agreement with certain 5% or greater shareholders, including 166, AI Workstay Holdings LLC, Banco Actinver S.A., Institución de Banca Múltiple Grupo Financiero Actinver, BOA Sponsor, CIBanco, Dekel, Gomez Cayman, Kibbutz, Renaissance Charitable Foundation Inc. and SGF. See the section entitled “Documents Related to the Business Combination Agreement—Investors’ Right Agreement.”

Indemnification Agreements

The Selina Articles contain provisions limiting the liability of executive officers and members of the Selina Board and provides for indemnification of such executive officers and directors, to the maximum extent permitted by applicable law.

Selina has entered into, or intends to enter into, indemnification agreements with all of its directors, executive officers and certain other key employees in connection with the consummation of the Business Combination. The indemnification agreements require, or will require, Selina to indemnify each of its directors, executive officers, and other key employees, to the extent permitted by law, for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director, executive officer or key employee in any action or proceeding arising out of their services as one of Selina’s directors, executive officers or key employees or as a director, executive officer or key employee of any other company or enterprise to which the person provides services at Selina’s request.

Policies and Procedures for Related Person Transactions

The Selina Board has adopted a written related person transaction policy that sets forth policies and procedures for the review and approval or ratification of related person transactions, including that the audit committee has the primary responsibility for reviewing and approving “related person transactions,” which are transactions between Selina and related parties in which the related party has a direct or indirect material interest.

A “related person transaction” is be defined in the policy to be a transaction, arrangement or relationship in which Selina or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “related person” is defined to mean:

•	any person who is, or at any time during the applicable period was, one of the Selina’s executive officers or one of Selina’s directors;

•	any person who is known by Selina to be the beneficial owner of more than 5% of Selina voting securities;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Selina’s voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Selina’s voting securities; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Selina has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) concerning the ownership and disposition of our Ordinary Shares and Warrants. This discussion applies only to Holders that hold our Ordinary Shares and Warrants, as the case may be, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the ownership and disposal of our Ordinary Shares and Warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. We have not sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a Holder’s particular circumstances. In addition, it does not address consequences relevant to Holders subject to special rules, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers, or traders in securities;

•	traders in securities that elect to mark to market;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding our Ordinary Shares and/or Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our Ordinary Shares and/or Warrants, as the case may be, being taken into account in an applicable financial statement;

•	persons that actually or constructively own 5% or more (by vote or value) of our Ordinary Shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•	persons who hold or received our Ordinary Shares and/or Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Ordinary Shares and/or Warrants, the tax treatment of an owner of such entity will depend on the status of the owner, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING OR DISPOSING OF OUR ORDINARY SHARES OR WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR ORDINARY SHARES OR WARRANTS.

U.S. Holders

This section applies to U.S. Holders.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of our Ordinary Shares and/or Warrants, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

Distributions on Our Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, if we make distributions of cash or property on our Ordinary Shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. If we do not provide calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “—Passive Foreign Investment Company Rules,” dividends on our Ordinary Shares received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•

either (a) the shares are readily tradable on an established securities market in the United States, or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information provision;

•

we are neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder in any taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that we will be eligible for benefits of a qualifying treaty that includes an exchange of information provision. In addition, there also can be no assurance that our Ordinary Shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, we will not constitute a “qualified foreign corporation” for purposes of these rules if we are a PFIC for the taxable year in which we pay a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares.

Subject to certain exceptions, dividends on our Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, or Other Taxable Disposition of Our Ordinary Shares and Warrants

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, or other taxable disposition of our Ordinary Shares or Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Ordinary Shares and/or Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of our Ordinary Shares or Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held our Ordinary Shares and/or Warrants for more than one year generally will be eligible for reduced tax rates for long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any U.K. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits with respect to such tax unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the United States and the United Kingdom (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise, Lapse, or Redemption of Our Warrants

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of our Warrants, a U.S. Holder generally will not recognize gain or loss upon the acquisition of our Ordinary Share (or Shares) on the exercise of our Warrant (or Warrants) for cash. A U.S. Holder’s tax basis in an Ordinary Share received upon exercise of a Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant received therefor and the exercise price. The U.S. Holder’s holding period for an Ordinary Share received upon exercise of a Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. Holder held the Warrant. If the Warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such Warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in an Ordinary Share received would equal the U.S. Holder’s basis in the Warrant exercised therefor. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Ordinary Share would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Share would include the holding period of the Warrant exercised therefor.

It is also possible that a cashless exercise of our Warrants could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “—Sale, Exchange, Redemption or Other Taxable Disposition of our Ordinary Shares and Warrants.” In such event, a U.S. Holder could be deemed to have surrendered Warrants with an aggregate fair market value equal to the exercise price for the total number of Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the Warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in our Ordinary Shares received would equal the sum of (i) U.S. Holder’s tax basis in the Warrants deemed exercised and (ii) the exercise price of such Warrants. A U.S. Holder’s holding period for our Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of our Warrants.

If we redeem our Warrants for cash pursuant to the redemption provisions described in the section entitled “Description of Warrants” or if we purchase our Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “Sale, Exchange, or Other Taxable Disposition of Our Ordinary Shares and Warrants.”

The tax consequences of a cashless exercise of our Warrants occurring after our giving notice of an intention to redeem our Warrants are unclear under current law. Such cashless exercise may be treated either as if we redeemed such Warrants for our Ordinary Shares or as an exercise of our Warrants. If the cashless exercise of our Warrants for our Ordinary Shares is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s basis in our Ordinary Shares received should equal the U.S. Holder’s basis in our Warrants and the holding period of our Ordinary Shares would include the holding period of our Warrants. If the cashless exercise of our Warrants after our giving notice of an intention to redeem our Warrants is treated as an exercise of our Warrants, the tax consequences generally should be as described above regarding a cashless exercise of our Warrants. Due to the lack of clarity under current law regarding the treatment of a cashless exercise of our Warrants after our giving notice of an intention to redeem our Warrants, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of our Warrants occurring after our giving notice of an intention to redeem our Warrants as described above.

Possible Constructive Distributions

The terms of each of our Warrants provide for an adjustment to the number of our Ordinary Shares for which our Warrants may be exercised or to the exercise price of the Warrant in certain events, as discussed under “Description of Selina—Other Selina Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Warrant would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of our Ordinary Shares that would be obtained upon exercise of such Warrant) as a result of a distribution of cash or other property such as other securities to the holders of our Ordinary Shares which is taxable to the U.S. Holders of such shares as described under “—Distributions on Our Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Warrant received a cash distribution from us equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of our Ordinary Shares could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•

at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which we own, directly or indirectly, 25% or more (by value) of the stock. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the current and anticipated composition of our income, assets, and operations and that of our subsidiaries, no assurance can be given as to whether or not we will be a PFIC in 2022. Nor can there be any assurance that we will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is uncertain in several respects, and we can make no assurance that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for 2022 or future taxable years.

Whether we are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our income and assets, the market value of our assets, and potentially the composition of the income and assets of one or more of our subsidiaries and the market value of their assets in that year. Whether a subsidiary is a PFIC for any taxable year is likewise a factual determination that depends on, among other things, the composition of the subsidiary’s income and assets and the market value of such assets in that year. One or more changes in these factors may cause us and/or one or more of our subsidiaries to become a PFIC for a taxable year even though we or it has not been a PFIC for one or more prior taxable years. Whether we or a subsidiary is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and thus is subject to significant uncertainty.

Under the PFIC rules, subject to the “qualified electing fund” (“QEF”) and mark-to-market rules discussed below, if we were considered a PFIC at any time that a U.S. Holder owns our Ordinary Shares or Warrants, we would continue to be treated as a PFIC with respect to such investment unless (i) we ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold our Ordinary Shares or Warrants at their fair market value on the last day of the last taxable year in which we are classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, our Ordinary Shares or Warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year that we are treated as a PFIC with respect to a U.S. Holder’s Ordinary Shares or Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of our Ordinary Shares or Warrants (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for our Ordinary Shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the U.S. Holder’s Ordinary Shares;

•

the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of our Ordinary Shares or Warrants cannot be treated as capital gains, even though the U.S. Holder holds our Ordinary Shares or Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which we may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC, a U.S. Holder of our Ordinary Shares (but not Warrants) may avoid taxation under the Excess Distribution Rules described above by making a QEF election. However, a U.S. Holder may make a QEF election with respect to our Ordinary Shares only if we provide U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. There can be no assurance, however, that we will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, U.S. Holders of our Warrants will not be able to make a QEF election with respect to their Warrants.

In the event we are a PFIC, a U.S. Holder that makes a QEF election with respect to our Ordinary Shares would generally be required to include in income for each year that we are treated as a PFIC the U.S. Holder’s pro rata share of our ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of our Ordinary Shares. Any of our net deficits or net capital losses for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in our Ordinary Shares would be increased by the amount of income inclusions under the QEF rules. Dividends actually paid on our Ordinary Shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in our Ordinary Shares by a corresponding amount.

If we own any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to our providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder that exercises our Warrants properly makes and maintains a QEF election with respect to newly acquired Ordinary Shares (or has previously made a QEF election with respect to our Ordinary Shares), the QEF election will apply to the newly acquired Ordinary Shares. Notwithstanding such QEF election, the rules relating to “excess distributions” discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Ordinary Shares (which under proposed regulations will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a “deemed sale” election under the PFIC rules described above.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of the U.S. Holder’s holding period for our Ordinary Shares in which we are a PFIC, then the Ordinary Shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to our Ordinary Shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold our Ordinary Shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above.

A U.S. Holder that is eligible to make a QEF election with respect to its our Ordinary Shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective. The QEF election, once made, can be revoked only with the consent of the IRS. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for our Ordinary Shares to elect out of the Excess Distribution Rules discussed above if we are treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to our Ordinary Shares, such U.S. Holder will include in income for each year that we are treated as a PFIC with respect to such Ordinary Shares an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Ordinary Shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Ordinary Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Ordinary Shares previously included in income. A U.S. Holder’s basis in the Ordinary Shares will be adjusted to reflect any mark-to-market gain or loss. If a U.S. Holder makes a mark-to-market election, any distributions we make would generally be subject to the rules discussed above under “—Distributions on Our Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of our Warrants will not be able to make a mark-to-market election with respect to their Warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our Ordinary Shares, which are expected to be listed on the New York Stock Exchange, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that our Ordinary Shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to such U.S. Holder’s indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for our Ordinary Shares.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for our Ordinary Shares in which we are a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to our Ordinary Shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market election with respect to our Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if we are a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of our Ordinary Shares and Warrants. A Non-U.S. Holder is any beneficial owner of our Ordinary Shares and/or Warrants, as the case may be, that is not a U.S. Holder.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of our Ordinary Shares and Warrants to Non-U.S. Holders

Subject to the discussion below relating to backup withholding, any (i) distributions of cash or property paid to a Non-U.S. Holder in respect of our Ordinary Shares or (ii) gain realized upon the sale or other taxable disposition of our Ordinary Shares and/or Warrants generally will not be subject to U.S. federal income taxation unless:

•

the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable); or

•

in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. Holder, as described under “—U.S. Holders—Exercise, Lapse, or Redemption of Our Warrants,” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of our Ordinary Shares and Warrants.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

The characterization for U.S. federal income tax purposes of the redemption of the Non-U.S. Holder’s Warrants generally will correspond to the U.S. federal income tax treatment of such a redemption of a U.S. Holder’s Warrants, as described under “U.S. Holders—Exercise, Lapse, or Redemption of Our Warrants,” above, and the consequences of the redemption to the Non-U.S. Holder will be as described in the first three paragraphs above under the heading “Non-U.S. Holders—U.S. Federal Income Tax Consequences of the Ownership and Disposition of our Ordinary Shares and Warrants to Non-U.S. Holders” based on such characterization.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. Holders of our Ordinary Shares, and the proceeds received on sale or other taxable the disposition of our Ordinary Shares or Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than with respect to U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange, or other disposition of our Ordinary Shares or Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of our Ordinary Shares or Warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to such Non-U.S. Holder’s non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to our Ordinary Shares and proceeds from the sale of other disposition of our Ordinary Shares or Warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to their Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold our Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our Ordinary Shares.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AND WARRANTS, AS APPLICABLE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

CERTAIN MATERIAL U.K. TAX CONSIDERATIONS

The following statements are intended only as a general guide to certain U.K. tax considerations and do not purport to be a complete analysis of all potential U.K. tax consequences of acquiring, holding or disposing of Ordinary Shares. They are based on current U.K. law and what is understood to be the current practice of Her Majesty’s Revenue and Customs, as at the date of this prospectus, both of which may change, possibly with retroactive effect.

The statements in respect of the U.K. tax considerations in relation to holders of Ordinary Shares generally apply only to those who are resident and, in the case of individuals domiciled or deemed domiciled, for tax purposes in (and only in) the U.K. (except insofar as express reference is made to the treatment of non-U.K. residents), who hold Ordinary Shares as an investment (other than where a tax exemption applies, for example where shares are held in an individual savings account or pension arrangement) and who are the absolute beneficial owner of the Ordinary Shares and any dividends paid on them. The tax position of certain categories of investors who are subject to special rules (such as persons acquiring their Ordinary Shares in connection with employment, dealers in securities, insurance companies and collective investment schemes) is not considered. The following statements assume that such a holder of Ordinary Shares is, for U.K. tax purposes, absolutely beneficially entitled to the Ordinary Shares.

The statements summarize the current position and are intended as a general guide only and do not constitute legal or tax advice. Nothing in this section is intended to address any U.K. tax consequences of the Business Combination Agreement or for any BOA stockholders or holders of Warrants, whether U.K. tax resident or resident elsewhere. Holders of Ordinary Shares who are in any doubt as to their tax position or who may be subject to tax in a jurisdiction other than the U.K. should consult their own professional advisers.

Taxation of Investors

Taxation of Dividends

Selina is not required to withhold U.K. tax when paying a dividend. Liability to tax on dividends will depend upon the individual circumstances of a shareholder.

U.K. Resident Individual Investors

U.K. resident individual investors will normally be subject to U.K. income tax on dividends or certain other corporate distributions arising to them in respect of the Ordinary Shares. Investors who are liable to income tax will be charged to income tax on such distributions received or treated as received. U.K. resident individual investors will receive a tax-free £2,000 allowance with respect to such distributions (reducing to £1,000 with effect from 6 April 2023, and to £500 with effect from 6 April 2024). Dividend income exceeding the tax-free allowance will be taxed at the rate of 8.75% for basic rate taxpayers, 33.75% for higher rate taxpayers and 39.35% for additional rate taxpayers. Investors are advised to consult their advisers as to the potential impact of these rules with respect to their individual circumstances.

U.K. Resident Corporate Investors

Investors within the charge to U.K. corporation tax may be exempt from U.K. corporation tax on some or all dividends or other distributions arising in respect of the Ordinary Shares, depending on whether the detailed conditions for distribution exemption are met. Such investors should seek advice from their own professional advisers in considering the availability of the distribution exemption.

Non-U.K. Resident Investors

A non-U.K. resident investor will generally not be liable to pay any U.K. tax on income distributions arising to them in respect of the Ordinary Shares.

An individual U.K. investor who has been resident for tax purposes in the U.K. but who ceases to be so resident or becomes treated as resident outside the U.K. for the purposes of a double tax treaty for a period of five years or less and who receives or becomes entitled to income distributions from Selina during that period of temporary non-residence may, if Selina is treated as a close company for U.K. tax purposes and certain other conditions are met, be liable for income tax on those distributions on his or her return to the U.K.

Taxation of Disposals

A disposal or deemed disposal of Ordinary Shares by an investor who is resident in the U.K. for tax purposes may, depending upon the investor’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of capital gains. In general terms, a gain or loss will be calculated by reference to the difference between the sale proceeds and any allowable costs and expenses, including the original acquisition cost of the Ordinary Shares.

(i) U.K. Resident Individual Investors

For an individual investor within the charge to U.K. capital gains tax, a disposal (or deemed disposal) of Ordinary Shares may give rise to a chargeable gain or an allowable loss for the purposes of capital gains tax. The rate of capital gains tax on disposal of shares is currently 10% for individuals who are subject to income tax at the basic rate and 20% for individuals who are subject to income tax at the higher or additional rates. An individual investor is entitled to realize an annual exempt amount of gains (currently £12,300 per tax year, but reducing to £6,000 with effect from 6 April 2023 and to £3,000 with effect from 6 April 2024) without being liable to U.K. capital gains tax. The capital gains tax rate on most share disposals is currently 20%.

(ii) U.K. Resident Corporate Investors

For an investor within the charge to U.K. corporation tax, a disposal or deemed disposal of Ordinary Shares may give rise to a chargeable gain at the rate of corporation tax applicable to that investor (currently 19% for companies paying the main rate of corporation tax, increasing to 25% from 1 April 2023) or an allowable loss for the purposes of U.K. corporation tax.

(iii) Non-U.K. Resident Investors

Investors who are not resident in the U.K. will not generally be subject to U.K. taxation of capital gains on the disposal or deemed disposal of Ordinary Shares unless they are carrying on a trade, profession or vocation in the U.K. through a branch or agency (or, in the case of a corporate investor, a permanent establishment) in connection with which Ordinary Shares are used, held or acquired, or if Selina is “property rich” (i.e. it derives at least 75% of its gross asset value from U.K. real estate which is not used for the purposes of a trade carried on by it or an associate).

An individual investor who has been resident for tax purposes in the U.K. but who ceases to be so resident or becomes treated as Treaty non-resident for a period of five years or less and who disposes of all or part of his or her Ordinary Shares during that period may be liable for capital gains tax on his or her return to the U.K., subject to any available exemptions or reliefs.

U.K. Stamp Duty and U.K. Stamp Duty Reserve Tax

No U.K. stamp duty or SDRT should be payable on the issuance of Ordinary Shares directly to investors. The position may be different if Ordinary Shares are issued into a depository or clearance service.

Subject to the availability of any relief, transfers of Ordinary Shares are expected to be subject to U.K. stamp duty or SDRT at a rate of 0.5% of the chargeable consideration given for the transfer. Stamp duty or SDRT is normally paid by the purchaser.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used here includes limited partners, members, donees, pledgees, transferees or other successors-in-interest selling warrants, ordinary shares or interests in ordinary shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their warrants, ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the warrants or shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of warrants, ordinary shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the warrants or ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the warrants or ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our warrants, ordinary shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell warrants or our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the warrants or ordinary shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of warrants or shares offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of warrants or ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the warrants or our ordinary shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the warrants or ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the warrants or ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of warrants or shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

LEGAL MATTERS

The legality of the Ordinary Shares and Warrants offered by this prospectus and certain other U.S. and English law matters will be passed upon for Selina by Morgan, Lewis & Bockius UK LLP.

EXPERTS

The consolidated financial statements of Selina Hospitality, PLC (formerly Selina Holdings Company, UK Societas) and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2020 appearing in this registration statement/prospectus have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this registration statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of BOA for the period from October 26, 2020 (inception) through December 31, 2020 and for the year ended December 31, 2021, appearing in this registration statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this registration statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the ordinary shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

As a foreign private issuer, Selina is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and filing of periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://selina.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF 31 DECEMBER 2021

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Profit or Loss	F-3

Consolidated Statements of Comprehensive Income or Loss	F-4

Consolidated Statements of Financial Position	F-5

Consolidated Statements of Changes in Equity	F-6

Consolidated Statements of Cash Flows	F-7

Notes to the consolidated financial statements	F-8

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES CONSOLIDATED INTERIM FINANCIAL STATEMENTS AS OF 30 JUNE 2022

Unaudited Condensed Consolidated Statement of Profit or Loss	F-104

Unaudited Condensed Consolidated Statement of Comprehensive Income or Loss	F-105

Unaudited Condensed Consolidated Statement of Financial Position	F-106

Unaudited Condensed Consolidated Statement of Changes in Equity	F-107

Unaudited Condensed Consolidated Statement of Cash Flows	F-108

Notes to the Unaudited Condensed Consolidated Financial Statements	F-109

BOA ACQUISITION CORP. CONSOLIDATED FINANCIAL STATEMENTS AS OF 31 DECEMBER 2021

Report of Independent Registered Public Accounting Firm	F-134

Balance Sheets as of December 31, 2020 and December 31, 2021	F-135

Statements of Operations for the year ended December 31, 2021 and the period from October 26, 2020 (inception) through December 31, 2020	F-136

Statements of Changes in Stockholder’s Equity for the year ended December 31, 2021 and the period from October 26, 2020 (inception) through December 31, 2020	F-137

Statements of Cash Flows for the year ended December 31, 2021 and the period from October 26, 2020 (inception) through December 31, 2020	F-138

Notes to Financial Statements	F-139

BOA ACQUISITION CORP. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF 30 JUNE 2022

Condensed Balance Sheets as of June 30, 2022 (Unaudited) and December 31, 2021 (Audited)	F-157

Condensed Statements of Operations (Unaudited)	F-158

Condensed Statements of Changes in Stockholders’ Equity (Deficit) (Unaudited)	F-159

Condensed Statements of Cash Flows (Unaudited)	F-160

Notes to Condensed Financial Statement (Unaudited)	F-161

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Selina Hospitality, PLC and its Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Selina Hospitality, PLC (formerly Selina Holdings Company, UK Societas) and its Subsidiaries (the Company), as of December 31, 2021 and 2020 and the related consolidated statements of profit or loss, comprehensive income or loss, changes in equity and cash flows, for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has suffered historical losses from operations, has a net capital deficiency, negative working capital and cash outflows from operations that raise significant doubt about its ability to continue as a going concern. Management’s plans regarding these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

/s/ Baker Tilly US, LLP

Houston, Texas

June 24, 2022

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS

U.S. Dollars in thousands

		Year ended December 31,
	Note	2021	2020
Revenue
Rooms		51,335	22,797
Food & beverage		31,361	9,939
Other, net		10,041	2,425

Total revenue		92,737	35,161

Costs and expenses
Cost of sales food and beverage	15	(11,311)	(3,762)
Payroll and employee expenses	7	(57,162)	(40,869)
Insurance, utilities and other property maintenance costs		(31,480)	(11,928)
Legal, marketing, IT and other operating expenses		(33,676)	(26,142)
Depreciation and amortization		(31,235)	(21,612)

Total cost and expenses		(164,864)	(104,313)

Loss from operations activity before impairment, government grants and COVID-related concessions		(72,127)	(69,152)

Impairment and write-off of non-current assets		(11,153)	(19,731)
Government grants		2,099	1,437
Income from COVID-related concessions	12	—	2,854

Loss from operations activity		(81,181)	(84,592)
Finance income	6	90	7,193
Finance costs	6	(102,914)	(61,853)
Gain on net monetary position	8	1,725	2,256
Share of profit / (loss) in associates	30	62	(42)
Other non-operating expense, net		(661)	—

Loss before income taxes		(182,879)	(137,038)
Income tax expense	9	(2,844)	(2,265)

Net loss		(185,723)	(139,303)

Loss attributable to:
Equity holders of the parent		(184,352)	(138,099)
Non-controlling interest		(1,371)	(1,204)

Earnings per share
Basic and diluted, loss for the year attributable to equity holders of the parent	10	$(8.47)	$(6.40)

The accompanying notes are an integral part of the consolidated financial statements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME OR LOSS

U.S. Dollars in thousands

	Year ended December 31,
	2021	2020
Net loss	(185,723)	(139,303)

Other comprehensive (loss) income
Items that will not be reclassified to profit and loss
Exchange gains (losses) on foreign currency translation	2,058	(1,713)

Total comprehensive loss	(183,665)	(141,016)

Attributable to:
Equity holders of the parent	(182,294)	(139,812)
Non-controlling interest	(1,371)	(1,204)

The accompanying notes are an integral part of the consolidated financial statements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

U.S. Dollars in thousands

	Note	At 31 December 2021	At 31 December 2020
ASSETS
Current assets
Cash		21,943	13,572
Trade and other receivables, net	16	10,527	4,940
Inventory	15	1,278	1,349
Assets held for sale	17	2,500	—
Other assets	17	10,119	10,736

Total current assets		46,367	30,597

Non-currents assets
Property, equipment and furniture, net	11	96,450	100,718
Right of use assets	12	311,637	283,094
Intangible assets, net	13	4,962	3,585
Goodwill	13,14	622	—
Trade and other receivables, net	16	1,925	2,345
Investment in associates and joint ventures	30	887	718
Non-current financial assets	18	3,156	3,117
Security deposits		9,773	10,340
Other assets		822	451

Total non-current assets		430,234	404,368

Total assets		476,601	434,965

LIABILITIES AND EQUITY
Current liabilities
Trade payables and other liabilities	19	(50,066)	(34,763)
Loans payable	20	(19,458)	(19,091)
Lease liabilities	12	(45,660)	(34,766)
Derivative financial liabilities	20,21	(76,906)	(34,277)
Warrants	21	(21,975)	(8,850)

Total current liabilities		(214,065)	(131,747)

Non-currents liabilities
Loans payable, net of current portion	20	(129,714)	(87,154)
Convertible notes	21	(97,316)	(61,422)
Lease liabilities, net of current portion	12	(348,972)	(291,186)
Accounts payable to related parties	27	(3,472)	(5,434)
Deferred tax liability	9	(373)	—
Employee payables		(6,068)	(3,732)

Total non-current liabilities		(585,915)	(448,928)

Total liabilities		(799,980)	(580,675)

Equity
Common stock	23	(236)	(229)
Additional paid-in capital	24	(191,113)	(186,204)
Currency translation adjustment		(4,464)	(2,406)
Accumulated deficit		518,979	335,504

Total equity		323,166	146,665

Non-controlling interest		213	(955)

Total liabilities and equity		(476,601)	(434,965)

The accompanying notes are an integral part of the consolidated financial statements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

U.S. Dollars in thousands

	Common shares	Additional paid in capital	Currency translation adjustment	Accumulated deficit	Shareholders’ equity	Non-controlling interest	Total equity
Balance at 31 December, 2019	229	184,498	4,119	(197,405)	(8,559)	1,528	(7,031)

Net loss for the period	—	—	—	(138,099)	(138,099)	(1,204)	(139,303)
Other comprehensive income for the period	—	—	(1,713)	—	(1,713)	—	(1,713)

Total comprehensive income for the period	—	—	(1,713)	(138,099)	(139,812)	(1,204)	(141,016)

Equity contributions	—	—	—	—	—	631	631
Share-based compensation expense	—	1,340	—	—	1,340	—	1,340
Shares issued in connection with business combinations (see Note 14)	—	366	—	—	366	—	366

Balance at 31 December 2020	229	186,204	2,406	(335,504)	(146,665)	955	(145,710)

Net loss for the period	—	—	—	(184,352)	(184,352)	(1,371)	(185,723)
Other comprehensive income for the period	—	—	2,058	—	2,058	—	2,058

Total comprehensive income for the period	—	—	2,058	(184,352)	(182,294)	(1,371)	(183,665)

Issuance of shares	7	82	—	—	89	—	89
Share-based compensation expense	—	2,817	—	—	2,817	—	2,817
Value of conversion rights on investors fund	—	1,926	—	—	1,926	—	1,926
Exercises of share options	—	84	—	—	84	—	84
Business combinations (see Note 14)	—	—	—	877	877	203	1,080

Balance at 31 December 2021	236	191,113	4,464	(518,979)	(323,166)	(213)	(323,379)

The accompanying notes are an integral part of the consolidated financial statements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. Dollars in thousands

	Year ended December 31,
	2021	2020
Cash flow from operating activities:
Loss for the year	(185,723)	(139,303)
Adjustments to reconcile net loss to operating cash flows:
Depreciation and amortization expense	31,235	21,612
Share-based compensation expense	5,194	2,397
Share of loss in associates	(62)	42
Impairment and write off of non-current assets	11,153	19,731
Gain on net monetary position	(1,725)	(2,256)
Finance costs	102,914	61,853
Finance income	(90)	(7,193)
Income from COVID-related rent concessions	—	(2,854)
Income tax expense charged	2,844	2,265
Changes in working capital
Trade and other receivables	(4,662)	1,107
Inventory	71	(125)
Trade payables and other liabilities	5,723	3,074
Other assets	2,391	(1,466)
Taxes paid	—	—

Net cash used in operating activities	(30,737)	(41,116)

Cash flow from investing activities:
Investments in financial assets	(39)	(240)
Purchases of property, equipment and furniture	(14,421)	(16,376)
Security deposits (paid) / returned	561	551
Purchases of intangible assets	(2,298)	(1,527)
Proceeds from sales of property, equipment and furniture	3,760	437
Acquisition of business, net of cash acquired	312	—

Net cash used in investing activities	(12,125)	(17,155)

Cash flow from financing activities:
Proceeds from loans	43,005	21,903
Convertible note proceeds	44,350	59,650
Repayment of loans	(5,424)	(5,949)
Interest paid	(6,018)	(3,255)
Repayment of lease liabilities	(24,764)	(15,907)
Capital contributions	84	631

Net cash provided by financing activities	51,233	57,073

Change in cash and cash equivalents during the year	8,371	(1,198)
Cash and cash equivalents at start of year	13,572	14,770

Cash and cash equivalents at end of year	21,943	13,572

Non-cash transactions: See Notes 14, 20 and 21

The accompanying notes are an integral part of the consolidated financial statements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 1:-	GENERAL

a.	General description of the Group and its operations

The consolidated financial statements of SELINA HOSPITALITY, PLC (Formerly Selina Holding Company, UK Societas) (the “Company”) and its subsidiaries (collectively, the “Group” or “Selina”) for the year ended 31 December 2021 were authorized for issue in accordance with a resolution of the directors on 24 June 2022.

The Company was originally incorporated as a Sociedad Anonima (public limited company) in Panama. The Company was then redomiciled to Luxembourg on 29 October 2018, converted to a Societas Europaea on 8 January 2019, and subsequently transferred its registered office into the UK on 26 March 2019. On 31 December 2020, the Company was automatically converted into a UK Societas pursuant to Articles AA1 and AAA1 of the EC Regulation on the European Public Limited-Liability company as amended by the European Public Limited-Liability Company (Amendment Etc.) (EU Exit) Regulations 2018. The Company is registered with company number SE000135. In August 2021, the Company filed draft terms of conversion to convert its corporate form from a UK Societas to a public limited company, under the proposed name of SELINA HOSPITALITY PLC, in order to simplify the legal regime applicable to the Company. The conversion, which would require the Company to adopt new Articles of Association in lieu of the existing Statutes, remains subject to holders of each class of shares of the Company approving the conversion by special resolution.

On 22 February 2022, the Company converted to a UK public limited company and is now registered as SELINA HOSPITALITY, PLC. Change in corporate form and name does not impact any of the Company’s contractual rights or obligations or its capital structure. Selina Hospitality PLC is, by operation of law, the legal successor to Selina Holding Company, UK Societas in all respects. After the conversion the Company is registered with company number 13931732.

The principal activity of the Company is that of a holding company. The Group operates in the hospitality and real estate industries, blending beautifully-designed accommodation options with coworking, recreation, wellness, and local experiences. Selina provides guests with a global infrastructure to seamlessly travel and work abroad. As of 31 December 2021, Selina was operating 93 locations throughout Latin America, Europe and the United States.

The Group has no single ultimate beneficial owner or ultimate parent company.

b.	Effects of the Coronavirus (COVID-19) crisis

On 11 March 2020, the World Health Organization (WHO) officially declared the novel coronavirus (“COVID-19”) a pandemic, and as a result, governments worldwide enacted extraordinary acts and measures to limit the spread of the virus. These measures included effective social distancing through a combination of national and local quarantines, the implementation of travel bans, and self-imposed quarantine periods. Governments and central banks reacted with significant monetary and fiscal policy interventions to stabilize economic conditions. The success of these interventions is not currently determinable since large-scale quarantines, travel restrictions, and social-distancing measures drive a sharp fall in consumer and business spending, producing a recession. The current challenging economic situation has led to adverse changes in cash flows, working capital levels and/or debt balances, which has also had a direct impact on the Group’s operating results and financial position potentially in the future. The situation is dynamic and the ultimate duration and magnitude of the impact on the economy and our business are uncertain at the date these consolidated financial statements are issued.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

COVID-19 continues to impact the profitability and cash generation of the Group and the level of uncertainty in planning scenarios. The Group has taken measures to reduce expenses and cash spend or defer payments. New products or solutions for guests have been implemented to better address adjusted market needs, for example, by focusing on longer stays. Management has improved ongoing forecasting processes to quicker adapt to dynamic changes in the industry and in particular countries where they operate. Additionally, the Group sought additional financing in 2020 in order to close the liquidity gap, namely $90 million through a Convertible Loan Note Instrument (headroom increased to up to $125 million in 2021) and other loans and local government aide, as disclosed in Note 20, Note 21 and Note 31. It is likely that fluctuating COVID-19 restrictions will continue to create a volatile demand environment in the short term.

In relative terms, some risks remain dynamic as we move into 2022 while others are more stable on 2021 levels. We will continue to monitor potential shifts in 2022 as a result of the external environment.

c.	Business Combination

c.1 Business Combination Agreement (BCA)

On 2 December 2021, the Company entered into a Business Combination Agreement (the “BCA”) by and among BOA Acquisition Corp. (“BOA”), the Company and Samba Merger Sub Inc., a direct, wholly-owned subsidiary of the Company. The initial equity value for the Company under the BCA is $851 million.

BOA is a blank check company incorporated for the purpose of effecting a merger or similar business combination with one or more businesses operating in the ‘PropTech’ space. BOA has approximately $230 million of available cash (before the deduction of its listing fees and expenses) in its trust account, which amount may be released towards satisfying consideration under any such transaction.

Under the BCA, BOA will merge with the Company by way of a transaction structure known as a ‘reverse triangular merger’, whereby the Company’s merger subsidiary will merge with and into BOA, with BOA being the surviving entity in such merger, and each share in the capital of BOA automatically will be converted, as of the closing of the business combination, into the right to receive ordinary shares of the Company. In addition, each issued and outstanding warrant to purchase a share of BOA common stock, which were sold to the public and to Bet on America LLC, BOA’s sponsor (the “SPAC Sponsor”), in connection with BOA’s initial public offering automatically will be assigned to, and assumed by, the Company and converted into a corresponding warrant to purchase ordinary shares of the Company. In consideration of such merger, the Company will issue shares to the stockholders of BOA and warrant holders and seek to register on the NYSE as a foreign private issuer in order to give effect to the public trading of its securities.

Concurrently with the execution of the BCA, certain PIPE (Private Investment in Public Equity) investors have entered into subscription agreements with the Company, pursuant to which, among other things, each such investor has agreed to subscribe for, and commit to purchase in a private placement, additional ordinary shares of the Company for subscription proceeds (or the conversion of debt receivables) in an aggregate amount of not less than $55 million and SPAC Sponsor has provided an equity backstop for up to an additional $15 million in investment, bringing the total committed capital to $70 million. As of 31 December 2021, a total $10 million has been funded to the Company as an advanced equity investment under the PIPE financing, in connection with the execution of the BCA, by one of the PIPE investors.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The BCA includes customary representations, warranties, and covenants, including, among others, covenants with respect to the conduct of BOA and the Company and its subsidiaries prior to the closing. The representations and warranties will not survive the consummation of the merger.

Further, immediately prior to the closing, certain issued and outstanding debt instruments, warrants and options of the Company will be converted (in whole or in part) and discharged in full (to the extent of such conversion) in accordance with their respective terms, in consideration of the issuance to the holders of the convertible instruments of new ordinary shares of the Company.

In order to give effect to the business combination and related transaction and to facilitate the public listing of the Company’s shares on the NYSE (the New York Stock Exchange), as set forth in the BCA, immediately prior to the closing of the transaction, each outstanding class of shares in the Company (other than its ordinary shares) will be redesignated into and become ordinary shares, and immediately following such redesignation, the Company will effect a share subdivision of each ordinary share of the Company in order to achieve a share subscription price (in respect of new Company shares to be issued as part of the transaction) of US$10 per share.

Under the BCA, the Company shall be required to use its reasonable best efforts, pending the closing of the transaction, to satisfy all applicable initial and continuing NYSE listing requirements and cause the Company’s shares (and the warrants assigned to the Company by BOA), to be approved for listing on the NYSE.

The consummation of the business combination and related transactions contemplated by the BCA is conditional upon the satisfaction (or waiver) of certain customary conditions precedent, including, without limitation, the absence of any material adverse event with respect to any party and any legal restraints that would prevent closing, the effectiveness of a registration statement to be filed with the U.S. Securities and Exchange Commission, certain representations and warranties remaining true and accurate at closing and the transaction resulting in not less than $70 million of cash proceeds being available to the Company immediately following the closing. In particular, the business combination shall be conditional upon the shareholders of BOA approving the transaction, and in addition to having the right to approve the transaction, the BOA shareholders also have the right to redeem their shares as part of the transaction, in which case the cash available in BOA’s trust account will be reduced to the extent of any such redemptions.

c.2 Ancillary agreements

On 2 December 2021, SPAC Sponsor and the Company entered into a letter agreement whereby the SPAC Sponsor has agreed to vote in favour of the business combination between BOA and the Company in respect of all BOA shares held by the SPAC Sponsor. In addition, the SPAC Sponsor has agreed, at the closing of the business combination, to take all necessary actions to transfer to such parties as may be designated by the Company from time to time, subject to certain conditions and limitations, up to 25% of the BOA Class B shares owned by the SPAC Sponsor for the purposes of providing consideration to secure additional subscriptions in respect of the PIPE financing, and/or induce certain BOA stockholders owning BOA Class A shares to enter into non-redemption agreements, with any unused shares remaining in the pool to be forfeited and cancelled.

In connection with the execution of the BCA, certain shareholders of the Company entered into Transaction Support Agreements with BOA and the Company. Under these agreements, each

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

supporting shareholder has agreed, following notice of the Company’s general meeting convened to approve the business combination, to execute and deliver to the Company a written voting proxy with respect to all outstanding shares, and other securities that are convertible into or exchangeable for shares of the Company, held by such shareholder and vote such shares and other securities in favor of adopting the BCA and approving the business combination and related transactions.

In addition, each of the Company, BOA and SPAC Sponsor and certain of the Company’s significant shareholders have agreed to enter into Investor Rights Agreements, to be effective as of the closing of the business combination, pursuant to which the Company will file a registration statement for the resale of certain registrable securities and also to provide to such shareholders customary “piggyback” registration rights. The Company also has agreed to file a resale shelf registration statement, within 30 days of the closing, to register the resale of Company warrants held by the SPAC Sponsor.

The Investor Rights Agreements also provide for various lock-up restrictions that apply to certain shareholders of the Company for a period of time following the closing of the business combination, unless the Company completes, prior to the end of the lock-up period, a merger, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares for cash or other consideration. The lock-up restrictions include a 180-day lock-up period for the Company’s shareholders who hold 1% or more, but less than 5%, of the ordinary shares of the Company at closing, including shares issued as a result of the exercise of any convertible instruments, but excluding any shares issued in conjunction with any PIPE investment made by such shareholders. The restrictions also include a one-year lock-up for the SPAC Sponsor, certain senior executives of the Company and shareholders who have a 5% or greater shareholding in the Company at closing, including shares issued as a result of the exercise of any convertible instruments, but excluding any shares issued in conjunction with any PIPE investment made by such shareholders and, with regard to the SPAC Sponsor, shares issued at closing pursuant to warrants held by the SPAC Sponsor. This one-year lock-up period is to expire on the date on which the closing price of the Company’s shares equals or exceeds $12.00 per share for any 20 trading days within any 30 trading-day period commencing at least 180 days following the closing of the business combination.

Finally, the Investor Rights Agreements describe the director nomination rights for the SPAC Sponsor and certain significant shareholders of the Company with respect to The Company’s Board of Directors from and after the closing.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all of the years presented, unless otherwise stated.

a.	Basis of preparation

These financial statements have been prepared in compliance with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board (IASB) in conformity with the requirements of the Companies Act 2006.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

b.	Going concern

The Group has incurred an accumulated deficit of $519.0 million as of 31 December 2021 and incurred recurring operating losses and negative cash flows from operating activities since inception. As of 31 December 2021, the Group’s total shareholders’ deficit amounted to $323.2 million.

During the year ended 31 December 2021, the Group’s revenue went up by $57.6 million, the Company incurred operating losses before impairment, government grants and COVID-concessions of $72.1 million, (total losses from operating activities for 2021 amounted to $81.1 million) and its negative cash flow from operating activities was $30.7 million. As of 31 December 2021, the Group’s cash and cash equivalents are $21.9 million. The Group has been working on securing additional liquidity resources in the near term in order to support its operating activities and meet its financial obligations (see Note 1c).

The Group’s ability to achieve positive operational results in the future will depend, in part, on the continued evolution of COVID-19 in the different markets where it operates, and the related impact on travel and accommodation demand across the globe (see Note 1 b).

The Group will need to continue to monitor performance, revenue loss and cash burn by its operations, and will continue to be required to implement necessary actions to mitigate the impact of COVID -19 on its business. These actions include negotiating lease and other supplier payment deferrals, adjusting commercial offers, labor cost control and reduction, and transformation to a more variable cost structure. However, these measures may adversely affect the Group’s ability to grow and secure future funding.

The Group’s current operating plan includes various assumptions concerning the level and timing of cash outflows from operating activities. The Group’s ability to successfully carry out its business plan is primarily dependent upon its ability to (1) increase its average beds occupancy percentage, driving higher revenues for existing and new locations; (2) achieve positive operating cash flows from existing locations; (3) achieve positive operating cash flow after deducting all corporate overhead expenses; (4) maintain or enter into new agreements with its local real estate partners to finance its expansion plans; and (5) obtain sufficient additional capital, or secure other sources of funding from financial institutions for working capital or other long term needs.

There are no certain assurances, that the Group will be successful in obtaining an adequate level of financing needed for the long-term expansion of its business or to meet its operating needs. These conditions raise significant doubt about the Group’s ability to continue as a going concern. However, for the reasons explained below, these consolidated financial statements have been prepared on a going concern basis which assumes that the Group will be able to realize its assets and discharge its liabilities in the normal course of business as they come due into the foreseeable future, and therefore they do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Group be unable to continue as a going concern.

As stated in the Note 1 of the Financial Statements, on 2 December 2021, the Group entered into a BCA with BOA, a publicly traded special purpose acquisition company. The initial equity value for the Group under the BCA is $851 million. The business combination provides for up to $285 million in gross cash proceeds, including $230 million held in BOA’s trust account, which amount remains subject to potential redemptions, and $55 million of PIPE investments and a $15 million equity backstop from BOA’s sponsor. The Group also raised in 2021 interim bridge financing through a $25 million loan facility funded by HG Vora Special Opportunities Master Fund, Ltd., which was drawn in April and May of 2022 (see Note 31).

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Proceeds from the transaction will be used to fund the Group’s property growth, technology development, and working capital needs, while allowing the Group to invest in new products and enter new markets.

Additionally, in connection with the Business Combination, on 22 April 2022, the Group entered into a new convertible note subscription agreements with certain institutional investors, pursuant to which Selina agreed to issue and sell, in private placements expected to close concurrently with the closing of the Business Combination, $147.5 million aggregate principal amount of unsecured convertible notes for an aggregate purchase price equal to 80.00% of the principal amount of the notes. The Notes will bear interest at a rate of 6.00% per annum, payable semi-annually, and be convertible into Ordinary Shares of Selina at a conversion price of $11.50 per share in accordance with the terms of the Indenture and will mature six years after their issuance (see Note 31).

c.	Basis of consolidation

The consolidated financial statements as of 31 December 2021 include the financial statements of SELINA HOSPITALITY, PLC (Formerly Selina Holding Company, UK Societas) and its subsidiaries, which share management and shareholders.

The Company exercises control over these entities. The control is obtained when the entity:

•	Has power over its investment.

•	Is exposed, or has the right, to variable returns derived from its participation with said entity, and

•	It has the capacity to affect such returns through its power over the entity in which it invests.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. The assets, liabilities and results of the related companies acquired during the year, are included in the consolidated financial statements from the date on which the Company obtained control. The Company will continue to include such statements until the date on which the control ceases.

The consolidated financial statements present the results of the Company and its subsidiaries (“the Group”) as if they form a single entity. Intercompany transactions and balances between group companies are therefore eliminated in full.

Non-controlling interest is measured at the proportional share of the identifiable net assets of the controlled entity. Changes in the group’s participation in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

d.	Business combinations

The consolidated financial statements incorporate the results of business combinations using the acquisition method. The consideration transferred for the acquisition of a subsidiary comprises the:

•	fair values of the assets transferred

•	liabilities incurred to the former owners of the acquired business

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

•	equity interests issued by the group

•	fair value of any asset or liability resulting from a contingent consideration arrangement, and

•	fair value of any pre-existing equity interest in the subsidiary

In the Consolidated Statement of Financial Position, the acquiree’s identifiable assets, liabilities and contingent liabilities are initially recognized at their fair values as of the acquisition date. Goodwill is initially measured at cost, which represents the excess of the acquisition consideration and the amount of non-controlling interests over the net identifiable assets acquired and liabilities assumed, and any goodwill that arises is tested annually for impairment. If the cost of acquisition is less than the fair value of the net identifiable assets of the subsidiary acquired, the difference is recognized directly in the Consolidated Statement of Profit or Loss for the period as a bargain purchase. Transaction costs are expensed as incurred, except if related to the issuance of debt or equity securities.

The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 (2008) are recognized at their fair value at the acquisition date, except:

•

deferred tax assets or liabilities and liabilities or assets related to employee benefit arrangements are recognized and measured in accordance with International Accounting Standard (IAS) 12, Income Taxes, and IAS 19, Employee Benefits, respectively;

•	liabilities or equity instruments related to the replacement by the Group of an acquiree’s share based payment awards are measured in accordance with IFRS 2 Share Based Payment;

•

assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that standard; and

•

right of use assets and their respective liabilities, which are accounted for in accordance with IFRS 16. Right of use assets are recognized at the valuation of the corresponding lease liabilities except where exemptions apply. When lease terms are favorable compared to the market, the right of use asset valuation can exceed the value of the associated lease liability to reflect this.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.

Contingent consideration is classified either as equity or a financial liability. Amounts classified as a financial liability are subsequently remeasured to fair value, with changes in fair value recognized in profit or loss.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognized in profit or loss.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

e.	Investments in subsidiaries, associates and joint arrangements

e.1 Subsidiaries

Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity where the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The acquisition method of accounting is used to account for business combinations by the Group.

Inter-company transactions, balances and unrealised gains on transactions between Group companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statement of profit or loss, statement of comprehensive income, statement of changes in equity and the statement of financial position, respectively.

e.2 Associates

Associates are all entities over which the Group has significant influence but not control or joint control.

This is generally the case where the Group holds between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting (see (e.4) below) after initially being recognised at cost.

e.3 Joint Arrangements

Under IFRS 11 Joint Arrangements investments in joint arrangements are classified as either joint operations or joint ventures. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement.

Joint operations

The Group recognises its direct right to the assets, liabilities, revenues and expenses of joint operations and its share of any jointly held or incurred assets, liabilities, revenues and expenses. These have been incorporated in the financial statements under the appropriate headings.

Joint ventures

Interests in joint ventures are accounted for using the equity method (see (e.4) below), after initially being recognised at cost in the consolidated statement of financial position.

e.4 Equity Method

Under the equity method of accounting, the investments are initially recognised at cost and adjusted thereafter to recognise the Group’s share of the post-acquisition profits or losses of the investee in profit or loss, and the Group’s share of movements in other comprehensive income of

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

the investee in other comprehensive income. Dividends received or receivable from associates and joint ventures are recognised as a reduction in the carrying amount of the investment.

Where the Group’s share of losses in an equity-accounted investment equals or exceeds its interest in the entity, including any other unsecured long-term receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the other entity.

Unrealised gains on transactions between the Group and its associates and joint ventures are eliminated to the extent of the Group’s interest in these entities. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

f.	Functional currency, presentation currency and foreign currency

Functional and presentation currency

The consolidated financial statements are presented in US Dollars, the monetary unit of the United States of America, which is the Group’s reporting and functional currency. These financial statements are rounded to the nearest thousand dollar. The Group determines the functional currency of each Group entity, including companies accounted for under the equity method.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. At each period end, foreign currency monetary items are translated using the closing rate. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction and non-monetary items measured at fair value are measured using the exchange rate when fair value was determined. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than an entity’s functional currency, are recognized in the Consolidated Statement of Profit or Loss within operating expenses.

Group companies

Transactions in foreign currencies are translated to functional currency at the exchange rates ruling on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are retranslated to the functional currency at the relevant rates of exchange ruling on the last day of the period. Foreign exchange differences arising on translation is recognized in the income statement. These are taken directly to the currency translation reserve until the disposal of the net investment, at which time they are recycled against the gain or loss on disposal.

The assets and liabilities of foreign operations are translated into US dollars at the relevant rates of exchange ruling on the last day of the period. The revenues and expenses of foreign operations are translated into US dollars at average rates of exchange for the period. The exchange differences arising on retranslation are taken directly to the currency translation reserve.

On disposal of a foreign operation, the cumulative amount recognized in the currency translation reserve relating to that particular foreign operation is recycled against the gain or loss on disposal. Upon the full or partial disposal of a foreign operation resulting in loss of control in the foreign operation, the cumulative gain (loss) from the foreign operation which had been recognized in other comprehensive income is carried to profit or loss.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Current Purchasing Power

The Group applies IAS 29 Financial Reporting in Hyperinflationary Economies, which applies when an entity’s functional currency is that of a hyperinflationary economy. The financial statements of an entity that reports in the currency of a hyperinflationary economy are stated in terms of the measuring unit current at the balance sheet date. Comparative figures for prior periods are restated into the same current measuring unit. Restatements are made by applying a general price index. Items such as monetary items that are already stated at the measuring unit at the balance sheet date are not restated. Other items are restated based on the change in the general price index between the date those items were acquired or incurred and the balance sheet date. A gain or loss on the net monetary position is included in net income. The restated amount of a non-monetary item is reduced, in accordance with appropriate IFRSs, when it exceeds its recoverable amount.

The material reference closing exchange rates to USD applied by the Group are shown in the table below:

	January – December 2021		January – December 2020
	Income statement (average rate)	Balance sheet (at end of period)	Income statement (average rate)	Balance sheet (at end of period)
MXN (Mexican Peso)	20.60	20.46	19.70	19.84
GBP (British Pound Sterling)	0.73	0.74	0.76	0.73
EUR (Euro)	0.83	0.88	0.89	0.81
ILS (Israeli Shekel)	3.28	3.11	3.47	3.22
PAB (Panamanian Balboa)	1.00	1.00	1.00	1.00
BRL (Brazilian Real)	5.46	5.58	4.06	5.17
CRC (Costa Rican Colon)	616.52	627.75	587.37	605.33
PEN (Peruvian Sol)	3.64	3.99	3.35	3.60
COP (Colombian Peso)	3,570.15	4,070.00	3,336.67	3,479.47
ARS (Argentine Peso)	102.69	102.69	84.03	84.03

g.	Fair value measurement

The Group measures financial instruments such as derivatives, at fair value at each balance sheet date.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; or in the absence of a main market, in the most advantageous market for the asset or liability, independently if that price is directly observable or estimated using other techniques of valuation. The fair value of a liability reflects the risk of non-compliance.

When applicable, the Group measures fair value of a financial instrument using the quoted price in an active market for that instrument. An active market is one in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. When there is no quoted price in an active market, the Group uses valuation techniques that maximize the use of observable inputs

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

and minimize the use of unobservable input data. The chosen valuation techniques incorporate all factors that markets would consider when fixing a price of a transaction.

The fair value of financial assets and liabilities traded in an active market are based on quoted prices. For all other instruments, the Group determines their fair value using other valuation techniques, including net present value, models of discounted cash flows, comparisons with similar instruments that have observable market prices, and other valuation models. The assumptions and input data used in the valuation techniques include reference rates free of risk, credit margins and other assumptions used to estimate the discount rates.

The Group measures fair value using the following hierarchy that considers the importance of the input data used for the measurement:

•	Level 1 are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

•	Level 2 are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 are unobservable inputs for the asset or liability.

h.	Revenue recognition

IFRS 15 establishes a comprehensive framework for determining the amount and time at which revenue is recognized. Under IFRS 15, revenue is recognized when a customer obtains control of the goods or services. Determining the timing of the transfer of control – at a point in time or over time – requires judgement. The transaction price is the amount of the consideration that is expected to be received based on the contract terms, excluding amounts collected on behalf of third parties (such as taxes).

Rendering of goods

Revenue from sale of goods is recognized in profit or loss at the point in time when the control of the goods is transferred to the customer, generally upon delivery of the goods to the customer.

Rendering of services

The Company’s principal business activity is the offering of lodging to the traveling public which is a service in which the customer reserves a hotel room for a set period of time and compensates the hotel with payment at the end of the stay. The secondary business activity is the serving of food & beverage (F&B) to the traveling public. And lastly, the Company provides other services to its guests to provide a full local experience (travel & tours - T&T, wellness activities, surf and other sporting lessons, etc.).

Revenue from rendering of services is recognized over time, during the period the customer simultaneously receives and consumes the benefits provided by the Company’s performance. The Company charges its customers based on payment terms agreed upon in specific agreements. When payments are made before or after the service is performed, the Company recognizes the resulting contract asset or liability. When the outcome of a transaction involving the rendering of services can be estimated reliably, revenue associated with the transaction shall be recognized over time by reference to the stage of completion of the transaction at the end of the reporting period and when the outcome of a transaction involving the rendering of goods can be estimated reliably, revenue is recognized at the point in time.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

In the cases where the Company partners with third parties to provide a particular service (F&B, T&T, etc.), the Company assesses whether it acts as an agent on behalf of its partners. Accordingly, revenue is recognized for the net amount of the consideration received, after deducting the amount due to the principal. When the Company acts as principal, revenue is shown on a gross basis.

Guests frequently make advance deposits prior to their arrival at the hotel. Such deposits are recorded as a current liability until the guest’s arrival.

The Group recognizes revenue by applying the following steps:

Step	1: Identify the contract(s) with a customer

Step	2: Identify the performance obligations in the contract

Step	3: Determine the transaction price

Step	4: Allocate the transaction price to the performance obligations in the contract

Step	5: Recognize revenue when (or as) the entity satisfies a performance obligation

IFRS 15 requires the Group to follow this 5-step approach to record revenue. Specific considerations are explained below.

OTA Packages

An exception occurs when a package is sold to the client, particularly through third-party booking agents known as OTAs (Online Travel Agents). Packaged revenues are lodging accommodations sold in conjunction with other services provided by either the property or third parties as part of a single transaction with the customer. For example, a guest could obtain accommodations, meals, spa treatment, and a rental vehicle for a single price. The Company performs the necessary analysis to ensure that revenues are appropriately allocated among departments. In the case where interdepartmental allocations are necessary (for example, where revenues have to be allocated between Rooms and Food and Beverage or other departments), the allocation is made proportionately based on stand-alone selling prices for the separate services if marketed on a standalone basis. The stand-alone selling price is the price at which a company would sell a promised good or service separately to a customer. The best evidence of a stand-alone selling price is the observable price of a good or service when the company sells that good or service separately in similar circumstances and to similar customers. The packaged revenue is then allocated based on the ratio among these stand-alone selling prices.

Such an approach is consistent with IFRS 15 as the guest uses different services from various segments and when these services are being provided, performance obligations are being met and revenue can be recognized. An entity shall recognize revenue when (or as) the entity satisfies a performance obligation by transferring a promised good or service to a customer. An entity shall consider the terms of the contract and its customary business practices to determine the transaction price. The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). If a customer obtains a better price through a package than if all services (lodging, food, etc.) were purchased separately, it is reasonable to allocate this discount proportionally to operating segments (such as rooms, food & beverage, etc.) based on stand-alone selling prices.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Loyalty program

When a loyalty member stays at one of Selina’s locations, they are entitled to a certain number of “tokens” (points) that can be redeemed in the future for free nights. The tokens have an expiration date. The Group recognizes deferred revenue in an amount that reflects unsatisfied performance obligations, valued at the stand-alone price of the future benefit to the members.

The Company recognizes revenue as the loyalty points are redeemed. For the rest of the tokens that were not redeemed before expiration, the Company recognizes the amount that was deferred as revenue when the likelihood of the customer exercising its remaining rights becomes remote, usually upon actual expiration of the tokens (“breakage”).

Principal vs. agent

The Company engages third parties from time to time in certain of its Food & Beverage outlets at its properties, as well as in certain travel & tours, surf or wellness services provided to its guests. When a third party is involved in providing goods or services to a customer, the Company is required to determine whether the nature of its promise as a performance obligation is:

•	To provide the specified goods or services itself (principal); or

•	To arrange for a third party to provide those goods or services (agent).

A vendor acting as principal controls a good or service before the vendor transfers the good or service to the customer. A vendor that qualifies as a principal may satisfy a performance obligation by itself or engage another party (for example, a subcontractor) to satisfy some or all of a performance obligation on its behalf. When the Company, in its role as a principal, satisfies a performance obligation, it recognizes revenue at the gross amount.

The obligation of an agent is to arrange for the provision of goods or services by another third party. When the Company represents an agent, and satisfies a performance obligation, it recognizes revenue as the amount of any fee or commission to which it expects to be entitled. In this case, the Company’s fee or commission might be the net amount of consideration that it retains after paying the third party the consideration received in exchange for the goods or services to be provided by that party.

The following points indicate when the Company qualifies as an agent:

•	Another third party is responsible for fulfilling the contract;

•	The Company does not have inventory risk;

•	The Company does not have discretion in establishing prices for the other third party’s goods or services;

•	The Company’s consideration is in the form of a commission; and

•	The Company is not exposed to credit risk for the amount receivable from the final customer.

i.	Government loans and grants

Government grants are recognized when there is reasonable assurance that the grants will be received, and the Group will comply with the required conditions. In 2020, the Group received

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

certain COVID-19 governmental aids, in the form of subsidies and loans. The subsidies were delivered by the UK for a specified window for property and labor remuneration assistance. The loans granted by the Government of Peru were issued at a flat rate with deferrable payment periods for employee compensation commitments and general operating expenses. In the US, the Company received loan proceeds under the Paycheck Protection Program (“PPP”) which was established as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act and is administered through the Small Business Administration (“SBA”).

Grants received in the form of loans are recognized as Loans Payable in the Consolidated Statement of Financial Position. Once a loan meets the PPP’s eligibility criteria for forgiveness, the corresponding loan amount is cancelled, and a credit is taken in the Consolidated Statement of Profit or Loss within Finance Income. Grants received to compensate for certain costs are recognized as income in the Consolidated Statement of Profit or Loss on a systematic basis over the periods that the related costs are expensed.

j.	Taxes on income

Current or deferred taxes are recognized in profit or loss, except to the extent that they relate to items which are recognized in other comprehensive income or equity.

Current tax

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the reporting date as well as adjustments required in connection with the tax liability in respect of previous years.

Deferred taxes

Deferred taxes are computed in respect of temporary differences between the carrying amounts in the financial statements and the amounts attributed for tax purposes. Deferred taxes are measured at the tax rate that is expected to apply when the asset is realized or the liability is settled, based on tax laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is not probable that they will be utilized. Deductible carryforward losses and temporary differences for which deferred tax assets have not been recognized are reviewed at each reporting date and a respective deferred tax asset is recognized to the extent that their utilization is probable.

Deferred taxes are offset if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.

The Company applies International Financial Reporting Interpretations Committee (IFRIC) 23 to recognize and measure uncertain tax positions. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax positions within income tax expense.

m.	Inventories

Hotel operating inventory relates to inventory used in hotel operations, mostly food & beverage supplies.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Inventories are stated at the lower of cost and net realizable value. Cost comprises of direct materials and, where applicable, direct labor costs and overheads incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average cost method. Net realizable value represents the estimated cost of completion and costs to sell.

At each balance sheet date, stocks are assessed for impairment. If stock is impaired, the carrying amount is reduced to its selling price less costs to complete and sell. The impairment loss is recognized immediately in profit or loss.

n.	Non-current assets (or disposal groups) held for sale

Non-current assets (or disposal groups) are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. They are measured at the lower of their carrying amount and fair value less costs to sell, except for assets such as deferred tax assets, assets arising from employee benefits, financial assets and investment property that are carried at fair value and contractual rights under insurance contracts, which are specifically exempt from this requirement.

An impairment loss is recognized for any initial or subsequent write-down of the asset (or disposal group) to fair value less costs to sell. A gain is recognized for any subsequent increases in fair value less costs to sell of an asset (or disposal group), but not in excess of any cumulative impairment loss previously recognized. A gain or loss not previously recognized by the date of the sale of the non- current asset (or disposal group) is recognized at the date of derecognition.

Non-current assets (including those that are part of a disposal group) are not depreciated or amortized while they are classified as held for sale. Interest and other expenses attributable to the liabilities of a disposal group classified as held for sale continue to be recognized.

Non-current assets classified as held for sale and the assets of a disposal group classified as held for sale are presented separately from the other assets in the balance sheet. The liabilities of a disposal group classified as held for sale are presented separately from other liabilities in the Statement of Financial Position.

o.	Property, Plant and Equipment, net

The Group participates in the ownership of real estate companies where it maintains properties used by related operating companies that operate in the hotel business. Said properties leased from among the Group are treated as property, plant and equipment for consolidated purposes.

The property, furniture and equipment are measured at acquisition cost less accumulated depreciation, accumulated impairment losses and any related investment grants. All the expenses necessary for the properties, plant and equipment to be used are part of the cost of acquisition.

The costs derived from daily maintenance and common repairs are recognized in the Consolidated Statement of Profit or Loss of the period. The costs derived from the replacement of important parts or pieces and strategic spare parts, are capitalized and depreciated over the rest of the useful life of the assets, based on the component approach.

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Consolidated Statement of Profit or Loss when the asset is derecognized.

The costs of assets under construction correspond to disbursements incurred in developing or converting new hotel infrastructure projects. The costs of these assets are reclassified as

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

property, plant and equipment within the Consolidated Statement of Financial Position once they are completed and the hotel is ready to start operating. Costs of assets under construction include capitalized expenses of unit-level development, including salaries of employees directly in charge of the development of new locations and expenses attributable to projects in progress based on a standard costing calculation.

p.	Leases

The Group considers whether a contract is or contains a lease. A lease is defined as “a contract, or part of a contract, that conveys the right of use asset (the underlying asset) for a period of time in exchange for consideration”. To apply this definition, the Group assesses whether the contract meets three key evaluations which include whether:

•	The contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Company.

•	The Company has the right to substantially all of the economic benefits from use of the identified asset throughout the period of use.

•	The Company assess whether it has the right to direct ‘how and for what purpose’ the asset is used throughout the period of use.

Measurement and recognition of leases as a lessee

At lease commencement date, the Group recognizes a right-of-use asset and a lease liability on the Consolidated Statement of Financial Position. The right-of-use asset is measured at cost, which is made up of: the initial measurement of the lease liability, any initial direct costs incurred by the group, an estimate of any costs to dismantle and remove the asset at the end of the lease, and any lease payments made in advance of the lease commencement date (net of any incentive received).

The Group depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the end of the useful life of the right-of-use asset or the end of the lease term. The group also assesses the right-of-use asset for impairment when such indicators exist.

At the commencement date, the Group measures the lease liability at the present value of the lease payments unpaid at that date, discounted using incremental borrowing rate appropriate for each lease.

Lease payments included in the measurement of the lease liability are made up of fixed payments, variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised.

Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments. Interest is charged on the lease liability at an even rate over the carrying amount of the liability.

When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or profit and loss if the right-of-use asset is already reduced to zero.

The Group has elected to account for short-term leases and leases of low-value assets using the practical expedients. Instead of recognizing a right-of-use asset and lease liability, the payments in relation to these are recognized as an expense in profit or loss on a straight-line basis over the lease term.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Variable lease payments that depend on an index

On the commencement date, the Company uses the index rate prevailing on the commencement date to calculate the future lease payments. For leases in which the Company is the lessee, the aggregate changes in future lease payments resulting from a change in the index are discounted (without a change in the discount rate applicable to the lease liability) and recorded as an adjustment of the lease liability and the right-of-use asset, only when there is a change in the cash flows resulting from the change in the index (that is, when the adjustment to the lease payments takes effect).

Variable lease payments that do not depend on an index

Variable payments other than those that depend on an index or rate were excluded from the lease liability. Accordingly, these payments are recognized in the Consolidated Statement of Profit or Loss in the period in which they occur. These include, in particular, the portion of rent which depends on a hotel’s performance, i.e. turnover rent.

Lease extension and termination options

A non-cancellable lease term includes both the periods covered by an option to extend the lease when it is reasonably certain that the extension option will be exercised and the periods covered by a lease termination option when it is reasonably certain that the termination option will not be exercised.

In the event of any change in the expected exercise of the lease extension option or in the expected non-exercise of the lease termination option, the Company remeasures the lease liability based on the revised lease term using a revised discount rate as of the date of the change in expectations. The total change is recognized in the carrying amount of the right-of-use asset until it is reduced to zero, and any further reductions are recognized in profit or loss.

Lease modifications

If a lease modification does not reduce the scope of the lease and does not result in a separate lease, the Company remeasures the lease liability based on the modified lease terms using a revised discount rate as of the modification date and records the change in the lease liability as an adjustment to the right-of-use asset.

If a lease modification reduces the scope of the lease, the Company recognizes a gain or loss arising from the partial or full reduction of the carrying amount of the right-of-use asset and the lease liability. The Company subsequently remeasures the carrying amount of the lease liability according to the revised lease terms, at the revised discount rate as of the modification date and records the change in the lease liability as an adjustment to the right-of-use asset.

Rent concessions

In view of the global COVID-19 crisis, in May 2020, the IASB issued “COVID-19-Related Rent Concessions - Amendment to IFRS 16, Leases” (“the Amendment”). The objective of the Amendment is to allow a lessee to apply a practical expedient according to which COVID-19 related rent concessions will not be accounted for as lease modifications but as variable lease payments in the period in which they are granted. The relief applies solely to lessees.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The Amendment applies only to COVID-19 related rent concessions and only if all of the following conditions are met:

•	The revised future lease payments are substantially the same or less than the original lease payments immediately preceding the change;

•	The reduction in lease payments relates to payments due on or before June 30, 2021; and

•	No other substantive changes have been made to the terms of the lease.

The Group elected to early adopt the Amendment for COVID-19 related rent concessions granted in 2020, for all Covid-19 related rent concessions granted, until the end of that year.

The Amendment was intended to apply until 30 June 2021, but as the impact of the COVID-19 pandemic is continuing, on 31 March 2021, the IASB extended the period of application of the practical expedient to 30 June 2022. The Amendment applies to annual reporting periods beginning on or after 1 April 2021. The Group decided not to apply the practical expedient in the financial year ended 31 December 2021.

q.	Borrowing costs

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset are included in the cost of that asset. Such borrowing costs are capitalized as part of the cost of the asset when it is probable that they will result in future economic benefits to the entity and the costs can be measured reliably. Other borrowing costs are recognized as an expense in the period in which they are incurred. The borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are those borrowing costs that would have been avoided if the expenditure on the qualifying asset had not been made. When the Group borrows funds specifically for the purpose of obtaining a particular qualifying asset, the borrowing costs that directly relate to that qualifying asset can be readily identified.

r.	Intangible assets

Goodwill

Goodwill is measured as described in note 2 d. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is not amortized but it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired, and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose. The units or groups of units are identified at the lowest level at which goodwill is monitored for internal management purposes, being the operating segments.

Software

Acquired and internally developed software are capitalized on the basis of the costs incurred to acquire and bring to use the specific software.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the group are recognized as intangible assets where the following criteria are met:

•	it is technically feasible to complete the software so that it will be available for use

•	management intends to complete the software and use or sell it

•	there is an ability to use or sell the software

•	it can be demonstrated how the software will generate probable future economic benefits

•	adequate technical, financial and other resources to complete the development and to use or sell the software are available, and

•	the expenditure attributable to the software during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software include employee costs and an appropriate portion of relevant overheads. Capitalised development costs are recorded as intangible assets and amortised from the point at which the asset is ready for use. Costs are generally amortized over estimated useful lives of three to five years on a straight-line basis.

Costs associated with maintaining software programmers are recognized as an expense as incurred.

Research & Development Costs

Expenditure on the research of projects to develop new specialist IT solutions is recognized as an expense as incurred. Costs that are directly attributable to a project’s development phase are recognized as non-current assets, provided they meet the following recognition requirements:

•	The development costs can be measured reliably;

•	The project is technically and commercially feasible;

•	The Company intends to and has sufficient resources to complete the project;

•	The Company has the ability to use or sell the software;

•	The IT solution will generate probable future economic benefits.

Development costs not meeting these criteria for capitalization are expensed as incurred.

Customer lists

Externally acquired customer lists are initially recorded at cost if separately acquired or fair value if acquired as part of a business combination, provided the customer lists are controlled through contractual or other legal rights, or are separable from the rest of the business, and the fair value can be reliably measured. Customer lists are amortised over their estimated useful lives (and tested for impairment if there are indicators of impairment).

s.	Subsequent measurement

All finite-lived assets, including capitalized internally generated development assets, are accounted for using the cost model whereby capitalized costs are amortized over a straight-line

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

basis over their estimated useful lives. Residual values and useful lives are reviewed at each reporting date. The following useful lives are applied:

Buildings and leasehold improvements – 20 years

Furniture, fixtures, equipment – 10 years

Capitalized development costs – 5-10 years

Intangible assets – 3-5 years

Any capitalized development cost that is a part of a project that is not yet complete is not amortized and is subject to impairment testing. Write-offs of lost deal costs are recognized in profit or loss for the asset value that is not expected to be recovered.

Amortization is included within depreciation and amortization in the Consolidated Statement of Profit or Loss.

When an asset is disposed of, the gain or loss on disposal is determined as the difference between the proceeds and the carrying amount of the asset, and is recognized in profit or loss within other income or expenses.

t.	Impairment testing of intangible assets, right of use assets and property, plant and equipment

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units). As a result, some assets are individually tested for impairments and some are tested at cash-generating unit level. Individual hotels are considered to be the smallest identifiable cash-generating units.

An impairment loss is recognized for the amount by which the asset’s (or cash-generating unit’s) carrying amount exceeds its recoverable amount which is the higher of fair value less costs of disposal and value-in-use. To determine value-in-use, management estimates expected future cash flows from each cash-generating unit and determines a suitable discount rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures are directly linked to the group’s latest approved budget or business plan, adjusted as necessary to exclude the effects of future reorganizations and asset enhancements. Discount factors are determined individually for each cash-generating unit and reflect current market assessments of the time value of money and asset-specific risk factors.

Additionally, the Group recognizes impairment if it will not be proceeding with an ongoing project and is unable to recover the invested amount. In this case, project costs incurred, or unrecoverable security deposits are written off to cost of lost deals once the decision of discontinuing the project is made.

All assets are subsequently reassessed for indications that an impairment loss previously recognized may no longer exist. An impairment loss is reversed if the asset’s or cash-generating unit’s recoverable amount exceeds its carrying amount.

u.	Financial instruments

Financial assets

Financial assets are measured upon initial recognition at fair value plus transaction costs that are directly attributable to the acquisition of the financial assets, except for financial assets measured at fair value through profit or loss in respect of which transaction costs are recorded in profit or loss.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

All cash flows from customers are solely payments of principal and interest, and do not contain a significant financing component. Financial assets generated from all of the Group’s revenue streams are therefore initially measured at their fair value, which is considered to be their transaction price, and are subsequently remeasured at amortized cost.

The Group recognizes a loss allowance for expected credit losses (ECL) on financial assets subsequently measured at amortized cost using the ‘simplified approach’. Individually significant balances are reviewed separately for impairment based on credit terms agreed with the customer. Other balances are assessed into credit risk categories and reviewed in aggregate.

Trade receivables are recognised initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognised at fair value. They are subsequently measured at amortised cost using the effective interest method, less loss allowance. Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. They are generally due for settlement within 30 days and are therefore all classified as current. The Group holds the trade receivables with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortised cost using the effective interest method.

The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets. To measure the expected credit losses, trade receivables and contract assets have been grouped based on shared credit risk characteristics and the days past due.

Cash and cash equivalents include cash at bank and in hand and bank deposits, together with other short-term, highly liquid investments maturing within 90 days from date of acquisition that are readily convertible into known amounts of cash that are subject to an insignificant risk of changes in value. Cash and cash equivalents are shown net of bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management, unless there is no right to offset with cash balances, and it will be presented as current liabilities.

Following initial recognition, financial assets are subsequently remeasured at amortized cost using the effective interest method.

Financial liabilities

The Group’s financial liabilities are overdrafts, trade and other payables including accrued expenses, and amounts owed to Group companies. Bank and other borrowings are initially recognized at fair value net of transaction costs. Gains and losses arising on the repurchase, settlement or cancellation of liabilities are recognized respectively in finance income and finance costs. Borrowing costs are recognized as an expense at the period in which they are incurred, unless they are directly attributable to the acquisition, construction or production of an asset (see Note 2q.). All interest related charges are recognized as expenses in ‘Finance Costs’ in the Consolidated Statement of Profit or Loss.

Trade payables on normal terms are not interest bearing and are stated at their fair value on initial recognition and subsequently at amortized cost.

Distinction between financial liabilities and equity instruments

The Group classifies financial instruments or its component parts, on initial recognition, as a financial liability; a financial asset or an equity instrument in accordance with the substance of

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

the contractual arrangement and the definitions of a financial liability, a financial asset and an equity instrument. The substance of a financial instrument, rather than its legal form, governs its classification on the entity’s Consolidated Statement of Financial Position. Some financial instruments might take the legal form of equity but are liabilities in substance and others may combine features associated with equity instruments and features associated with financial liabilities. The Group differentiates a financial liability from an equity instrument by assessing the existence of a contractual obligation of one party to the financial instrument (the issuer) either to deliver cash or another financial asset to the other party (the holder) or to exchange financial assets or financial liabilities with the holder under conditions that are potentially unfavorable to the issuer.

Convertible notes

Convertible notes which contain both a note liability component and embedded derivative are separated into different components. This separation is performed by first determining the fair value of the derivatives and then the value of the note liability component. In case of conversion and redemption component, their fair value is the difference in the fair value of the convertible note and equivalent non-convertible liability. The Group allocates the principal amount of its convertible notes to the conversion and redemption features and the warrants instrument, both are classified as financial liabilities and are recognized and subsequently measured at fair value. The note liability instrument is initially recognized at fair value, and subsequently measured at amortized cost.

Warrants

According to IAS 32, derivatives which will be settled only by the issuer exchanging fixed amounts of cash to fixed numbers of the Company’s ordinary shares will be classified as equity. Otherwise, the instrument should be classified as a financial liability. Therefore, the group has classified it as a financial liability. The warrant instrument initially recognized at fair value, and subsequently measured at fair value.

Security deposits

A security deposit is money that is given to a landlord, lender, or seller of a property as proof of intent to care for the building. A security deposit is intended as a measure of security for the recipient, and can also be used to pay for damages or lost property. These deposits are refundable at the end of lease. The security deposits are accounted for separately as a non-current asset, initially at fair value on the basis that they do not meet the definition of a right of use asset under IFRS 16. Security deposits expressed in a currency different than the subsidiary’s functional currency are monetary items and are subject to foreign exchange revaluation. Security deposits are reviewed for recoverability and if a security deposit is estimated not to be recoverable, an impairment write-off is recognized.

v.	Provisions for liabilities

Provisions are made where an event has taken place that gives the Group a legal or constructive obligation that probably requires settlement by a transfer of economic benefit, and a reliable estimate can be made of the amount of the obligation.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Provisions are charged as an expense to the Consolidated Statement of Profit or Loss in the year that the Group becomes aware of the obligation, and are measured at the best estimate at the Consolidated Statement of Financial Position date of the expenditure required to settle the obligation, taking into account relevant risks and uncertainties. When payments are eventually made, they are charged to the provision carried in the Consolidated Statement of Financial Position.

w.	Employee benefit liabilities

Short-term employee benefits

Short-term employee benefits are benefits that are expected to be settled wholly before twelve months after the end of the annual reporting period in which the employees render the related services. These benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Group has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

Post-employment benefits

The plans are normally financed by contributions to a separately administered fund and are classified as defined contribution plans. The Group has defined contribution plans under which the Group pays fixed contributions and will have no legal or constructive obligation to pay further contributions if the fund does not hold sufficient amounts to pay all employee benefits relating to employee service in the current and prior periods.

x.	Equity

Common stock capital represents the nominal value of shares that have been issued. Additional paid-in capital consists of share premium reduced by direct costs of equity raised and equity on stock compensation (refer to Note 2aa.). Share premium includes any premiums received on issue of share capital. Any transaction costs associated with the issuing of shares are deducted from share premium, net of any related income tax benefits.

Currency translation adjustment represents a reserve that records the movement in exchange differences arising from the translation of foreign operations.

Retained earnings / (Accumulated deficit) represents the amount of net income left over for the business after it has paid out dividends to its shareholders.

y.	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (“CODM”), the Group’s CEO, who is responsible for allocating resources and assessing performance of the operating segments. The CODM evaluate Selina’s business activity by analyzing its operations in each country, therefore each country is determined to be an operating segment. Operating segments which exhibited similar economic characteristics were aggregated by their main regions, resulting in the following reportable segments: USA, Mexico & Guatemala, Central America, South America and Europe, Middle East and Africa (EMEA). In addition, Remote Year is a separate activity with different source of income.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

z.	Loss per share

Loss per share is calculated by dividing the loss attributable to Company shareholders by the weighted number of outstanding ordinary shares during the period. Potential ordinary shares are only included in the computation of diluted loss per share when their conversion increases loss per share or decreases income per share. Potential ordinary shares that are converted during the period are included in diluted loss per share only until the conversion date.

Currency translation adjustment represents a reserve that records the movement in exchange differences arising from the translation of foreign operations. Retained earnings / (Accumulated deficit) represents the amount of net income left over for the business after it has paid out dividends to its shareholders.

aa.	Share-based compensation

Equity-settled transactions

The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at the grant date. The fair value is determined using acceptable option pricing models.

The cost of equity-settled transactions is recognized in profit or loss together with a corresponding increase in equity during the period in which the performance and/or service conditions are to be satisfied, ending on the date in which the relevant employees become entitled to the award (“the vesting period”). The cumulative expense recognized for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether the market condition is satisfied, provided that all other vesting conditions (service and/or performance) are satisfied.

If the Group modifies the conditions in which equity-instruments were granted, an additional expense is recognized for any modification that increases the total fair value of the share-based payment arrangement or is otherwise beneficial to the employee/other service provider at the modification date.

If a grant of an equity instrument is canceled, it is accounted for as if it had vested on the cancellation date and any expense not yet recognized for the grant is recognized immediately. However, if a new grant replaces the cancelled grant and is identified as a replacement grant on the grant date, the cancelled and new grants are accounted for as a modification of the original grant, as described above.

Cash-settled transactions

The cost of cash-settled share grant transactions is measured at fair value on the grant date using an acceptable option pricing model. The fair value is recognized as an expense over the vesting period and a corresponding liability is recognized. The liability is remeasured at each reporting date until settled at fair value with any changes in fair value recognized in profit or loss.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

ab.	Rounding of amounts

All amounts disclosed in the financial statements and notes have been rounded off to the nearest thousands currency units unless otherwise stated.

NOTE 3:-	NEW STANDARDS, AMENDMENTS AND IFRIC INTERPRETATIONS

a.	New standards and amendments – applicable 1 January 2021

The following standards and interpretations apply for the first time in these financial statements for the financial reporting periods commencing on or after 1 January 2021:

Amendments to IFRS 9, IFRS 7, IFRS 16, IFRS 4 and IAS 39 regarding the IBOR reform

In August 2020, the IASB issued amendments to IFRS 9, “Financial Instruments”, IFRS 7, “Financial Instruments: Disclosures”, IAS 39, “Financial Instruments: Recognition and Measurement”, IFRS 4, “Insurance Contracts”, and IFRS 16, “Leases” (“the Amendments”).

The Amendments provide practical expedients when accounting for the effects of the replacement of benchmark InterBank Offered Rates (IBORs) by alternative Risk Free Interest Rates (RFRs). Pursuant to one of the practical expedients, an entity will treat contractual changes or changes to cash flows that are directly required by the reform as changes to a floating interest rate. That is, an entity recognizes the changes in interest rates as an adjustment of the effective interest rate without adjusting the carrying amount of the financial instrument. The use of this practical expedient is subject to the condition that the transition from IBOR to RFR takes place on an economically equivalent basis.

In addition, the Amendments permit changes required by the IBOR reform to be made to hedge designations and hedge documentation without the hedging relationship being discontinued, provided certain conditions are met. The Amendments also provide temporary relief from having to meet the “separately identifiable” requirement according to which a risk component must also be separately identifiable to be eligible for hedge accounting.

The Amendments include new disclosure requirements in connection with the expected effect of the reform on an entity’s financial statements, such as how the entity is managing the process to transition to the interest rate reform, the risks to which it is exposed due to the reform and quantitative information about IBOR-referenced financial instruments that are expected to change.

The Amendments are effective for annual periods beginning on or after January 1, 2021. The Amendments are to be applied retrospectively. However, restatement of comparative periods is not required. Early application is permitted.

The Group has applied the requirements of Interest Rate Benchmark Reform -Phase 2- Amendment to the corresponding accounting standards. There was no material impact on the Group’s reported financial performance or position.

b.	Forthcoming requirements

In 2021, new and revised standards and interpretations have been endorsed but are not yet effective. These comprise:

Amendments to IFRS 10 and IAS 28 regarding sale or transfer of assets between an investor and its associate or joint venture

In September 2014, the IASB issued amendments to IFRS 10 and IAS 28 (“the Amendments”) regarding the accounting treatment of the sale or transfer of assets (an asset, a group of assets or a subsidiary) between an investor and its associate or joint venture.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

According to the Amendments, when the investor loses control of a subsidiary or a group of assets that are not a business in a transaction with its associate or joint venture, the gain will be partially eliminated such that the gain to be recognized is the gain from the sale to the other investors in the associate or joint venture. According to the Amendments, if the remaining rights held by the investor represent a financial asset as defined in IFRS 9, the gain will be recognized in full.

If the transaction with an associate or joint venture involves loss of control of a subsidiary or a group of assets that are a business, the gain will be recognized in full.

The Amendments are to be applied prospectively. A mandatory effective date has not yet been determined by the IASB but early adoption is permitted. The Company does not expect the application of the Amendment to have a material impact on its consolidated financial statements.

Amendment to IAS 16, “Property, Plant and Equipment”

In May 2020, the IASB issued an amendment to IAS 16, “Property, Plant and Equipment” (“the Amendment”). The Amendment prohibits a company from deducting from the cost of property, plant and equipment (“PP&E”) consideration received from the sales of items produced while the company is preparing the asset for its intended use. Instead, the company should recognize such consideration and related costs in profit or loss.

The Amendment is effective for annual reporting periods beginning on or after 1 January 2022, with earlier application permitted. The Amendment is to be applied retrospectively, but only to items of PP&E made available for use on or after the beginning of the earliest period presented in the financial statements in which the company first applies the Amendment. The company should recognize the cumulative effect of initially applying the Amendment as an adjustment to the opening balance of retained earnings at the beginning of the earliest period presented.

The Company does not expect the application of the Amendment to have a material impact on its consolidated financial statements.

Amendment to IAS 37, “Provisions, Contingent Liabilities and Contingent Assets”

In May 2020, the IASB issued an amendment to IAS 37, regarding which costs a company should include when assessing whether a contract is onerous (“the Amendment”). According to the Amendment, costs of fulfilling a contract include both the incremental costs (for example, raw materials and direct labor) and an allocation of other costs that relate directly to fulfilling a contract (for example, depreciation of an item of property, plant and equipment used in fulfilling the contract).

The Amendment is effective for annual periods beginning on or after 1 January 2022 and applies to contracts for which all obligations in respect thereof have not yet been fulfilled as of 1 January 2022. Early application is permitted.

The Company does not expect the application of the Amendment to have a material impact on its consolidated financial statements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Annual improvements to IFRSs 2018-2020

In May 2020, the IASB issued certain amendments in the context of the Annual Improvements to IFRSs 2018-2020 Cycle. The main amendment is to IFRS 9, “Financial Instruments” (“the Amendment”). The Amendment clarifies which fees a company should include in the “10% test” described in paragraph B3.3.6 of IFRS 9 when assessing whether the terms of a debt instrument that has been modified or exchanged are substantially different from the terms of the original debt instrument.

The Amendment is effective for annual periods beginning on or after 1 January 2022. Early application is permitted. The Amendment is to be applied to debt instruments that are modified or exchanged commencing from the year in which the Amendment is first applied. The Company does not expect the application of the Amendment to have a material impact on its consolidated financial statements.

Amendment to IAS 1, “Presentation of Financial Statements”

In January 2020, the IASB issued an amendment to IAS 1, “Presentation of Financial Statements” (“the Amendment”) regarding the criteria for determining the classification of liabilities as current or non-current.

The Amendment includes the following clarifications:

•	What is meant by a right to defer settlement;

•	That a right to defer must exist at the end of the reporting period;

•	That classification is unaffected by the likelihood that an entity will exercise its deferral right;

•	That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification.

The Amendment is effective for annual periods beginning on or after January 1, 2023 and must be applied retrospectively. The Company is evaluating the possible impact of the Amendment on its current loan agreements.

Amendments to IFRS 3 “Business Combinations”

In May 2020, the IASB issued Amendments to IFRS 3 Business Combinations – Reference to the Conceptual Framework which are intended to replace a reference to the Framework for the Preparation and Presentation of Financial Statements with a reference to the Conceptual Framework for Financial Reporting, that was issued in March 2018, without significantly changing its requirements.

The IASB added an exception to the recognition principle of IFRS 3 to avoid the issue of potential ‘day 2’ gains or losses arising for liabilities and contingent liabilities that would be within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets or IFRIC 21 Levies, if incurred separately

According to the exception, liabilities and contingent liabilities within the scope of IAS 37 or IFRIC 21 will be recognized on the acquisition date according to the criteria in IAS 37 or IFRIC 21 and not according to the Conceptual Framework.

The Amendments also clarify that contingent assets do not qualify for recognition at the acquisition date.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The Amendments are effective for annual reporting periods beginning on or after 1 January 2022 and apply prospectively. The Company does not expect the application of the Amendment to have a material impact on its consolidated financial statements.

Amendments to IAS 1 and IFRS Practice Statement 2

The IASB amended IAS 1 to require entities to disclose their material rather than their significant accounting policies. The amendments define what is ‘material accounting policy information’ and explain how to identify when accounting policy information is material. They further clarify that immaterial accounting policy information does not need to be disclosed. If it is disclosed, it should not obscure material accounting information.

To support this amendment, the IASB also amended IFRS Practice Statement 2 Making Materiality Judgements to provide guidance on how to apply the concept of materiality to accounting policy disclosures.

The Amendment is effective for annual periods beginning on or after 1 January 2023. The Group will revisit the disclosures provided in Note 2 upon application of this Amendment.

Amendments to IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors” regarding to the Definition of Accounting Estimates

The amendment to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors clarifies how companies should distinguish changes in accounting policies from changes in accounting estimates. The distinction is important, because changes in accounting estimates are applied prospectively to future transactions and other future events, but changes in accounting policies are generally applied retrospectively to past transactions and other past events as well as the current period.

The Amendment is effective for annual periods beginning on or after 1 January 2023. There is no anticipated material impact from these amendments on the Group’s reported financial performance or position.

Amendments to IAS 12 “Income Taxes” regarding to Deferred Tax related to Assets and Liabilities arising from a Single Transaction

The amendments to IAS 12 Income Taxes require companies to recognise deferred tax on transactions that, on initial recognition, give rise to equal amounts of taxable and deductible temporary differences. They will typically apply to transactions such as leases of lessees and decommissioning obligations and will require the recognition of additional deferred tax assets and liabilities.

The amendment should be applied to transactions that occur on or after the beginning of the earliest comparative period presented. In addition, entities should recognise deferred tax assets (to the extent that it is probable that they can be utilized) and deferred tax liabilities at the beginning of the earliest comparative period for all deductible and taxable temporary differences associated with:

•	right-of-use assets and lease liabilities, and

•	decommissioning, restoration and similar liabilities, and the corresponding amounts recognized as part of the cost of the related assets.

The cumulative effect of recognizing these adjustments is recognized in retained earnings, or another component of equity, as appropriate.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The Amendment is effective for annual periods beginning on or after 1 January 2023. The Company is evaluating the possible impact of the Amendment on its current loan agreements.

There are no other amendments to accounting standards, or IFRIC interpretations that are effective for the year ended 31 December 2021 that have had a material impact on the Group. There are no other amendments to accounting standards, or IFRIC interpretations that are not yet effective that are expected to have a material impact on the group.

NOTE 4:-	SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

The preparation of financial statements requires management to make estimates and judgements that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenditure during the reported period. The estimates and associated judgements are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying judgements are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision only affects that period, or in the period the revision and future periods if the revision affects both current and future periods.

Judgements and Estimates

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is included in the following notes:

Impairment of goodwill

The Group reviews goodwill for impairment at least once a year, and when circumstances indicates that the carrying value may be impaired. This requires management to make an estimate of the projected future cash flows from the continuing use of the cash-generating unit (or a group of cash-generating units) to which the goodwill is allocated and also to choose a suitable discount rate for those cash flows.

Impairment is determined for goodwill by assessing the recoverable amount of each cash-generating unit (or group of cash-generating units) to which the goodwill relates. When the recoverable amount of the cash-generating unit is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

The recoverable amount of the cash-generating units was determined based on value-in-use calculations which require the use of assumptions (see Impairment of assets other than goodwill section below). The calculations use cash flow projections based on financial forecasts covering a five-year period. Cash flows beyond the five-year period are extrapolated using the estimated growth rates.

Impairment of assets other than goodwill

The Group has been considering each hotel to be a separate cash-generating unit as each hotel generates its own revenue, incurs expenses, but also uses certain synergies which allow cross-selling

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

different products to guests and customers (e.g., accommodation + food and beverage + coworking spaces). When looking at a cash generating unit, the Group considers there to be two main key performance indicators (KPIs) to measure impairment against: occupancy and profitability. Where hotels do have qualitative or quantitative indicators of impairment, such as changes in political, technological, market, economic or legal environment, physical condition of assets, brand reputation or operational and financial performance, a discounted cash flow model is prepared. Determining whether assets are impaired requires an estimate of the value in use. The value-in-use calculation involves an estimate of the future cash flows and the selection of appropriate discount rates to calculate present values. Future cash flows are estimated using five-year forecasts, extrapolated for a future growth rate. The estimated growth rates are based on external sources and studies. Changes in the estimated growth rates could result in variations to the carrying value of the properties.

Value of all assets allocated to this cash generating unit, such as property, plant and equipment, right of use assets, and capitalized interest, is compared against the value-in-use deriving from the discounted cash flow model. The discount rates used in the model shall be a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted. According to IAS36 the used discount rate should be calculated based on pre-tax rates. Yet, the practical approach is to use after-tax rates [and net cash flows] due to the fact that the comparable asset rates reflect the local tax rates. Therefore, in order to calculate the appropriate rate, judgement is required.

For this purpose, lease payments are treated as financial outflows as they relate to repaying lease liabilities. If value-in-use is lower than value of assets allocated to the cash generating unit, an impairment charge is recognized.

Incremental borrowing rate applied to right-of-use assets

Determining the incremental borrowing rate applied in calculating lease liabilities under IFRS 16 requires the use of certain methodologies and assumptions. When determining the rate, management assesses various factors including the lease term, nature of the asset and the level of security for the right of use asset.

Fair value of net assets acquired as part of a business combination

Management uses valuation techniques when determining the fair values of certain assets and liabilities acquired in a business combination, including deferred and contingent considerations as part of the transactions. In particular, the fair value of separable intangible assets other than goodwill is dependent on many variables including the future profitability of the acquiree’s trade. For the deferred consideration and contingent consideration, the fair value is estimated by calculating the present value of the future expected cash flows. The estimates are based on a discount rate and assumed probability scenarios.

Provisions and contingent liabilities

Judgement is used to determine whether a potential liability is probable, possible and reliably measurable, particularly when the outcome is uncertain.

Legal claims

In estimating the likelihood of outcome of legal claims filed against the Company and its investees, the companies rely on the opinion of their legal counsel. These estimates are based on the legal

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

counsel’s best professional judgment, taking into account the stage of proceedings and legal precedents in respect of the different issues. Since the outcome of the claims will be determined in courts, the results could differ from these estimates.

Deferred tax assets

Deferred tax assets are recognized for unused carryforward tax losses and deductible temporary differences to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the timing and level of future taxable profits, its source and the tax planning strategy. Due to its history of operating losses, the Company records a provision on all its net deferred tax assets.

Uncertain tax positions

Provisions for uncertain tax positions are based on interpretations of complex tax laws and determination of arm’s length pricing for certain intercompany transactions. The assumptions underlying the provisions for uncertain tax positions include the potential tax exposure resulting from management’s interpretations and the determination of the likelihood that the uncertain tax position will be upheld upon regulatory examination. Significant judgment is required in evaluating uncertain tax positions. No assurance can be given that the final tax outcome of uncertain tax positions will not be different from that which is reflected in the consolidated financial statements. Provisions are adjusted in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate, or upon lapse of statute of limitations.

Term Loan and Convertible Loan Accounting

The Term Loan and the Convertible notes which contain both a note liability component and embedded derivatives have to be separated into different components. This separation requires significant judgement for both instruments, as first the Group needs to determine the fair value of the derivatives and then the value of the note liability component for each financial instrument, the Term Loan and the Convertible notes. For conversion and redemption components, the fair value is determined as the difference between the fair value of the convertible note and equivalent non-convertible liability. The Group allocates the principal amount of its convertible notes to the conversion, redemption and warrant features and the warrants instrument, both are classified as financial liabilities and are recognized and subsequently measured at fair value. The note liability instrument is initially recognized at fair value, and subsequently measured at amortized cost.

Determining the fair value of the derivative financial liabilities within the Term Loan and the convertible note also required significant judgement and estimates. The Group applied a Discounted Cash Flow (DCF) model to determine the fair value of Selina’s market capitalization. This form of valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management’s estimate of fair value for these investments in unquoted shares. Fair value of the Term Loan and the convertible note, including the embedded derivatives was based on a combination of probability analysis and Monte Carlo simulation, based on Management’s estimations. This method included evaluation of many possible value outcomes asset.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Lease extension and/or termination options

In evaluating whether it is reasonably certain that the Group will exercise an option to extend a lease or not exercise an option to terminate a lease, the Group considers all relevant facts and circumstances that create an economic incentive for the Group to exercise the option to extend or not exercise the option to terminate such as: significant amounts invested in leasehold improvements, the significance of the underlying asset to the Group’s operation and whether it is a specialized asset, the Group’s past experience with similar leases, etc.

After the commencement date, the Group reassesses the term of the lease upon the occurrence of a significant event or a significant change in circumstances that affects whether the Group is reasonably certain to exercise an option to extend or not exercise an option to terminate previously included in the determination of the lease term, such as significant leasehold improvements that had not been anticipated on the lease commencement date, sublease of the underlying asset for a period that exceeds the end of the previously determined lease period, etc.

Share-based payments

Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. For cash-settled share-based payment transactions, the liability needs to be remeasured at the end of each reporting period up to the date of settlement, with any changes in fair value recognized in profit or loss. This requires a reassessment of the estimates used at the end of each reporting period. For the measurement of the fair value of equity-settled transactions with employees and advisors at the grant date, the Group uses a Black and Scholes pricing model. The assumptions used for estimating fair value for share-based payment transactions are disclosed in Note 28.

NOTE 5:-	SEGMENT REPORTING

The operating segments are identified on the basis of information that is reviewed by the chief operating decision maker (“CODM”) to make decisions about resources to be allocated and assess its performance.

The CODM reviews information, makes decisions about resources allocation and assess performance based on a geographical basis. Thus, each country is an operating segment. Operating segments which have similar economic characteristics such as future economic growth, currency volatility, similar expected long-term margins etc., were aggregated to a reportable segment.

The Group has five reportable segments, reflecting its geographical regions, and Remote Year:

•	USA

•	Mexico & Guatemala

•	Central America

•	South America

•	Europe and Middle East

•	Remote Year (see Note 14)

The accounting policy for operating segments is consistent with that described in Note 2 above.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Segment performance (segment income (loss)) is evaluated based on Unit-Level Operating Profit / (Loss). Unit-Level Operating Profit / (Loss) is defined as earnings before amortization and depreciation, non-operating and other income (expense), and impairment losses, the effect of IFRS 16 (lease accounting), financial items, and taxes and excludes (i) non-cash stock-based compensation expense, (ii) impact of corporate overhead costs, (iii) pre-opening and cost of non-operated spaces (operating costs incurred prior to opening a new location as well as costs associated with physical space within opened locations where that space is not yet operational), and (iv) loss from non-Selina branded operations (losses derived from new leased properties not yet operating as a hotel under the Selina brand). The segment results reported to the CODM include items that are allocated directly to the segments and items that can be allocated on a reasonable basis.

Items that were not allocated, mainly the Group’s headquarter assets and related costs, are managed on a group basis.

The CODM reviews segment assets apart from deferred taxes, loans to associates, capital notes and derivatives as these assets are managed at a group level and not at a property level. The CODM does not review segment liabilities, as they are managed at a group level.

	USA	Mexico & Guatemala	Central America	South America	Europe and Middle East	Total Selina	RY	Adjustments	Total Consolidated
Year ended 31 December 2021

External customers
Rooms	6,486	12,071	12,885	7,439	11,503	50,384	—	951	51,335
Food and beverages	4,525	10,592	8,655	3,500	3,779	31,051	—	310	31,361
Others	487	1,707	3,737	2,129	2,002	10,062	4,521	(4,542)	10,041

Total revenues	11,498	24,370	25,277	13,068	17,284	91,497	4,521	(3,281)	92,737

Unit-Level Operating Profit / (Loss)	(3,871)	(93)	788	(2,907)	(6,277)	(12,360)	(1,354)	576	(13,138)

Other operating expenses									(27,754)
Depreciation and amortization									(31,235)
Other income (loss), net									(7,928)
Net finance income (loss)									(102,824)

Loss before taxes on income									(182,879)
Income tax expense									(2,844)

Net loss for the year									(185,723)

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

	USA	Mexico & Guatemala	Central America	South America	Europe and Middle East	Total Selina	RY	Adjustments	Total Consolidated
Year ended 31 December 2020

External customers
Rooms	2,253	4,842	6,558	4,882	3,192	21,727	—	1,070	22,797
Food and beverages	1,006	3,849	3,803	2,046	2,073	12,777	—	(2,838)	9,939
Others	649	830	1,774	1,026	478	4,757	—	(2,332)	2,425

Total revenues	3,908	9,521	12,135	7,954	5,743	39,261	—	(4,100)	35,161

Unit-Level Operating Profit / (Loss)	(5,147)	(2,067)	(1,660)	(2,870)	(3,945)	(15,689)	—	(2,362)	(18,051)

Other operating expenses									(29,489)
Depreciation and amortization									(21,612)
Other income (loss), net									(13,226)
Net finance income (loss)									(54,660)

Loss before taxes on income									(137,038)
Income tax expense									(2,265)

Net loss for the year									(139,303)

NOTE 6:-	FINANCE INCOME AND COSTS

	Year ended December 31,
	2021	2020
	(In thousands of $)
Interest expense on bank loans and overdrafts	666	186
Interest expense on debt (see Notes 20 and 21)	40,057	18,683
Leasing arrangements (see Note 12)	32,885	26,011
Unrealized foreign exchange losses on lease liabilities (see Note 12)	9,689	8,553
Finance expense on financial liabilities at fair value through profit or loss (see Notes 20, 21 and 25)	1,132	8,420
Loss on extinguishment of debt (see Note 20)	18,485	—

Total finance costs	102,914	61,853

Gain on extinguishment of debt	—	2,669
Gain on derecognition of lease liabilities	—	4,468
Interest income	90	56

Total finance income	90	7,193

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 7:-	STAFF COSTS

Group staff costs recognized as an expense, including directors’ remuneration, were as follows:

	Year ended December 31,
	2021	2020
	(In thousands of US$)
Wages and salaries	43,368	29,608
Social security costs	4,657	3,030
Employee benefits and travel	3,943	5,834
Equity-settled stock compensation expense (see Note 28)	2,817	1,340
Cash-settled stock compensation expense (see Note 28)	2,377	1,057

Total staff costs	57,162	40,869

Directors’ remuneration disclosures are included in Note 27.

NOTE 8:-	CURRENT PURCHASING POWER

In 2021 and 2020, the Group operated in Argentina, which is a hyperinflationary economy with three-year cumulative inflation rates exceeding 100%. The Group has applied adjustments to reflect current purchasing power of the assets of the Argentinian subsidiaries as of balance sheet date and recognized a gain on net monetary position in the Group’s Consolidated Profit or Loss Account of $1,725 thousand and $2,256 thousand, respectively, for the years ended 31 December 2021 and 2020. The financial statements are based on a historical cost approach and the corresponding figures for previous periods have been restated for the changes in the general purchasing power of the functional currency and, as a result, are stated in terms of the measuring unit current at the balance sheet date. For this purpose, the Group has used official monthly price indexes published by FACPCE (Federación Argentina de Consejos Profesionales de Ciencias Económicas). This index has increased by 51% between December 2021 (value of 582.46) and December 2020 (value of 385.88).

NOTE 9:-	TAXES ON INCOME

a.	Tax laws applicable to the Group companies:

The Company is taxed under the tax laws in the UK at a corporate income tax rate of 19% in 2021 and 2020. In 2021, the UK Government enacted an increase to the UK rate of Corporation Tax from 19% to 25%, effective 1 April 2023. The change has not resulted in any re-measurement of deferred tax assets and liabilities given the limited exposure in the Group’s financials a described in shown in section c) and e) of this Note.

The Group has a substantial business presence in many countries around the globe. The most significant of which in 2021 are the US, Mexico, Colombia, Panama, Costa Rica, Peru, Israel and Brazil.

b.	Tax rates applicable to the Group:

The Company’s subsidiaries are taxed according to tax laws in the countries of their residence. The Company’s consolidated tax rate depends on the geographical mix of where its profits are earned.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

c.	Deferred taxes:

1.	Composition:

	At December 31,
	2021	2020
	(In thousands of US$)
Deferred tax assets:
Lease liabilities	55,858	60,765
Carryforward tax losses	18,359	14,603
Stock-based compensation	593	484
Property, equipment and furniture, net	402	50
Impairment of assets	—	402
Employees and related accruals	263	18
Accrued expenses	6,536	—
Research and development	311	173
Tax credits carried forwards	23	—

	82,345	76,495

Deferred tax liabilities:
Right of use asset	(83,534)	(78,698)
Right of use impairment	1,315	2,709
Property, plant and equipment, net	(174)	(308)
Other	(325)	(198)

	(82,718)	(76,495)

Deferred tax assets (liabilities), net	(373)	—

2.	Taxes on income included in profit or loss:

	Year ended December 31,
	2021	2020
	(In thousands of US$)
Current taxes	2,844	2,265

Income tax expense	2,844	2,265

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

d.	Theoretical tax:

The reconciliation between the tax expense, assuming that all the income, expenses, gains and losses in profit or loss were taxed at the UK statutory tax rate and the taxes on income recorded in profit or loss is as follows:

	Year ended December 31,
	2021	2020
	(In thousands of US$)
Loss before income taxes	(182,879)	(137,038)

UK Statutory tax rate	19%	19%

Tax benefit computed at the UK statutory tax rate	(34,747)	(26,037)
Increase (decrease) in taxes on income resulting from the following:
Subsidiaries taxed at a different tax rate	(6,720)	(8,606)
Deferred taxes not recognized	37,582	34,867
Uncertain tax positions	2,261	1,545
Permanent differences	4,543	382
Other	(75)	114

Income tax expense	2,844	2,265

e.	Carryforward losses for tax purposes:

Carryforward net operating tax losses of the Group amount to a total of approximately $177 million as of 31 December 2021 ($114 million as of 31 December 2020). Deferred tax assets relating to carryforward operating losses were not recognized as of 31 December 2021 and 2020 as losses are not expected to be utilized in the foreseeable future.

NOTE 10:-	EARNINGS PER SHARE

Details of the number of shares and income (loss) used in the computation of net earnings (loss) per share:

	Year ended December 31,
	2021		2020
	Weighted number of shares	Net loss attributable to equity holders of the Company	Weighted number of shares	Net loss attributable to equity holders of the Company
	In thousands	In thousands of US$	In thousands	In thousands of US$
Number of shares and income (loss)	21,768	(184,352)	21,570	(138,099)

For the computation of basic and diluted net earnings (loss)	21,768	(184,352)	21,570	(138,099)

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss is computed by giving effect to all potential shares of common stock, including stock options, warrants and convertible loans. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

To compute diluted net earnings (loss) per share, convertible securities (dilutive potential Ordinary shares), detailed below, have not been taken into account since their conversion increases the basic earnings (decreases the loss) from continuing operations (anti-dilutive effect):

•	Convertible debentures

•	Warrants

•	Options to employees under share-based payment plans

•	Options to advisors

NOTE 11:-	TANGIBLE FIXED ASSETS

	Buildings, leasehold improvements and hotel assets	Assets under construction	Total
	(In thousands of US$)
Cost:
Balance as at January 1, 2021	99,834	13,821	113,655
Additions	5,438	10,908	16,346
Write-offs of lost deals	—	(4,185)	(4,185)
Completion of projects	—	(1,898)	(1,898)
Exchange differences	748	27	775
Disposals	(6,133)	—	(6,133)
Business combinations (see Note 14)	267	—	267
Reclassification to assets held for sale	(3,000)	(1,409)	(4,409)

Balance as at December 31, 2021	97,154	17,264	114,418

Accumulated depreciation:
Balance as at January 1, 2021	(12,937)	—	(12,937)
Depreciation	(7,150)	—	(7,150)
Exchange differences	(153)	—	(153)
Disposals	2,345	—	2,345
Business combinations	(76)	—	(76)
Reclassification to assets held for sale	3	—	3

Balance as at December 31, 2021	(17,968)	—	(17,968)

Net Balance at December 31, 2021	79,186	17,264	96,450

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

	Buildings, leasehold improvements and hotel assets	Assets under construction	Total
	(In thousands of US$)
Cost:
Balance as at January 1, 2020	72,680	33,898	106,578
Additions	26,870	12,165	39,035
Write-offs of lost deals	(264)	(9,167)	(9,431)
Completion of projects	—	(22,658)	(22,658)
Exchange differences	548	20	568
Disposals	—	(437)	(437)

Balance as at December 31, 2020	99,834	13,821	113,655

Accumulated depreciation:
Balance as at January 1, 2020	(7,230)	—	(7,230)
Depreciation	(5,668)	—	(5,668)
Exchange differences	(39)	—	(39)

Balance as at December 31, 2020	(12,937)	—	(12,937)

Net Balance at December 31, 2020	86,897	13,821	100,718

The amounts include capitalized interest on debt raised to fund qualifying assets. The total amount of capitalized interest as of 31 December 2021 was $2,110 thousand (31 December 2020 - $2,419 thousand).

Cost of lost deals, which have been included in the caption “Impairment and write-off of non-current assets” in the accompanying Statements or Profit or Loss, relate to unrecoverable security deposits and project costs on discontinued projects.

The Group decided in the year 2021 to sell certain properties located in the United States which were originally acquired for the expansion of the Group’s operations in the East Coast. The assets related to the properties were held for sale as of 31 December 2021 according to IFRS 5 (see Note 17). No assets were held for sale as of 31 December 2020.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 12:-	RIGHT OF USE ASSETS

	2021	2020
	(In thousands of US$)
Cost:
Balance as at January 1	325,135	291,237
Additions	65,803	68,513
Acquisitions (see Note 14)	1,610	—
Exchange differences	(10,763)	(1,736)
Lease modifications	119	(1,063)
Termination	—	(31,816)

Balance as at December 31	381,904	325,135

Depreciation and impairment
Balance as at January 1	(42,041)	(16,145)
Depreciation	(23,164)	(15,332)
Impairment write-offs, net	(5,062)	(10,564)

Balance as at December 31	(70,267)	(42,041)

Net balance at December 31	311,637	283,094

a.	Impairment on the right of use assets

During the years ended 31 December 2021 and 2020, the Group assessed, according to IAS 36, whether there were indications for impairment of its right of use assets. As a results of COVID-19, for the year ended 31 December 2020 the Group determined that all its properties needed to be tested for impairment to assess their recoverable amount. For the year ended 31 December 2021, only locations experiencing impairment indicators were tested. Where hotels do have qualitative (main key performance indicators: occupancy and profitability) or quantitative indicators of impairment, such as changes in political, technological, market, economic or legal environment, physical condition of assets, brand reputation or operational and financial performance, a discounted cash flow model was prepared.

In order to assess the recoverable amounts of properties, the Group used the Discounted Cash Flow (“DCF”) method, based on key assumptions, such as discounted rates, growth rates, average daily revenue per bed (“ADR”), occupancy rates, profitability margins and future required capital expenditures.

As a result of the analysis performed, the Group recorded an impairment loss of $5,062 thousand for the year ended 31 December 2021 on its right of use assets ($10,564 thousand for the year ended 31 December 2020), representing impairment losses on 11 properties (20 properties as of 31 December 2020).

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Set out below are the recoverable amounts, impairment and discount rates used for each Segment (See Note 5) for the year ended 31 December 2021 and 2020:

Segment (2021)	Number of impaired cash generating units	Recoverable amount of impaired cash generating units	Impairment amount	Discount rate
		(In thousands of US$)		(In %)
USA	—	—	—	8.0%
Mexico & Guatemala	—	—	—	9.5%-10.5%
Central America	2	1,886	(186)	9.5%-13.5%
South America	4	10,497	(1,399)	8.5%-19.0%
Europe and Middle East	5	38,698	(3,477)	7.5%-10.5%

Segment (2020)	Number of impaired cash generating units	Recoverable amount of impaired cash generating units	Impairment amount	Discount rate
		(In thousands of US$)		(In %)
USA	1	25,237	(2,229)	8.5%
Mexico & Guatemala	6	24,010	(2,071)	10.5%
Central America	6	23,619	(3,617)	10.0%-13.5%
South America	4	8,419	(1,839)	9.0%-20.5%
Europe and Middle East	3	33,511	(808)	8.5%-11.0%

b.	Amounts recognized in Consolidated Statement of Profit or Loss and in the Consolidated Statement of Cash Flows.

	Year ended December 31,
	2021	2020
	(In thousands of US$)
Depreciation expense on right-of-use assets	(23,164)	(15,332)
Impairment write-offs	(5,062)	(10,564)
Gain on lease terminations	—	4,467
Income from COVID-related rent concessions	—	2,854
Interest expense on lease liabilities	(32,886)	(26,011)
Unrealized foreign exchange losses on revaluation of lease liability	(9,689)	(8,553)

Total amount recognized in Profit or Loss	(70,801)	(53,139)

The total cash outflow for lease payments	(24,764)	(15,907)

Interest rate range	18.9%-1.3%	16.6%-6.6%

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

c.	Carrying amounts of lease liabilities and movements during the period:

	2021	2020
	(In thousands of US$)
Balance as at January 1	325,952	283,092
Additions	65,803	68,513
Termination	—	(36,283)
Lease modifications	119	(1,063)
Income from COVID-related rent concessions	—	(2,854)
Exchange differences	(15,053)	(4,110)
Lease payments	(24,764)	(15,907)
Unrealized foreign exchange losses on revaluation of lease liability	9,689	8,553
Interest accrued on lease liabilities	32,886	26,011

Balance as at December 31	394,632	325,952

Current	45,660	34,766
Non-current	348,972	291,186

All lease liabilities relate directly to the right of use assets.

Certain lease agreements include a revenue-sharing or profit-sharing component in the future, apart from base rent. These are treated as variable lease payments and are not included in the measurement of lease liabilities or the right of use assets. Given the global uncertainty affecting the hospitality industry due to COVID-19, it is difficult to quantify the Group’s exposure as these variable payments depend directly on each location’s individual performance in a given time period. The Group has assumed the lease extension options will be exercised as the Group seeks to enter into long-term lease agreements and does not intend to discontinue or early terminate any existing hotel operations. Such extension options have been considered in the measurement of the lease liability. The Group has committed to new leases that have not yet commenced, in markets where the Group plans its further expansion.

NOTE 13:-	GOODWILL AND INTANGIBLE ASSETS

	Goodwill	Software	Customer List	Total
	(In thousands of US$)
Cost:
Balance as at January 1, 2021	—	3,252	1,315	4,567
Acquisitions of businesses (see Note 14)	618	—	—	618
Additions	—	2,298	—	2,298
Exchange differences	4	—	—	4

Balance as at December 31, 2021	622	5,550	1,315	7,487

Amortization and impairment:
Balance as at January 1, 2021	—	(919)	(63)	(982)
Amortization charge for the year	—	(483)	(438)	(921)

Balance as at December 31, 2021	—	(1,402)	(501)	(1903)

Net balance at December 31, 2021	622	4,148	814	5,584

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

	Goodwill	Software	Customer List	Total
	(In thousands of US$)
Cost:
Balance as at January 1, 2020	—	1,726	—	1,726
Acquisitions of businesses (see Note 14)	—	—	1,315	1,315
Additions	—	1,526	—	1,526

Balance as at December 31, 2020	—	3,252	1,315	4,567

Amortization and impairment:
Balance as at January 1, 2020	—	(320)	—	(320)
Amortization charge for the year	—	(599)	(63)	(662)

Balance as at December 31, 2020	—	(919)	(63)	(982)

Net balance at December 31, 2020	—	2,333	1,252	3,585

The remaining amortization period for software is from 2 to 5 years (2020 – 3 to 5 years) and for customer list – 2 years (2020 – 3 years).

NOTE 14:-	BUSINESS COMBINATIONS

Acquisition of R.A.Y. Enterprise Michmoret Ltd.

In October 18, 2021, the Group signed on a share purchase agreement (“SPA”) to effectively purchase 90.5% of the issued and paid-up shares of R.A.Y. Enterprise Michmoret Ltd. (“RAY Enterprise”). The transaction was formally approved on November 1, 2021 (the “Acquisition date”).

RAY Enterprise operates and manages, directly or by joint ventures, four sites in Israel: Netivale, Kibbutz Lohamei Haghetaot, Kibbutz Parod, and Kibbutz Tze’elim. RAY Enterprise directly leases and operates the first three, where as it indirectly leases the fourth site’s guest house, by holding 35% of the participation units in Tze’elim Tourism Guest Rooms - Agricultural Cooperative Society Ltd., an Israeli cooperative. The acquisition has increased the Group’s presence in Israel where the Company already has a presence.

The purchase price for RAY Enterprise consists of a fixed cash payment, Deferred Consideration and Contingent Consideration, as follows:

In thousands of US$
Cash paid	638
Deferred consideration	1,058
Contingent consideration	833

Purchase Price	2,529

The Deferred consideration is a deferred cash payment of $1,847 thousand divided in 5 tranches. To recognize such consideration at its fair present value, each tranche was discounted using the relevant Israeli yield curve based on the Group’s credit rating and the relevant duration in order.

The Contingent consideration is contingent upon the Group’s operating activity of the RAY Enterprise ‘s leases. To recognize such contingent consideration, a scenario-based model was used based on certain probabilities and a discount rate based on the Company’s credit risk and the duration of the expected payments.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The purchase price allocation for this acquisition was as follows:

In thousands of US$
Net book value of assets acquired	877
Right of Use Asset Uplift	1,610
Deferred Tax Liability	(373)
Non-controlling Interest	(203)
Goodwill	618

Purchase Price	2,529

The cash flow resulted from this acquisition is as follows:

In thousands of US$
Cash acquired	950
Cash paid	(638)

Net cash acquired with the subsidiary	312

The Group has recognized goodwill on this transaction in addition to the uplift between the consideration paid and the fair value of net assets acquired that has been allocated to right of use leased buildings. The right of use asset has been recognized at an amount in excess of the lease liability determined at the date of acquisition. This reflects the favorable terms of these leases when compared to other market terms. The acquisition costs that relate to the transaction have been expensed as operating costs in compliance with IFRS 3.

The Group recognizes non-controlling interests in an acquired entity either at fair value or at the non-controlling interests (NCI) proportionate share of the acquired entity’s net identifiable assets. This decision is made on an acquisition-by-acquisition basis. For the non-controlling interests in RAY Enterprise, the Group elected to recognize the non-controlling interests at its proportionate share of the acquired net identifiable assets. The NCI represented a 9.5% interest in Ray Enterprise owned by the sellers.

From the acquisition date, RAY Enterprise has contributed a loss of $213 thousand to the consolidated net loss and $394 thousand to the consolidated revenue. If the business combination had taken place at the beginning of the year, the consolidated net loss would have been $185,370 thousand and the consolidated revenue would have been $95,237 thousand, without pro forma assumptions.

Acquisition of Remote Year

In September 2020, the Group completed the acquisition of certain assets and liabilities of Remote Year Inc. (“Remote Year”). Remote Year offers programs to individuals and businesses to work and learn while traveling around the world, which is in line with Group’s mission to inspire meaningful connections. The Company analyzed and concluded that the above mentioned acquisition meets the definition of a business combination.

The total consideration paid by the Company, in shares, including liabilities assumed, was equal to $1,315 thousand. There was no consideration paid in cash. The assets acquired and the liabilities assumed were recognized at fair value on the acquisition date. The recognized assets and liabilities include intangible assets of $1,315 thousand and deferred revenue of $949 thousand. The Group has

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

not recognized goodwill on this transaction as the entire uplift between the consideration paid and the fair value of net assets acquired has been allocated to intangible assets. There were no significant acquisition costs related to this transaction.

The acquired intangible assets are being amortized on a straight-line basis over the estimated useful life of 3 years, which approximates the pattern in which the economic benefits of the intangible assets are expected to be realized.

The Group acquired 100% of shares and 100% of voting equity interests in Remote Year.

Remote Year did not contribute revenues or profits or losses to the consolidated group in 2020 since its acquisition, as the Group made a decision to temporarily suspend its operations and relaunched it in 2021. Remote Year contributed with total $4,521 thousand revenues and total $1,812 thousand losses for the year ended 31 December 2021.

NOTE 15:-	INVENTORIES

The Group’s inventory is comprised of hotel and restaurant operating inventory.

For the year ended 31 December 2021, inventories of $11,311 thousand (2020: $3,762 thousand) were recognized as an expense and included in cost of food and beverage.

There are no inventories pledged as security in respect of liabilities.

NOTE 16:-	TRADE AND OTHER RECEIVABLES

	At December 31,
	2021	2020
	(In thousands of US$)
Accounts Receivable	10,853	4,706
Notes Receivable	1,599	2,579

Trade and other receivables	12,452	7,285

Current	10,527	4,940
Non-current	1,925	2,345

Notes receivables are related to loans for construction and development. These loans were granted by the Group to partners who co-operate closely with particular Selina locations. Notes classified as short term are repayable by partners in 2022 and notes classified as long term are repayable in later years.

The net carrying value of trade receivables is considered a reasonable approximation of fair value. All of the group’s trade and other receivables in the comparative periods have been reviewed for indicators of impairment.

Note 26 includes disclosures relating to the credit risk exposures and analysis relating to the allowance for expected credit losses. Both the current and comparative impairment provisions apply the IFRS 9 expected loss model.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 17:-	OTHER CURRENT ASSETS AND ASSETS CLASSIFIED AS HELD FOR SALE

	At December 31,
	2021	2020
	(In thousands of US$)
Advances to suppliers	19	978
Non-income taxes	7,927	7,080
Prepaid expenses	2,173	2,678

Other current assets	10,119	10,736

	At December 31,
	2021	2020
	(In thousands of US$)
Buildings, leasehold improvements and hotel assets	3,000	—
Assets under construction	1,409	—
Impairment adjustment	(1,909)

Non-current assets held for sale	2,500	—

The Group decided in the year ended 31 December 2021 to sell certain properties located in the United States which were originally acquired for the expansion of the Group’s operations in the East Coast. The property is made up of land and all its rights, privileges and easements related and certain buildings comprising a hotel property upon the land and all other improvements and structures. An active selling program for the properties with interested parties was in place at the closing date (the year ended 31 December 2021) and the sale was expected to be completed before the end of June 2022.

Finally, in February 2022 the Group sold the property, land and building to a third party, subject to certain conditions as the applicable municipal authorities’ approval of the site plan for redevelopment of the property, among others. The total selling price of the property is $3,000 thousand. The estimated costs needed to sell the property are $500 thousand.

The land and building classified as held for sale during the reporting period was measured at the lower of its carrying amount and fair value less costs to sell at the time of the reclassification, resulting in the recognition of a write-down of $1,909 thousand as impairment and write-off of non-current assets in the statement of profit or loss. The fair value of the land was determined using the sales comparison approach and ultimately the expected selling price as agreed in the purchase and sale agreement of the property.

NOTE 18:-	NON-CURRENT FINANCIAL ASSETS

In 2019, the Group made an investment of $4,284 thousand in Pirate Studios Limited (“Pirate”), an entity which operates as 24-hour self-services music studios in the UK, Germany and US. The Group funded 75% of the investment on behalf of other third party investors. As of 31 December 2021, the shares held had not yet been transferred to such investors, and as such a liability of $2,777 thousand was recorded within Trade Payables and Other Liabilities in the accompanying Consolidated Statement of Financial Position. Furthermore, as of 31 December 2020, Management concluded there was an impairment in the value of the Pirate investment of $1,067 thousand, due to changes in market conditions caused by COVID-19. An impairment loss of $201 thousand related to the Group’s own investment was recognized in the Consolidated Statement of Profit or Loss and an

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

impairment loss of $866 thousand related to investment on behalf of third party investors was recognized against the liability. As of 31 December 2021 no further changes or impairment adjustments were noted.

NOTE 19:-	CURRENT TRADE AND OTHER PAYABLES

	At December 31,
	2021	2020
	(In thousands of US$)
Trade payables	11,496	10,628
Customer advances	1,640	1,626
Accrued expenses and other liabilities	21,104	14,713
Provision for tax uncertainties	9,590	3,937
Phantom share liability	3,434	1,057
Loyalty program redemption	25	25
Other liabilities	2,777	2,777

Trade payables and other liabilities	50,066	34,763

The carrying values of trade payables is considered to be a reasonable approximation of fair value.

NOTE 20:-	LOANS PAYABLE

Loans Payable in the accompanying Consolidated Statement of Financial Position is composed of the following:

			At December 31,
	Interest rate	Maturity	2021	2020
			(In thousands of US$)
Loan from debtholders	5% - 15%	2022	17,472	16,212
Bank and government loans	1% - 10%	2022	1,986	2,879

Total current interest-bearing loans and borrowings			19,458	19,091

Non-current interest-bearing loans and borrowings:
Loan from debtholders	5% - 18%	2023 to 2042	108,634	81,947
Bank and government loans	1% - 10%	2023 to 2027	21,080	5,207

Total non-current interest-bearing loans and borrowings			129,714	87,154

Denominated in the following currencies:
US dollars			90,761	79,531
Sterling			12,191	13,215
Colombian Peso			55	1,073
Brazilian Real			17,043	10,586
Israeli Shekels			8,484	1,367
Peruvian Sol			2,169	473
Australian Dollar			2,671	—
Euro			15,798	—

Total interest-bearing loans and borrowings			149,172	106,245

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Interest expense on Loans Payable, included within Finance Costs in the accompanying Consolidated Statement of Profit or Loss are as follows:

	Year ended December 31,
	2021	2020
	(In thousands of $)
Interest expense on loan from debtholders	39,391	18,683
Interest expense on bank and government loans	666	186

Total interest expense on loans from debtholders and bank and government loans	40,057	18,869

Loan from debtholders

a.	Term Loan Agreement

In January 2018, the Company, as the borrower, entered into a Term Loan Agreement (as amended from time to time, the “Term Loan Agreement”), together with Selina Hospitality Operations Mexico, S.A. de C.V., Selina Operation One (1), S.A. (“Selina One”), the lenders thereunder, including Cibanco, S.A. Institución de Banca Múltiple, Gomez Cayman SPV Limited and 166 2nd LLC, as well as the security agent, GLAS Trust Corporation Limited. The loan is comprised of two different tranches and the term for each tranche is 60 months from the funding of each tranche. The borrower may elect to repay the outstanding amounts prior to the maturity date and the debt accelerates upon a change of control, event of default or sale transaction.

The facility accrued interest at a rate of 12% per annum until the end of April 2021 and, pursuant to the terms of an Intercreditor Agreement dated 31 March 2020 (“Intercreditor Agreement”), made among the parties to the Convertible Note Instrument and Term Loan Agreement, increases by 2% each three-month period starting from 1 May 2021, such interest rate not to exceed 18% in total. Currently, interest is capitalized and is added to the principal amount of the loan.

In March and April 2020, the group signed a cashless rollover agreement with three lenders. As a result, $30,297 thousand were rolled over from the existing loans into a new convertible instrument (described below in Note 21). Since the terms of the Term Loan and the new Convertible Note were substantially different, the Company treated this roll over as an extinguishment of debt in accordance with IFRS 9, Financial Instruments, and a gain on extinguishment of debt of $2,669 thousand was registered in the 2020 Consolidated Statement of Profit or Loss (see Note 6).

For the remaining balance of the loan, under the Term Loan and the Intercreditor Agreement, Selina has the prepayment option or option to repay the Term Loan without any penalty or premia and the lenders have the right to convert their debt outstanding under the Term Loan Agreement into debt under the Convertible Note Instrument to be exercised within a limited 6-month window from 30 April 2021.

In July 2021, the Term Loan Agreement was amended to provide for, among other things, the automatic conversion of the loan into equity in the Company upon the consummation of an Equity Financing, with such conversion to occur at a discount to the share price utilized for the Equity Financing depending on the valuation of the Company at that time, and the Company’s right, to be exercised within a limited window following the conversion trigger, to repay the debt at par value plus a prepayment fee of 40% of the amount due. In October 2021, the Term Loan was amended again, which amendment became effective on 2 December 2021, to modify the automatic

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

conversion trigger and the parameters for an Equity Financing transaction in particular, and to incorporate fee letters that provide for the payment to the lenders of certain fees should the Company undergo a public listing under certain circumstances (“IPO Transaction”).

The Company treated these amendments as an extinguishment of debt in accordance with IFRS 9, Financial Instruments, and a loss on extinguishment of debt of $18,485 thousand was registered in the 2021 Consolidated Statement of Profit or Loss.

Year ended December 31, 2021
(In thousands of US$)
Debt component of the Term Loan at closing	30,916
Interest charged (using effective interest rate)	3,360

Carrying amount of the loan payable component at 31 December 2021	34,276

Automatic Conversion component / Prepayment option at 1.4 as the date of extinguishment under IFRS 9	21,192
(Gain) loss from revaluation to fair value through profit and loss	(5,310)

Carrying amount of the derivatives financial liabilities components at 31 December 2021	15,882

The carrying amount for the Term Loan, as of 31 December 2021, at amortized cost, is $34,276 thousand ($32,224 thousand as of 31 December 2020). Currency is USD. The interest rate in 2021 and 2020 was 18% and 12%, respectively. Interest payments are capitalized every three-month period and maturity, assuming no equity financing occurs, is in 2023.

The facility includes customary representations, warranties, covenants, indemnities, reporting requirements and restrictions, including a negative pledge relating to the Company’s ability to incur additional debt, and is secured by a guarantee by Selina One as well as a pledge of the shares of Selina One by the Company.

b.	Real Estate Partner Debt

The Company’s subsidiaries have entered into agreements with local capital partners that provide funding to the group to allow it to lease and convert properties into Selina branded properties. These funding arrangements are often structured as loans, in exchange for which the local capital partners receive a yield or interest on such amounts, often together with a portion of the profits of projects which are funded through such a structure. In some cases, for strategic transactions, these loans are secured. As of 31 December 2021, the outstanding amount of these long-term partner loans total $75,819 thousand ($64,384 thousand as of 31 December 2020).

Included within these loans are the following transactions closed during the year ended 31 December 2021:

•

In July 2021, the Group received in Greece a loan for the Theatrou Hotel. The currency is Euro and the maturity is in 2040. Interest rate is 5%. The outstanding amount as of 31 December 2021 is $1,743 thousand.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

•

In December 2021, the Group received in Australia $2,786 thousand for new hotels which are in development. The currency is Australian Dollar and the maturity is in 2027. Interest rate is 9.75%. The outstanding amount as of 31 December 2021 is $2,798 thousand.

•

In Brazil the Group also received during 2021 additional proceeds of $5,962 thousand for hotels located in Brazil. The currency is Brazilian Real. The interest rate for the facility is 8% and the maturity occurs in 2042. The outstanding amount of all borrowings in Brazil as of 31 December 2021 is $16,910 thousand.

•	During 2021 the Group also borrowed from real estate partners for hotels located in Israel. The currency is Israeli New Shekel. The outstanding amount as of 31 December 2021 is $6 million.

Included within these loans are the following transactions closed during the year ended 31 December 2020:

•

In May and June 2020, the Group received a loan in Israel for the Beit Oren Hotel for a total amount of $1,028 thousand. The currency is Israeli New Shekel. Interest rate is 8% with quarterly interest payments. Repayment of principal and maturity will depend on the performance of the hotel. The outstanding amount as of 31 December 2021 is $1,350 thousand ($1,025 thousand as of 31 December 2020).

•

In October 2020, the Group received in Israel a loan for the Neve Tzedek hotel. The amount is $312 thousand. The currency is Israeli New Shekel. Interest rate is 8% with quarterly interest payments. Repayment of principal and the maturity of the loan will depend on the performance of the hotel. The outstanding amount as of 31 December 2021 is $312 thousand ($312 thousand as of 31 December 2020).

•

In Brazil the Group has also received $2,798 thousand in 2020. The currency is Brazilian Real. Maturity is in 2035 and 2041. Repayment of interest and principal are due monthly. The outstanding amount as of 31 December 2021 is $16,910 thousand ($10,352 thousand as of 31 December 2020).

•

During 2020 the Group has also borrowed $9,744 thousand for hotels located in Portugal, UK and Austria. Interest rate is between 5% and 6% with monthly principal and interest payments. The currency of the loans is the Pound Sterling. The outstanding amount as of 31 December 2021 is $14,091 thousand ($ 9,989 thousand as of 31 December 2020). Maturity is in 2040.

c.	Other Loans and Borrowings

In January 2020 the Group borrowed in Colombia $740 thousand. The currency of the loan is Colombian Peso. Interest rate is 14.93%. Initial 7 months of interest only payments. Rest of payments are done monthly comprising interest and principal repayments. The outstanding amount as of 31 December 2020 was $599 thousand. Maturity is in 2022, however this loan was fully repaid in November 2021.

In February 2020, the Group borrowed $5,100 thousand from Kibbutz, S.A. at 12% interest rate. Currency is USD. The loan was fully repaid in July 2020. In November 2020 the Group received a new loan of $300 thousand at 8% interest rate. The outstanding amount as of 31 December 2021 is $324 thousand ($300 thousand as of 31 December 2020). The maturity was January 2021 and it has been subsequently extended. The maturity is January 2022.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

In March 2021, the Group borrowed $211 thousand in Colombia. The currency of the loan is the Colombian Peso. The interest rate is 14.93%. The loan has an initial 7 months of interest only payments. The rest of the payments are done monthly and comprise of interest and principal repayments. This loan was fully repaid in November 2021.

In August 2021, the Group received in the USA a $900 thousand loan for the Woodstock Hotel (USA). The currency is USD and the maturity is in 2022. Interest rate is 8.5%. The outstanding amount as of 31 December 2021 is $913 thousand.

d.	Bridge Loan Facility

In November 2021, the Group entered into a committed bridge loan facility under which the Company has the right (but not the obligation), subject to the completion of certain conditions precedent, to draw up to $25 million between 15 December 2021 and 30 April 2022. The interest rate on each draw is 10%, payable up front, and the lenders are entitled to receive warrants issued by the Company in an amount equivalent to 15% of the amount drawn. Draws under the facility are repayable upon the closing of the business combination between the Company and BOA. As of 31 December 2021 the Company had not yet drawn any amounts under this facility.

e.	PIPE Investors pre-funds

As mentioned in Note 1, on 2 December 2021, the Group announced that it had entered into PIPE subscription agreements in respect of $55.45 million of investment and the SPAC sponsor provided an equity backstop for up to an additional $15 million in investment, bringing the total committed capital to $70 million, concurrently with the effectiveness and closing of the Business Combination transaction. One of the PIPE investors pre-funded their subscription amount of $10 million on 8 December 2021 in exchange for the investor receiving an early payment fee equivalent to $2,500 thousand, with such fee to be paid via the issuance of ordinary shares of the Company at the closing of the deSPAC transaction. Such investor and another PIPE investor also will receive 100,000 and 200,000 BOA Acquisition Corp. class B common shares, respectively, from the SPAC sponsor, Bet on America, LLC, at the closing of the deSPAC transaction based on the value of their subscriptions, which shares will be converted into ordinary shares of Selina.

The above PIPE subscription pre-funded in 8 December 2021 is presented in the consolidated statement of financial position as a loan that is composed of a liability component and a conversion component. The conversion component (the additional 250,000 Company’s ordinary shares to be issued as early payment fee equivalent to $2,500 thousand) meets the “fixed for fixed” criteria and therefore classified as equity component. The financial liability component is recognized at fair value at the execution date (the date when the funds are received) and measured at amortized cost at closing date, 31 December 2021. The difference between the fair value of the financial liability and the received amount at the execution date, is recognized as an equity component, without any subsequent measurement.

f.	Bank and Government Loans

In April and May of 2020, the Group borrowed $1,832 thousand from JP Morgan Chase Bank and TD Bank through the PPP. In March 2021, Selina also borrowed $2,000 thousand from TD Bank through the PPP. The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the COVID-19 pandemic. PPP

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over 2 years if issued before, or 5 years if issued after, 5 June 2020 at an interest rate of 1% with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties. The outstanding balance of these loans as of 31 December 2021 is $3,498 thousand ($1.832 thousand as of 31 December 2020). The amount which has been forgiven during 2021 is $374 thousand. The maturity date on these loans ranges between 2023 and 2025.

The Group also borrowed $469 thousand in Peru in May 2020 from the Banco de Credito del Peru. These loans are part of the program Reactiva Peru. The currency of the loans is the Peruvian Sol. The interest rate is 1%. Repayments began in June 2021 with monthly repayments of principal and interest. Maturity is in May 2023. As of 31 December 2021 and 2020, $302 thousand and $469 thousand, respectively, were outstanding under these loans.

In December 2019, the Group borrowed $2.500 thousand from Banistmo Bank through a non-revolving credit facility. The interest rate is 7% and the maturity is in 2026. In December 2019, the Group also arranged with Banistmo Bank a revolving credit facility of $1.5 million. Interest rate is 6,5% and the maturity is in 2023. As of 31 December 2021 and 2020, $4,053 thousand and $4,157 thousand, respectively, were outstanding under these loans.

Additionally, in November 2021 the Group fully repaid the loan with the Bank of Costa Rica. As of 31 December 2020, $1,538 thousand was outstanding under this loan.

During 2021 the Group has also borrowed in Israel from Leumi Bank. The currency is Israeli New Shekel. Interest rate ranges from 3% to 4%. Maturity ranges from 2022 to 2026. The outstanding balance as of 31 December 2021 is $1,103 thousand.

IDB Loan

Furthermore, on 20 November 2020, Selina Global Services Spain, S.L., a wholly-owned subsidiary of the Company, as the borrower, Selina One and Inter-American Investment Corporation (“IDB Invest”), as the lender, entered into a Loan Agreement and related documentation (“IDB Facility”) pursuant to which IDB Invest has agreed to extend to the borrower, together with a participant lender, loans in the aggregate principal amount of $50 million. The borrower has a right to request a disbursement once per quarter, subject to certain debt covenants and conditions precedent being satisfied. The interest rate for the loans is LIBOR plus a 7.5% margin, and the facility also contains commitment, front-end, mobilization, cancellation and exit fees.

During the course of 2021, collateral was put into place to secure repayment of the loan, including collateral provided by the Company, such as a parent company guarantee and a pledge over the Company’s shares in the borrower. As of 31 December 2020 the Company had not drawn any amounts under this facility. In November 2021, the Company drew $6.9 million as part of the first draw made under the IDB facility. In December 2021, the Company drew an additional $7.6 million pursuant to a second draw under the IDB facility. In March 2022, the Company drew an additional $6.9 million pursuant to a third draw under the IDB facility.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The loan documentation has affirmative and negative covenants, including detailed environmental, social and governance requirements indemnification provisions, representations and warranties and reporting obligations commensurate with development bank credit facilities. The loans are guaranteed by, among other things, the Company and various subsidiary companies, as affiliate guarantors, as well as pledges over the shares and bank accounts of certain subsidiary companies, mainly those located in Brazil, Mexico, Colombia, Costa Rica, Panama and Ecuador.

The maturity date for all loans is 15 December 2027 and the facility includes various mandatory repayment obligations and voluntary prepayment rights.

NOTE 21:-	CONVERTIBLE NOTE AND WARRANTS

	Year ended December 31, 2020	Additions	Year ended December 31, 2021
	(In thousands of US$)		(In thousands of US$)
Cash proceeds of issue of convertible loan notes	59,650	44,350	104,000
Roll over of Term Loans into convertible note (*)	30,672	—	30,672

Net consideration from issue of convertible loan notes	90,322	44,350	134,672

Note component at date of issue	52,953	10,733	63,686
Interest charged (using effective interest rate)	8,469	25,161	33,630

Carrying amount of the loan payable component at year end	61,422	35,894	97,316

Conversion components as the date of issue	27,878	25,685	53,563
Warrants at the date of issue	6,829	7,862	14,691
Loss (gain) from revaluation to fair value through profit and loss	8,420	6,325	14,745

Carrying amount of the derivative financial liability components at year end	43,127	39,872	82,999

(*)	Gain on extinguishment of Term Loan for the proceeds that rolled over Convertible Note in the year 2020 recognized within Finance Income amounted to 2,669 thousand (see Note 6).

a.	Selina Holding note

In March 2020, the Company and Selina Operation One (1), S.A. (“Selina One”) entered into a Convertible Loan Note Instrument constituting $90 million principal amount, 10% fixed rate guaranteed security convertible redeemable loan notes due 2023 (as amended from time to time, the “Convertible Note Instrument”). The $90 million headroom under the Convertible Note Instrument was increased to $125 million in July 2021 and can be increased further in certain limited circumstances, such as notes issued in connection with accrued interest or conversion of a senior term loan into notes. The maturity date of the debt is 30 June 2023, at which point the Company must redeem the outstanding note. The Company may not prepay the debt before the maturity date, although the Company may be required to redeem the notes at greater than their par value upon event of default by

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

the Company or upon an Initial Public Offering (IPO), change of control or insolvency event. Interest accrues on a payment in kind basis at a rate of 10% per annum and capitalizes on a quarterly basis based on the date of issuance of each note.

In addition, the Company has, since 1 January 2021, entered into various letter agreements with holders of notes constituting a majority of the debt under the Convertible Note Instrument, which agreements provide for the automatic conversion of the holder’s debt into equity in the Company upon the completion of certain conditions. As of 31 December 2021, all conditions were not met to provide the automatic conversion feature to be effective for the note holders in the year 2021. Such conversion would occur at a discount to the share price utilized for an equity financing depending on the valuation of the Company at that time. The Convertible Note Instrument was amended further in October 2021, which amendment became effective on 2 December 2021, to modify one of the conversion triggers, which would occur in the event the Company did not complete a qualifying financing by 31 December 2021, by extending the financing deadline to 30 June 2022 and changing qualifying financing requirements. During 2021, investors have subscribed for approximately $44.3 million of notes under the Convertible Note Instrument ($90.3 million during 2020).

Convertible noteholders generally have the option to convert some or all of their notes into equity upon the occurrence of a trigger event, including an exit event, such as IPO or change of control, a new equity fundraising round or the failure of the Company to complete a qualifying equity financing of at least $50 million by 31 December 2021 (being the financing deadline extended to 30 June 2022 and the qualifying financing requirements changed as mentioned above). The conversion price is to be set at either 65% or 70% of the price of the equity issued in connection with the fundraising or exit event depending on the valuation of the Company for such purposes, or if no qualifying fundraising occurs within a certain time period, conversion is determined using a multiple of revenues.

The Convertible Note Instrument contains customary representations, warranties, covenants, indemnities, reporting requirements and restrictions, including a negative pledge relating to the Company’s ability to incur additional debt, and is secured by a guarantee by Selina One as well as a pledge of the shares of Selina One by the Company.

As of 31 December 2021, the carrying amount, at amortized cost, of the note liability component of the Convertible Note Instrument in Selina Holding Company was $86,699 thousand ($53,131 thousand as of 31 December 2020).

b.	Mexico notes

On 20 April 2020, Selina Hospitality Operations Mexico, S.A. de C.V., as the borrower (“Selina Mexico”), the Company and Selina One entered into a Convertible Loan Note Instrument constituting $5 million principal amount, 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 (the “Mexico Note Instrument”). Cibanco, S.A. Institución de Banca Múltiple is the only noteholder under this instrument and subscribed for a total of $11,238 thousand in the notes.

The terms and conditions of the Mexico Note Instrument are substantially similar to the Convertible Note Instrument, except that the debt is convertible into shares of Selina Mexico. The noteholder and the parties to the Mexico Note Instrument entered into a Put and Call Option Agreement, originally dated 15 January 2018 and amended and restated on 28 April 2020, that allows the noteholder to convert its equity in Selina Mexico into equity in the Company, subject to the terms therein.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The amendments introduced in the Convertible Note Instruments in the year 2021 as above mentioned are equally applicable to the called Mexico notes.

As of 31 December 2021, the carrying amount, at amortized cost, of the note liability component of the Mexico Note Instrument was $10,617 thousand ($8,291 thousand as of 31 December 2020).

c.	Warrants

A warrant instrument accompanies the Convertible Notes. Under the warrant instruments, certain new money noteholders are entitled to warrants that give each noteholder the right to acquire its pro-rata portion of an allocation of ordinary shares ranging from 4.5% to 7.5% depending on when a warrant is exercised, either before or after a new fundraising round, and if a warrant is exercised after a new fundraising round, then the allocation changes based on the valuation ascribed to the company during the fundraising round. All the warrants have been issued by SELINA HOSPITALITY, PLC (formerly Selina Holding Company, UK Societas).

The warrant instrument, was amended and restated in October 2021, which amended and restated warrant instrument became effective on 2 December 2021, to accommodate the issuance of additional warrants in connection with the increased headroom under the Convertible Note Instrument, as described above, and the potential issuance of a new tranche of warrants upon the completion of an IPO Transaction. The range of allocation of ordinary shares to which holders of the warrants would be entitled was increased to 6.25% to 10.42% (depending on valuation as described above).

NOTE 22:-	CONTINGENT LIABILITIES AND GUARANTEES PROVIDED

The Group is subject to several legal claims and proceedings, the ultimate outcome of which is subject to many uncertainties inherent in litigation. These legal claims and proceedings are in various stages, and either individually or in the aggregate, are not likely to have a significant effect on the Group’s financial position or profitability.

The Group issues topco guarantees on the majority of its leases to secure management and lease agreements and/or funds to convert properties to Selina branded hotels. Due to the application of IFRS 16, all potential lease liabilities have been recognized on the consolidated balance sheet. No other material contingent liabilities or off-balance sheet arrangement have been identified. The Group believes the possibility of any outflows related to contingent liabilities is remote.

NOTE 23:-	SHARE CAPITAL

	Issued and outstanding
	December 31,
	2021	2020
	(In thousands of US$)
Ordinary shares of $0.01 each	4	(	*)
Series A shares of $0.01 each	156	156
Series B shares of $0.01 each	44	41
Series C shares of $0.01 each	32	32

	236	229

(*)	Under one thousand dollars

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

1.	Ordinary shares:

The ordinary shares confer upon their holders the right to participate in the general meetings of the Company, to vote at such meetings (each share confers one vote), and to participate in any distribution of dividends or any other distribution of the Company’s property, including the distribution of surplus assets upon liquidation.

2.	Series A shares:

The Series A shares confer upon their holders the right to participate in the general meetings of the Company, to vote at such meetings (each share confers one vote), and to participate in any distribution of dividends or any other distribution of the Company’s property, including the distribution of surplus assets upon liquidation.

3.	Series B shares:

The Series B shares confer upon their holders the right to participate in the general meetings of the Company, to vote at such meetings (each share confers one vote), and to participate in any distribution of dividends or any other distribution of the Company’s property, including the distribution of surplus assets upon liquidation. Certain anti-dilution and liquidation preferences attach to the Series B shares.

4.	Series C shares:

The Series C shares confer upon their holders the right to participate in the general meetings of the Company, to vote at such meetings (each share confers one vote), and to participate in any distribution of dividends or any other distribution of the Company’s property, including the distribution of surplus assets upon liquidation. Certain anti-dilution and liquidation preferences attach to the Series C shares.

As of 31 December 2021, the Company’s capital structure consisted of 419,832 ordinary shares with a par value of $0.01 (2020: $0.01), 15,589,552 (2020: 15,589,552) Series A common shares with a par value of $0.01, 4,346,830 (2020: 4,126,647) Series B common shares with a par value of $0.01 and 3,231,350 (2020: 3,231,350) Series C common shares with a par value of $0.01 each, issued and outstanding. In addition to issued shares, 3,329,986 ordinary shares were available for issuance under the ESOP.

The subscription and shareholders’ agreement among the Company and its shareholders was amended in July 2021 and October 2021, with the October amendment becoming effective on 2 December 2021, to modify the provisions relating to permitted transfer rights, the issuance of shares for strategic purposes and the issuance of additional warrants in connection with the increased headroom under the Convertible Note Instrument (see Note 21) as well as to incorporate new provisions that will apply should the Company undergo the IPO Transaction (see Note 1), including modified director voting rights, the issuance of shares to specified shareholders in connection with the listing and related modifications.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 24:- ADDITIONAL PAID IN CAPITAL

	At 1 January 2021	Issuance of shares	Exercises of stock options	Conversion rights on investors fund	Equity- settled stock compensation expense for the period	At 31 December 2021
	(In Thousands of US$)
Share premium	178,549	82	84	—	—	178,715
Costs of equity raise	(542)	—	—	—	—	(542)
Value of conversion rights on investors fund	—	—	—	1,926	—	1,926
Equity on stock compensation	8,197	—	—	—	2,817	11,014

Total additional paid-in capital	186,204	82	84	1,926	2,817	191,113

	At 1 January 2020	Issuance of shares	Exercises of stock options	Shares issued in business combinations	Equity- settled stock compensation expense for the period	At 31 December 2020
	(In Thousands of US$)
Share premium	178,183	—	—	366	—	178,549
Costs of equity raise	(542)	—	—	—	—	(542)
Equity on stock compensation	6,857	—	—	—	1,340	8,197

Total additional paid-in capital	184,498	—	—	366	1,340	186,204

The share premium account includes any premiums received on issue of share capital. Any transaction costs associated with the issuing of shares are presented separately as costs of equity raise.

NOTE 25:- FAIR VALUE MEASUREMENT

The following table presents the fair value measurement hierarchy for the Group’s assets and liabilities.

Quantitative disclosures of the fair value measurement hierarchy of the Group’s assets and liabilities as of 31 December 2021 and 2020:

2021	Valuation Date	Fair value hierarchy
		Level 1	Level 2	Level 3	Total
		(In thousands of US$)
Liabilities measured at fair value:
Derivative financial liabilities (Note 26):	Dec 31, 2021	—	—	76,906	76,906
Warrants	Dec 31, 2021	—	—	21,975	21,975
Liabilities whose fair value is disclosed (Note 26):
Interest-bearing loans (CLA)	Dec 31, 2021	—	—	97,316	97,316
Interest-bearing loans (Term loan)	Dec 31, 2021	—	—	34,276	34,276

2020
Liabilities measured at fair value:
Derivative financial liabilities (Note 26):	Dec 31, 2020	—	—	34,277	34,277
Warrants	Dec 31, 2020	—	—	8,850	8,850
Liabilities whose fair value is disclosed (Note 26):
Interest-bearing loans	Dec 31, 2020	—	—	61,422	61,422

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

There were no transfers from level 1 to level 2 during the period and no transfers out of Level 3.

Derivative financial liabilities are the derivative components which are embedded in the Company’s Term Loan and the convertible loan agreements, and presented in Note 20 and 21. The fair value of the derivative financial liabilities and the warrants is the amount at which the instruments could be exchanged in a current transaction between willing parties other than in a forced transaction (a forced liquidation or distress sale).

The following methods and assumptions were used to estimate the fair values of both the derivative financial liabilities and the warrants:

•

Fair value of Selina’s market capitalization has been estimated using a Discounted Cash Flow (DCF) model. The valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management’s estimate of fair value for these investments in unquoted shares.

•

Fair value of the convertible loans, including the embedded derivatives was based on a combination of probability analysis and Monte Carlo simulation, based on Management’s estimations. This method included evaluation of many possible value outcomes asset.

Description of significant unobservable inputs to valuation:

	Valuation technique	Significant unobservable inputs	Input in valuation	Sensitivity of the input to fair value
Financial derivatives and warrants measured at fair value through profit and loss	DCF and Monte Carlo	Weighted average cost of capital (WACC)	45%	5% increase (decrease) in the discount rate would result in increase (decrease) in fair value by $852 thousand, ($730 thousand), respectively

		Terminal Revenue Multiple	2.5x	Median (Low) multiple from the comparable companies is 2.8x (2.1x) and would result in increase (decrease) in fair value by $280 thousand ($152 thousand), respectively

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 26:- FINANCIAL INSTRUMENTS

Categories of financial instruments

	Carrying amount		Fair value
	December 31,		December 31,
	2021	2020	2021	2020
	(In thousands of US$)
Financial assets
Measured at amortized cost:
Current
Cash	21,943	13,572	21,943	13,572
Trade and other receivables	10,527	4,940	10,527	4,940

Non-current
Trade and other receivables	1,925	2,345	1,925	2,345
Non-current financial assets	3,156	3,117	3,156	3,117
Security Deposits	9,773	10,340	9,773	10,340

Total financial assets	47,324	34,314	47,324	34,314

Financial and lease liabilities
Measured at amortized cost:
Current
Loans payable	(19,458)	(19,091)	(19,458)	(19,091)
Lease liabilities	(45,660)	(34,766)	(45,660)	(34,766)
Trade payables and other liabilities	(50,066)	(34,763)	(50,066)	(34,763)

Non-current
Loan payable, net of current portion	(129,714)	(87,154)	(130,735)	(87,154)
Convertible Note	(97,316)	(61,422)	(142,317)	(74,829)
Lease liabilities, net of current portion	(348,972)	(291,186)	(348,972)	(291,186)
Accounts payable from related parties	(3,472)	(5,434)	(3,472)	(5,434)

Measured at fair value through profit or loss:
Current
Derivative financial instruments (warrants and conversion option on convertible note)	(82,999)	(43,127)	(82,999)	(43,127)
Derivative financial instruments (convert feature and prepayment option on the Term Loan note)	(15,882)	—	(15,882)	—

Total financial and lease liabilities	(793,539)	(576,943)	(839,561)	(590,350)

The carrying amounts of current trade and other receivables, trade payables and certain accrued liabilities, all of which are financial instruments, are considered to approximate the fair value of these items due to the short-term nature of the amounts involved. The carrying amounts of non-current financial assets and financial liabilities recorded at amortized cost in the Consolidated Financial Statements approximate to their fair values.

Financial risk management

The Group is exposed to financial risks that arise in relation to underlying business activities. These risks include: market risk, credit risk, liquidity risk, and capital risk. There are Board approved

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

policies in place to manage these risks. During 2021 and 2020, the Company did not have a hedging policy in place or transactions involving derivative instruments. There have been no major changes in the financial risk management objectives, processes and policies from prior years.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises: foreign exchange risk and interest rate risk. Financial instruments affected by market risk include loans and other borrowings, cash and cash equivalents, debt and equity investments and derivatives.

Foreign exchange risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in foreign currency exchange rates. Movements in foreign exchange rates can affect the Group’s reported profit or loss and net financial assets and liabilities. The most significant exposures of the Group are in currencies that are freely convertible. The Group’s cash and cash equivalents are predominantly held in USD (76% and 78% of total as of 31 December 2021 and 2020, respectively). The Group’s loans and borrowings are also denominated predominantly in USD (76% and 75% of total as of 31 December 2021 and 2020, respectively). The Company does not enter into cash flow or net investment hedging.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term liabilities with floating interest. The Group does not see a significant interest rate risk as the majority of interest on debt is being charged on a fixed rate basis. With the exception of overdrafts, 80% of borrowings were fixed rate debt at 31 December 2021 (2020: 82%). The Group does not enter into interest rate hedging transactions through the use of interest rate swaps or other derivative instruments.

Credit and concentration risk

Credit risk represents the financial loss the Group would experience if a counter-party to a financial instrument, in which the Group has an amount owing from the counterparty, failed to meet its obligations in accordance with the terms and conditions of its contracts with the Group. Overall credit risk of the Group is low as most guests are charged either in cash or by credit card, and supplier or other lenders to the Group are highly diversified, with low concentration.

The Group’s credit risk is primarily attributable to its accounts receivable as cash balances are deposited with reputable financial institutions. The accounts receivable amounts disclosed in the financial statements are net of allowances for doubtful accounts, estimated by the Group’s management based on prior experience and their assessment of the current economic environment.

The Company writes off financial assets that are past due for more than one year and for which there will be no further collection activities. In addition, the Company writes off financial assets for which the Company believes the likelihood of collection is nil, for example, in situations in which the borrower is in liquidation or bankruptcy proceedings.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Cash at bank and in hand, short-term deposits, trade and other receivables are subject to the expected credit loss model requirements of IFRS 9. Other receivables typically comprise of arrangements with landlords or partners where the Group might be providing loans for development or refurbishment purposes. Outstanding debts are monitored and expected credit losses are periodically assessed for recoverability. The expected credit loss is considered to be immaterial.

The Group and the company’s financial instruments are exposed to concentration risk. The Group assesses the inherent concentration risk as low due to the fact hospitality services are provided to multiple customers or guests at many locations and the vast majority of payments are processed in cash or by credit card. Receivables from guests on the balance sheet have arisen in the last days of December prior to year end and have either not yet been charged from guests or from institutions in charge of processing card payments. Due to the nature of the Group’s operations and cash flow monitoring, it is unlikely that debtors will remain outstanding long term.

Liquidity and capital risk management

Liquidity risk is the risk that the Group will encounter difficulty in meeting obligations associated with financial liabilities. The Group manages liquidity risk through the management of its capital structure as outlined below. The Group policy is to ensure sufficient liquidity to meet all foreseeable medium-term cash requirements and provide headroom against unforeseen obligations. Cash and cash equivalents are held in short-term deposits, mostly in USD, in banks in the UK, US and Panama.

The Group’s objectives in managing capital are to ensure sufficient liquidity to pursue its strategy of growth and to provide returns to its shareholders. The Group defines the capital it manages as the aggregate of its equity, which comprises common stock, additional paid in capital, accumulated deficit and currency translation. The Group manages its capital to ensure that it will be able to continue as a going concern. The capital structure consists of net debt, issued common stock capital and reserves. The structure is managed to maximize returns to shareholders and to service debt obligations, whilst maintaining maximum operational flexibility. The current capital structure is a combination of investor funding through investor debt and equity raised throughout three major rounds of fundraising, bank debt, debt convertible to equity, and long term partner debt. The Company’s ability to successfully carry out its business plan is primarily dependent, among others, upon its ability to obtain sufficient additional capital, or secure other sources of funding from financial institutions for working capital or other long term needs. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for the long-term expansion of its business (see Note 2b). The Group was not subject to any significant externally imposed capital requirements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The table below summarizes the maturity profile of the Group’s financial liabilities based on contractual undiscounted payments (including interest payments):

	Less than one year	1 to 2 years	2 to 3 years	3 to 4 years	> 4 years	Total
	(In thousands of US$)
December 31, 2021
Loans payable	22,685	80,437	8,032	9,089	81,097	201,340
Lease liabilities	45,660	45,274	42,993	42,745	607,558	784,230
Trade payables and other liabilities	50,066	—	—	—	—	50,066
Accounts payable to related parties	—	—	—	—	3,472	3,472
Convertible loans		176,448	—	—	—	176,448

	118,411	302,159	51,025	51,834	692,127	1,215,556

December 31, 2020
Loans payable	27,499	24,289	39,822	4,677	68,873	165,160
Lease liabilities	34,766	36,283	36,281	35,858	525,416	668,604
Trade payables and other liabilities	34,763	—	—	—	—	34,763
Accounts payable to related parties	—	—	—	—	5,434	5,434
Convertible loans	—	—	122,055	—	—	122,055

	97,028	60,572	198,158	40,535	599,723	996,016

NOTE 27:- RELATED PARTY TRANSACTIONS

a.	The parent Company, controlling shareholders and subsidiaries:

Dekel Development Holding SA, holds 34.66% of SELINA HOSPITALITY, PLC (formerly Selina Holding Company, UK Societas) as of 31 December 2021 (35.14% as of 31 December 2020). Dekel Development Holding SA (Dekel) is in turn owned 100% by Kibbutz Holding S.à.r.l. (Kibbutz hereinafter), which is controlled by Rafael Museri (32.31%) and Daniel Rudasevski (32.31%), the two co-founders of the Company and its CEO and Chief Growth Officer, respectively. Mr. Museri and Mr. Rudasevski are directors of Kibbutz and control its Board of Directors. Under the Company’s Statutes, the co-founders have weighted voting rights with respect to decisions by the Board of Directors of the Company such that they control the Board of Directors. Nonetheless, the Subscription and Shareholders’ Agreement entered into by the Company and its shareholders includes certain shareholder reserved matters applicable to certain individual shareholders and classes of shareholders.

As for subsidiaries, see Note 29 to the financial statements.

The following provides a summary of each main arrangement with related parties.

Lease and similar arrangements

Subsidiaries of Selina lease certain hotel properties and corporate office space from various entities in which either Dekel and/or Messrs. Mr. Museri and Mr. Rudasevski have or have had an ownership interest (see Notes 26(b) and 26(c) for amounts of lease liabilities and interest charged on these liabilities).

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Shareholder Loans

Stanhouse loan

Stanhouse Capital Inc. (“Stanhouse”) advanced $1,000 thousand to Selina Operation Chelsea, LLC (“Selina Chelsea”), a subsidiary of Selina, pursuant to a promissory note, dated 29 October 2019. The promissory note’s principal amount of $1,000 thousand bears interest at a yearly rate of 10% per annum. In December 2021, Selina agreed to assume this debt and accrued interest, totaling $1,200, thousand, and in lieu of a cash payment thereunder, issue to Stanhouse Selina Ordinary Shares in connection with closing of the deSPAC transaction.

Founder loans

Pursuant to a founder’s agreement, dated 11 November 2013 and subsequently amended, certain shareholder lenders made loans to Selina, including $333 thousand from Stanhouse, $850 thousand from Dekel and $550 thousand from other shareholders. The total outstanding principal and interest due under the loans was $ 2,261 thousand as of 31 December 2021, and the loans bear interest at a rate of 5% per annum until repaid.

Kibbutz loan

Pursuant to that certain loan agreement dated 30 December 2020, Selina Management Panama, S.A. received a loan of $300,000 from Kibbutz at an 8% interest rate (the “Kibbutz Loan”). Such loan was fully repaid in January 2022.

Convertible note instrument

In March 2020, the Group’s Parent Company (“Selina”) and its subsidiary Selina Operation One (1), S.A. (“Selina One”) entered into the Convertible Loan Note Instrument with certain noteholders, including those set forth in the table below (the “Related Party Noteholders”) for the issuance of the Notes. In July 2021, Selina, Selina One and certain of the required noteholders agreed to increase the aggregate principal amount issuable under the Convertible Note Instrument from $90 million to $125 million, see Note 21.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Each of the following Related Party Noteholder holds one or more convertible notes issued pursuant to the Convertible Loan Note Instrument for the aggregate amounts set forth opposite such Related Party Noteholder’s name below.

Name of noteholder	Ownership interest in Selina as of December 31, 2021	Amount of principal and accrued interest as of December 31, 2021
166 2nd LLC	16.31% as of and until December 27, 2021 and 0.73% thereafter	$27,250,003

Gomez Cayman SPV Limited and its related entity, Cibanco, S.A. Institución de Banca Múltiple (“Cibanco”)	7.83% (held by Gomez Cayman SPV Limited)	$31,553,464

Dekel	34.66%	$2,301,099

Kibbutz	34.66% indirect interest via its ownership of 100% of the share capital of Dekel	$12,849,075

Stanhouse Capital Inc.	5.45%	$504,247

Selina Growth Fund S.C.Sp.*	None	$38,984,507

*	Messrs. Museri and Rudasevski are directors of Selina Growth Fund S.C.Sp. (“SGF”) and are directors of and own 50% of the equity interests in the general partner of the SGF.

Mexico note

In 20 April 2020, Selina Hospitality Operations Mexico, S.A. de C.V., as the borrower (“Selina Mexico”), Selina and Selina One entered into a Convertible Loan Note Instrument constituting US$5,000,000 principal amount 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 (the “Mexico Note Instrument”). Cibanco is the only noteholder under this instrument, see Note 21.

As of 31 December 2021, the amount of the principal and accrued interest outstanding under the notes issued to Cibanco under the Mexico Note Instrument was $13.26 million.

Term loan

In January 2018, Selina, as the borrower, entered into a Term Loan Agreement (as amended from time to time, the “Term Loan Agreement”), together with Selina Hospitality Operations Mexico, S.A. de C.V., Selina One, the lenders thereunder, including Cibanco, S.A. Institución de Banca Múltiple, Gomez Cayman SPV Limited (7.83% shareholder as of 31 December 2021) and 166 2nd LLC (holder of 16.31% of the share capital of Selina as of and until 27 December 2021), as well as the security agent, GLAS Trust Corporation Limited. The loan is comprised of two different tranches and the term for each tranche is 60 months from the funding of each tranche, see Note 20.

As of 31 December 2021, the outstanding principal amount drawn under the Term Loan Agreement was $36.32 million (including capitalized interest).

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Joint venture arrangements

Pursuant to a joint venture agreement dated 1 May 2017, as amended, 166 2nd LLC (holder of 16.31% of the share capital of Selina as of and until 27 December 2021) contributed $4.05 million to Selina Bogota Real Estate, S.A.S. (“Bogota RE”), in exchange for the issuance of certain preferred shares in Bogota RE that entitle the holder of such shares to dividends that provide a 7% internal rate of return on the outstanding amount of the investment from time to time. Bogota RE used to the capital, in addition to contributions from Selina, to acquire/lease and renovate the hotel currently operating as the Selina Bogota Chapinero and related real estate.

b.	Balances with interested and related parties:

	Key management personnel and shareholder	Interested party and other related parties
	(In thousands of US$)
31 December 2021:
Receivables:
Trade receivables	—	327

Payables:
Accounts payable	—	3,472
Loan payable	37,737	324
Convertible note	60,819	24,876
Derivative financial liabilities	44,525	21,728
Warrants	6,926	10,098
Lease liability	22,455	—

31 December 2020:
Receivables:
Trade receivables	—	357

Payables:
Accounts payable	—	5,434
Loan payable	1,066	300
Convertible note	47,377	9,128
Derivative financial liabilities	24,182	6,715
Warrants	4,921	2,607
Lease liability	17,942	—

c.	Transactions with interested and related parties:

	Key management personnel and shareholder	Interested party and other related parties
	(In thousands of US$)
Year ended 31 December 2021
Finance Costs	58,281	10,430
Year ended 31 December 2020
Finance Costs	1,617	—

In 2021, Selina Operation Santa Teresa S.A. sold leasehold improvements and hotel assets to the Group’s 30% owned associate, Selina Santa Teresa S.A., for $100 thousand. The carrying value of

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

these assets was $1,187 thousand, resulting in a loss on sales of assets of $1,087 thousand, recognized in the Group’s Consolidated Statement of Profit or Loss within Other non-operating expense, net.

There were no other transactions with directors and key management personnel during the years ended 31 December 2021 and 31 December 2020.

d.	Compensation and benefits to interested parties and key management personnel:

The key management personnel are the directors of the Company. The remuneration that they have received during the year is set out below in aggregate for each of the specified in IAS 24 Related Party Disclosures.

Year ended 31 December 2021:
Interested parties (including directors) employed by the Company
(In thousands of US$)
Wages and salaries	806
Social security costs	106
Share-based payment benefits	401

Total	1,313

Year ended 31 December 2020:
Interested parties (including directors) employed by the Company
(In thousands of US$)
Wages and salaries	766
Social security costs	95
Share-based payment benefits	526

Total	1,387

NOTE 28:- SHARE BASED PAYMENTS

General Employee Share Option Plan

On 27 July 2018, the Board of Directors adopted the 2018 Dekel Hostels Holding S.A. Global Incentive Option Plan (“the Plan”) and the U.S. Sub-Plan thereunder. On 11 January 2019, our Board of Directors adopted the Israeli Sub-Plan thereunder. In February 2020, the Board of Directors approved an Amended Share Option Plan.

The Plan provides for the grant, at the discretion of the Board of Directors, of stock options. The maximum number of shares that may be issued pursuant to an award under the plan is 3,576,479. Options not previously exercised will expire ten years from the date of grant. The Plan is treated as equity-settled share based payments.

The Board also granted 17,212 shares not subject to any vesting conditions to certain employees in lieu of an annual bonus. The change in settlement type from cash to equity occurred for some shares in 2020. A provision of $165 thousand has been recognized for this bonus in the Consolidated Statement of Financial Position for the fair value of these shares as of December 2020.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Options granted to advisors

The board granted awards to certain advisors in previous years. The awards included 264,159 shares and 10,800 options, both subject to vesting conditions. During 2021, the Group granted 1,271 options to advisors (2020 – nil) and all of the previously granted shares and options had fully vested at 31 December 2020.

Phantom Equity Incentive Plan

The Group has adopted a Global Phantom Equity Incentive Plan (the “Phantom Plan”) intended to promote the interests of the Group by providing certain employees and non-employees with an opportunity to participate in an appreciation of the Company’s value in connection with the occurrence of a qualifying liquidity event, such as an initial public offering or change of control.

The most recent valuation at December 2021 indicated a phantom’s share value of $13.3 per share ($7.9 per share at December 2020). Each phantom share that remains outstanding as of immediately prior to a qualifying liquidity event shall become vested and nonforfeitable upon the occurrence of such an event. Phantom shares will expire on the seventh anniversary from grant date if the qualifying liquidity event does not take place, or in case of liquidation, dissolution or winding up of the Company.

The Phantom shares are share-based payment transactions in which the Group compensates its employees for services received during the service period. The Phantom Plan was instituted in 2020 to compensate employees whose salaries were reduced as a result of measures taken to address impact of COVID-19. The Group believes the Phantom Plan meets the cash-settled share-based payment transaction definition in IFRS 2, Appendix A. At 31 December 2021, the Group considered probable that a qualifying liquidity event will occur within the seven year period, and as such has recognized $2,377 thousand (2020: $1,057 thousand) compensation expense under such Plan during 2021.

Stock-based compensation expense was composed as follows:

	Year ended December 31,
	2021	2020
	(In thousands of US$)
Equity-settled share-based payment plans	2,817	1,340
Cash-settled share-based payment plans	2,377	1,057

Total share-based payments	5,194	2,397

Employees	5,192	2,301
Advisors	2	96

Total share-based payments	5,194	2,397

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The table below summarizes the number and weighted average exercise prices (WAEP) relating to stock options issued under the Plan for employees during the year ended December 31, 2021 and 2020:

	Year ended December 31,
	2021		2020
	Number	WAEP	Number	WAEP
Options at beginning of year	1,832,683	11.8	1,155,636	9.2
Options granted	1,002,622	14.8	1,014,558	15.6
Options exercised	(107,095)	0.9	—	—
Options forfeited	(82,446)	14.0	(337,511)	13.8

Options outstanding at end of year	2,645,764	13.3	1,832,683	11.8

Options exercisable at end of year	1,262,400	9.6	806,944	7.2

Measurement of the fair value of equity-settled share options:

The Company uses the Black-Scholes (B&S) model when estimating the grant date fair value of equity-settled share options. The measurement of the fair value is at the grant date of equity-settled share options, and takes into account the expected volatility of the share prices, based on comparable companies’ share price volatility.

The following table lists the inputs to the Black-Scholes model used for the fair value measurement of the newly granted equity-settled share options for the above plans:

	Year ended December 31,
	2021	2020
Weighted average fair value at the measurement date ($)	5.6	1.7
Dividend yield (%)	0	0
Expected volatility of the share prices (%)	87.6	70.3
Risk-free interest rate (%)	1.1	0.4
Expected life of share options (years)	6.4	6.5
Weighted average share price ($)	8.4	3.8
Model used	B&S	B&S

The weighted average remaining contractual life for the share options outstanding as of 31 December 2021 was 8.4 years (as of 31 December 2020: 8.9 years).

The range of exercise prices for share options outstanding as of 31 December 2021 was $0.01 - $31.46 (as of 31 December 2020: $0.01 - $31.46).

Additionally, the Group entered into equity-settled share-based transactions with parties other than employees in 2017, namely investors who were providing advisory services to the Group, and with advisor who is not an investor in The Group has measured the transaction indirectly at the fair value of the instruments granted at grant date. Market condition features were not incorporated into the measurement of fair value. For the year ended 31 December 2021, the advisory related stock-based compensation expense was $2 thousand (2020 - $96 thousand).

During the year ended 31 December 2021, 0 (2020: 30,453) shares and 1,271 (2020: 3,600) options vested in relation to advisory share agreements with key advisors of the Group.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Cash-settled share-based payment transactions

The following table presents the outstanding liabilities in respect of which the employee’s right has vested by the reporting date:

	Year ended December 31,
	2021	2020
	(In thousands of US$)

Granted (units)	258,406	133,788
Phantom share fair value ($)	13.3	7.9

Total liabilities	3,434	1,057

NOTE 29:- INVESTMENTS IN SUBSIDIARIES

As of 31 December, 2021, the following were subsidiary undertakings of the Group:

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Management Company UK Ltd.	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK.

Selina Operations UK Ltd.	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Operation Camden, Ltd.	United Kingdom	90.00%[1]	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Operation Brighton, Ltd.	United Kingdom	90.00%[2]	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Operation Midlands, Ltd	United Kingdom	90.00%[3]	2 London Wall Place, 6th Floor, Barbican, London, UK

[1]

Selina Operation Camden, Ltd. is a 90% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations UK, Ltd.’s share capital; and (2) Selina Operations UK, Ltd. owns 90% of the share capital of Selina Operation Camden, Ltd. represented by 135 Ordinary Shares.

[2]

Selina Operation Brighton, Ltd. is a 90% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations UK, Ltd.’s share capital; and (2) Selina Operations UK, Ltd. owns 90% of the share capital of Selina Operation Brighton, Ltd., represented by 135 Ordinary Shares.

[3]

Selina Operation Midlands, Ltd. is a 99.01% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations UK, Ltd.’s outstanding stock; and (2) Selina Operations UK, Ltd. owns 99.1% of the outstanding stock of Selina Operation Midlands, Ltd. Third-party owns 0.99% of the of the outstanding stock of Selina Operation Midlands, Ltd (via B ordinary shares) and Selina Operations UK, Ltd. owns 99.01% of the outstanding stock of Selina Operation Midlands, Ltd (via A ordinary shares). Selina Operations UK, Ltd owns 100% of the voting shares in Selina Operation Midlands, Ltd. Third party’s B ordinary shares have a distribution preference.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina RY Ltd.	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Operations Bath Ltd.	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Operation Holborn Ltd (formerly Selina UK Real Estate Ltd.)	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Loyalty Management Ltd.	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Ventures Holding Ltd.	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Wheel Ventures Limited[4]	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Global Demandco Limited	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Sound Ventures GP Limited	Jersey Channel Islands	100.00%[5]	3rd Floor, Liberation House, Castle Street, St Helier, Jersey JE1 1BL

Pirate Venture LP	Jersey Channel Islands	100.00%	3rd Floor, Liberation House, Castle Street, St Helier, Jersey JE1 1BL

Seli-Na Operations II Pt, Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Porto, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Ericeira, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Palacio, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Vila Nova, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

[4]

The ownership interest in Selina Wheel Ventures Limited comprises partnership interests. Selina Ventures Holding Ltd is contractually obligated to transfer part of its shares so that its final ownership will be equal to 45%.

[5]

The ownership interest in Selina Sound Ventures GP Limited and Pirate Venture LP comprises partnership interests. Pirate Studios Limited is a 3.50% owned investment of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Pirate Venture LP’s (Jersey Island) limited partnership rights as the sole limited partner thereof; (2) Selina Holding Company UK Societas owns 100% of Seliana Venture Holdings Ltd. Outstanding equity stock, (3) Selina Ventures Holding Ltd. also owns 100% of the outstanding stock of Selina Sound Ventures GP Limited (Jersey Island) which is the general partner of Pirate Ventures LP; and (4) Selina Sound Ventures Ltd. Acting on behalf of Pirate Venture LP as the general partner thereof, holds 3.50% of Pirate Studios Limited outstanding stock represented in 3,221 preferred B1 shares.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Seli-Na Operation Lisboa RF, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Geres PT, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Arabic Building, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Peniche, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Sintra, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Portugal Real Estate, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Selina Operation Hellas S.A.	Greece	100.00%	18 Theatrou Square, Athens, Greece

Selina Operation Theatrou Single Member, S.A.	Greece	100.00%	18 Theatrou Square, Athens, Greece

Selina Operation Makrinitsa Single Member, S.A.	Greece	100.00%	18 Theatrou Square, Athens, Greece

Selina Athens Real Estate, S.A.	Greece	100.00%	18 Theatrou Square, Athens, Greece

Selina Real Estate Single Member Private Company	Greece	100.00%	18 Theatrou Square, Athens, Greece

Selina Operations AUT GmbH	Austria	100.00%	Schottenring 14 1010 Vienna Austria

Selina Operation Bad Gastein GmbH	Austria	100.00%	Schottenring 14 1010 Vienna Austria

Selina Holding Australia Pty, Ltd.	Australia	100.00%	Level 25, 100 Miller Street, North Sydney NSW 2060

Selina Operations Australia Pty, Ltd.	Australia	100.00%	Level 25, 100 Miller Street, North Sydney NSW 2060

Selina Operation St. Kilda Pty, Ltd.	Australia	100.00%	Level 25, 100 Miller Street, North Sydney NSW 2060

Selina Operation Brisbane Pty, Ltd.	Australia	100.00%	Level 25, 100 Miller Street, North Sydney NSW 2060

Selina Global Services Spain SL	Spain	100.00%	Calle Eloy Gonzalo, 27, 28010, Madrid, España

Selina Operations Spain SL	Spain	100.00%	Madrid 28008, Calle Princesa, No 24, 4 P

Selina Operations Hungary Kft	Hungary	100.00%	1072 Budapest, Rákóczi utca 42, Hungary

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Danube Real Estate Kft	Hungary	100.00%	1072 Budapest, Rákóczi utca 42, Hungary
Selina Operation Poland Spółka Z Ograniczoną Odpowiedzialnoscią	Poland	100.00%	Grzybowska 2/29, Warsaw, Poland

Selina Operations Germany GmbH	Germany	100.00%	Konstanzer Straße 1, 10707 Berlin, Germany
Selina DE GmbH	Germany	100.00%	Konstanzer Straße 1, 10707 Berlin, Germany
Selina Berlin GmbH & Co KG	Germany	100.00%	Konstanzer Straße 1, 10707 Berlin, Germany
S1 Berlin Mitte GmbH & Co KG	Germany	100.00%	Konstanzer Straße 1, 10707 Berlin, Germany
Selina Konstanzer Str GmbH and Co KG	Germany	100.00%	Konstanzer Straße 1, 10707 Berlin, Germany

Selina RE GmbH	Germany	100.00%	Konstanzer Straße 1, 10707 Berlin, Germany
Selina Services Israel Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel
Selina Operation Israel Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel
Selina Operation Neve Tzedek Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel
Selina Operation Sea Of Galilee Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel
Selina Operation Beit Oren Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel
Selina Operation Ramon Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel
Selina Operation Jerusalem Mountains Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel

Selina Real Estate Holding, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama
Selina Panama Real Estate, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama
SPV 1 Panama RE, S.A.	Panama	85.00%[6]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

[6]

SPV 1 Panama RE, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; and (4) Selina Operations Panama Two, S.A. owns 100% of SPV 1 Panama RE, S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage		Registered Office Address
Selina Operation One (1), S.A.	Panama	100.00%		Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operations Panama, S.A.	Panama	76.925	%[7][8]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operations Panama Two S.A.	Panama	85.00%[9]		Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation Red Frog, S.A.	Panama	76.925%[10]		Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operations Bocas Del Toro, S.A.	Panama	76.925%[11]		Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

[7]

Selina Operations Panama, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A..’s outstanding stock and (3) PCN Operations S.A. owns 90.5% of Selina Operations Panama S.A.’s outstanding stock represented in 1510 Class A shares.

[8]	The ownership interest in Selina Operations Panama, S.A. comprises Class A Shares.
[9]

Selina Operations Panama Two, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; and (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock;

[10]

Selina Operation Red Frog, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Selina Operation Red Frog, S.A.

[11]

Selina Operations Bocas Del Toro, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Selina Operations Bocas Del Toro, S.A.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Pedasi, S.A.	Panama	76.925%[12]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Management Panama, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Explore Panama, S.A.	Panama	76.925%[13]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Corriente Del Sur Investment, S.A.	Panama	76.925%[14]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation Venao, S.A.	Panama	76.925%[15]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation Bola De Oro, S.A.	Panama	76.925%[16]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

[12]

Selina Pedasi, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Selina Pedasi, S.A.

[13]

Selina Explore Panama, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations S.A.’s outstanding stock; (3) PCN Operations S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Selina Explore Panama, S.A.

[14]

Corriente Del Sur Investment, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations S.A.’s outstanding stock; (3) PCN Operations S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Corriente Del Sur Investment, S.A.

[15]

Selina Operation Venao, S.A. is a 76.925%% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations S.A.’s outstanding stock; (3) PCN Operations S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Selina Operation Venao, S.A.

[16]

Selina Operation Bola De Oro, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations S.A.’s outstanding stock; (3) PCN Operations S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Selina Operation Bola De Oro, S.A.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Riopac, S.A.	Panama	85.00%[17]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation El Valle, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation Boquete, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation Venao Tipi, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation Santa Catalina, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Hospitality Academy, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

RY Management, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Rev-Share Col, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operations Argentina, S.R.L.	Argentina	100.00%	Zabala 2465, 6th Floor, Apt. A, Buenos Aires, Argentina

Selina Operation Bariloche, S.R.L.	Argentina	100.00%	Zabala 2465, 6th Floor, Apt. A, Buenos Aires, Argentina

Hostech, S.A.	Argentina	100.00%	Zabala 2465, 6th Floor, Apt. A, Buenos Aires, Argentina

Selina Operations Mendoza, S.A.S	Argentina	100.00%	Zabala 2465, 6th Floor, Apt. A, Buenos Aires, Argentina

[17]

Selina Operation RioPac, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; and (4) Selina Operations Panama Two, S.A. owns 100% of Selina Operation RioPac, S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Holding Operations Argentina, S.A.	Argentina	100.00%	Zabala 2465, 6th Floor, Apt. A, Buenos Aires, Argentina

Selina Argentina Real Estate, S.A.	Argentina	100.00%	Zabala 2465, 6th Floor, Apt. A, Buenos Aires, Argentina

Selina Hospitality Bolivia, S.R.L.	Bolivia	100.00%	La Paz, Ave. 20 de Octubre y Aspiazu No. 2080, Zona Sopocachi, Bolivia

Selina Operation La Paz, S.R.L.	Bolivia	100.00%	La Paz, Ave. 20 de Octubre y Aspiazu No. 2080, Zona Sopocachi, Bolivia

Selina Explore Bolivia, S.R.L.	Bolivia	100.00%	La Paz, Ave. 20 de Octubre y Aspiazu No. 2080, Zona Sopocachi, Bolivia

Selina Brazil Hospitalidade, S.A	Brazil	100.00%	Rua Aspicuelta, Numero 237, CEP 05.433-010 Vila Madalena, Sao Paulo, Brasil

Selina Operation Hospedagem Eireli	Brazil	100.00%	Rua Aspicuelta, Numero 237, CEP 05.433-010 Vila Madalena, Sao Paulo, Brasil

Selina Brazil Turismo, Ltda.	Brazil	100.00%	Rua Aspicuelta, Numero 237, CEP 05.433-010 Vila Madalena, Sao Paulo, Brasil

Selina Operations Chile, SpA	Chile	100.00%	Santiago, Chile

Selina Explore Chile, SpA	Chile	100.00%	Santiago, Chile

Selina Operation Pucon, SpA	Chile	100.00%	Santiago, Chile

Selina Operation Providencia, SpA	Chile	100.00%	Santiago, Chile

Selina Chile Real Estate SpA	Chile	100.00%	Santiago, Chile

Selina Real Estate Holding Costa Rica, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Manuel Antonio Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina San Jose City Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Playa Jaco Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina La Fortuna Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Puerto Viejo Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Miramar Vistas Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Tamarindo Beach Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Eclipse De Nacar, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Santa Teresa Re Dos, S.A.	Costa Rica	30%[18]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

[18]

Selina Santa Teresa RE Dos, S.A. is a 30% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Real Estate Holding, S.A.’s outstanding stock; (2) Selina Real Estate Holding S.A. owns 100% of Selina Real Estate Holding Costa Rica, S.A.’s outstanding stock; and (4) Selina Real Estate Holding Costa Rica, S.A. owns 30% of the outstanding stock of Selina Santa Teresa RE Dos, S.A.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Jaco Assets, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Costa Rica, S.A.	Costa Rica	85.00%[19]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Santa Teresa, S.A.	Costa Rica	85.00%[20]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation San Jose City, S.A.	Costa Rica	85.00%[21]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Miramar Vistas, S.A.	Costa Rica	85.00%[22]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

[19]

Selina Operation Costa Rica, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; and (3) PCN Operations, S.A. owns 100% of Selina Operation Costa Rica, S.A.’s outstanding stock.

[20]

Selina Operation Santa Teresa, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Santa Teresa, S.A.’s outstanding stock.

[21]

Selina Operation San Jose City, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation San Jose City, S.A.’s outstanding stock.

[22]

Selina Operation Miramar Vistas, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Miramar Vistas, S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Playa Jaco, S.A.	Costa Rica	85.00%[23]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation La Fortuna, S.A.	Costa Rica	85.00%[24]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Puerto Viejo, S.A.	Costa Rica	85.00%[25]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Tamarindo Beach, S.A.	Costa Rica	85.00%[26]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

[23]

Selina Operation Playa Jaco, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Playa Jaco, S.A.’s outstanding stock.

[24]

Selina Operation La Fortuna, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation La Fortuna, S.A.’s outstanding stock.

[25]

Selina Operation Puerto Viejo, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Puerto Viejo, S.A.’s outstanding stock.

[26]

Selina Operation Tamarindo Beach, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Tamarindo Beach, S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Restaurante Gato Negro, S.A.	Costa Rica	85.00%[27]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Hotel Casitas Eclipse, S.A.	Costa Rica	85.00%[28]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Explore Costa Rica Ltd	Costa Rica	85.00%[29]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Nosara Sunsets, S.A.	Costa Rica	85.00%[30]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

[27]

Restaurante Gato Negro, S.A. is a 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Restaurante Gato Negro S.A.’s outstanding stock.

[28]

Hotel Casitas Eclipse, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Hotel Casitas Eclipse S.A.’s outstanding stock.

[29]

Selina Explore Costa Rica, Ltd. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Explore Costa Rica Ltd’s outstanding stock.

[30]

Selina Operation Nosara Sunsets S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Nosara Sunsets, S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Monteverde Forest, S.A.	Costa Rica	85.00%[31]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Ecuador Selinaecu, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Operation Quito Selinaquito, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Explore Ecuador Selinaexplore, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Operation Tena Selinatena, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Operation Banos Selinabanos, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Operation Cuenca Selinacuenca, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Operation Montana Selinasol, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Colombia Real Estate, S.A.S	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Bogota Real Estate, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Cartagena Real Estate, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Colombia, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Medellin, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Cartagena, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

[31]

Selina Operation Monteverde Forest S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Monteverde Forest, S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Santa Marta, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Explore Colombia, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Bogota, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Los Heroes, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Parque 93, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Villa De Leyva, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Filandia, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Guatemala, S.A.	Guatemala	100.00%	12 calle 1-25 zona 10, Edificio Géminis Diez, Torre Sur, Oficina 711, Guatemala

Selina Operation Atitlan, S.A.	Guatemala	100.00%	12 calle 1-25 zona 10, Edificio Géminis Diez, Torre Sur, Oficina 711, Guatemala

Selina Operation Antigua, S.A.	Guatemala	100.00%	12 calle 1-25 zona 10, Edificio Géminis Diez, Torre Sur, Oficina 711, Guatemala

Selina Operation Guatemala City, S.A.	Guatemala	100.00%	12 calle 1-25 zona 10, Edificio Géminis Diez, Torre Sur, Oficina 711, Guatemala

Selina Operation Flores, S.A.	Guatemala	100.00%	12 calle 1-25 zona 10, Edificio Géminis Diez, Torre Sur, Oficina 711, Guatemala

Selina Explore Guatemala, S.A.	Guatemala	100.00%	12 calle 1-25 zona 10, Edificio Géminis Diez, Torre Sur, Oficina 711, Guatemala

Selina Hospitality Operations Jamaica Limited	Jamaica	100.00%	48 Duke Street, Kingston CSO, Kingston, Jamaica

Selina Explore Jamaica Limited	Jamaica	100.00%	48 Duke Street, Kingston CSO, Kingston, Jamaica

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Hospitality Operations Mexico, S.A. De C.V.	Mexico	98.4%[32]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Cancun 1, S.A. De C.V.	Mexico	98.4%[33]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Cancun 2, S.A. De C.V.	Mexico	98.4%[34]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Playa Del Carmen, S.A. De C.V.	Mexico	98.4%[35]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

[32]

Selina Hospitality Operations Mexico, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock represented in 1,000,000 Series A shares; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock represented in 99,000,000 Series A shares.

[33]

Selina Hospitality Cancun 1, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Cancun 1, S.A. De C.V.

[34]

Selina Hospitality Cancun 2, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Cancun 2, S.A. De C.V.

[35]

Selina Hospitality Playa Del Carmen, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Playa Del Carmen, S.A. De C.V.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Hospitality Tulum S.A. De C.V.	Mexico	98.4%[36]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Mexico City 1, S.A. De C.V.	Mexico	98.4%[37]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Mexico City 2, S.A. De C.V.	Mexico	98.4%[38]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Guadalajara, S.A. De C.V.	Mexico	98.4%[39]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

[36]

Selina Hospitality Tulum S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Tulum S.A. DeC.V.

[37]

Selina Hospitality Mexico City 1, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Mexico City 1, S.A. De C.V.

[38]

Selina Hospitality Mexico City 2, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Mexico City 2, S.A. De C.V.

[39]

Selina Hospitality Guadalajara, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Guadalajara, S.A. De C.V.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Hospitality Puerto Vallarta, S.A. De C.V.	Mexico	98.4%[40]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Sayulita, S.A. De C.V.	Mexico	98.4%[41]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Mexico Subholding Two, S.A. De C.V.	Mexico	98.4%[42]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Puerto Escondido, S.A. De C.V.	Mexico	98.4%[43]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

[40]

Selina Hospitality Puerto Vallarta, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Playa Del Carmen, S.A. De C.V.

[41]

Selina Hospitality Sayulita, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Sayulita, S.A. De C.V.

[42]

Selina Mexico Subholding Two, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; and (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.

[43]

Selina Hospitality Puerto Escondido, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Puerto Escondido, S.A. De C.V.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Mexico Subholding One, S.A. De C.V.	Mexico	98.4%[44]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Oaxaca, S.A. De C.V.	Mexico	98.4%[45]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Merida, S.A. De C.V.	Mexico	98.4%[46]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Isla Mujeres, S.A. De C.V.	Mexico	98.4%[47]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

[44]

Selina Mexico Subholding One, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.

[45]

Selina Hospitality Oaxaca, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Oaxaca, S.A. De C.V.

[46]

Selina Hospitality Merida, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Merida, S.A. De C.V.

[47]

Selina Hospitality Isla Mujeres, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Isla Mujeres, S.A. De C.V.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Hospitality San Miguel De Allende, S.A. De C.V.	Mexico	98.4%[48]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Holbox, S.A. De C.V.	Mexico	98.4%[49]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality San Cristobal De Las Casas, S.A. De C.V.	Mexico	98.4%[50]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

[48]

Selina Hospitality San Miguel De Allende, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality San Miguel De Allende, S.A. De C.V.

[49]

Selina Hospitality Holbox, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Holbox, S.A. De C.V.

[50]

Selina Hospitality San Cristobal De Las Casas, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality San Cristobal De Las Casas, S.A. De C.V.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Hospitality Bacalar, S.A. De C.V.	Mexico	98.4%[51]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Personas Y Hospitalidad, S.A. De C.V.	Mexico	98.4%[52]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Explore Selina Tours, S.A. De C.V.	Mexico	98.4%[53]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Operations Nicaragua, S.A.	Nicaragua	85.00%[54]	Villa Fontana, Centro Financiero Invercasa III, 4to Piso, MOD 4E, Managua, Nicaragua

[51]

Selina Hospitality Bacalar, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Bacalar, S.A. De C.V.

[52]

Personas Y Hospitalidad, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Personas Y Hospitalidad, S.A. De C.V.

[53]

Explore Selina Tours, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Explore Selina Tours, S.A. De C.V.

[54]

Selina Operations Nicaragua, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; (4) Selina Operations Panama Two, SA. Owns 1% of Selina Operation Nicaragua, S.A.’s outstanding stock; and (5) PCN Operations S.A. owns 99% of Selina Operations Nicaragua S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation San Juan Del Sur, S.A.	Nicaragua	85.00%[55]	Mercado Municipal 1c. al Este, Calle El Calvano, San Juan del Sur, Nicaragua

Selina Operation Granada, S.A.	Nicaragua	85.00%[56]	Libertad Guest House, Calle La Libertad, Granada 43000, Nicaragua

Selina Operation Maderas, S.A.	Nicaragua	85.00%[57]	Maderas, 700 meters from Maderas Village hostel, 700 meters from the beach, Nicaragua

Selina Explore Nicaragua, S.A.	Nicaragua	85.00%[58]	Villa Fontana, Centro Financiero Invercasa III, 4to Piso, MOD 4E, Managua, Nicaragua

Selina Playa Maderas Real Estate, S.A.	Nicaragua	100.00%	Villa Fontana, Centro Financiero Invercasa III, 4to Piso, MOD 4E, Managua, Nicaragua

[55]

Selina Operation San Juan Del Sir, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; (4) Selina Operations Panama Two, SA. Owns 1% of Selina Operation Nicaragua, S.A.’s outstanding stock; (5) PCN Operations S.A. owns 99% of Selina Operations Nicaragua S.A.’s outstanding stock; and (6) Selina Operations Nicaragua, S.A. owns 100% of Selina Operations San Juan Del Sur S.A.’s outstanding stock.

[56]

Selina Operation Granada, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; (4) Selina Operations Panama Two, SA. Owns 1% of Selina Operation Nicaragua, S.A.’s outstanding stock; (5) PCN Operations S.A. owns 99% of Selina Operations Nicaragua S.A.’s outstanding stock; and (6) Selina Operations Nicaragua, S.A. owns 100% of Selina Operation Granada S.A.’s outstanding stock.

[57]

Selina Operation Maderas, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; (4) Selina Operations Panama Two, SA. Owns 1% of Selina Operation Nicaragua, S.A.’s outstanding stock; (5) PCN Operations S.A. owns 99% of Selina Operations Nicaragua S.A.’s outstanding stock; and (6) Selina Operations Nicaragua, S.A. owns 100% of Selina Operation Maderas S.A.’s outstanding stock.

[58]

Selina Explore Nicaragua, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; (4) Selina Operations Panama Two, SA. Owns 1% of Selina Operation Nicaragua, S.A.’s outstanding stock; (5) PCN Operations S.A. owns 99% of Selina Operations Nicaragua S.A.’s outstanding stock; and (6) Selina Operations Nicaragua, S.A. owns 100% of Selina Explore Nicaragua S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Playa Maderas JV, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operations Peru, S.A.C	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Operation Mancora, S.A.C.	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Turismo Costa Sur, S.A.C	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Rio Colorado, S.R.L.	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Operation Huaraz, S.A.C	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Operation Arequipa, S.A.C	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Operation Miraflores, S.A.C	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Operation Cusco, S.A.C.	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Peru Real Estate S.A.C.	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Operations US Corp	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Miami Operations LLC	USA	80.00%[59]	1201 Hays Street, Talahassee, Florida

Selina Operation Casa Florida LLC	USA	80.00%[60]	1201 Hays Street, Talahassee, Florida

Selina Operation Miami River LLC	USA	80.00%[61]	1201 Hays Street, Talahassee, Florida

[59]

Selina Miami Operations LLC is an 80.00% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations US Corp.’s outstanding stock; and (2) Selina Operations US Corp. owns 80% of Selina Miami Operations LLC’s outstanding membership interest.

[60]

Selina Operation Casa Florida LLC is an 80.00% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations US Corp.’s outstanding stock; (2) Selina Operations US Corp. owns 80% of Selina Miami Operations LLC’s outstanding membership interest; and (4) Selina Miami Operations LLC owns 100% of the outstanding membership interest of Selina Operation Casa Florida LLC.

[61]

Selina Operation Miami River LLC is an 80.00% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations US Corp.’s outstanding stock; (2) Selina Operations US Corp. owns 80% of Selina Miami Operations LLC’s outstanding membership interest; and (4) Selina Miami Operations LLC owns 100% of the outstanding membership interest of Selina Operation Miami River LLC.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Little Havana LLC	USA	80.00%[62]	1201 Hays Street, Talahassee, Florida

Selina Operation North Miami LLC	USA	80.00%[63]	1201 Hays Street, Talahassee, Florida

Selina Operation St Petersburg LLC	USA	80.00%[64]	1201 Hays Street, Talahassee, Florida

Selina RY Holding LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Woodstock LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Chelsea LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Big Bear LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Chicago LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation NY Ave. LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Adams Morgan LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Ski Mountain LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Fredericksburg LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation New Orleans LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

[62]

Selina Operation Little Havana LLC is an 80.00% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations US Corp.’s outstanding stock; (2) Selina Operations US Corp. owns 80% of Selina Miami Operations LLC’s outstanding membership interest; and (4) Selina Miami Operations LLC owns 100% of the outstanding membership interest of Selina Operation Little Havana LLC.

[63]

Selina Operation North Miami LLC is an 80.00% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations US Corp.’s outstanding stock; (2) Selina Operations US Corp. owns 80% of Selina Miami Operations LLC’s outstanding membership interest; and (4) Selina Miami Operations LLC owns 100% of the outstanding membership interest of Selina Operation North Miami LLC.

[64]

Selina Operation St Petersburg LLC is an 80.00% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations US Corp.’s outstanding stock; (2) Selina Operations US Corp. owns 80% of Selina Miami Operations LLC’s outstanding membership interest; and (4) Selina Miami Operations LLC owns 100% of the outstanding membership interest of Selina Operation St Petersburg LLC.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Downtown New Orleans LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Ashville LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation San Diego LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Palm Springs LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Astoria Hotel LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Downtown Portland LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Campground Astoria LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Philadelphia LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Explore US LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Global Services US LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina US Real Estate LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Woodstock Real Estate LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

SPV 1 US LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

SPV 2 US LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

SPV 3 US LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Samba Merger Sub, Inc.	USA	100.00%	251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle

Selina Operations Dr, S.A.	Dominican Republic	100.00%	Ave. Winston Churchill, NO. 1099, Citi Tower, 14th Floor, Ens. Piantini Santo Domingo

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Punta Cana, S.A.	Dominican Republic	100.00%	Ave. Winston Churchill, NO. 1099, Citi Tower, 14th Floor, Ens. Piantini Santo Domingo

Selina Operation Santo Domingo, S.A.	Dominican Republic	100.00%	Ave. Winston Churchill, NO. 1099, Citi Tower, 14th Floor, Ens. Piantini Santo Domingo

Selina Operation Punta del Este, S.A.	Uruguay	100.00%	El Foque 759, 20100 Punta del Este, Departamento de Maldonado, Uruguay

Selina Operation Uruguay, S.A.	Uruguay	100.00%	El Foque 759, 20100 Punta del Este, Departamento de Maldonado, Uruguay

PCN Operations, S.A.	Panama	85%[65]	Calle 12 y Avenida B, Edif. Bola de Oro, Casco Antiguo, Ciudad de Panamá, República de Panamá.

[65]

PCN Operations S.A. is a 75% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1)’s outstanding stock; and (2) Selina Operation One (1) S.A. owns 85% of PCN Operations S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 30:-	INVESTMENT IN ASSOCIATES AND JOINT VENTURES

As of December 31, 2021, the following were associate undertakings of the Group:

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Real Estate 1, S.A.[66]	Panama	30.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama
Selina Santa Teresa S.A.[67]	Costa Rica	30.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal
Selina Manuel Antonio Assets S.A.[68]	Costa Rica	30.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal
Leo Riders Limited	Gibraltar	40.00%	57/63 Line Wall Road, Gibraltar GX11 1AA
Tze’elim Tourism Guest Rooms - Agricultural Cooperative Society Ltd.	Israel	35.00%	Kibbutz Tze’elim?, Be’er Sheva 85520, Israel

	2021	2020
	(In thousands of US$)
Cost
Value as at 1 January	718	520
Additions	161	240
Decreases	(54)	—
Share of gain / (loss) in associate	62	(42)

As at 31 December	887	718

The associates recognized no profits or losses from any discontinued operations, or other comprehensive income.

There were no guarantees or implications on wind up of the associates that would be considered a significant risk to the Group, or other significant risks associated with the Group’s interests in associates.

[66]	This entity no longer owns the assets it was incorporated to hold. Therefore, it is currently in the process of liquidation.
[67]	This entity no longer owns the assets it was incorporated to hold. Therefore, it is currently in the process of liquidation.
[68]	This entity no longer owns the assets it was incorporated to hold. Therefore, it is currently in the process of liquidation.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 31:-	SUBSEQUENT EVENTS

Conversion to public limited company

On February 22, 2022, the Company converted to a UK public limited company and is now registered as Selina Hospitality PLC. Change in corporate form and name does not impact any of the Company’s contractual rights or obligations or its capital structure. Selina Hospitality PLC is, by operation of law, the legal successor to Selina Holding Company, UK Societas in all respects.

Convertible note financing

On April 22, 2022, in connection with the Business Combination between Selina and BOA Acquisition Corp. (“BOA”) announced on December 2, 2021, Selina entered into convertible note subscription agreements with certain institutional and other investors, pursuant to which Selina agreed to issue and sell, in private placements expected to close concurrently with the closing of the Business Combination, $147,500,000 aggregate principal amount of unsecured convertible notes (the “Notes”) for an aggregate purchase price equal to 80% of the principal amount of the Notes. The obligations of the investors to consummate the subscriptions are conditioned upon, among other things, Selina having received cash proceeds of at least $50,000,000 pursuant to PIPE financing and other conditions precedent been satisfied or waived.

The Notes are to be issued under an indenture to be entered into in connection with the closing of the Business Combination between Selina and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder. The Notes will bear interest at a rate of 6% per annum, payable semi-annually, and will be convertible into ordinary shares of Selina at a conversion price of $11.50 per share in accordance with the terms of the Indenture, and will mature four years after their issuance.

The Company may, at its election, force conversion of the Notes after the first anniversary of their issuance if the last reported sale price of Selina shares is greater than or equal to 140% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter, and subject to certain trading volumes having been met. Various corporate events that occur prior to the maturity date may increase the conversion rate. In addition, in the event that a holder of the Notes elects to convert its Notes, or in the event of a mandatory conversion, prior to the third anniversary of the issuance of the Notes, Selina will be obligated to pay an amount equal to twelve months of interest, which amount will be paid in cash or shares depending on the circumstances of the conversion.

As additional consideration, the subscription agreements provide that each investor will receive a warrant to purchase a number of ordinary shares of Selina equal to approximately one-third of the number of shares into which the principal amount of such investor’s Note converts. The warrants have an exercise price of $11.50 per share. Also, in connection with the execution of the subscription agreements, certain investors who subscribed for over $4 million in principal amount of Notes also entered into letter agreements with Bet on America LLC, BOA’s sponsor, pursuant to which the sponsor agreed to transfer to such investors, at the closing of the Business Combination, shares of BOA Class B Common Stock owned by the sponsor, and ultimately Selina ordinary Shares in exchange therefor. The number of sponsor shares to be transferred was determined by multiplying each such investor’s aggregate principal investment in the Notes by a percentage ranging from 2.5% to 7.5% based on the principal amount of the Notes for which such investor subscribed.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Term loan

On April 14, 2022, Selina Management Company UK Ltd, as the borrower (“SMCUK”), and Guines LLC, as the lender, entered into an unsecured Term Loan Note and Guaranty agreement (“Term Loan”) pursuant to which SMC UK borrowed $5 million. The facility has a maturity date of June 17, 2022 and is guaranteed by certain other subsidiaries of Selina. An interest charge of $100,000 was earned by the lender upon, and deducted from, the funding of the loan proceeds and an additional interest charge of $1 million is payable upon the earlier of the closing of the deSPAC transaction, the termination date of the Business Combination Agreement between Selina and BOA Acquisition Corp., entered into on December 2, 2021, and August 31, 2022. The Term Loan contains customary representations, warranties and covenants.

Bridge Loan

As mentioned in Note 20, in November 2021, the Group entered into a committed bridge loan facility under which the Company has the right (but not the obligation), subject to the completion of certain conditions precedent, to draw up to $25 million between 15 December 2021 and 30 April 2022. As of 31 December 2021 the Company had not yet drawn any amounts under this facility. In April 2022, the Company drew a total amount of $10 million from the bridge loan facility. Additionally, in May 2022 the Company drew the remainder $15 million from this facility.

Property disposal

As mentioned in Note 17, in February 2022 the Group sold a property located in the United States, land and building to a third party, subject to certain conditions as the applicable municipal authorities’ approval of the site plan for redevelopment of the property, among others. The total selling price of the property is $3,000 thousand as agreed in the purchase and sale agreement dated February 25th, 2022.

PIPE investor pre-funds

One of the PIPE investors (see Note 1 c.1) pre-funded their subscription amount of $5 million on February 2022 in exchange for the investor receiving an early payment fee equivalent to $1,250 thousand, with such fee to be paid via the issuance of ordinary shares of the Company at the closing of the deSPAC transaction.

Convertible Note Instrument, Automatic conversion

As previously indicated in Note 21, the Company had, since January 1, 2021, entered into various letter agreements with holders of notes under the Convertible Note Instrument, which agreements provide for the automatic conversion of the holder’s debt into equity in the Company upon the completion of certain conditions (“Automatic Conversion Letters”), including (i) the execution of Automatic Conversion Letters by noteholders holding at least 80% of the debt under the Convertible Note Instrument (the “80% Condition”), (ii) the modification of the Term Loan Agreement such that the debt thereunder was subject to a similar automatic conversion mechanism (the “Term Loan Condition”), and (iii) the closing of the deSPAC transaction by September 30, 2022. By December 31, 2021, only the Term Loan Condition had been met, and the 80% Condition had been achieved by the end of January 2022, at which point the conversion of the debt that was subject to the Automatic Conversion Letters would occur automatically upon the completion of the deSPAC transaction.

- - - - - - - - - - - - - - - - - - -

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF PROFIT OR LOSS

U.S. Dollars in thousands

			Six Months Ended June 30
	Note		2022	2021
Revenue
Rooms			49,612	19,014
Food & beverage			24,701	13,175
Other, net			12,164	3,591

Total revenue			86,477	35,780

Costs and expenses
Cost of sales food and beverage			(12,570)	(6,084)
Payroll and employee expenses			(43,472)	(23,573)
Insurance, utilities and other property maintenance costs			(13,374)	(7,249)
Legal, marketing, IT and other operating expenses			(30,452)	(12,603)
Depreciation and amortization	5,6,7		(14,749)	(14,124)

Total cost and expenses			(114,617)	(63,633)

Loss from operations activity before impairment, government grants and COVID-related concessions			(28,140)	(27,853)
Impairment and write-off of non-current assets			(4,963)	(2,567)
Government grants			1,241	1,109
Loss from operations activity			(31,862)	(29,311)
Finance income			57	17
Finance costs			(64,624)	(60,153)
Gain on net monetary position	1 c	)	1,618	1,151
Share of profit / (loss) in associates			28	(11)
Other non-operating expense, net			(83)	(7)

Loss before income taxes			(94,866)	(88,314)
Income tax expense	4		(614)	(682)

Net loss			(95,480)	(88,996)

Loss attributable to:
Equity holders of the parent			(94,808)	(88,743)
Non-controlling interest			(672)	(253)
Earnings per share
Basic and diluted, loss for the year attributable to equity			(4.32)	(4.12)
holders of the parent

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME OR LOSS

U.S. Dollars in thousands

	Six Months Ended June 30
	2022	2021
Net loss	(95,480)	(88,996)

Other comprehensive (loss) income
Items that will not be reclassified to profit and loss
Exchange gains (losses) on foreign currency translation	(1,889)	(4,773)

Total comprehensive loss	(97,369)	(93,769)

Attributable to:
Equity holders of the parent	(96,697)	(93,516)
Non-controlling interest	(672)	(253)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

U.S. Dollars in thousands

	Note	At 30 June 2022 (unaudited)	At 31 December 2021
ASSETS
Current assets
Cash		9,718	21,943
Trade and other receivables, net		16,554	10,527
Inventory		2,117	1,278
Assets held for sale	5	2,500	2,500
Other assets		13,871	10,119

Total current assets		44,760	46,367

Non-currents assets
Property, equipment and furniture, net	5	106,135	96,450
Right of use assets	6	353,930	311,637
Intangible assets, net	7	5,879	4,962
Goodwill		561	622
Trade and other receivables, net		2,094	1,925
Investment in associates and joint ventures		340	887
Non-current financial assets		3,137	3,156
Security deposits		9,931	9,773
Other assets		1,115	822

Total non-current assets		483,122	430,234

Total assets		527,882	476,601

LIABILITIES AND EQUITY
Current liabilities
Trade payables and other liabilities		(56,316)	(50,066)
Loans payable	8	(89,666)	(19,458)
Convertible notes	9	(117,083)	—
Lease liabilities	6	(51,784)	(45,660)
Derivative financial liabilities	8,9	(83,158)	(76,906)
Warrants	8,9	(27,388)	(21,975)

Total current liabilities		(425,395)	(214,065)

Non-currents liabilities
Loans payable, net of current portion	8	(111,277)	(129,714)
Convertible notes, net of current portion	9	—	(97,316)
Lease liabilities, net of current portion	6	(397,646)	(348,972)
Payables to related parties		(3,472)	(3,472)
Deferred tax liability		(336)	(373)
Employee payables		(7,456)	(6,068)

Total non-current liabilities		(520,187)	(585,915)

Total liabilities		(945,582)	(799,980)

Equity
Common stock		(236)	(236)
Additional paid-in capital		(194,161)	(191,113)
Currency translation adjustment		(2,575)	(4,464)
Accumulated deficit		613,787	518,979

Total equity		416,815	323,166

Non-controlling interest		885	213

Total liabilities and equity		(527,882)	(476,601)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

U.S. Dollars in thousands

	Common shares	Additional paid in capital	Currency translation adjustment	Accumulated deficit	Shareholders’ equity	Non-controlling interest	Total equity
Balance at 31 December 2020	229	186,204	2,406	(335,504)	(146,665)	955	(145,710)

Net loss for the period	—	—	—	(88,743)	(88,743)	(253)	(88,996)
Other comprehensive loss for the period	—	—	(4,773)	—	(4,773)	—	(4,773)

Total comprehensive loss for the period	—	—	(4,773)	(88,743)	(93,516)	(253)	(93,769)

Issuance of shares	3	—	—	—	3	—	3
Share-based compensation expense	—	1,650	—	—	1,650	—	1,650
Exercises of share options	—	58	—	—	58	—	58

Balance at 30 June 2021	232	187,912	(2,367)	(424,247)	(238,470)	702	(237,768)

	Common shares	Additional paid in capital	Currency translation adjustment	Accumulated deficit	Shareholders’ equity	Non-controlling interest	Total equity
Balance at 31 December 2021	236	191,113	4,464	(518,979)	(323,166)	(213)	(323,379)
Net loss for the period	—	—	—	(94,808)	(94,808)	(672)	(95,480)
Other comprehensive loss for the period	—	—	(1,889)	—	(1,889)	—	(1,889)

Total comprehensive loss for the period	—	—	(1,889)	(94,808)	(96,697)	(672)	(97,369)
Share-based compensation expense	—	2,937	—	—	2,937	—	2,937
Exercises of share options	—	111	—	—	111	—	111

Balance at 30 June 2022	236	194,161	2,575	(613,787)	(416,815)	(885)	(417,700)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. Dollars in thousands

	Six Months Ended June 30
	2022	2021
Cash flow from operating activities:
Loss for the year	(95,480)	(88,996)
Adjustments to reconcile net loss to operating cash flows:
Depreciation and amortization expense	14,749	14,124
Share-based compensation expense	4,339	2,683
Share of loss in associates	(28)	11
Impairment and write off of non-current assets	4,963	2,567
Gain on net monetary position	(1,618)	(1,151)
Finance costs	64,624	60,153
Finance income	(57)	(17)
Income tax expense charged	614	682
Changes in working capital
Trade and other receivables	(6,196)	(7,454)
Inventory	(839)	(147)
Trade payables and other liabilities	5,621	9,849
Other assets	(1,211)	(2,110)
Income taxes paid	—	—

Net cash used in operating activities	(10,519)	(9,806)

Cash flow from investing activities:
Investments in financial assets	—	(35)
Purchases of property, equipment and furniture	(15,581)	(6,686)
Security deposits (paid) / returned	(158)	264
Purchases of intangible assets	(1,292)	(1,317)

Net cash used in investing activities	(17,031)	(7,774)

Cash flow from financing activities:
Proceeds from loans	50,025	8,657
Convertible note proceeds	—	32,301
Repayment of loans	(8,444)	(846)
Interest paid	(4,815)	(3,308)
Repayment of lease liabilities	(21,552)	(10,056)
Exercises of share options	111	58

Net cash provided by financing activities	15,325	26,806

Change in cash and cash equivalents during the period	(12,225)	9,226
Cash and cash equivalents at start of period	21,943	13,572

Cash and cash equivalents at end of period	9,718	22,798

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

NOTE 1:-	GENERAL

a)	General Description of the Group and Basis of Preparation

The principal activity of SELINA HOSPITALITY PLC (herein after “the Company” or “Selina”) is that of a holding company. SELINA HOSPITALITY PLC and its affiliates (herein after “the Group”) operate in the hospitality and real estate industries, blending beautifully-designed accommodation options with coworking, recreation, wellness, and local experiences. Selina provides guests with a global infrastructure to seamlessly travel and work abroad. As of 30 June 2022, the Group was operating 110 locations throughout Latin America, Europe the Middle East, United States and Australia.

SELINA HOSPITALITY PLC is a company limited by shares, originally incorporated and domiciled in Panama redomiciled to Luxembourg in 2018 and subsequently transferred its registered office into the UK in 2019.

These financial statements have been prepared in a condensed format as of June 30, 2022, and for the six months then ended (“condensed consolidated interim financial statements”) and in accordance with the International Accounting Standard 34. The condensed consolidated interim financial statements do not comprise statutory accounts. These financial statements do not include all of the notes of the type normally included in the annual financial statements and therefore they should be read in conjunction with the Company’s annual consolidated financial statements as of December 31, 2021, and for the year then ended and accompanying notes (“annual consolidated financial statements”). The annual consolidated financial statements accounts for the year ended 31 December 2021 were approved by the board of directors on 24 June 2022. The report of the auditors on those accounts was unqualified, contained a material uncertainty paragraph related to going concern.

There are no changes in the Group’s critical judgements, estimates and assumptions from those disclosed in the financial statements for the year ended 31 December 2021 and the significant accounting policies applied in the preparation of these condensed consolidated interim financial statements are consistent with those followed in the preparation of the annual consolidated financial statements.

These condensed consolidated interim financial statements were approved for issue on November 29, 2022.

b)	Going Concern

The Group has incurred an accumulated deficit of $613.8 million as of 30 June 2022 ($519.0 million as of 31 December 2021) and incurred recurring operating losses and negative cash flows from operating activities since inception. As of 30 June 2022, the Group’s total shareholders’ deficit amounted to $416.8 million ($323.2 million as of 31 December 2021), its current assets amounted to $44.8 million ($46.4 million as of 31 December 2021) and its current liabilities amounted to $425.4 million ($214.1 million as of 31 December 2021).

Trading in the first half of 2022 continued to recover with ongoing relaxation of travel restrictions supporting an increasing return of travel demand. The Group’s current operating plan includes various assumptions concerning the level and timing of cash outflows from operating activities. The Group’s ability to successfully carry out its business plan is primarily dependent upon its ability to (1) increase its average beds occupancy percentage (60-70% occupancy would improve results sufficiently), driving higher revenues for existing and new locations; (2) achieve positive operating cash flows from existing locations; (3) achieve positive operating cash flow after deducting all corporate overhead expenses; (4) maintain or enter into new agreements with its local real estate partners to finance its expansion plans; and (5) obtain sufficient additional capital, or secure other sources of funding from financial institutions for working capital or other long term needs.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

There are no certain assurances that the Group will be successful in obtaining an adequate level of financing needed for the long-term expansion of its business or to meet its operating needs. These conditions raise significant doubt about the Group’s ability to continue as a going concern. However, for the reasons explained below, these condensed consolidated financial statements have been prepared on a going concern basis which assumes that the Group will be able to realize its assets and discharge its liabilities in the normal course of business as they come due into the foreseeable future, and therefore they do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Group be unable to continue as a going concern.

As stated in the Note 1 of the financial statements for the year ended 31 December 2021, in 2021 the Company entered into a Business Combination Agreement (the “BCA” or the “transaction”) by and among BOA Acquisition Corp. (“BOA”), a publicly traded special purpose acquisition company, Selina and Samba Merger Sub Inc., a direct, wholly-owned subsidiary of the Company. On July 1, 2022 the BCA was amended to extend the long-stop closing date, from August 26, 2022 to October 25, 2022.

As described in Note 15, subsequent events, the Business Combination (BCA) between Selina and BOA was approved by BOA stockholders at a special meeting held on October 21, 2022 and the Business Combination and related transactions closed on October 27, 2022, when Selina’s wholly owned subsidiary, Samba Merger Sub, Inc. (“Merger Sub”), merged with and into BOA, with BOA surviving the Business Combination as a wholly owned subsidiary of Selina. Upon the closing, the holders of BOA common stock and warrants became holders of ordinary shares and warrants in Selina, which instruments began trading on Nasdaq under the ticker symbols “SLNA” and “SLNAW”, respectively. Holders of approximately 95.8% of the BOA Class A Common Stock issued and elected to redeem such shares.

The completion of the Business Combination resulted in Selina receiving the remaining cash proceeds held in the BOA trust account for $9.6 million, following payments to the redeeming stockholders, $39.5 million in PIPE investments (other amounts were prefunded before June 30, 2022), and $82 million net cash proceeds from subscriptions of the New Notes issued, as described in note 8 e), following roll over of $36 million from the previous Convertible Loan Note Instrument and Mexico Notes to the New Notes. The Business Combination also resulted in the conversion into common shares of the remaining principal and accrued interest amounts (except for $1.3 million) of the Convertible Loan Note Instrument, which was classified as a current liability in the June 30, 2022 balance sheet for $207 million (including conversion component and warrants). In addition, all amounts due under the $25 million committed bridge loan facility entered into by the Company in November 2021 (as described in Note 8b)), totaling $26.2 million, and included as a current liability in the June 30, 2022 balance sheet, were repaid in full. Finally, the Term Loan Agreement (as described in Note 8a)), with a carrying amount of $55.6 million at June 30, 2022 (includes loan payable and derivatives component) was converted fully into common shares, and the Term Loan Note, (as described in Note 8 c)) with a carrying amount of $850 thousand at June 30, 2022 was repaid in full, upon closing of the Business Combination.

Furthermore, the Company has continued to draw on its $50 million loan facility entered into in November 2020 with Inter-American Investment Corporation. On September 29, 2022, the Company drew $2.0 million and on November 8, 2022 the Company drew another $6.0 million, leaving approximately $20 million of outstanding credit available.

c)	Exchange Rates

The condensed consolidated interim financial statements are presented in US Dollars, the monetary unit of the United States of America, which is the Group’s reporting and functional currency. These

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

interim financial statements are rounded to the nearest thousand dollar. The Group determines the functional currency of each Group entity, including companies accounted for under the equity method.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. At each period end, foreign currency monetary items are translated using the closing rate. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction and non-monetary items measured at fair value are measured using the exchange rate when fair value was determined. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and the translation at period-end exchange rates of monetary assets and liabilities denominated in currencies other than an entity’s functional currency, are recognized in the Consolidated Statement of Profit or Loss within operating expenses.

The Group applies IAS 29 Financial Reporting in Hyperinflationary Economies, which applies when an entity’s functional currency is that of a hyperinflationary economy.

The Group operated in Argentina for each reporting period, which is a hyperinflationary economy with three-year cumulative inflation rates exceeding 100%. The Group has recognized a gain on net monetary position in the Group’s Consolidated Profit or Loss Account of $1,618 thousand and $1,151 thousand for the periods ended 30 June 2022 and 30 June 2021, respectively. For this purpose, the Group has used official monthly price indexes published by FACPCE (Federación Argentina de Consejos Profesionales de Ciencias Económicas). This index has increased by 36% between June 2022 (value of 793.03) and December 2021 (value of 582.46).

The material reference closing exchange rates to USD applied by the Group are shown in the table below:

	January – June 2022
	Income statement (average rate)	Balance sheet (at end of period)
MXN (Mexican Peso)	20.23	20.16
GBP (British Pound Sterling)	0.78	0.82
EUR (Euro)	0.92	0.96
ILS (Israeli Shekel)	3.29	3.45
PAB (Panamanian Balboa)	1	1
BRL (Brazilian Real)	5.03	5.19
CRC (Costa Rican Colon)	660.31	691.69
PEN (Peruvian Sol)	3.77	3.82
AUD (Australian Dollar)	1.40	1.45
MAD (Moroccan Dirham)	9.76	10.18
COP (Colombian Peso)	3,941.92	4,122.52
ARS (Argentine Peso)	113.49	125.06

NOTE 2:-	NEW STANDARDS AND AMENDMENTS

The following standards and interpretations apply for the first time to financial reporting periods commencing on or after 1 January 2022:

1.	Amendment to IAS 16, “Property, Plant and Equipment: Proceeds before intended use”:

The amendment to IAS 16 Property, Plant and Equipment (PP&E) prohibits an entity from deducting from the cost of an item of PP&E any proceeds received from selling items produced while the entity

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

is preparing the asset for its intended use. It also clarifies that an entity is ‘testing whether the asset is functioning properly’ when it assesses the technical and physical performance of the asset. The financial performance of the asset is not relevant to this assessment.

According to the Amendment, the amounts of proceeds and costs relating to items produced that are not an output of the entity’s ordinary activities must disclose separately.

The application of the Amendment did not have a material impact on the Group’s interim financial statements.

2.	Amendment to IAS 37, “Provisions, Contingent Liabilities and Contingent Assets”:

In May 2020, the IASB issued an amendment to IAS 37, regarding which costs a company should include when assessing whether a contract is onerous (“the Amendment”).

According to the Amendment, costs of fulfilling a contract include both the incremental costs (for example, raw materials and direct labor) and an allocation of other costs that relate directly to fulfilling a contract (for example, depreciation of an item of property, plant and equipment used in fulfilling the contract).

The Amendment is effective for annual periods beginning on or after January 1, 2022 and applies to contracts for which all obligations in respect thereof have not yet been fulfilled as of January 1, 2022. The application of the Amendment does not require the restatement of comparative data. Instead, the opening balance of retained earnings on the date of initial application date is adjusted for the cumulative effect of the Amendment.

The application of the Amendment did not have a material impact on the Group’s interim financial statements.

3.	Amendments to IFRS 3, “Business Combinations”:

In May 2020, the IASB issued Amendments to IFRS 3, “Business Combinations – Reference to the Conceptual Framework”, which are intended to replace a reference to the Framework for the Preparation and Presentation of Financial Statements with a reference to the Conceptual Framework for Financial Reporting, that was issued in March 2018, without significantly changing its requirements.

The IASB added an exception to the recognition principle of IFRS 3 to avoid the issue of potential ‘day 2’ gains or losses arising for liabilities and contingent liabilities that would be within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets or IFRIC 21 Levies, if incurred separately.

The exception requires entities to apply the criteria in IAS 37 or IFRIC 21, respectively, instead of the Conceptual Framework, to determine at the acquisition date whether as a result of a past event, a present obligation exists or whether the event that creates an obligation to pay the levy occurred by the acquisition date.

The Amendments also clarify that contingent assets do not qualify for recognition at the acquisition date.

The Amendments are applied prospectively for annual reporting periods beginning on or after January 1, 2022.

The application of the Amendments did not have a material impact on the Group’s interim financial statements.

4.	Annual improvements to IFRSs 2018-2020:

In May 2020, the IASB issued certain amendments in the context of the Annual Improvements to IFRSs 2018-2020 Cycle. The main amendment is to IFRS 9, “Financial Instruments” (“the

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

Amendment”). The Amendment clarifies which fees a company should include in the “10% test” described in paragraph B3.3.6 of IFRS 9 when assessing whether the terms of a debt instrument that has been modified or exchanged are substantially different from the terms of the original debt instrument.

According to the Amendment, fees paid net of any fees received that are included in the cash flows are only those fees paid or received between the borrower and the lender, including fees paid or received by either the borrower or lender on the other’s behalf.

The Amendment is effective for annual periods beginning on or after January 1, 2022. The Amendment is applied to financial liabilities that are modified or exchanged on or after the beginning of the annual reporting period in which the entity first applies the Amendment, that is from January 1, 2022.

The application of the Amendments did not have a material impact on the Group’s interim financial statements.

NOTE 3:-	SEGMENT REPORTING

The Group has six reportable segments reflecting its geographical regions or business units as of 30 June 2022.

The accounting policy for operating segments is consistent with that described in Note 5 of the Group’s financial statement for the year ended 31 December 2021.

The following tables present revenue and profit information for the Group’s operating segments for the six months ended 30 June 2022 and 30 June 2021, respectively:

	USA	Mexico & Guatemala	Central America	South America	Europe and Middle East	APAC (Asia- Pacific)	Total Selina	RY	Adjustments	Total Consolidated
Six months ended 30 June 2022
External customers
Rooms	6,490	9,401	8,827	11,674	11,865	690	48,947	—	665	49,612
Food and beverages	2,745	7,367	6,311	4,438	4,528	170	25,559	—	(858)	24,701
Others	247	1,087	2,919	1,585	1,003	4	6,845	4,997	322	12,164

Total revenues	9,482	17,855	18,057	17,697	17,396	864	81,351	4,997	129	86,477

Unit-Level Operating Profit / (Loss)	(1,935)	2,133	2,727	(1,175)	(4,252)	(370)	(2,872)	—	—	(2,872)
RY EBITDA	—	—	—	—	—	—	—	(1,316)	—	(1,316)

Other operating expenses										(9,203)
Depreciation and amortization										(14,749)
Other income (loss), net										(2,159)
Net finance income (loss)										(64,567)

Loss before taxes on income										(94,866)
Income tax expense										(614)
Net loss for the period										(95,480)

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

	USA	Mexico & Guatemala	Central America	South America	Europe and Middle East	Total Selina	RY	Adjustments	Total Consolidated
Six months ended 30 June 2021
External customers
Rooms	2,661	5,453	4,469	3,653	2,445	18,681	—	333	19,014
Food and beverages	2,045	5,617	2,986	1,775	770	13,193	—	(18)	13,175
Others	223	748	1,140	973	840	3,924	594	(927)	3,591

Total revenues	4,929	11,818	8,595	6,401	4,055	35,798	594	(612)	35,780

Unit-Level Operating Profit / (Loss)	(1,222)	663	909	(2,426)	(3,516)	(5,592)		—	(5,592)
RY EBITDA	—	—	—	—	—	—	(464)	—	(464)

Other operating expenses									(7,673)
Depreciation and amortization									(14,124)
Other income (loss), net									(325)
Net finance income (loss)									(60,136)

Loss before taxes on income									(88,314)
Income tax expense									(682)

Net loss for the period									(88,996)

NOTE 4:-	TAXES ON INCOME

Income tax expense is recognised based on management’s estimate of the weighted average effective annual income tax rate expected for the full financial year. The Group tax expenses were partially driven by the provision for uncertain tax positions. There are no deferred taxes as is it not probable that they will be utilized against taxable income in the foreseeable future. The major components of income tax expense in the interim condensed consolidated statement of profit or loss are:

	For the six month period ended June 30
	2022	2021
	(In thousands of US$)
Income taxes
Current income tax expense	375	54
Deferred income tax expense relating to origination and reversal of temporary differences	—	—
Uncertain Tax Positions	239	628

Income tax expense recognised in statement of profit or loss	614	682

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

NOTE 5:-	PROPERTY, EQUIPMENT AND FURNITURE AND ASSETS HELD FOR SALE

	Buildings, leasehold improvements and hotel assets	Assets under construction	Total
	(In thousands of US$)
Cost:
Balance as at 1 January 2022	97,154	17,264	114,418
Additions	7,372	8,208	15,580
Write-offs of lost deals	—	(590)	(590)
Completion of projects	2,524	(2,524)	—
Exchange differences	(1,466)	(203)	(1,669)

Balance as at 30 June 2022	105,584	22,155	127,739

Accumulated depreciation:
Balance as at 1 January 2022	(17,968)	—	(17,968)
Depreciation	(3,781)	—	(3,781)
Exchange differences	145	—	145

Balance as at 30 June 2022	(21,604)	—	(21,604)

Net Balance at 30 June 2022	83,980	22,155	106,135

	Buildings, leasehold improvements and hotel assets	Assets under construction	Total
	(In thousands of US$)
Cost:
Balance as at 1 January 2021	99,834	13,821	113,655
Additions	369	6,317	6,686
Write-offs of lost deals	—	(2,567)	(2,567)
Completion of projects	903	(903)	—
Exchange differences	606	22	628

Balance as at 30 June 2021	101,712	16,690	118,402

Accumulated depreciation:
Balance as at 1 January 2021	(12,937)	—	(12,937)
Depreciation	(2,610)	—	(2,610)
Exchange differences	(43)	—	(43)

Balance as at 30 June 2021	(15,590)	—	(15,590)

Net Balance at 30 June 2021	86,122	16,690	102,812

Cost of lost deals, which have been included in the caption “Impairment and write-off of non-current assets” in the accompanying Statements or Profit or Loss, relate to unrecoverable security deposits and project costs on discontinued projects.

The Group decided in the second half of the year 2021 to sell certain properties located in the United States which were originally acquired for the expansion of the Group’s operations in the US East

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

Coast. The assets related to the properties were held for sale as of 31 December 2021 according to IFRS 5. No assets were held for sale as of 30 June 2021. On February 2022 the Group sold those properties, land and building to a third party, subject to certain conditions, including local authority approval of the site plan for redevelopment of the property, among others. The total selling price of the property is $3,000 thousand as agreed in the purchase and sale agreement. The costs needed to sell the property are $500 thousand. As of June 30, 2022, the sale of the property remains as reported in the Company’s annual financial statements as of December 31, 2021. Subject to the conditions that have been mentioned, the sale is expected be effective before year end.

NOTE 6:-	RIGHT OF USE ASSETS

	At 30 June 2022	At 30 June 2021
	(In thousands of US$)
Cost:
Balance as at 1 January	381,905	325,135
Additions	48,364	38,316
Exchange differences	(14,691)	(2,865)
Lease modifications	23,045	(3,862)

Balance as at 30 June	438,622	356,724

Depreciation and impairment
Balance as at 1 January	(70,267)	(42,041)
Depreciation	(10,593)	(11,886)
Impairment write-offs, net (a)	(3,832)	—

Balance as at 30 June	(84,692)	(53,927)

Net balance at 30 June	353,930	302,797

a.	Impairment on the right of use assets

For the six-month period ended 30 June 2022, only locations experiencing indicators of significant impairment since the end of the most recent financial year (2021) were tested.

In order to assess the recoverable amounts of those properties, the Group used the Discounted Cash Flow (“DCF”) method, based on key assumptions, such as discounted rates, growth rates, total revenue per bedspace, occupancy rates, profitability margins and future required capital expenditures.

As a result of the analysis performed, the Group recorded an impairment loss of $3,832 thousand for the six-month period ended 30 June 2022 on its right of use assets, representing impairment losses on six properties.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

b.	Amounts recognized in Consolidated Statement of Profit or Loss and in the Consolidated Statement of Cash Flows.

	For the six month period ended
	2022	2021
	(In thousands of US$)
Depreciation expense on right-of-use assets	(10,593)	(11,886)
Impairment write-offs	(3,832)	—
Interest expense on lease liabilities	(17,346)	(14,964)
Unrealized foreign exchange losses on revaluation of lease liability	(785)	(3,902)

Total amount recognized in Profit or Loss	(32,556)	(30,752)

The total cash outflow for lease payments	(21,552)	(10,056)

Interest rate range	4.2-23.10%	6.0-19.3%

c.	Carrying amounts of lease liabilities and movements during the period:

	At 30 June 2022	At 30 June 2021
	(In thousands of US$)
Balance as at 1 January	394,632	325,952
Additions	48,364	38,316
Lease modifications	23,045	(3,862)
Exchange differences	(13,190)	(4,598)
Lease payments	(21,552)	(10,056)
Unrealized foreign exchange losses on revaluation of lease liability	785	3,902
Interest accrued on lease liabilities	17,346	14,964

Balance as at 30 June	449,430	364,618

Current	51,784	36,713
Non-current	397,646	327,905

All lease liabilities relate directly to the right of use assets.

Certain lease agreements include a revenue-sharing or profit-sharing component in the future, apart from base rent. These are treated as variable lease payments and are not included in the measurement of lease liabilities or the right of use assets. The Group has assumed the lease extension options will be exercised as the Group seeks to enter into long-term lease agreements and does not intend to discontinue or early terminate any existing hotel operations. Such extension options have been considered in the measurement of the lease liability. The Group has committed to new leases that have not yet commenced, in markets where the Group plans its further expansion.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

NOTE 7:-	INTANGIBLE ASSETS

	Software	Customer List	Total
	(In thousands of US$)
Cost:
Balance as at 1 January 2022	5,550	1,315	6,865
Additions	1,292	—	1,292
Exchange differences	—	—	—

Balance as at 30 June 2022	6,842	1,315	8,157

Amortization and impairment:
Balance as at 1 January 2022	(1,402)	(501)	(1,903)
Amortization charge for the year	(156)	(219)	(375)

Balance as at 30 June 2022	(1,558)	(720)	(2,278)

Net balance at 30 June 2022	5,284	595	5,879

	Software	Customer List	Total
	(In thousands of US$)
Cost:
Balance as at 1 January 2021	3,252	1,315	4,567
Additions	1,317	—	1,317

Balance as at 30 June 2021	4,569	1,315	5,884

Amortization and impairment:
Balance as at 1 January 2021	(919)	(63)	(982)
Amortization charge for the year	(121)	(219)	(340)

Balance as at 30 June 2021	(1,040)	(282)	(1,322)

Net balance at 30 June 2021	3,529	1,033	4,562

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

NOTE 8:-	LOANS PAYABLE

Loans Payable in the accompanying Consolidated Statement of Financial Position is composed of the following:

	Interest rate	Maturity	At June 30 2022	At December 31 2021
			(In thousands of US$)
Loan from debtholders	5% - 18%	2023	86,052	17,472
Bank and government loans	1% - 10%	2023	3,614	1,986

Total current interest-bearing loans and borrowings			89,666	19,458

Non-current interest-bearing loans and borrowings:
Loan from debtholders	5% - 18%	2024 to 2042	84,904	108,634
Bank and government loans	1% - 10%	2024 to 2029	26,373	21,080

Total non-current interest-bearing loans and borrowings			111,277	129,714

Denominated in the following currencies:
US dollars			143,213	90,761
Sterling			11,122	12,191
Colombian Peso			33	55
Brazilian Real			18,841	17,043
Israeli Shekels			18,643	8,484
Peruvian Sol			2,023	2,169
Australian Dollar			3,725	2,671
Euro			3,343	15,798

Total interest-bearing loans and borrowings			200,943	149,172

Interest expense on Loans Payable, included within Finance Costs in the accompanying Consolidated Statement of Profit or Loss are as follows:

	For the six month period ended June 30
	2022	2021
	(In thousands of $)
Interest expense on loan from debtholders	36,677	14,432
Interest expense on bank and government loans	1,228	659

Total interest expense on loans from debtholders and bank and government loans	37,905	15,091

Loans from debtholders

a) Term Loan Agreement

In January 2018, the Company, as the borrower, entered into a Term Loan Agreement (as amended from time to time, the “Term Loan Agreement”), together with Selina Hospitality Operations Mexico, S.A. de C.V., Selina Operation One (1), S.A. (“Selina One”), the lenders thereunder,

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

including Cibanco, S.A. Institución de Banca Múltiple, Gomez Cayman SPV Limited and 166 2nd LLC, as well as the security agent, GLAS Trust Corporation Limited.

The facility accrued interest at a rate of 12% per annum until the end of April 2021 and increases by 2% each three-month period starting from 1 May 2021, such interest rate not to exceed 18% in total.

In March and April 2020, the Group signed a cashless rollover agreement with three lenders. As a result, $30,297 thousand were rolled over from the existing loans into a new convertible instrument (described below in Note 9).

For the remaining balance of the loan, Selina has the prepayment option or option to repay the Term Loan without any penalty or premia and the lenders have the right to convert their debt outstanding under the Term Loan Agreement into debt under the Convertible Note Instrument to be exercised within a limited six-month window from 30 April 2021. In July 2021, the Term Loan Agreement was amended to provide for, among other things, the automatic conversion of the loan into equity in the Company upon the consummation of an Equity Financing, with such conversion to occur at a discount to the share price utilized for the Equity Financing depending on the valuation of the Company at that time, and the Company’s right, to be exercised within a limited window following the conversion trigger, to repay the debt at par value plus a prepayment fee of 40% of the amount due.

	At 30 June 2022	At 30 June 2021
	(In thousands of US$)
Debt component of the Term Loan at closing	34,276	32,224
Interest charged (using effective interest rate)	3,931	1,247

Carrying amount of the loan payable component at 30 June	38,207	33,471

Loss (gain) from revaluation to fair value through profit and loss	1,461	—

Carrying amount of the derivatives financial liabilities components at 30 June	17,344	—

b) Bridge Loan Facility

In November 2021, the Group entered into a committed bridge loan facility. The interest rate on each draw is 10%, payable up front, and the lenders are entitled to receive warrants issued by the Company in an amount equivalent to 15% of the amount drawn. Draws under the facility are repayable upon the closing of the business combination between the Company and BOA. In April 2022, the Company drew a total amount of $10 million under the facility. In May 2022, the

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

Company drew the remaining $15 million from the facility (as of December 31, 2021 the Company had not yet drawn any amounts under this facility).

At 30 June 2022
(In thousands of US$)
Debt component of the Bridge Loan at closing	17,756
Interest charged (using effective interest rate)	3,209

Carrying amount of the loan payable component at 30 June	20,965

Warrants at the date of issue	3,287
Loss (gain) from revaluation to fair value through profit and loss	152

Carrying amount of the derivative financial liabilities components at 30 June	3,440

c) Term Loan Note

On April 14, 2022, Selina Management Company UK Ltd (“SMCUK”), a subsidiary of Selina, as the borrower, and Guines LLC, as the lender, entered into an unsecured Term Loan Note and Guaranty agreement (“Term Loan”) pursuant to which SMC UK borrowed $5 million, which Term Loan was guaranteed by certain subsidiaries of Selina. The principal amount was repaid in June 2022. An interest charge of $100,000 was earned by the lender upon, and deducted from, the funding of the loan proceeds and an additional interest charge of $1 million is payable upon the closing of the Business Combination, or if the Business Combination does not occur, on the termination date of the Business Combination Agreement between Selina and BOA. The Term Loan contains customary representations, warranties and covenants. The outstanding amount as of 30 June 2022 was $850 thousand.

d) PIPE Investors pre-funds

As stated in the Note 1 of the financial statements for the year ended 31 December 2021, on 2 December 2021, the Group announced that it had entered into PIPE subscription agreements in respect of $55 million of investment and a $15 million equity backstop from BOA’s sponsor by which BOA will earn credits against the commitment in the event transaction fees are reduced below a certain threshold or they are equitized or deferred. Any amounts remaining under the $15 million backstop commitment at the closing of the Business Combination, after deducting fee credits, additional PIPE investment from use of the sponsor shares and/or non-redemptions from the BOA trust account must be funded in cash by BOA by December 31, 2023.

One of the PIPE investors pre-funded their subscription amount of $10 million on 8 December 2021 in exchange for the investor receiving an early payment fee equivalent to $2,500 thousand, with such fee to be paid via the issuance of ordinary shares of the Company at the closing of the deSPAC transaction. Such investor and another PIPE investor also will receive 100,000 and 200,000 BOA Acquisition Corp. class B common shares, respectively, from the SPAC sponsor, Bet on America, LLC, at the closing of the deSPAC transaction based on the value of their subscriptions, which shares will be converted into ordinary shares of Selina.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

Another of the PIPE investors pre-funded its subscription amount of $5 million on February 2022 in exchange for the investor receiving an early payment fee equivalent to $1,250 thousand, with such fee to be paid via the issuance of ordinary shares of the Company at the closing of the Business Combination.

e) Convertible note financing

On April 22, 2022, in connection with the Business Combination between Selina and BOA Acquisition Corp. (“BOA”) announced on December 2, 2021 (“Business Combination”), Selina entered into convertible note subscription agreements with certain institutional and other investors, pursuant to which Selina agreed to issue and sell, in private placements expected to close concurrently with the closing of the Business Combination, $147,500,000 aggregate principal amount of unsecured convertible notes (the “Notes” or “the New CLA”) for an aggregate purchase price equal to 80% of the principal amount of the Notes. The obligations of the investors to consummate the subscriptions are conditioned upon, among other things, Selina having received cash proceeds of at least $50,000,000 pursuant to PIPE financing and other conditions precedent been satisfied or waived.

The Notes are to be issued under an indenture to be entered into in connection with the closing of the Business Combination (the “Indenture”) between Selina and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder. The Notes will bear interest at a rate of 6% per annum, payable semi-annually, and will be convertible into ordinary shares of Selina at a conversion price of $11.50 per share in accordance with the terms of the Indenture, and will mature four years after their issuance.

The Company may, at its election, force conversion of the Notes after the first anniversary of their issuance if the last reported sale price of Selina shares is greater than or equal to 140% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter, and subject to certain trading volumes having been met. Various corporate events that occur prior to the maturity date may increase the conversion rate. In addition, in the event that a holder of the Notes elects to convert its Notes, or in the event of a mandatory conversion, prior to the third anniversary of the issuance of the Notes, Selina will be obligated to pay an amount equal to twelve months of interest, which amount will be paid in cash or shares depending on the circumstances of the conversion.

As additional consideration, the subscription agreements provide that each investor will receive a warrant to purchase a number of ordinary shares of Selina equal to approximately one-third of the number of shares into which the principal amount of such investor’s Note is convertible. The warrants have an exercise price of $11.50 per share. Also, in connection with the execution of the subscription agreements, investors also entered into letter agreements with Bet on America LLC, BOA’s sponsor, pursuant to which the sponsor agreed to transfer to such investors, at the closing of the Business Combination, shares of BOA Class B Common Stock owned by the sponsor, and ultimately Selina ordinary Shares in exchange therefor. The number of sponsor shares to be transferred was determined by multiplying each such investor’s aggregate principal investment in the Notes by a percentage ranging from 2.5% to 7.5% based on the principal amount of the Notes for which such investor subscribed.

There was no outstanding amount under such convertible note financing as of June 30, 2022 or December 31, 2021, since funding is expected to occur concurrently with the closing of the Business Combination.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

f) IDB Loan

In November 2021, the Company drew $6.9 million as part of the first draw made under the IDB facility that the Company entered into in 2020 with Inter-American Investment Corporation (“IDB Invest”), as the lender, and in December 2021, the Company drew an additional $7.6 million pursuant to a second draw under the IDB facility. In March 2022, the Company drew an additional $6.9 million pursuant to a third draw under the IDB facility. The outstanding amount under this facility was $21.5 million and $14.6 million as of 30 June 2022 and 31 December 2021, respectively.

g) Other Loans and Borrowings

In February 2022 the Group borrowed in Australia $1,274 thousand as the second disbursement of a loan ($2,786 thousand in 2021). The currency of the loan is Australian Dollar. Interest rate is 9.75%. The outstanding amount as of 30 June 2022 was $3,864 thousand. Maturity is in 2027.

In March 2022 the Group borrowed in the United States $3,000 thousand. The currency of the loan is US Dollar. Interest rate is 6% during the first 6 months and 12% during the course of the remaining period. The outstanding amount as of 30 June 2022 was $3,050 thousand. Maturity is in 2023.

In May 2022 the Group borrowed in Morocco US $1,680 thousand. The currency of the loan is Euro. Interest rate is 5%. The outstanding amount as of 30 June 2022 was $1,688 thousand. Maturity is in August 2022.

NOTE 9:-	CONVERTIBLE NOTE AND WARRANTS

	At June 30 2022	At June 30 2021
	(In thousands of US$)	(In thousands of US$)
Note component at date of issue	97,316	67,792
Interest charged (using effective interest rate)	19,767	9,647

Carrying amount of the loan payable component at period end	117,083	77,439

Conversion components as the date of issue	61,024	52,540
Warrants at the date of issue	21,975	14,489
Loss (gain) from revaluation to fair value through profit and loss	6,763	28,796

Carrying amount of the derivative financial liability components at period end	89,762	95,825

a. Selina Holding note

In March 2020, the Company and Selina Operation One (1), S.A. (“Selina One”) entered into a Convertible Loan Note Instrument constituting $90 million principal amount, 10% fixed rate guaranteed security convertible redeemable loan notes due 2023 (as amended from time to time, the “Convertible Note Instrument”). The $90 million headroom under the Convertible Note Instrument was increased to $125 million in July 2021 and can be increased further in certain limited circumstances, such as notes issued in connection with accrued interest or conversion of a senior term loan into notes. The maturity date of the debt is 30 June 2023, at which point the Company must redeem the outstanding note. The Company may not prepay the debt before the maturity date, although the Company may be required to redeem the notes at greater than their par value upon

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

event of default by the Company or upon an Initial Public Offering (IPO), change of control or insolvency event. Interest accrues on a payment in kind basis at a rate of 10% per annum and capitalizes on a quarterly basis based on the date of issuance of each note.

In addition, the Company has, since 1 January 2021, entered into various letter agreements with holders of notes constituting a majority of the debt under the Convertible Note Instrument, which agreements provide for the automatic conversion of the holder’s debt into equity in the Company upon the completion of certain conditions. The conditions were met by the end of January 2022, at which point the conversion of the debt that was subject to the Automatic Conversion Letters would occur automatically upon the completion of the Business Combination (as of 31 December 2021, all conditions were not met to provide the automatic conversion feature to be effective). Such conversion would occur at a discount to the share price utilized for an equity financing depending on the valuation of the Company at that time. The Convertible Note Instrument was amended further in October 2021, which amendment became effective on 2 December 2021, to modify one of the conversion triggers, which would occur in the event the Company did not complete a qualifying financing by 31 December 2021, by extending the financing deadline to 30 June 2022 and changing qualifying financing requirements (subsequently extended on July 1, 2022 from June 30, 2022 to September 30, 2022 and then on September 30, 2022, extended again to December 31, 2022, as mentioned in Note 15).

Convertible noteholders generally have the option to convert some or all of their notes into equity upon the occurrence of a trigger event, including an exit event, such as IPO or change of control, a new equity fundraising round or the failure of the Company to complete a qualifying equity financing of at least $50 million by 31 December 2021 (being the financing deadline extended to 31 December 2022 and the qualifying financing requirements changed as mentioned above). The conversion price is to be set at either 65% or 70% of the price of the equity issued in connection with the fundraising or exit event depending on the valuation of the Company for such purposes, or if no qualifying fundraising occurs within a certain time period, conversion is determined using a multiple of revenues.

In April 22, 2022, in connection with investors entering into subscription agreements for $147.5 million aggregate principal amount of unsecured convertible notes under a new convertible note instrument (“New CLN”) to be issued upon the closing of the business combination between Selina and BOA Acquisition Corp. (“Business Combination”), as announced on December 2, 2021 (“Business Combination”), several holders of the existing convertible debt under the Convertible Loan Note Instrument agreed with Selina to allow the Company to redeem or, as applicable, exchange their notes prior to their maturity date and reinvest $35,800 thousand of the proceeds into the New CLN on the same terms as other New CLN investors. Any additional interest accrued under the Convertible Loan Note to be redeemed or exchanged is to be paid in cash at the closing of the Business Combination. Since the subscriptions under the New CLN are expected to close concurrently with the closing of the Business Combination, which had not occurred as of June 30, 2022, no accounting treatment has been given to such agreements as of that same date.

b. Mexico notes

On 20 April 2020, Selina Hospitality Operations Mexico, S.A. de C.V., as the borrower (“Selina Mexico”), the Company and Selina One entered into a Convertible Loan Note Instrument constituting $5 million principal amount, 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 (the “Mexico Note Instrument”).

The terms and conditions of the Mexico Note Instrument are substantially similar to the Convertible Note Instrument, except that the debt is convertible into shares of Selina Mexico. The noteholder and the parties to the Mexico Note Instrument entered into a Put and Call Option Agreement, originally

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

dated 15 January 2018 and amended and restated on 28 April 2020, that allows the noteholder to convert its equity in Selina Mexico into equity in the Company, subject to the terms therein.

The amendments introduced in the Convertible Note Instruments in the year 2021 and the six-month period ended 30 June 2022 as above mentioned are equally applicable to the called Mexico notes.

c. Warrants

A warrant instrument accompanies the Convertible Notes. Under the warrant instruments, certain new money noteholders are entitled to warrants that give each noteholder the right to acquire its pro-rata portion of an allocation of ordinary shares ranging from 4.5% to 7.5% depending on when a warrant is exercised, either before or after a new fundraising round, and if a warrant is exercised after a new fundraising round, then the allocation changes based on the valuation ascribed to the company during the fundraising round. All the warrants have been issued by SELINA HOSPITALITY PLC.

The warrant instrument was amended and restated in October 2021, which amended and restated warrant instrument became effective on 2 December 2021, to accommodate the issuance of additional warrants in connection with the increased headroom under the Convertible Note Instrument, as described above, and the potential issuance of a new tranche of warrants upon the completion of an IPO Transaction. The range of allocation of ordinary shares to which holders of the warrants would be entitled was increased to 6.25% to 10.42%.

NOTE 10:-	CONTINGENT LIABILITIES AND GUARANTEES PROVIDED

The Group is subject to several legal claims and proceedings, the ultimate outcome of which is subject to many uncertainties inherent in litigation. These legal claims and proceedings are in various stages, and either individually or in the aggregate, are not likely to have a significant effect on the Group’s financial position or profitability.

The Group issues topco guarantees on the majority of its leases to secure management and lease agreements and/or funds to convert properties to Selina branded hotels. Due to the application of IFRS 16, all potential lease liabilities have been recognized on the consolidated balance sheet. No other material contingent liabilities or off-balance sheet arrangement have been identified. The Group believes the possibility of any outflows related to contingent liabilities is remote.

NOTE 11:- FAIR VALUE MEASUREMENT

The following table presents the fair value measurement hierarchy for the Group’s assets and liabilities.

Quantitative disclosures of the fair value measurement hierarchy of the Group’s assets and liabilities as of 30 June 2022 and 31 December 2021:

	Valuation Date	Fair value hierarchy
30 June 2022		Level 1	Level 2	Level 3	Total
			(In thousands of US$)
Liabilities measured at fair value:
Derivative financial liabilities	Jun 30, 2022	—	—	83,158	83,158
Warrants	Jun 30, 2022	—	—	27,388	27,388
Liabilities whose fair value is disclosed :
Interest-bearing loans (CLA)	Jun 30, 2022	—	—	117,083	117,083
Interest-bearing loans (Term loan)	Jun 30, 2022	—	—	38,207	38,207
Interest-bearing loans (Bridge loan)	Jun 30, 2022	—	—	20,965	20,965

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

	Valuation Date	Fair value hierarchy
31 December 2021		Level 1	Level 2	Level 3	Total
			(In thousands of US$)
Liabilities measured at fair value:
Derivative financial liabilities	Dec 31, 2021	—	—	76,906	76,906
Warrants	Dec 31, 2021	—	—	21,975	21,975
Liabilities whose fair value is disclosed:
Interest-bearing loans (CLA)	Dec 31, 2021	—	—	97,316	97,316
Interest-bearing loans (Term Loan)	Dec 31, 2021	—	—	34,276	34,276

There were no transfers from level 1 to level 2 during the period and no transfers out of Level 3.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

Derivative financial liabilities are the derivative components which are embedded in the Company’s Term Loan, Bridge Loan and the Convertible Loan agreements, and presented in Note 8 and 9. The fair value of the derivative financial liabilities and the warrants is the amount at which the instruments could be exchanged in a current transaction between willing parties other than in a forced transaction (a forced liquidation or distress sale).

The following methods and assumptions were used to estimate the fair values of both the derivative financial liabilities and the warrants:

•

Fair value of Selina’s market capitalization has been estimated using a Discounted Cash Flow (DCF) model. The valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management’s estimate of fair value for these investments in unquoted shares.

•

Fair value of the convertible loans, including the embedded derivatives was based on a combination of probability analysis and Monte Carlo simulation, based on Management’s estimations. This method included evaluation of many possible value outcomes asset.

Description of significant unobservable inputs to valuation:

	Valuation technique	Significant unobservable inputs	Input in valuation	Sensitivity of the input to fair value
Financial derivative and warrants measured at fair value through profit and loss	DCF and Monte Carlo	Weighted average cost of capital (WACC)	45%	5% increase (decrease) in the discount rate would result in (decrease) increase in fair value by ($381 thousands), $404 thousand, respectively

		Terminal Revenue Multiple	2x	Median (Low) multiple from the comparable companies is 2.3x (1.7x) and would result in increase (decrease) in fair value by $129 thousand ($128 thousands), respectively

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

NOTE 12:-FINANCIAL INSTRUMENTS

Categories of financial instruments

	Carrying amount		Fair value
	At June 30 2022	At December 2021	At June 30 2022	At December 2021
		(In thousands of US$)
Financial assets
Measured at amortized cost:
Current
Cash	9,718	21,943	9,718	21,943
Trade and other receivables	16,554	10,527	16,554	10,527
Non-current
Trade and other receivables	2,094	1,925	2,094	1,925
Non-current financial assets	3,137	3,156	3,137	3,156
Security Deposits	9,931	9,773	9,931	9,773

Total financial assets	41,434	47,324	41,434	47,324

Financial and lease liabilities
Measured at amortized cost:
Current
Loans payable	(89,666)	(19,458)	(89,742)	(19,458)
Convertible Note	(117,083)	—	(242,034)	—
Lease liabilities	(51,784)	(45,660)	(51,784)	(45,660)
Trade payables and other liabilities	(56,316)	(50,066)	(56,316)	(50,066)
Non-current
Loan payable, net of current portion	(111,277)	(129,714)	(111,566)	(130,735)
Convertible Note	—	(97,316)	—	(142,317)
Lease liabilities, net of current portion	(397,646)	(348,972)	(397,646)	(348,972)
Accounts payable from related parties	(3,472)	(3,472)	(3,472)	(3,472)
Measured at fair value through profit or loss:
Current
Derivative financial instruments (warrants and conversion option on convertible note)	(89,762)	(82,999)	(89,762)	(82,999)
Derivative financial instruments (convert feature and prepayment option on the Term Loan note)	(17,344)	(15,882)	(17,344)	(15,882)
Derivative financial instruments (warrants on Bridge loan)	(3,440)	—	(3,440)	—

Total financial and lease liabilities	(937,790)	(793,539)	(1,063,107)	(839,561)

The carrying amounts of current trade and other receivables, trade payables and certain accrued liabilities, all of which are financial instruments, are considered to approximate the fair value of these items due to the short-term nature of the amounts involved. The carrying amounts of non-current financial assets and financial liabilities recorded at amortized cost in the Consolidated Financial Statements approximate to their fair values.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

The table below summarizes the maturity profile of the Group’s financial liabilities based on contractual undiscounted payments (including interest payments):

	Less than one year	1 to 2 years	2 to 3 years	3 to 4 years	> 4 years	Total
			(In thousands of US$)
June 30, 2022
Loans payable	105,642	47,146	11,734	13,059	95,279	272,860
Lease liabilities	51,784	50,863	49,523	49,699	698,765	900,634
Trade payables and other liabilities	56,316	—	—	—	—	56,316
Accounts payable to related parties	—	—	—	—	3,472	3,472
Convertible loans	176,448	—	—	—	—	176,448

	390,190	98,009	61,257	62,758	797,516	1,409,730

December 31, 2021
Loans payable	22,685	80,437	8,032	9,089	81,097	201,340
Lease liabilities	45,660	45,274	42,993	42,745	607,558	784,230
Trade payables and other liabilities	50,066	—	—	—	—	50,066
Accounts payable to related parties	—	—	—	—	3,472	3,472
Convertible loans	—	176,448	—	—

	118,411	302,159	51,025	51,834	692,127	1,215,556

NOTE 13:- RELATED PARTY TRANSACTIONS

a.	The parent Company, controlling shareholders and subsidiaries:

Dekel Development Holding, S.A. (“Dekel”) holds approximately 34.7% of Selina’s issued and outstanding equity. Dekel is a wholly-owned subsidiary of Kibbutz Holding S.à.r.l. (“Kibbutz”), of which Rafael Museri and Daniel Rudasevski, Selina’s Chief Executive Officer and Chief Growth Officer, respectively, collectively hold an equity interest of approximately 65% of the share capital of Kibbutz. Messrs. Museri and Rudasevski also serve as members of Kibbutz’s and Dekel’s boards of directors.

Leases and Similar Arrangements

Subsidiaries of Selina lease or have leased certain hotel properties and corporate office space from various entities in which either Dekel and/or Messrs. Museri and Rudasevski have or have had an ownership interest and/or serve as directors. Messrs. Museri and Rudasevski receive or have received consultancy fees from the Dekel group of companies, from which Selina leases certain hotels and corporate office space. Selina did not enter into new lease agreements with related parties during the six month period ended 30 June 2022.

Related Party Loans

Each of the entities listed under the caption “Related Lender” in the table below holds 5% or more of the outstanding equity of Selina and/or is otherwise considered a related party to Selina. Selina and/or its subsidiaries have entered into certain debt arrangements with the Related Lenders as described below.

Related Lender	Ownership interest in Selina
166 2nd LLC (“166”)	0.7% (4)
Gomez Cayman SPV Limited (1)	7.8% (5)
Dekel (2)	34.7%
Stanhouse Capital Inc. (“Stanhouse”)	5.4%
Selina Growth Fund S.C.Sp.(“SGF”) (3)	Holder of Convertible Notes

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

(1)	The managers of CIBanco, S.A. Institución de Banca Múltiple (“Cibanco”) and Gomez Cayman are under common control and, as a result, CIBanco may be deemed to have an indirect interest in Selina.
(2)	As Dekel is a wholly-owned subsidiary of Kibbutz, Kibbutz has a 34.7% indirect interest in Selina.
(3)

Messrs. Museri and Rudasevski are directors of SGF and each have a 25% interest in the general partner that manages the SGF. Messrs. Museri and Rudasevski are entitled to earn certain fees from their involvement with the SGF general partner.

(4)

In December 2021, 166 transferred the majority of its shareholding in Selina, representing 15.7% of Selina’s issued and outstanding share capital at that time, to Renaissance Charitable Foundation Inc., a publicly-supported charitable corporation (the “Foundation”). Adam Neumann has the ability to provide non-binding advice to the Foundation regarding investments and grants, and neither 166 nor Mr. Neumann (nor any of Mr. Neumann’s family members) has decision-making authority over the voting of Selina shares held by the Foundation. The Foundation does not hold any debt or otherwise serve as a Related Lender.

(5)	Excludes unexercised warrants and/or options held by the shareholder or its affiliated entities.

Debt arrangements with the Related Lenders contributions that Selina secured during the course of the six-month period ended 30 June 2022 are:

-Convertible note financing

As described in Note 8 e) on April 22, 2022, Selina entered into convertible note subscription agreements with certain institutional and other investors, pursuant to which Selina agreed to issue and sell, in private placements expected to close concurrently with the closing of the Business Combination, $147,500,000 aggregate principal amount of unsecured convertible notes for an aggregate purchase price equal to 80% of the principal amount of the Notes.

Cibanco agreed to invest $14.2 million, representing the approximate amount of the principal and interest payable to Cibanco under the Mexico Note Instrument through the end of June 2022, by way of a subscription for a new note to be issued by Selina Mexico, on similar terms to the Mexico Note Instrument, in exchange for the note issued to Cibanco under the Mexico Note Instrument, which new note ultimately will be exchangeable for the New CLA Notes to be issued under the Indenture at Closing, having an aggregate principal amount of $17.7 million. As part of such investment, Cibanco will receive 512,992 warrants and 132,750 Sponsor Shares.

Kibbutz agreed to an early prepayment of $11.8 million of principal and interest owed to Kibbutz pursuant to notes held by Kibbutz under the Convertible Loan Note Instrument and to reinvest such amount into the Indenture via a subscription for $14.7 million principal amount of 2022 Convertible Notes (New CLA). As part of such investment, Kibbutz will receive 426,044 warrants and 110,250 Sponsor Shares.

-Term Loan Note

As mentioned in Note 8 c), on April 14, 2022, Selina Management Company UK Ltd, a subsidiary of Selina (“SMC UK”) and Guines LLC (“Guines”), which holds $6,300,000 principal amount of notes under the Convertible Loan Note Instrument, entered into an unsecured Term Loan Note and Guaranty pursuant to which SMC UK borrowed $5 million from Guines. The facility had a maturity date of June 17, 2022 and was guaranteed by certain other subsidiaries of Selina. An interest charge of $100,000 was earned by Guines upon, and deducted from, the funding of the loan proceeds and an additional interest charge of $1 million is payable to Guines upon the earlier of the Closing and the Termination Date. The New Term Loan contained customary representations, warranties and covenants and was repaid by SMC UK in June 2022.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

Joint Venture Arrangements

Selina did not enter into new Joint Venture agreements with related parties or where Related Parties have contributed during the course of the six month period ended 30 June 2022.

b.	Compensation and benefits to interested parties and key management personnel:

The key management personnel are the directors of the Company. The remuneration that they have received during the year is set out below in aggregate for each of the specified in IAS 24 Related Party Disclosures.

Period ended 30 June 2022:

Interested parties (including directors) employed by the Company
(In thousands of US$)
Wages and salaries	871
Contributions to defined contribution plans	90
Share-based payment benefits	1,547

Total	2,508

NOTE 14:-SHARE BASED PAYMENTS

Stock-based compensation expense was composed as follows:

	For the six month period ended June 30
	2022	2021
	(In thousands of US$)
Equity-settled share-based payment plans	2,937	1,650
Cash-settled share-based payment plans	1,402	1,033

Total share-based payments	4,339	2,683

Employees	4,339	2,681
Advisors	—	2

Total share-based payments	4,339	2,683

NOTE 15:-SUBSEQUENT EVENTS

Advanced PIPE investment

On July 1, 2022, Bet on America Holdings LLC (“BOAH”), an affiliate of the SPAC sponsor, Bet on America LLC, and one of the PIPE investors (see Note 1 c.1), pre-funded its $10 million PIPE commitment and will receive 1.25 million shares at closing of the Business Combination. This includes 250,000 additional shares in respect of payment of a pre-funding fee. If the Business Combination does not close and the transaction terminates, then the pre-funded amount converts to an unsecured loan to be repaid within six months from the termination date and the loan will bear interest at the rate of 5% per annum.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

On August 26, 2022, another PIPE investor pre-funded its subscription amount of $1 million in exchange for the investor receiving an early payment fee equivalent to $250 thousand, with such fee to be paid via the issuance of ordinary shares of the Company at the closing of the Business Combination.

Finally, in October 2022, additional PIPE investors pre-funded their subscription amounts totalling $28.5 million, in exchange for the investors receiving early payment fees equivalent to $5.25 million, with such fee to be paid via the issuance of ordinary shares of the Company at the closing of the Business Combination. One of these investors also will receive 250,000 BOA Acquisition Corp. Class B common shares from the SPAC sponsor, Bet on America, LLC, at the closing of the Business Combination based on the value of its subscription, which shares will be converted into ordinary shares of Selina.

IDB Loan

On September 29, 2022, the Company drew $2.0 million as part of the fourth draw made under the $50 million loan facility that the Company entered into in November 2020 with Inter-American Investment Corporation, as the lender. Additionally, on November 8, 2022 the Company drew another $6.0 million as part of the fifth draw under this loan facility.

Modifications to the existing Convertible Loan Note Instruments, Put and Call Option Agreements Term Loan Agreement and Warrant Instrument

On July 1, 2022, the existing Convertible Loan Note Instrument (the “Existing CLN”), Term Loan Agreement and Warrant Instrument were amended to extend to September 30, 2022 the expiration date for the lenders’ and warrant holders’ previously provided approvals for the Business Combination. In addition, the Convertible Loan Note Instrument was further amended to change the trigger date by which a 2021 qualifying financing must occur. The date was extended from June 30, 2022 to September 30, 2022.

Additionally, on September 15, 2022, the Put and Call Option Agreement that is mentioned in Note 9 was further amended to, among other things, provide for the issuance to a designated shareholder of certain anti-dilution shares in the Company upon the occurrence of a deSPAC transaction. It was amended again, on October 6, 2022, to extend until December 31, 2022, the deadline for the closing of the Business Combination.

As of September 30, 2022, Selina had received the consent of noteholders holding in excess of 80% of the notes issued under the Convertible Loan Note Instrument to amend their previously executed auto-conversion letters in order to extend the long-stop date for the completion of the Business Combination from September 30, 2022 to December 31, 2022 such that their debt will convert automatically into equity upon the closing of the Business Combination by such date. The senior lender and warrant holder consents for the Business Combination, which consents were to expire on September 30, 2022 under the Convertible Note Instrument and Warrant Instrument, also were extended to December 31, 2022. In addition, the Convertible Loan Note Instrument was further amended to change the trigger date by which a 2021 qualifying financing must occur. The date was extended from September 30, 2022 to December 31, 2022.

The Convertible Loan Note Instrument dated 20 April 2020, as amended from time to time, relating to US$ 5,000,000 principal amount 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023, issued by Selina Hospitality Operations Mexico, S.A. de C.V. (the “Mexico Note”) was modified on October 6, 2022 to incorporate similar amendments as the Convertible Loan Note Instrument.

Finally, on October 4, 2022, the senior lender consent for the Business Combination under the Term Loan Agreement likewise was extended to December 31, 2022.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

Modifications to the Business Combination Agreement and ancillary documents

As mentioned in Note 1 c), in December 2021 the Company entered into a Business Combination Agreement (the “BCA”) by and among BOA Acquisition Corp. (“BOA”), Selina and Samba Merger Sub Inc., a direct, wholly-owned subsidiary of the Company. On July 1, 2022 the BCA was amended to extend the long-stop closing date for the transaction from August 26, 2022 to October 25, 2022. Furthermore, the minimum cash requirement, mentioned in Note 1 c), was reduced from $70 million to $55 million as the $15 million conditional equity backstop provided by Bet on America Holdings LLC (“BOAH”) pursuant to its PIPE subscription agreement had been amended such that BOAH will earn credits against the commitment in the event transaction fees are reduced below a certain threshold or they are equitized or deferred. Any amounts remaining under the $15 million backstop commitment at the closing of the Business Combination, after deducting fee credits, additional PIPE investment from use of the sponsor shares and/or non-redemptions from the BOA trust account must be funded in cash by BOAH by December 31, 2023.

As mentioned in the Company’s 2021 annual consolidated financial statements, on December 2, 2021, the SPAC sponsor, Bet on America LLC, and Selina entered into a letter agreement whereby the sponsor agreed to vote in favour of the Business Combination in respect of all BOA shares held by the sponsor and to allow Selina to allocate a portion of those shares to achieve further investment. This agreement was amended on July 1, 2022 such that (i) Selina agreed to waive its right to use the remaining 188,375 sponsor shares for further investment and to not exercise its termination right under the BCA relating to the failure of the $55 million minimum cash condition if such condition is not met as a result of the failure of a Selina shareholder to fund or comply with its PIPE investment obligations, and (ii) the sponsor relinquished its right to select two independent directors for appointment to Selina’s public company board of directors, subject to certain parameters being met.

Effectiveness of the Company’s Registration Statement

On September 30, 2022, the Company announced that its Registration Statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) was declared effective on that date. The Registration Statement was filed with the SEC in connection with the proposed Business Combination, and subsequent to it being declared effective, BOA scheduled a Special Meeting of its stockholders for October 21, 2022 in order to seek approvals relating to the Business Combination.

Closing of the Business Combination

The Business Combination (BCA) between Selina and BOA was approved by BOA stockholders at a special meeting held on October 21, 2022 and the Business Combination and related transactions closed on October 27, 2022, when Selina’s wholly owned subsidiary, Samba Merger Sub, Inc. (“Merger Sub”), merged with and into BOA, with BOA surviving the Business Combination as a wholly owned subsidiary of Selina. Upon the closing, the holders of BOA common stock and warrants became holder of ordinary shares and warrants in Selina, which instruments began trading on Nasdaq under the ticker symbols “SLNA” and “SLNAW”, respectively.

Prior to completion of the Business Combination, the parties to the BCA agreed to extend the outside closing date to allow for the closing to occur on October 27, 2022 and holders of approximately 95.8% of the BOA Class A Common Stock issued and outstanding as of such time elected to redeem such shares.

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

In connection with the completion of the Business Combination:

•

Most of the debt and accrued interest payable to holders of notes under the Convertible Loan Note Instrument converted into equity, with the $36 million amount of the proceeds being reinvested (the “Reinvestment Amount”) into New Notes issued under the Indenture (Note 8e)). Only $1.3 million amount of Notes under the Convertible Loan Note Instrument, held by one investor, remained unpaid as at the closing of the Business Combination.

•

The principal and interest under the Mexico Note ultimately was exchanged for New Notes issued under the Indenture, with the remaining amounts payable thereunder being repaid in cash, and the Mexico Note was fully satisfied and discharged.

•	100% of the warrants issued under the Warrant Instrument were exercised for ordinary shares of Selina.

•

The investors exercised their rights under the Put and Call Option Agreements such that their investments in Selina Hospitality Operations Mexico, S.A. de C.V. were converted into ordinary shares of Selina.

•	All amounts under the Term Loan Agreement (as described in Note 8a)) converted into equity.

•

All amounts due under the $25 million committed bridge loan facility entered into by the Company in November 2021 (as described in Note 8b)), totaling $26.2 million, were repaid in full and the debt was discharged in full.

•	On October 28, 2022 the outstanding amount totaling $1 million under the Term Loan Note, as described in Note 8 c), was repaid.

•

Certain key shareholders of Selina entered into an Investor Rights Agreement pursuant to which, among other things, they agreed to certain lock-up restrictions pertaining to their shareholdings in exchange for certain registration rights under a resale registration statement to be filed by Selina following the closing of the Business Combination.

The completion of the Business Combination resulted in Selina receiving the remaining cash proceeds held in the BOA trust account, following payments to the redeeming stockholders and certain service providers, a total of $39.5 million (other amounts were prefunded before June 30, 2022) of capital via its private placement financing, and $82 million net cash proceeds from subscriptions for New Notes issued under the Indenture, as described in note 8 e), following roll over of $36 million from the previous Convertible Loan Note Instrument and Mexico Notes to the New Notes, the Reinvestment Amount.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

BOA Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BOA Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from October 26, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from October 26, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

March 29, 2022

BOA ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash	$760,576	$25,050
Prepaid expenses	280,310	—

Total current assets	1,040,886	25,050
NONCURRENT ASSETS
Cash held in trust account	230,011,790	—
Other assets	22,917	—
Deferred offering costs associated with initial public offering	—	8,000

Total noncurrent assets	230,034,707	8,000

TOTAL ASSETS	$231,075,593	$33,050

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILTIES
Accounts payable and accrued expenses	$175,743	$993
Accrued deferred offering costs	—	8,000
Franchise tax payable	200,050	—

Total current liabilities	375,793	8,993
LONG-TERM LIABILTIES
Deferred underwriting commissions	8,050,000	—
Derivative warrant liabilities	7,883,408	—

Total liabilities	16,309,201	8,993
Commitments and Contingencies
Class A common stock subject to possible redemption; 23,000,000 and 0 shares as of December 31, 2021 and 2020, respectively, at redemption value of $10.00 per share	230,000,000	—
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; no shares issued and outstanding (excluding 23,000,000 and 0 shares subject to possible redemption) as of December 31, 2021 and 2020, respectively	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively (1)	575	575
Additional paid-in capital	—	24,425
Accumulated deficit	(15,234,183)	(943)

Total Stockholders’ Equity (Deficit)	(15,233,608)	24,057

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$231,075,593	$33,050

(1)

As of December 31, 2020, this number included up to 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The underwriters exercised their over-allotment shares in full; therefore, the 750,000 shares were no longer subject to forfeiture and are included as of December 31, 2021.

The accompanying notes are an integral part of these financial statements.

BOA ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	October 26, 2020 (inception) through December 31, 2020
OPERATING EXPENSES
General and administrative expenses	$872,900	$943
Franchise tax expense	200,050	—

Total operating expenses	1,072,950	943

OTHER INCOME (EXPENSE)
Interest income on marketable securities held in Trust Account	11,790	—
Interest earned on operating cash	38	—
Underwriting discounts and offering costs attributed to derivative warrant liability	(438,197)	—
Change in fair value of derivative warrant liability	6,511,591	—

Total other income	6,085,222	—

INCOME (LOSS) BEFORE INCOME TAX	5,012,272	(943)
Income tax expense (benefit)	—	—

NET INCOME (LOSS)	$5,012,272	$(943)

Basic and diluted weighted average shares outstanding, Class A common stock	19,471,233	—
Basic and diluted net income (loss) per share, Class A common stock	$0.20	$—
Basic and diluted weighted average shares outstanding, Class B common stock (1)	5,750,000	5,000,000
Basic and diluted net income (loss) per share, Class B common stock	$0.20	$(0.00)

(1)

The weighted average shares outstanding for the period from October 26, 2020 (inception) through December 31, 2020 excluded an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The underwriters exercised their over-allotment shares in full; therefore, the 750,000 shares were no longer subject to forfeiture and are included in the year ended December 31, 2021.

The accompanying notes are an integral part of these financial statements.

BOA ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Shares	Capital	Deficit	Equity (Deficit)
Balance—October 26, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B stock to Sponsor (1)	5,750,000	575	24,425	—	25,000
Net loss		—	—	(943)	(943)

Balance—December 31, 2020	5,750,000	575	24,425	(943)	24,057
Remeasurement of Class A common stock subject to possible redemption	—	—	(24,425)	(20,245,512)	(20,269,937)
Net income	—	—	—	5,012,272	5,012,272

Balance—December 31, 2021	5,750,000	$575	$—	$(15,234,183)	$(15,233,608)

(1)	This number included an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of these financial statements.

BOA ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	October 26, 2020 (inception) through December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$5,012,272	$(943)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on cash held in Trust Account	(11,790)
Underwriting discounts and transaction costs attributed to warrant liability	438,197	—
Change in fair value of warrant liabilities	(6,511,591)	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(303,227)	—
Accounts payable and accrued expenses	174,750	993
Franchise tax payable	200,050	—

Net cash provided by (used in) operating activities	(1,001,339)	50

CASH FLOWS FROM INVESTING ACTIVITIES
Investment of cash in Trust Account	(230,000,000)	—

Net cash used in investing activities	(230,000,000)	—

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from sale of Units, net of underwriting discounts paid	225,161,865	—
Proceeds from sale of Private Placement Warrants	6,575,000	—
Proceeds from sale of Class B common stock	—	25,000

Net cash provided by financing activities	231,736,865	25,000

NET CHANGE IN CASH	735,526	25,050
CASH, BEGINNING OF PERIOD	25,050	—

CASH, END OF PERIOD	$760,576	$25,050

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES
Initial classification of derivative warrant liability	$14,723,749	$—
Initial classification value of common stock subject to possible redemption	$230,000,000	$—
Remeasurement of Class A common stock subject to possible redemption	$20,269,937	$—
Deferred underwriting fees charged to additional paid-in capital	$8,050,000	$—
Deferred offering costs included in accrued deferred offering costs	$—	$8,000

The accompanying notes are an integral part of these financial statements.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and Operations

BOA Acquisition Corp. (the “Company”) was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, and as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation, its initial public offering (the “Public Offering”) and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the Public Offering (see below for more information on the Public Offering) and recognizes changes in the fair value of warrant liabilities as other income (expense).

Corporate Organization and Initial Public Offering

The Company was incorporated in Delaware on October 26, 2020. The Company’s sponsor is Bet on America, LLC, a Delaware limited liability company (the “Sponsor”).

On February 26, 2021, the Company consummated its Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, raising $230,000,000 of gross proceeds. Of the 23,000,000 shares issued, 20,000,000 Units were included in the Company’s initial offering, and 3,000,000 Units resulted from the underwriter fully exercising its over-allotment option. The net proceeds of the Public Offering were $217,111,865, after deducting expenses and underwriting discounts and commissions of approximately $12,888,135, which includes $8,050,000 in deferred underwriting commissions (see Note 9, Commitments and Contingencies, for more information).

Public Warrants

Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (each, a “Public Warrant” and, collectively, the “Public Warrants”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. In addition, if (x) the Company issues additional shares of Class A common stock for capital raising purposes in connection with the closing of the Company’s initial Business Combination at an issue or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or their affiliates, without taking into account any shares of Class B common stock held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the amount that is the total equity proceeds (and interest thereon), available for the funding of the initial Business Combination on the date of the consummation (net of redemptions) and (z) the volume-weighted average trading price of the Company’s Class A common stock during the 20-trading-day period starting on the trading day prior to the date on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted, to the nearest cent, to 115% of the higher of the Newly Issued Price and the Market Value, and the $18.00 per share redemption trigger price described below will be adjusted, to the nearest cent, to be equal to 180% of the higher of the Newly Issued Price and the Market Value.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

No fractional shares will be issued upon separation of the Units and only whole Public Warrants will trade. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders.

Private Placement Warrants

Simultaneously with the closing of the Public Offering, the Company consummated a private sale (the “Private Placement”) of 6,575,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $6,575,000 (see Note 6, Related Party Transactions, for more information). The Private Placement Warrants are identical to the Warrants included in the Units sold in the Public Offering, except as otherwise disclosed in Note 5, Stockholders’ Equity—Warrants. No underwriting discounts or commissions were paid with respect to such sale.

Transaction Costs

Transaction costs amounted to $12,888,135, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting commissions, and $238,135 of other offering costs.

The Trust Account

Following the closing of the Public Offering on February 26, 2021, $230,000,000 of the net proceeds of the sale of the Units and the Private Placement Warrants were placed in a trust account (the “Trust Account”). The funds held in the Trust Account are invested in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering and the Private Placement will not be released from the Trust Account until the earlier of: (i) the completion of the Company’s initial Business Combination; (ii) the redemption of any Public Shares that have been properly tendered in connection with a stockholder vote to amend the Company’s Charter (A) to modify the substance or timing of the Company’s obligation to redeem 100% of Public Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Public Offering (or 30 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for the initial Business Combination within 24 months from the closing of the Public Offering but has not completed the initial Business Combination within such 24 month period) (the “Combination Period”) or (B) with respect to any other provision relating to stockholders’ right for pre-initial Business Combination activity; and (iii) the redemption of 100% of the Public

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NOTES TO FINANCIAL STATEMENTS

Shares if the Company is unable to complete an initial Business Combination within the Combination Period, subject to the requirements of law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the trust account) at the time of the agreement to enter into the initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek stockholder approval of the initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes. The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NYSE rules. If the Company seeks stockholder approval, it will complete its initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related initial Business Combination, and instead may search for an alternate initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes.

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes (less $100,000 to pay dissolution expenses),

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s directors, director nominees and officers have entered into a sponsor letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below in Note 6, Related Party Transactions) held by them if the Company fails to complete an initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period.

Separate Trading of Class A common shares and Public Warrants

On March 31, 2021, the Company announced that, commencing March 31, 2021, the holders of the Company’s Units may elect to separately trade the Class A common stock and Public Warrants comprising the Units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “BOAS.U,” and each of the shares of Class A common stock and Public Warrants that are separated will trade on the New York Stock Exchange under the symbols “BOAS” and “BOAS.WS,” respectively.

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and search for a target company, the specific impacts are not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Liquidity and Capital Resources

As of December 31, 2021, the Company had $760,576 in cash not held in the Trust Account and available for working capital purposes. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating the business. However, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate the business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete the initial Business Combination or to redeem a significant number of our public

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

shares upon completion of the initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such initial Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, the Company determined it has until February 26, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 26, 2023.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements include the financial statements of the Company, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

In the course of preparing the financial statements, management makes various assumptions, judgments and estimates to determine the reported amounts of assets, liabilities, income and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events. Although management believes these estimates are reasonable, actual results could differ from these estimates.

Estimates made in preparing these financial statements include, among other things, (1) the measurement of derivative warrant liabilities and (2) accrued expenses. Changes in these estimates and assumptions could have a significant impact on results in future periods.

Emerging Growth Company

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards based on public company effective dates.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Company will remain an emerging growth company until the earliest of (i) the last day of the first fiscal year (a) following the fifth anniversary of the completion of the Public Offering, (b) in which the Company’s total annual gross revenue is at least $1.07 billion or (c) when the Company is deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (ii) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020. The Company’s cash balances held at commercial banks may at times exceed the Federal Deposit Insurance Corporation limit. The Company has not experienced any credit losses to date.

Cash Held in Trust Account

At December 31, 2021, the Company had $230,011,790 in cash held in the Trust Account that were held in U.S. Treasury Bills.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash held in Trust Account. The Company’s Trust Account is maintained with a high-quality financial institution, with the compositions and maturities of the Trust Account’s investments are regularly monitored by management.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Certain financial assets and liabilities, such as the derivative warrant liability, are measured at fair value on a recurring basis. Nonfinancial assets and liabilities, if any, are recognized at fair value on a nonrecurring basis.

The Company categorizes the inputs to the fair value of its financial assets and liabilities using a three-tier fair value hierarchy, established by the Financial Accounting Standards Board (“FASB”), that prioritizes the significant inputs used in measuring fair value. These levels are:

Level 1—inputs are based on unadjusted quoted prices that are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Examples of Level 1 inputs include financial instruments such as exchange-traded derivatives, listed securities and U.S. government treasury securities.

Level 2— inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies. Examples of Level 2 inputs include nonexchange-traded derivatives such as over-the-counter forwards, swaps, and options.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Level 3—inputs that are generally unobservable from objective sources and typically reflect management’s estimates and assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Accounting Standards Codification (“ASC”) 480, Distinguishing liabilities from equity (“ASC 480”), and ASC 815, Derivatives and hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.

The Company further evaluated the Public Warrants and the Private Placement Warrants (collectively, the “Warrants”, which are discussed in Note 4, Fair Value Measurements, Note 5, Stockholders’ Deficit, and Note 6, Related Party Transactions) in accordance with ASC 815-40, Contracts in an entity’s own equity (“ASC 815-40”), and concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as a component of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants were measured at fair value at inception (on the date of the Public Offering) and recorded as derivative warrant liabilities on the balance sheets. The Warrants are subject to remeasurement at each reporting date until exercised or expiration in accordance with ASC 820, Fair Value Measurement (“ASC 820”), with changes in fair value recognized on the statements of operations in the period of change. Subsequent to becoming publicly traded on March 31, 2021, the fair value of the Public Warrants was determined based on their quoted trading price. Prior to being publicly traded, the fair value of the Public Warrants was estimated using a Monte Carlo simulation approach, while the fair value of the Private Placement Warrants was estimated using a Black-Scholes option pricing model. See Note 4, Fair Value Measurements, for more information regarding the methods used to fair value the Warrants.

Allocation of Issuance Costs

The Company accounts for the allocation of its issuance costs to its Warrants using the guidance in ASC 470-20, Debt with conversion and other options (“ASC 470-20”), applied by analogy. Under this guidance, if debt or stock is issued with detachable warrants, the proceeds need to be allocated to the two instruments using either the fair value method, the relative fair value method, or the residual value method. The guidance also requires companies to use a consistent approach in allocating issuance costs between the instruments. Accordingly, the Company allocated its issuance costs of $12,888,135—consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting commissions, and $238,135 of other offering costs—to the issuance of its Class A common stock and Public Warrants in the amount of $12,449,938 and $438,197, respectively. Issuance costs attributed to the Public Warrants were expensed during the first quarter of 2021 to the statements of operations. Issuance costs associated with the issuance of Class A common stock were charged against the carrying value of the Class A common stock subject to possible redemption upon the completion of the Public

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, 23,000,000 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets. Immediately upon the closing of the Public Offering, the Company recognized the remeasurement from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A common stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit and Class A common stock.

Franchise Tax Obligation

As a Delaware corporation, the Company’s franchise tax obligation is based on the number of shares of common stock authorized and outstanding. As of December 31, 2021 and 2020, the Company has recorded franchise taxes payable of $200,050 and $0 respectively. The Company remits these obligations to Delaware annually.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Net Income (Loss) Per Common Share

The Company has two classes of shares, Class A common stock and Class B common stock. Net income (loss) per common share is computed by dividing net income (loss), on a pro rata basis, by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Remeasurement associated with the redeemable Class A common stock is excluded from net income (loss) per common share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase 14,241,666 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in earnings of the Company.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The new standard is effective for the Company on January 1, 2024, although early adoption is permitted. The ASU allows the use of the modified retrospective method or the fully retrospective method. The Company is still in the process of evaluating the impact of this new standard; however, the Company does not believe the initial impact of adopting the standard will result in any changes to the Company’s statements of financial position, operations or cash flows.

NOTE 3—FAIR VALUE MEASUREMENTS

Financial Assets and Liabilities Measured on a Recurring Basis

Certain assets and liabilities are reported at fair value on a recurring basis. These assets and liabilities include the investments held in Trust Account, and derivative warrant liabilities.

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis and where they are classified within the fair value hierarchy at December 31, 2021. The Company did not have any assets or liabilities that were measured at fair value on a recurring basis at December 31, 2020.

	Fair Value Measured as of December 31, 2021
	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account (1)	$230,011,790	$—	$—
Liabilities:
Derivative warrant liabilities—Public Warrants (2)	$4,063,333	$—	$—
Derivative warrant liabilities—Private Placement Warrants (3)	$—	$—	$3,820,075

(1)	The fair value of investments in Trust Account based on quoted market price.
(2)	The fair value of derivative warrant liabilities—Public Warrants based on the quoted market price for BOAS.WS as of the reporting date.
(3)	The fair value of derivative warrant liabilities—Private Placement Warrants was based on a Black-Scholes model.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Investments Held in Trust Account. At December 31, 2021, the investments held in Trust Account were entirely comprised of U.S. Treasury Bills. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account.

Derivative Warrant Liabilities. The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the balance sheets. The derivative warrant liabilities were measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

Initial Measurement

The estimated fair value of the Public Warrants and the Private Placement Warrants on February 26, 2021 was estimated using a Monte Carlo simulation and a Black-Scholes option pricing model, respectively. At their initial measurement, the Warrants were classified as Level 3 inputs due to the use of unobservable inputs.

The following table presents information and assumptions used to determine the estimated fair values of the Warrants at the initial measurement date using the pricing models:

February 26, 2021 (Initial Measurement)
Strike price	$11.50
Term (in years)	6.0
Risk-free rate	0.9%
Volatility	17.0%
Dividend Yield	0.0%
Fair value of Public Warrants	$1.02
Fair value of Private Placement Warrants	$1.05

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker BOAS.WS. The fair value of the Private Placement Warrants continues to be estimated using a Black-Scholes option pricing model and is classified as Level 3 due to the use of unobservable inputs.

The following table presents information and assumptions used in the Black-Scholes option pricing model to determine the estimated fair value of the Private Placement Warrants as of December 31, 2021:

December 31, 2021
Strike price	$11.50
Term (in years)	5.5
Risk-free rate	1.3%
Volatility	10.0%
Dividend yield	0.0%
Fair value of Private Placement Warrants	$0.58

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The following contains additional information regarding inputs used in the pricing models:

•	Term—the expected life of the warrants was assumed to be equivalent of their remaining contractual term.

•	Risk-free rate—the risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of valuation equal to the remaining expected life of the warrants.

•

Volatility—the Company estimated the volatility of its common stock warrants based on implied volatility and actual historical volatility of a group of comparable publicly traded companies observed over a historical period equal to the expected remaining life of the Warrants.

•	Dividend yield—the dividend yield percentage is zero because the Company does not currently pay dividends, nor does it intend to do so during the expected term of private placement warrants.

The change in fair value of the derivative warrant liabilities, net of expense related to the initial fair value of the Private Placement Warrants in excess of proceeds received, through December 31, 2021 is as follows:

	Public Warrants	Private Warrants	Total Derivative Warrants Liability
Derivative warrant liabilities at December 31, 2020	$—	$—	$—
Issuance of Public and Private Warrants (1)	7,819,999	6,903,750	14,723,749
Change in fair value of warrant liabilities	(3,756,666)	(3,083,675)	(6,840,341)

Derivative warrant liabilities at December 31, 2021	$4,063,333	$3,820,075	$7,883,408

(1)	During the first quarter of 2021, the Public Warrants were transferred from Level 3 to Level 1 in the fair value hierarchy.

Fair Value of Other Financial Instruments

The carrying value of cash and accounts payable are considered to be representative of their respective fair values due to the nature of and short-term maturities of those instruments.

NOTE 4—STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2021, there were no shares of Class A common stock issued and outstanding (excluding 23,000,000 shares of Class A common stock subject to possible redemption). There was no Class A Common Stock outstanding as of December 31, 2020.

If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

In addition, 23,000,000 shares of Class A common stock are redeemable upon the consummation of the Company’s initial Business Combination, subject to the requirements of law. In addition, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will cease all operations except for the purpose of winding up and redeem the shares of Class A common stock at a per-share price equal to the aggregate amount then on deposit in the Trust Account, divided by the number of then outstanding Public Shares (see Note 1, Description of Organization and Business Operations, for more information). The Company classified the shares of Class A common stock subject to redemption rights as temporary equity in the event of the consummation of the Company’s initial Business Combination is not solely within the control of the Company.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At December 31, 2020, 5,750,000 shares of Class B common stock were issued and outstanding. These amounts have been retroactively adjusted to reflect the February 24, 2021 stock dividend of 0.14 shares, described in Note 6, Related Party Transactions. At December 31, 2021, 5,750,000 shares of Class B common stock were issued and outstanding.

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law.

The Sponsor, the Company’s officers and directors entered into a sponsor letter agreement with the Company, pursuant to which they agreed (i) to waive their redemption rights with respect to their Founder Shares (as defined below in Note 6, Related Party Transactions) and Public Shares in connection with the completion of the initial Business Combination, (ii) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s certificate of incorporation and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to their Public Shares if the Company fails to complete the initial Business Combination within such time period.

Warrant Liabilities—Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the U.S. Securities and Exchange Commission a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

•	If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 5—CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. As of December 31, 2021, there were 23,000,000 shares of Class A common stock outstanding, all of which were subject to possible redemption.

As of December 31, 2021, Class A common stock subject to possible redemption reflected on the balance sheets is reconciled on the following table:

Gross proceeds	$230,000,000
Less:
Offering costs and underwriting fees allocated to Class A common stock subject to possible redemption	(12,449,938)
Proceeds allocated to Public Warrants at issuance	(7,819,999)
Plus:
Remeasurement to Class A common stock subject to possible redemption	20,269,937

Class A common stock subject to possible redemption	$230,000,000

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 6—RELATED PARTY TRANSACTIONS

Founder Shares

On December 31, 2020, the Sponsor purchased 5,031,250 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $25,000, or approximately $0.005 per share. The Sponsor agreed to forfeit up to 656,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. On February 24, 2021, the Company effected a stock dividend of 0.14 shares of Class B common stock, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares (up to 750,000 Founder Shares of which were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised), representing an adjusted purchase price of approximately $0.004 per share. The financial statement has been retroactively restated to reflect the stock dividend. The underwriters’ exercised the over-allotment option in full; thus, the Founder Shares are no longer subject to forfeiture.

The Founder Shares are identical to the Class A common stock included in the Units being sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination, on a one-for-one basis, subject to adjustments pursuant to certain anti-dilution rights, and the Founder Shares are subject to certain transfer restrictions.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement

As described in Note 1, Description of Organization and Business Operations, the Company sold Private Placement Warrants simultaneously with the closing of the Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Public Offering to be held in the Trust Account. If the initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Private Placement Warrants are not transferrable, assignable or salable until 30 days after the completion of the initial Business Combination.

The excess fair value over the proceeds received for the Private Placement Warrants is recorded as a loss in the accompanying statement of operations for the year ended December 31, 2021 within “Change in fair value of derivative warrant liability.”

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Related Party Loan

The Company’s Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Public Offering pursuant to a promissory note (the “Note”). This Note was non-interest bearing and payable on the earlier of May 31, 2021 or the completion of the Public Offering. The Company did not borrow any amount under the Note prior to the Public Offering.

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loan but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. These warrants would be identical to the Private Placement Warrants. To date, the Company has had no Working Capital Loans outstanding.

NOTE 7—INCOME TAXES

The components of the Company’s provision for income taxes are as follows:

	Year Ended December 31, 2021	October 26, 2020 (inception) through December 31, 2020
Current income tax expense (benefit):
Federal	$—	$—
State	—	—

	—	—
Deferred income tax expense (benefit):
Federal	(222,836)	(198)
State	—	—

	(222,836)	(198)
Change in valuation allowance	222,836	198

Income tax provision	$—	$—

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31,
	2021	2020
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of warrants	(27.3)%	0.0%
Transaction costs related to warrants	1.8%	0.0%
Change in valuation allowance	4.5%	(21.0)%

Income tax provision	0.0%	0.0%

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The components of the Company’s deferred income tax assets and liabilities are as follows:

	December 31,
	2021	2020
Deferred tax asset
Net operating loss carryforward	$39,725	$—
Organizational/Start-up costs	183,309	198

Total deferred tax asset	223,034	198
Valuation allowance	(223,034)	(198)

Deferred tax asset, net of allowance	$—	$—

As of December 31, 2021, the Company had Federal U.S. net operating losses of $188,223, which are limited to 80% of taxable income per year and will not expire. If a business combination is consummated, these net operating losses will be limited by a Section 382 limitation given there will have been a change in control at the Company.

Deferred tax assets are reduced by a valuation allowance if the Company believes it is more likely than not such deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $222,836.

The Company files income tax returns in the U.S. federal jurisdiction and the District of Columbia. There are currently no federal or state income tax examinations underway. The Company’s tax returns since inception remain open to examination by the taxing authorities.

NOTE 8—NET INCOME (LOSS) PER COMMON SHARE

The Company has two classes of shares, Class A common stock and Class B common stock. Net income (loss) per common share is computed by dividing net income (loss), on a pro rata basis, by the weighted average number of common shares outstanding for the period. Remeasurement associated with the redeemable Class A common stock is excluded from net income (loss) per common share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase 14,241,666 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income per common share for the periods presented.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Reconciliation of Net Income(Loss) per Common Share

The following table reflects the calculation of basic and diluted net income (loss) per common share:

	Year Ended December 31, 2021		October 26, 2020 (inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share
Numerator
Allocation of net income (loss)	$3,869,562	$1,142,710	$—	$(943)

Denominator
Weighted-average shares outstanding(1)	19,471,233	5,750,000	—	5,000,000
Basic and diluted net income (loss) per share	$0.20	$0.20	$—	$(0.00)

(1)

The weighted average shares outstanding for the period from October 26, 2020 (inception) through December 31, 2020 excluded an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The underwriters exercised their over-allotment shares in full; therefore, the 750,000 shares were no longer subject to forfeiture and are included in the year ended December 31, 2021.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement, dated February 23, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Public Offering, or $4,600,000, with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds payable upon the Company’s completion of an initial Business Combination. This Deferred Discount of $8,050,000 was recorded as deferred underwriting commissions on the balance sheets as of December 31, 2021. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Business Combination Agreement

On December 2, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Selina Holding Company, UK Societas (“Selina”) and Samba Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Selina (the “Business Combination”). At the closing of the Business Combination and the effective time (the “Effective Time”) of the Merger, the stockholders of the Company will receive certain of the common stock of Selina (“Selina Common Stock”), and Selina will list as a publicly traded company.

Consummation of the transactions contemplated by the Business Combination Agreement are subject to customary conditions of the respective parties, including receipt of approval from our stockholders and Selina’s shareholders for consummation of the transactions and certain other actions related thereto by our stockholders.

Subscription Agreement

Concurrently with and following the execution of the Business Combination Agreement, the PIPE Investors entered into the Subscription Agreements, which provide for the purchase by the PIPE Investors at the Effective Time of (i) the PIPE Shares at a price per share of $10.00, for an aggregate purchase price of $55,000,000, which price per share and aggregate purchase price assumes that Selina has effected the Capital Restructuring prior to the Effective Time, and (ii) Bet on America Holdings LLC, an affiliate of our Sponsor in its capacity as one of the PIPE Investors, agreed to a conditional backstop obligation for an additional commitment to purchase up to an aggregate of 1,500,000 Selina Ordinary Shares at a price per share of $10.00 in the event that the cash proceeds condition in the Business Combination Agreement is not satisfied at the Closing. The closing of the PIPE Investment is conditioned upon the consummation of the Business Combination.

Vendor Agreements

On February 4, 2021, the Company entered into an agreement with a vendor for consulting services around IT infrastructure, media relations, and investor relations services. Under the agreement, the vendor receives $20,000 per month, pro-rated for any partial month, from the date of the announcement of the Business Combination until the closing date of the Business Combination. Upon completion of the Business Combination, the vendor will receive $250,000, which only becomes due and payable upon the consummation of a Business Combination.

On July 28, 2021, the Company entered into an advisory agreement for the proposed business combination with Selina. This advisory agreement is for the advisor’s role as a financial and capital markets advisor to the Company for the proposed business combination. The advisor is entitled a transaction fee amounting to $5,000,000 that is payable at the closing of the proposed business combination. This fee is contingent upon the successful closing of the proposed business combination; and as such, no amounts have been recorded within the Company’s financial statements as of December 31, 2021.

NOTE 10—SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions through the date these financial statements were issued. The Company determined there were no events that required disclosure in these financial statements.

PART I—FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

BOA ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	June 30, 2022 (Unaudited)	December 31, 2021 (Audited)
ASSETS
CURRENT ASSETS
Cash	$10,434	$760,576
Prepaid expenses	230,714	280,310

Total current assets	241,148	1,040,886

NONCURRENT ASSETS
Cash held in trust account	230,329,107	230,011,790
Other assets	—	22,917

Total noncurrent assets	230,329,107	230,034,707

TOTAL ASSETS	$230,570,255	$231,075,593

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$253,230	$175,743
Franchise tax payable	100,000	200,050
Income taxes payable	9,130	—

Total current liabilities	362,360	375,793

LONG-TERM LIABILITIES
Deferred underwriting commissions	8,050,000	8,050,000
Derivative warrant liabilities	2,410,167	7,883,408

Total liabilities	10,822,527	16,309,201

Commitments and Contingencies (Note 9)
Redeemable Class A common stock, $0.0001 par value; 23,000,000 as of June 30, 2022 and December 31, 2021, respectively, subject to possible redemption at $10.00 per share	230,019,927	230,000,000
STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; no shares issued and outstanding (excluding 23,000,000 subject to possible redemption) as of June 30, 2022 and December 31, 2021, respectively	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	575	575
Additional paid-in capital	—	—
Accumulated deficit	(10,272,774)	(15,234,183)

Total Stockholders’ Deficit	(10,272,199)	(15,233,608)

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$230,570,255	$231,075,593

The accompanying notes are an integral part of these unaudited condensed financial statements.

BOA ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
OPERATING EXPENSES
General and administrative expenses	$284,817	$149,778	$700,107	$222,422
Franchise tax expense	50,000	50,000	100,000	100,000

Total operating expenses	(334,817)	(199,778)	(800,107)	(322,422)

OTHER INCOME (EXPENSE)
Interest earned on marketable securities held in Trust Account	313,919	3,473	317,317	3,473
Interest earned on operating cash	2	—	15	—
Underwriting discounts and offering costs attributed to derivative warrant liability	—	—	—	(438,197)
Change in fair value of derivative warrant liability	1,566,583	2,666,342	5,473,241	1,846,825

Total other income (expense)	1,880,504	2,669,815	5,790,573	1,412,101

INCOME (LOSS) BEFORE INCOME TAX	1,545,687	2,470,037	4,990,466	1,089,679
Income tax expense (benefit)	9,130	—	9,130	—

NET INCOME (LOSS)	$1,536,557	$2,470,037	$4,981,336	$1,089,679

Basic and diluted weighted average shares outstanding, Class A common stock	23,000,000	23,000,000	23,000,000	15,883,978
Basic and diluted net income per share, Class A common stock	$0.05	$0.09	$0.17	$0.05
Basic and diluted weighted average shares outstanding, Class B common stock	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net income per share, Class B common stock	$0.05	$0.09	$0.17	$0.05

The accompanying notes are an integral part of these unaudited condensed financial statements.

BOA ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance—December 31, 2021	5,750,000	$575	$—	$(15,234,183)	$(15,233,608)
Net income	—	—	—	3,444,779	3,444,779

Balance—March 31, 2022	5,750,000	$575	$—	$(11,789,404)	$(11,788,829)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	(19,927)	(19,927)
Net income	—	—	—	1,536,557	1,536,557

Balance—June 30, 2022	5,750,000	$575	$—	$(10,272,774)	$(10,272,199)

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance—December 31, 2020	5,750,000	$575	$24,425	$(943)	$24,057
Remeasurement of Class A common stock subject to possible redemption	—	—	(24,425)	(20,245,512)	(20,269,937)
Net loss	—	—	—	(1,380,358)	(1,380,358)

Balance—March 31, 2021	5,750,000	$575	$—	$(21,626,813)	$(21,626,238)
Net income	—	—	—	2,470,037	2,470,037

Balance—June 30, 2021	5,750,000	$575	$—	$(19,156,776)	$(19,156,201)

The accompanying notes are an integral part of these unaudited condensed financial statements.

BOA ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$4,981,336	$1,089,679
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(317,317)	(3,473)
Underwriting discounts and offering costs attributed to warrant liability	—	438,197
Change in fair value of warrant liability	(5,473,241)	(1,846,825)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	72,513	(448,922)
Accounts payable and accrued expenses	77,487	28,007
Franchise tax payable	(100,050)	100,000
Income tax payable	9,130	—

Net cash used in operating activities	(750,142)	(643,337)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment of cash in Trust Account	—	(230,000,000)

Net cash used in investing activities	—	(230,000,000)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from sale of Units, net of underwriting discounts paid	—	225,161,865
Proceeds from sale of Private Placement Warrants	—	6,575,000

Net cash provided by financing activities	—	231,736,865

NET CHANGE IN CASH	(750,142)	1,093,528
CASH, BEGINNING OF PERIOD	760,576	25,050

CASH, END OF PERIOD	$10,434	$1,118,578

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES
Initial classification of derivative warrant liability	$—	$14,723,749
Initial classification of common stock subject to possible redemption	$—	$230,000,000
Remeasurement of Class A common stock subject to possible redemption	$19,927	$20,269,937
Deferred underwriting fees charged to additional paid in capital	$—	$8,050,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and Operations

BOA Acquisition Corp. (the “Company”) was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, and as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2022, the Company had not commenced any operations. All activity through June 30, 2022 relates to the Company’s formation, its initial public offering (the “Public Offering”) and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the Public Offering (see below for more information on the Public Offering), and recognizes changes in the fair value of warrant liabilities as other income (expense).

Additional background on the Company and its Public Offering are available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”).

Corporate Organization and Initial Public Offering

The Company was incorporated in Delaware on October 26, 2020. The Company’s sponsor is Bet on America LLC, a Delaware limited liability company (the “Sponsor”).

On February 26, 2021, the Company consummated its Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, raising $230,000,000 of gross proceeds. Of the 23,000,000 shares issued, 20,000,000 Units were included in the Company’s initial offering, and 3,000,000 Units resulted from the underwriter fully exercising its over-allotment option. The net proceeds of the Public Offering were $217,111,865, after deducting expenses and underwriting discounts and commissions of approximately $12,888,135, which includes $8,050,000 in deferred underwriting commissions (see Note 9, Commitments and Contingencies, for more information).

Public Warrants

Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (each, a “Public Warrant” and, collectively, the “Public Warrants”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. In addition, if (x) the Company issues additional shares of Class A common stock for capital raising purposes in connection with the closing of the Company’s initial Business Combination at an issue or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or their affiliates, without taking into account any shares of Class B common stock held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the amount that is the total equity proceeds (and interest thereon), available for the funding of the initial Business Combination on the date of the consummation (net of redemptions) and (z) the volume-weighted average trading price of the Company’s Class A common stock during the 20-trading-day period starting on the trading day prior to the date

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted, to the nearest cent, to 115% of the higher of the Newly Issued Price and the Market Value, and the $18.00 per share redemption trigger price described below will be adjusted, to the nearest cent, to be equal to 180% of the higher of the Newly Issued Price and the Market Value.

No fractional shares will be issued upon separation of the Units and only whole Public Warrants will trade. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders.

Private Placement Warrants

Simultaneously with the closing of the Public Offering, the Company consummated a private sale (the “Private Placement”) of 6,575,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $6,575,000 (see Note 6, Related Party Transactions, for more information). The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Public Offering, except as otherwise disclosed in Note 4, Stockholders’ Equity (Deficit)—Warrants. No underwriting discounts or commissions were paid with respect to such sale.

Transaction Costs

Transaction costs incurred during the Public Offering amounted to $12,888,135, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting commissions, and $238,135 of other offering costs.

The Trust Account

Following the closing of the Public Offering on February 26, 2021, $230,000,000 of the net proceeds of the sale of the Units and the Private Placement Warrants were placed in a trust account (the “Trust Account”). The funds held in the Trust Account are invested in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering and the Private Placement will not be released from the Trust Account until the earlier of: (i) the completion of the Company’s initial Business Combination; (ii) the redemption of any Public Shares that have been properly tendered in connection with a stockholder vote

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

to amend the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) (A) to modify the substance or timing of the Company’s obligation to redeem 100% of Public Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Public Offering (or 30 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for the initial Business Combination within 24 months from the closing of the Public Offering but has not completed the initial Business Combination within such 24 month period) (the “Combination Period”) or (B) with respect to any other provision relating to stockholders’ right for pre-initial Business Combination activity; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an initial Business Combination within the Combination Period, subject to the requirements of law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek stockholder approval of the initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes. The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under New York Stock Exchange rules. If the Company seeks stockholder approval, it will complete its initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related initial Business Combination, and instead may search for an alternate initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes.

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes (less $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s directors, director nominees and officers have entered into a sponsor letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below in Note 6, Related Party Transactions) held by them if the Company fails to complete an initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period.

Separate Trading of Class A Common Stock and Public Warrants

On March 31, 2021, the Company announced that, commencing March 31, 2021, the holders of the Company’s Units could elect to separately trade the Class A common stock and Public Warrants comprising the Units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “BOAS.U,” and each of the shares of Class A common stock and Public Warrants that are separated will trade on the New York Stock Exchange under the symbols “BOAS” and “BOAS WS,” respectively.

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and search for a target company, the specific impacts are not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Liquidity and Capital Resources

As of June 30, 2022, the Company had $10,434 in cash not held in the Trust Account and available for working capital purposes. The Company believes it will need to raise additional funds in order to meet the expenditures required for operating the business. If the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate the business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete the initial Business Combination or to redeem a significant number of our public shares upon completion of the initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such initial Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements – Going Concern, the Company has until February 26, 2023 to consummate an initial Business Combination. It is uncertain that the Company will be able to consummate an initial Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. Management has determined that the liquidity condition and mandatory liquidation and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 26, 2023. The Company’s sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2021 included in the Company’s 2021 Form 10-K. Accordingly, certain disclosures required by GAAP and normally included in Annual Reports on Form 10-K have been condensed or omitted from this report; however, except as disclosed herein, there has been no material change in the information disclosed in the notes to condensed financial statements included in the Company’s 2021 Form 10-K.

It is the opinion of management that all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation of interim financial information, have been included. The Company has no items of other comprehensive income or loss; therefore, its net income or loss is identical to its comprehensive income or loss. Operating results for the periods presented are not necessarily indicative of expected results for the full year or for any future interim periods.

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Use of Estimates

In the course of preparing the condensed financial statements, management makes various assumptions, judgments and estimates to determine the reported amounts of assets, liabilities, income and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events. Although management believes these estimates are reasonable, actual results could differ from these estimates.

Estimates made in preparing these condensed financial statements include, among other things, (1) the measurement of derivative warrant liabilities and (2) accrued expenses. Changes in these estimates and assumptions could have a significant impact on results in future periods.

Emerging Growth Company

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards based on public company effective dates.

The Company will remain an emerging growth company until the earliest of (i) the last day of the first fiscal year (a) following the fifth anniversary of the completion of the Public Offering, (b) in which the Company’s total annual gross revenue is at least $1.07 billion or (c) when the Company is deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (ii) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2022 and December 31, 2021. The Company’s cash balances held at commercial banks may at times exceed the Federal Deposit Insurance Corporation limit. The Company has not experienced any credit losses to date.

Cash held in Trust Account

At June 30, 2022 and December 31, 2021, the Company had $230,329,107 and $230,011,790, respectively, in cash held in the Trust Account that were held in U.S. Treasury Bills.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash held in Trust Account. The Company’s Trust Account is maintained with a high-

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

quality financial institution, with the compositions and maturities of the Trust Account’s investments are regularly monitored by management.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Certain financial assets and liabilities, such as the derivative warrant liability, are measured at fair value on a recurring basis. Nonfinancial assets and liabilities, if any, are recognized at fair value on a nonrecurring basis.

The Company categorizes the inputs to the fair value of its financial assets and liabilities using a three-tier fair value hierarchy, established by the FASB, that prioritizes the significant inputs used in measuring fair value. These levels are:

Level 1—inputs are based on unadjusted quoted prices that are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Examples of Level 1 inputs include financial instruments such as exchange-traded derivatives, listed securities and U.S. government treasury securities.

Level 2—inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies. Examples of Level 2 inputs include nonexchange-traded derivatives such as over-the-counter forwards, swaps and options.

Level 3—inputs that are generally unobservable from objective sources and typically reflect management’s estimates and assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing liabilities from equity (“ASC 480”) and ASC 815, Derivatives and hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

The Company further evaluated the Public Warrants and the Private Placement Warrants (collectively, the “Warrants”, which are discussed in Note 3, Fair Value Measurements, Note 4, Stockholders’ Equity (Deficit), and Note 6, Related Party Transactions) in accordance with ASC 815-40 , Contracts in an entity’s own equity (“ASC 815-40”), and concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as a component of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants were measured at fair value at inception (on the date of the Public Offering) and recorded as derivative warrant liabilities on the condensed balance sheets. The Warrants are subject to remeasurement at each reporting date until exercised or expiration in accordance with ASC 820, Fair Value Measurement (“ASC 820”), with changes in fair value recognized on the statements of operations in the period of change. Subsequent to becoming publicly traded on March 31, 2021, the fair value of the Public Warrants was determined based on their quoted trading price. Prior to being publicly traded, the fair value of the Public Warrants was estimated using a Monte Carlo simulation approach, while the fair value of the Private Placement Warrants was estimated using a Black-Scholes option pricing model. See Note 3, Fair Value Measurements, for more information regarding the methods used to fair value the Warrants.

Allocation of Issuance Costs

The Company accounts for the allocation of its issuance costs to its Warrants using the guidance in ASC 470-20, Debt with conversion and other options (“ASC 470-20”), applied by analogy. Under this guidance, if debt or stock is issued with detachable warrants, the proceeds need to be allocated to the two instruments using either the fair value method, the relative fair value method, or the residual value method. The guidance also requires companies to use a consistent approach in allocating issuance costs between the instruments. Accordingly, the Company allocated its issuance costs of $12,888,135—consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting commissions, and $238,135 of other offering costs—to the issuance of its Class A common stock and Public Warrants in the amount of $12,449,938 and $438,197, respectively. Issuance costs attributed to the Public Warrants were expensed during the three months ended March 31, 2021, to the condensed statements of operations. Issuance costs associated with the issuance of Class A common stock were charged against the carrying value of the Class A common stock subject to possible redemption upon the completion of the Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2022 and December 31, 2021, 23,000,000 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets. Immediately upon the closing of the Public Offering, the Company recognized the remeasurement from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A common stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit and Class A common stock.

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of June 30, 2022 and December 31, 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Common Share

The Company has two classes of shares, Class A common stock and Class B common stock. Net income (loss) per common share is computed by dividing net income (loss), on a pro rata basis, by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Remeasurement associated with the redeemable Class A common stock is excluded from net income (loss) per common share as the redemption value approximates fair value.

The Company has not considered the effect of the Warrants sold in the Public Offering and Private Placement to purchase 14,241,666 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the Warrants is contingent upon the occurrence of future events. As of June 30, 2022 and 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in earnings of the Company.

Recently Issued Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt –Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging –Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The new standard is effective for the Company on January 1, 2024, although early adoption is permitted. The ASU allows the use of the modified retrospective method or the fully retrospective method. The Company is still in the process of evaluating the impact of this new standard; however, the Company does not believe the initial impact of adopting the standard will result in any changes to the Company’s statements of financial position, operations or cash flows.

NOTE 3—FAIR VALUE MEASUREMENTS

Financial Assets and Liabilities Measured on a Recurring Basis

Certain assets and liabilities are reported at fair value on a recurring basis. These assets and liabilities include the investments held in Trust Account, and derivative warrant liabilities.

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis and where they are classified within the fair value hierarchy at June 30, 2022 and December 31, 2021.

	Fair Value Measured as of June 30, 2022
	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account (1)	$230,329,107	$—	$—
Liabilities:
Derivative warrant liabilities—Public Warrants (2)	$1,226,667	$—	$—
Derivative warrant liabilities—Private Placement Warrants (3)	$—	$—	$1,183,500

	Fair Value Measured as of December 31, 2021
	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account (1)	$230,011,790	$—	$—
Liabilities:
Derivative warrant liabilities—Public Warrants (2)	$4,063,333	$—	$—
Derivative warrant liabilities—Private Placement Warrants (3)	$—	$—	$3,820,075

(1)	The fair value of investments in Trust Account based on quoted market price.
(2)	The fair value of derivative warrant liabilities—Public Warrants based on the quoted market price for BOAS WS as of the reporting date.
(3)	The fair value of derivative warrant liabilities—Private Placement Warrants was based on a Black-Scholes model.

Investments Held in Trust Account. At June 30, 2022 and December 31, 2021, the investments held in Trust Account were entirely comprised of U.S. Treasury Bills. During the six months ended June 30, 2022 and 2021, the Company did not withdraw any interest income from the Trust Account.

Derivative Warrant Liabilities. The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the condensed balance sheets. The derivative warrant liabilities were measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

The Warrants are measured at fair value on a recurring basis. The measurement of the Public Warrants as of June 30, 2022 and December 31, 2021 was classified as Level 1 due to the use of an observable market quote in an active market under the ticker BOAS WS. The fair value of the Private Warrants continues to be estimated using a Black-Scholes option pricing model and was classified as Level 3 due to the use of unobservable inputs.

The following table presents information and assumptions used in the Black-Scholes option pricing model to determine the estimated fair value of the Private Placement Warrants as of the following dates:

	June 30, 2022	December 31, 2021
Strike price	$11.50	$11.50
Term (in years)	5.16	5.5
Risk-free rate	2.97%	1.3%
Volatility	4.6%	10.0%
Dividend yield	0.0%	0.0%
Fair value of Private Placement Warrants	$0.18	$0.58

The following contains additional information regarding inputs used in the pricing model:

•	Term—the expected life of the warrants was assumed to be equivalent to their remaining contractual term.

•	Risk-free rate—the risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of valuation equal to the remaining expected life of the warrants.

•

Volatility—the Company estimated the volatility of its common stock warrants based on implied volatility and actual historical volatility of a group of comparable publicly traded companies observed over a historical period equal to the expected remaining life of the Warrants.

•	Dividend yield—the dividend yield percentage is zero because the Company does not currently pay dividends, nor does it intend to do so during the expected term of private placement warrants.

The change in fair value of the derivative warrant liabilities through June 30, 2022 is as follows:

	Public Warrants	Private Placement Warrants	Total Derivative Warrant Liability
Derivative warrant liabilities at December 31, 2021	$4,063,333	$3,820,075	$7,883,408
Change in fair value of warrant liabilities	(1,993,333)	(1,913,325)	(3,906,658)

Derivative warrant liabilities at March 31, 2022	$2,070,000	$1,906,750	$3,976,750
Change in fair value of warrant liabilities	(843,333)	(723,250)	(1,566,583)

Derivative warrant liabilities at June 30, 2022	$1,226,667	$1,183,500	$2,410,167

Fair Value of Other Financial Instruments

The carrying value of cash and accounts payable are considered to be representative of their respective fair values due to the nature of and short-term maturities of those instruments.

NOTE 4—STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

the Company’s Board of Directors. At June 30, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of June 30, 2022 and December 31, 2021, there were no shares of Class A common stock issued and outstanding (excluding 23,000,000 shares of Class A common stock subject to possible redemption).

If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination.

In addition, 23,000,000 shares of Class A common stock are redeemable upon the consummation of the Company’s initial Business Combination, subject to the requirements of law. In addition, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will cease all operations except for the purpose of winding up and redeem the shares of Class A common stock at a per-share price equal to the aggregate amount then on deposit in the Trust Account, divided by the number of then outstanding Public Shares (see Note 1, Description of Organization and Business Operations, for more information). The Company classified the shares of Class A common stock subject to redemption rights as temporary equity as the event of the consummation of the Company’s initial Business Combination is not solely within the control of the Company.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At June 30, 2022 and December 31, 2021, 5,750,000 shares of Class B common stock were issued and outstanding. These amounts have been retroactively adjusted to reflect the February 24, 2021 stock dividend of 0.14 shares, described in Note 6, Related Party Transactions.

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law.

The Sponsor, the Company’s officers and directors entered into a sponsor letter agreement with the Company, pursuant to which they agreed (i) to waive their redemption rights with respect to their Founder Shares (as defined below in Note 6, Related Party Transactions) and Public Shares in connection with the completion of the initial Business Combination, (ii) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s certificate of incorporation and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to their Public Shares if the Company fails to complete the initial Business Combination within such time period.

Warrant Liabilities—Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

will use its best efforts to file with the U.S. Securities and Exchange Commission a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

•	If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5—CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. As of June 30, 2022 and December 31, 2021, there were 23,000,000 shares of Class A common stock outstanding, all of which were subject to possible redemption.

Class A common stock subject to possible redemption reflected on the condensed balance sheets is reconciled on the following table:

Gross proceeds	$230,000,000
Less:
Offering costs and underwriting fees allocated to Class A common stock subject to possible redemption	(12,449,938)
Proceeds allocated to Public Warrants at issuance	(7,819,999)
Plus:
Remeasurement to Class A common stock subject to possible redemption	20,289,864

Class A common stock subject to possible redemption	$230,019,927

NOTE 6—RELATED PARTY TRANSACTIONS

Founder Shares

On December 31, 2020, the Sponsor purchased 5,031,250 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $25,000, or approximately $0.005 per share. The Sponsor agreed to forfeit up to 656,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. On February 24, 2021, the Company effected a stock dividend of 0.14 shares of Class B common stock, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares (up to 750,000 Founder Shares of which were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised), representing an adjusted purchase price of approximately $0.004 per share. The financial statements have been retroactively restated to reflect the stock dividend. The underwriters exercised the over-allotment option in full; thus, the Founder Shares are no longer subject to forfeiture.

The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination, on a one-for-one basis, subject to adjustments pursuant to certain anti-dilution rights, and the Founder Shares are subject to certain transfer restrictions.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Private Placement

As described in Note 1, Description of Organization and Business Operations, the Company sold Private Placement Warrants simultaneously with the closing of the Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Public Offering to be held in the Trust Account. If the initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Private Placement Warrants are not transferrable, assignable or salable until 30 days after the completion of the initial Business Combination.

The excess fair value over the proceeds received for the Private Placement Warrants was recorded as a loss in the accompanying statements of operations for the six months ended June 30, 2021 within “Change in fair value of derivative warrant liability.”

Related Party Loan

The Company’s Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Public Offering pursuant to a promissory note (the “Note”). This Note was non-interest bearing and payable on the earlier of May 31, 2021 or the completion of the Public Offering. The Company did not borrow any amount under the Note prior to the Public Offering.

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loan but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. These warrants would be identical to the Private Placement Warrants. To date, the Company has had no Working Capital Loans outstanding.

NOTE 7—INCOME TAXES

The Company’s provision for income taxes for the six months ended June 30, 2022 and 2021 is based on the estimated annual effective tax rate, in addition to discrete items. The Company’s effective tax rate was 0.59% and 0.00% for the three months ended June 30, 2022 and 2021, respectively, and 0.18% and 0.00% for the six months ended June 30, 2022 and 2021. The effective tax rate differs from the statutory tax rate of 21% for the three months and six months ended June 30, 2022 and 2021, due to changes in fair value in derivative warrant liabilities and the valuation allowance. As of June 30, 2022 and December 31, 2021, the Company has provided a valuation allowance against its net deferred tax assets that it believes, based on the weight of available evidence, are not more likely than not to be realized.

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 8—NET INCOME (LOSS) PER COMMON SHARE

The Company has two classes of shares, Class A common stock and Class B common stock. Net income (loss) per common share is computed by dividing net income (loss), on a pro rata basis, by the weighted average number of common shares outstanding for the period. Remeasurement associated with the redeemable Class A common stock is excluded from net income (loss) per common share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase 14,241,666 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As of June 30, 2022 and 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income per common share for the periods presented.

Reconciliation of Net Income (Loss) per Common Share

The following table reflects the calculation of basic and diluted net income per common share:

	Three Months Ended June 30, 2022		Three Months Ended June 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator
Allocation of net income	$1,229,246	$307,311	$1,976,030	$494,007

Denominator
Weighted-average shares outstanding	23,000,000	5,750,000	23,000,000	5,750,000
Basic and diluted net income per share	$0.05	$0.05	$0.09	$0.09

	Six Months Ended June 30, 2022		Six Months Ended June 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator
Allocation of net income	$3,985,069	$996,267	$800,058	$289,621

Denominator
Weighted-average shares outstanding	23,000,000	5,750,000	15,883,978	5,750,000
Basic and diluted net income per share	$0.17	$0.17	$0.05	$0.05

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9—COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement, dated February 23, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Public Offering, or $4,600,000, with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds payable upon the Company’s completion of an initial Business Combination. This Deferred Discount of $8,050,000 was recorded as deferred underwriting commissions on the balance sheets as of June 30, 2022 and December 31, 2021. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

Business Combination Agreement

On December 2, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Selina Holding Company, UK Societas (“Selina”) and Samba Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Selina (the “Business Combination”). At the closing of the Business Combination and the effective time (the “Effective Time”) of the Merger, the stockholders of the Company will receive certain of the ordinary shares of Selina (“Selina Ordinary Shares”), and Selina will list as a publicly traded company.

Consummation of the transactions contemplated by the Business Combination Agreement are subject to customary conditions of the respective parties, including receipt of approval from our stockholders and Selina’s shareholders for consummation of the transactions and certain other actions related thereto by our stockholders.

Subscription Agreement

Concurrently with and following the execution of the Business Combination Agreement, the Company, Selina and certain accredited investors (collectively, the “PIPE Investors”) entered into the Subscription Agreements, which provide for the purchase by the PIPE Investors at the effective time of the Merger (the “Effective Time”) of (i) 5,500,000 Selina Ordinary Shares at a price per share of $10.00, for an aggregate purchase price of $55,000,000 (the “PIPE Investment”), which price per share and aggregate purchase price

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

assumes that Selina has effected the Capital Restructuring prior to the Effective Time, and (ii) Bet on America Holdings LLC, an affiliate of our Sponsor in its capacity as one of the PIPE Investors, agreed to a conditional backstop obligation for an additional commitment to purchase up to an aggregate of 1,500,000 Selina Ordinary Shares at a price per share of $10.00 in the event that the cash proceeds condition in the Business Combination Agreement is not satisfied at the closing of the Business Combination. The closing of the PIPE Investment is conditioned upon the consummation of the Business Combination.

Vendor Agreements

On February 4, 2021, the Company entered into an agreement with a vendor for consulting services around IT infrastructure, media relations, and investor relations services. Under the agreement, the vendor receives $20,000 per month, pro-rated for any partial month, from the date of the announcement of the Business Combination until the closing date of the Business Combination. Upon completion of the Business Combination, the vendor will receive $250,000, which only becomes due and payable upon the consummation of a Business Combination.

On July 28, 2021, the Company entered into an advisory agreement for the proposed business combination with Selina. This advisory agreement is for the advisor’s role as a financial and capital markets advisor to the Company for the proposed business combination. The advisor is entitled a transaction fee amounting to $5,000,000 that is payable at the closing of the proposed business combination. This fee is contingent upon the successful closing of the proposed business combination; and as such, no amounts have been recorded within the Company’s financial statements as of December 31, 2021.

NOTE 10—SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions through the date these financial statements were issued. The Company determined there were no events, other than as described below, that required disclosure or recognition in these condensed financial statements.

Amended Business Combination Agreement

On July 1, 2022, the Company entered into an amendment to the Business Combination Agreement (the “Amended Business Combination agreement”), pursuant to which the parties agreed to (i) reduce the cash proceeds condition from $70.0 million to $55.0 million and (ii) extend the termination date from August 26, 2022 to October 25, 2022.

Amended Subscription Agreement

On July 1, 2022, the Company entered into an amendment to the Subscription Agreement, pursuant to which, the PIPE Investors funded to Selina its $10.0 million commitment under the Subscription Agreement and, in exchange for such pre-payment, Selina agreed to pay the PIPE Investors a pre-payment fee at the closing of the Business Combination in the form of 250,000 Selina ordinary shares. In the event the Business Combination does not close and the Amended Business Combination Agreement is terminated, then the pre-funded investment would be repayable to PIPE Investors within a period of six months from the date of termination and bear interest at a rate of 5% per annum. Additionally, the parties agreed to amend the definition of Eligible Investments therein to provide that the Conditional Backstop Obligation may be reduced in the event that a threshold amount of fees or expenses payable to certain financial and legal advisors are deferred, waived, reduced, offset or otherwise decreased prior to the consummation of the Business Combination. The amount of the reduction to the

BOA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Backstop Obligation, if any, will be calculated based upon the manner and in what amount such fees are deferred, waived, reduced, offset or otherwise decreased and the PIPE Investors will be required to pay the reduced amount to Selina by December 31, 2023.

Vendor Agreements

On July 21, 2022, the Company entered into an agreement with a vendor for services around the consultation and preparation in connection with the proxy solitation services for the proposed Business Combination. Under the agreement, the vendor will receive $30,000, plus associated disbursements, that is payable at the conclusion of the special meeting for shareholders of the Company to be held in connection with the Business Combination. This agreement may be terminated at any time.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Selina’s articles of association provide that, to the extent permitted by the U.K. Companies Act, the Selina may indemnify its directors against and every other officer of the company against all costs, charges, losses, expenses and liabilities incurred by such director or officer for any negligence, default, breach of duty or breach of trust or otherwise in relation to the business and affairs of Selina or any associated company. In addition, Selina maintains directors’ and officers’ insurance to insure such persons against certain liabilities.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold or granted by us since November 25, 2019. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Name of holder	Date of issuance	Number of securities	Consideration
Ordinary Shares
Saurabh Chawla	September 8, 2022	9,142	Nil
Steven O’Hayon	May 19, 2022	549	Nil
166 2nd LLC	September 13, 2021	172,800	$1,728.00
Steven O’Hayon	July 16, 2021	4,955	Nil
Fernando Elias Bigio	July 16, 2021	734	Nil
Tania Brathwaite	July 16, 2021	400	Nil
Adrian Caffarelli	July 16, 2021	55	Nil
Ori Cohen	July 16, 2021	7,998	Nil
Marcela Fernandez	July 16, 2021	635	Nil
Lior Fest	July 16, 2021	2,202	Nil
Megan Elizabeth Kennedy	July 16, 2021	459	Nil
Sonam Kohli	July 16, 2021	111	Nil
Flavia Lorenzetti	July 16, 2021	367	Nil
Joseph Mautner Yadin	July 16, 2021	358	Nil
Adi Shlush	July 16, 2021	100,000	$1,000.00
Lior Zach	July 16, 2021	11,421	$114.21
Silicon Valley Bank	September 30, 2020	25,429	Nil
Sir Ronald Cohen	September 28, 2020	91,359	$913.59

Item 8. Exhibits and Financial Statement Schedules

Exhibits

(a) Exhibits

			Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date

2.1	Business Combination Agreement, dated as of December 31, 2021, by and among Selina, BOA and Merger Sub (included as Annex A to the proxy statement/prospectus).		F-4/A	333-266715	2.1	September 30, 2022

2.2	Amendment No. 1 to the Business Combination Agreement, dated as of July 1, 2022, by and among Selina, BOA and Merger Sub.		F-4/A	333-266715	2.2	September 30, 2022

3.1	Articles of Association of Selina Hospitality PLC.		6-K	001-41543	99.1	November 3, 2022

4.1	Amended and Restated Warrant Agreement, dated as of October 27, 2022, by and among Selina, BOA and Computershare Inc. and its affiliate, Computershare Trust Company, N.A.		6-K	001-41543	99.2	November 3, 2022

4.2	Form of Warrant Certificate (included in Exhibit 4.1)		F-1	333-268587	4.2	November 30, 2022

4.3	Indenture, dated October 27, 2022, between Wilmington Trust, National Association and Selina Hospitality, PLC.		F-1	333-268587	4.3	November 30, 2022

4.4	Form of Convertible Note (included in Exhibit 4.3).		F-1	333-268587	4.4	November 30, 2022

4.3	Investors Rights Agreement, dated as of October 27, 2022, by and among Selina and the holders of Selina’s securities party thereto.		6-K	001-41543	99.3	November 3, 2022

4.4	Convertible Loan Note Instrument, dated March 25 ,2020, by and among Selina, Selina One and the parties therein, as amended.		F-4/A	333-266715	4.11	September 30, 2022

5.1	Opinion of Morgan, Lewis & Bockius UK LLP as to the validity of the Selina Ordinary Shares and Warrants to be issued.	X	—	—	—	—

5.2	Opinion of Morgan, Lewis & Bockius LLP as to the validity of the Selina Warrants to be issued.		F-1	333-268587	5.2	November 30, 2022

10.1	Investment Management Trust Agreement, dated as of February 23, 2021, by and between Continental and BOA.		8-K	001-40102	10.2	March 1, 2021

			Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date

10.2	Transaction Support Agreement, dated December 2, 2021, by and among Selina, BOA and 166 2nd LLC.		F-1	333-268587	10.2	November 30, 2022

10.3	Transaction Support Agreement, dated December 2, 2021, by and among Selina, BOA and AI Workstay Holdings LLC .		F-1	333-268587	10.3	November 30, 2022

10.4	Transaction Support Agreement, dated December 2, 2021, by and among Selina, BOA and Gomez Cayman SPV Limited.		F-1	333-268587	10.4	November 30, 2022

10.5	Transaction Support Agreement, dated December 2, 2021, by and among Selina, BOA and Dekel Development Holding, S.A.		F-1	333-268587	10.5	November 30, 2022

10.6	Transaction Support Agreement, dated December 2, 2021, by and among Selina, BOA and Fondo Grupo Wiese Internacional.		F-1	333-268587	10.6	November 30, 2022

10.7	Transaction Support Agreement, dated December 2, 2021, by and among Selina, BOA and Digital Nomad I, LLC.		F-1	333-268587	10.7	November 30, 2022

10.8	Sponsor Letter Agreement, dated as of December 1, 2021, by and among the Sponsor, BOA and Selina.		F-1	333-268587	10.8	November 30, 2022

10.9	Subscription Agreement, dated October 27, 2022, by and between Selina and the PIPE Investors / subscribers party thereto.		8-K	001-40102	10.2	December 2, 2021

10.10	Subscription Agreement, dated October 27, 2022, by and between Selina and the PIPE Investors / subscribers party thereto.		8-K	001-40102	10.3	December 2, 2021

10.11	Subscription Agreement, dated October 27, 2022, by and between Selina and the Bet on America Holdings LLC.		8-K	001-40102	10.4	December 2, 2021

10.12	First Amendment to Subscription Agreement, dated as of July 7, 2022, by and among Selina and Bet on America Holdings LLC.		8-K	001-40102	10.1	July 7, 2022

10.13	Side Letter, dated as of July 1, 2022, by and among BOA, Selina, UK Societas and Bet on America LLC.		8-K	001-40102	10.2	July 7, 2022

10.14†	Selina 2022 Omnibus Equity Incentive Plan.		F-1	333-268587	10.14	November 30, 2022

10.15†	Selina Employee Share Purchase Plan.		F-1	333-268587	10.15	November 30, 2022

			Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date

10.16†	Amended and Restated 2018 Global Equity Incentive Plan.		F-4/A	333-266715	10.17	September 30, 2022

10.17†	Selina Global Phantom Equity Incentive Plan.		F-4/A	333-266715	10.18	September 30, 2022

10.18†	Employment Agreement by and between Selina and Rafael Museri.		F-4/A	333-266715	10.22	September 30, 2022

10.19†	Employment Agreement by and between Selina and Daniel Rudasevski.		F-4/A	333-266715	10.23	September 30, 2022

21.1	List of subsidiaries of Selina.		F-4/A	333-266715	21.1	September 30, 2022

23.1	Consent of Baker Tilly US, LLP, independent registered public accounting firm for Selina.	X	—	—	—	—

23.2	Consent of Marcum LLP, independent registered accounting firm for BOA.	X	—	—	—	—

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).	X	—	—	—	—

24.1	Power of Attorney (included on signature page to the filing of this Registration Statement).		F-1	333-268587	(included on signature page)	November 30, 2022

107	Filing Fee Table	X	—	—	—	—

X	Filed herewith.
†	Indicates a management contract or compensatory plan.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on January 20, 2023.

Selina Hospitality PLC

By:	/s/ Rafael Museri
Name: Rafael Museri
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Rafael Museri Rafael Museri	Chief Executive Officer and Director (Principal Executive Officer)	January 20, 2023

/s/ Barbara Zubiria Barbara Zubiria	Chief Financial Officer (Principal Financial and Accounting Officer)	January 20, 2023

/s/ Catherine Dunleavy *	Director	January 20, 2023

/s/ Eric Foss *	Director	January 20, 2023

/s/ Eileen Moore *	Director	January 20, 2023

/s/ Daniel Rudasevski *	Director	January 20, 2023

/s/ Richard Stoddart *	Director	January 20, 2023

*By:	/s/ Rafael Museri
Name:	Rafael Museri
Title:	Attorney-in-Fact

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Selina Hospitality PLC, has signed this registration statement in, on the day of January 20, 2023.

Selina US Real Estate LLC

By:	/s/ Steven O’Hayon
Name:	Steven O’Hayon
Title:	Manager